As Filed with the Securities and Exchange Commission on November 22, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Alliance Holdings GP, L.P.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1221	03-0573898
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Alliance Holdings GP, L.P.

1717 South Boulder Avenue

Tulsa, Oklahoma 74119

(918) 295-1415

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Thomas L. Pearson

1717 South Boulder Avenue

Tulsa, Oklahoma 74119

(918) 295-1415

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David P. Oelman Vinson & Elkins L.L.P. 2300 First City Tower 1001 Fannin, Houston, Texas 77002 (713) 758-2222	Joshua Davidson Laura L. Tyson Baker Botts L.L.P. One Shell Plaza 910 Louisiana Street Houston, Texas 77002 (713) 229-1234

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this registration statement becomes effective.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of Securities to be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Units representing limited partner interests	$316,250,000(1)(2)	$37,222.63

(1)	Includes common units issuable upon exercise of the underwriters’ option to purchase additional common units.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated November 22, 2005.

PROSPECTUS

Alliance Holdings GP, L.P.

11,000,000 Common Units

Representing Limited Partner Interests

We are offering 11,000,000 common units, including 1,000,000 common units to Joseph W. Craft III, the president, chief executive officer and chairman of our general partner, or an entity controlled by him. This is an initial public offering of our common units. We expect the initial public offering price of these common units to be between $             and $             per common unit. We own a 1.98% general partner interest, the incentive distribution rights and approximately 42.7% of the common units of Alliance Resource Partners, L.P., or ARLP. ARLP is a publicly traded Delaware limited partnership engaged in the production and marketing of coal to major United States utilities and industrial users. Before this offering, there has been no public market for our common units. We intend to list our common units on the Nasdaq National Market under the symbol “AHGP.”

We will use substantially all of the net proceeds from this offering to make a cash distribution to our existing unitholders. Please read “Use of Proceeds.”

Investing in our common units involves risks. See “ Risk Factors” beginning on page 21.

These risks include the following:

•	Our cash flow will initially consist exclusively of distributions from ARLP, and therefore our cash flow is dependent upon the ability of ARLP to make distributions to its partners.

•	In the future, we may not have sufficient cash to pay distributions at our estimated initial quarterly distribution level or to increase distributions.

•	Our unitholders do not elect our general partner or vote on our general partner’s officers or directors. Following the completion of this offering, the management investors will own 80.8% of our common units, a sufficient number to make it difficult for our general partner to be removed.

•	You will experience immediate and substantial dilution of $20.59 per common unit.

•	Conflicts of interest exist and may arise among us, our general partner, ARLP and any existing or future affiliated entities.

•	If we or ARLP were to be become subject to entity-level taxation for federal or state tax purposes, then our cash available for distribution to you would be substantially reduced.

•	Even if you do not receive any cash distributions from us, you will be required to pay taxes on your share of our taxable income.

	Per Common Unit	Total
Initial public offering price	$	$
Underwriting discount(1)	$	$
Proceeds to us (before expenses)	$	$

(1)	Excludes structuring fees payable to Lehman Brothers Inc. of $ .

We have granted the underwriters a 30-day option to purchase up to an additional 1,650,000 common units on the same terms and conditions as set forth in this prospectus if the underwriters sell more than 11,000,000 common units in this offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Lehman Brothers, on behalf of the underwriters, expects to deliver the common units on or about                     , 2006.

LEHMAN BROTHERS

                    , 2006

We own and control Alliance Resource Management GP, LLC, the managing general partner of Alliance Resource Partners, L.P. (NASDAQ: ARLP), through which we will own certain general partner interests, the incentive distribution rights and 15,550,628 common units of Alliance Resource Partners, L.P.

i

ii

Appendix A	Amended and Restated Agreement of Limited Partnership of Alliance Holdings GP, L.P.	A-1
Appendix B	Glossary	B-1

You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized anyone to provide you with information different from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, offering to sell our common units or seeking offers to buy our common units in any jurisdiction where offers and sales are not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the common units offered hereby.

Through and including                     , 2006 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

iii

Prospectus Summary

This summary may not contain all of the information that is important to you. You should read this entire prospectus carefully, including the financial statements and notes to those statements, and the other documents to which we refer for a more complete understanding of this offering. Furthermore, you should carefully read “Summary of Risk Factors” and “Risk Factors” for more information about important factors that you should consider before making a decision to purchase common units in this offering.

Except as otherwise indicated, the information presented in this prospectus assumes that the underwriters do not exercise their option to purchase additional common units. All references in this prospectus to “we,” “us,” “Alliance Holdings GP” and “our” refer to Alliance Holdings GP, L.P. All references in this prospectus to “our general partner” refer to Alliance GP, LLC. All references in this prospectus to “Alliance Resource Partners” or “ARLP” refer to Alliance Resource Partners, L.P. and its wholly-owned subsidiaries and predecessors. All references in this prospectus to ARLP’s number of common units, cash distributions, earnings per unit or unit price give effect to ARLP’s two-for-one unit split on September 15, 2005. All references to our “partnership agreement” refer to the Amended and Restated Agreement of Limited Partnership of Alliance Holdings GP, L.P. to be adopted contemporaneously with the closing of this offering.

Alliance Holdings GP, L.P.

Our cash generating assets consist of our partnership interests in Alliance Resource Partners, L.P. (NASDAQ: ARLP), a publicly traded limited partnership engaged in the production and marketing of coal to major United States utilities and industrial users. Our aggregate partnership interests in ARLP will consist of the following:

•	a 1.98% general partner interest in ARLP, which we hold through our 100% ownership interest in Alliance Resource Management GP, LLC, ARLP’s managing general partner;

•	the incentive distribution rights in ARLP, which we hold through our 100% ownership interest in Alliance Resource Management GP, LLC; and

•	15,550,628 common units of ARLP, representing approximately 42.7% of the common units of ARLP.

Our incentive distribution rights in ARLP entitle us to receive an increasing percentage of the total cash distributions made by ARLP as it reaches certain target distribution levels. At ARLP’s current quarterly distribution rate of $0.4125 per unit, aggregate quarterly cash distributions to us on all our interests in ARLP are approximately $9.0 million, representing approximately 51% of the total cash distributed. Based on this distribution, we expect that our initial quarterly distribution will be $0.165 per unit, or $0.66 per unit on an annualized basis.

Our primary business objective is to increase our cash distributions to our unitholders by actively assisting ARLP in executing its business strategy. ARLP’s business strategy is to create sustainable, capital-efficient growth in distributable cash flow to maximize its distribution to its unitholders by, among other things: (1) expanding its operations by adding and developing mines and coal reserves in existing, adjacent or neighboring properties, (2) developing new mining complexes in locations with attractive market conditions, (3) continuing to make productivity improvements in order to be a safe, low-cost producer in each region in which it operates and (4) strengthening its position with existing and future customers by offering a broad range of coal qualities, transportation alternatives and customized services.

We intend to support ARLP in implementing its business strategy by assisting it in identifying, evaluating, and pursuing growth opportunities. In the future, we may also support the growth of ARLP through the use of our capital resources, which could involve loans or capital contributions to ARLP to provide funding for the acquisition of a business or asset or for an internal growth project. We may also provide ARLP with other forms of credit support, such as guarantees related to financing a project or other types of support related to a merger or acquisition transaction.

Although our primary business objective is to increase our cash distributions to our unitholders by assisting ARLP in executing its business strategy, we may separately pursue opportunities to acquire businesses or assets that may or may not be related to ARLP’s business in accordance with our Omnibus Agreement. For a description of our Omnibus Agreement, please read “—Summary of Conflicts of Interest and Fiduciary Duties” and “Conflicts of Interest and Fiduciary Duties.”

ARLP is required by its partnership agreement to distribute all of its cash on hand at the end of each quarter after establishing reserves to provide for the proper conduct of its business or to provide for future distributions. Historically, these reserves have represented a substantial portion of the cash ARLP generates from its operations and have been used in funding organic growth projects of ARLP. While maintaining these reserves, ARLP has successfully increased its distributions to its unitholders. On November 14, 2005, ARLP paid a quarterly distribution of $0.4125 per unit (or $1.65 per unit on an annualized basis) for the quarter ended September 30, 2005. ARLP has increased its quarterly distribution by 65.0% since its initial public offering in 1999 and has increased its quarterly distribution in five of the last eight quarters.

While we, like ARLP, are structured as a limited partnership, our capital structure and cash distribution policy differ materially from those of ARLP. Most notably, our general partner does not have an economic interest in us and is not entitled to receive any distributions from us and our capital structure does not include incentive distribution rights. Therefore all our distributions are made to our common unitholders.

Our ownership of ARLP’s incentive distribution rights entitle us to receive the following percentages of cash distributed by ARLP as the following target cash distribution levels are reached:

•	13.0% of all cash distributed in a quarter after $0.275 has been distributed in respect of each common unit of ARLP for that quarter;

•	23.0% of all cash distributed after $0.3125 has been distributed in respect of each common unit of ARLP for that quarter; and

•	48.0% of all cash distributed after $0.375 has been distributed in respect of each common unit of ARLP for that quarter.

Because the incentive distribution rights currently participate at the maximum 48% target cash distribution level, future growth in distributions we receive from ARLP will not result from an increase in the target cash distribution level associated with the incentive distribution rights.

The graph set forth below shows hypothetical cash distributions payable in respect of our partnership interests, including the incentive distribution rights in ARLP, across an illustrative range of annualized cash distributions per unit made by ARLP. This information is based upon:

•	ARLP’s 36,426,306 common units outstanding; and

•	our ownership of (1) a 1.98% general partner interest in ARLP, (2) the incentive distribution rights in ARLP and (3) 15,550,628 common units of ARLP.

The graph illustrates the impact to us of ARLP’s raising or lowering its per unit distribution from its most recent quarterly distribution of $0.4125 per unit, or $1.65 per unit on an annualized basis. This information is presented for illustrative purposes only, is not intended to be a prediction of future performance and does not attempt to illustrate the impact of changes in our or ARLP’s business, including changes that may result from changes in interest rates, changes in coal prices, changes in general economic conditions, the impact of any future acquisitions or expansion projects or the issuance of additional units.

Based upon ARLP’s current quarterly distribution, the number of our units outstanding and our anticipated expenses, we expect that our initial quarterly distribution will be $0.165 per unit, or $0.66 per unit on an annualized basis. The table below shows (1) the results of operations of ARLP for the three months ended September 30, 2005, (2) our cash distributions from ARLP for the three months ended September 30, 2005, and (3) our anticipated cash distributions to you.

Three Months Ended September 30, 2005
(in thousands, except per unit amounts)
Net income	$34,481
Depreciation, depletion and amortization	13,798
Interest expense	2,841
Income taxes	717

EBITDA(1)	51,837
Interest expense	(2,841)
Estimated maintenance capital expenditures(2)	(13,250)
Income tax expense	(717)

ARLP cash available for distribution before reserves	$35,029

ARLP actual cash distributions	$17,596

ARLP coverage ratio(3)	2.0x

Distributions on our partnership interests in ARLP:
Common units	$6,415
1.98% general partner interest	348
Incentive distribution rights	2,218

Total distributions to us	8,981
Estimated public company expenses	(375)

Our cash available for distribution	$8,606

Our anticipated cash distributions	$8,605

Our common units outstanding	52,150
Our anticipated distribution per unit	$0.165

(1)	We define EBITDA as net income before net interest expense, income taxes, depreciation, depletion and amortization and interest of affiliated and non-affliated non-controlling partners in consolidated partnership’s net income. Please read Note 4 to our “—Summary Historical and Pro Forma Financial and Operating Data” for an explanation of the term EBITDA and a reconciliation of EBITDA to net income, our most directly comparable financial measure calculated and presented in accordance with U.S. generally accepted accounting principles, or GAAP.
(2)	ARLP’s partnership agreement requires it to subtract an estimate of maintenance capital expenditures over the long-term, rather than actual maintenance capital expenditures incurred during the quarter, when calculating quarterly cash available for distribution, in order to reduce the significant fluctuations in cash available for distribution ARLP would experience if actual capital expenditures were deducted.
(3)	ARLP refers to the ratio of cash available for distribution before reserves to actual cash distributions as the “coverage ratio.”

As shown in the table above, ARLP’s managing general partner, which is owned by us, reserves a significant portion of ARLP’s cash from operations to fund organic growth projects and to ensure stability in distributions, which might otherwise be impacted by fluctuations in coal prices. ARLP’s coverage ratio for the most recent quarterly period was 2.0x, which we believe to be among the highest of publicly traded limited partnerships. Due to our ownership of ARLP’s incentive distribution rights, our cash flows are impacted by changes in ARLP’s distributions to a greater extent than those of ARLP’s common unitholders.

Please read “Our Cash Distribution Policy and Restrictions on Distributions.” ARLP’s cash distributions to us will vary depending on several factors, including ARLP’s total outstanding partnership interests on the record date for the distribution, the per unit distribution and our relative ownership of ARLP’s partnership interests. If ARLP increases distributions to its unitholders, including us, we would expect to increase distributions to our unitholders, although the timing and amount of such increased distributions, if any, will not necessarily be comparable to the timing and amount of the increase in distributions made by ARLP. In addition, the level of distributions we receive from ARLP may be affected by the various risks associated with the underlying business of ARLP. The level of distributions our unitholders receive from us will also be affected by the various risks associated with the underlying business of ARLP. Please read “Risk Factors.”

Our Structure

We were formed in November 2005 as a Delaware limited partnership. The chart on the following page depicts the organization and ownership of Alliance Holdings GP, L.P. and ARLP and its subsidiaries after giving effect to this offering, at which time:

•	our general partner will own a non-economic general partner interest in us;

•	our public unitholders will own 10,000,000 common units representing a 19.2% limited partner interest in us, and our pre-existing owners, who we refer to as the management investors in this prospectus, will own 42,150,000 common units representing an 80.8% limited partner interest in us;

•	we will continue to own 15,550,628 common units of ARLP representing approximately 42.7% of the common units of ARLP;

•	we will continue to own a 1.98% general partner interest in ARLP through our 100% ownership interest in Alliance Resource Management GP, LLC.; and

•	we will continue to own the incentive distribution rights in ARLP through our 100% ownership interest in Alliance Resource Management GP, LLC.

The ownership percentages reflected in the organization chart for ARLP on the following page represent the approximate ownership interests in ARLP on an individual basis and not, as elsewhere in this prospectus, on a combined basis with Alliance Resource Operating Partners, L.P.

Alliance Holdings GP, L.P.’s Ownership and

Organizational Chart

After This Offering

Public Common Unitholders	19.2%
Management Investors	80.8%

100.0%

Management Investors
42,150,000 AHGP Common Units
C-Holdings, LLC
(Entity owned by Joseph W. Craft III)
100% Interest
100% Interest
Alliance GP, LLC
(Our General Partner)
Alliance Resource Holdings II, Inc.
80.8% Limited Partner Interest
Non-Economic Interest
Public Unitholders
10,000,000 Common Units
100% Interest
19.2% Limited Partner Interest
Alliance Holdings GP, L.P.
(NASDAQ: AHGP)
15,550,628 ARLP Common Units
Alliance Resource Holdings, Inc.
100% Interest
100% Interest
Alliance Resource GP, LLC
(ARLP's Special General Partner)
Alliance Resource Management GP, LLC
(ARLP's Managing General Partner)
ARLP Incentive Distribution Rights
42.3% Limited Partner Interest
0.99% General Partner Interest
Public Unitholders
20,875,678 ARLP Common Units
0.01% General Partner Interest
56.7% Limited Partner Interest
Alliance Resource Partners, L.P.
(NASDAQ: ARLP)
1.0001% General Partner Interest
0.01% General Partner Interest
98.9899% Limited Partner Interest
Alliance Resource Operating Partners, L.P.
(ARLP's Intermediate Partnership)
0.001% Managing Interest
99.999% Non-Managing Interest
Alliance Coal, LLC
(ARLP's Operating Subsidiary)

The Offering

Common units offered by Alliance Holdings GP, L.P.

11,000,000 common units, including 1,000,000 common units offered to Joseph W. Craft III or an entity controlled by him, or 12,650,000 common units if the underwriters exercise their option to purchase additional common units in full.

Common units outstanding after this offering	52,150,000 common units.

Use of proceeds

We expect to receive approximately $244.3 million from the sale of our common units, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Substantially all of the proceeds from this offering will be distributed to entities owned by the management investors in exchange for our partnership interests in ARLP. Please read “Use of Proceeds.”

The net proceeds from any exercise of the underwriters’ option to purchase additional common units will be used to redeem an equal number of common units from the management investors. Please read “Security Ownership of Certain Beneficial Owners and Management” and “Selling Unitholders.”

Cash distributions

We expect to make an initial quarterly distribution of $0.165 per common unit to the extent we have sufficient cash from operations after establishment of cash reserves and payment of fees and expenses. Please read “Our Cash Distribution Policy and Restrictions on Distributions.” We do not have subordinated units and our general partner is not entitled to any distributions. Please read “Description of Our Units” and “Description of Our Partnership Agreement.”

We expect to pay you a prorated distribution for the first quarter during which we are a publicly traded partnership. Assuming that we become a publicly traded partnership after December 31, 2005 and before March 31, 2006, we will pay you a prorated distribution for the period from the first day our common units are publicly traded to and including March 31, 2006. We expect to pay this cash distribution in May 2006. However, we cannot assure you that we will declare or pay any distributions.

Limited call right

If at any time our affiliates own more than 85% of our outstanding common units, our general partner has the right, but not the obligation, to purchase all of the remaining common units at a price not less than the then current market price of the common units. At the completion of this offering, the management investors, including certain officers of our general partner, will own approximately 80.8% of our common units.

Limited voting rights

Our general partner will manage and operate us. Unlike the holders of common stock in a corporation, you will have only limited voting rights on matters affecting our business. You will have no right to elect our general partner or its officers or directors. Our general partner may not be removed except by a vote of the holders of at least 66 2/3% of the outstanding units, including units owned by our general partner and its affiliates, voting together as a single class. Upon completion of this offering, the management investors will own approximately 80.8% of our common units. This ownership level will enable our general partner and these affiliates to prevent our general partner’s involuntary removal. Please read “Description of Our Partnership Agreement—Withdrawal or Removal of Our General Partner.”

Estimated ratio of taxable income to distributions

We estimate that if you own the common units you purchase in this offering through the record date for distributions for the period ending                         , you will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be less than         % of the cash distributed with respect to that period. For example, if you receive an annual distribution of $0.66 per unit, we estimate that your average allocable federal taxable income per year will be no more than $            per unit. For the basis of this estimate, please read “Material Tax Consequences—Tax Consequences of Unit Ownership—Ratio of Taxable Income to Distributions.”

Exchange listing	We intend to list our common units for quotation on the Nasdaq National Market under the symbol “AHGP.”

Our Management

Our general partner, Alliance GP, LLC, will manage our operations and activities. Joseph W. Craft III indirectly owns 100% of our general partner. Three of the executive officers of ARLP’s managing general partner also serve as executive officers of our general partner. Some of the non-independent directors of our general partner also serve as directors of ARLP’s managing general partner. Please read “Management.” Our general partner will be entitled to reimbursement for all direct and indirect expenses incurred on our behalf.

Our Principal Executive Offices

Our principal executive offices are located at 1717 South Boulder Avenue, Tulsa, Oklahoma 74119, and our telephone number at that location is (918) 295-1415.

Alliance Resource Partners, L.P.

ARLP is a diversified producer and marketer of coal to major United States utilities and industrial users. ARLP began mining operations in 1971 and, since then, has grown through acquisitions and internal development to become what management believes to be the fifth largest coal producer in the eastern United States. ARLP completed its initial public offering in August 1999. At January 1, 2005, ARLP had approximately 512.0 million tons of proven and probable coal reserves in Illinois, Indiana, Kentucky, Maryland, Pennsylvania and West Virginia. In 2004, ARLP produced 20.4 million tons of coal and sold 20.8 million tons of coal. For the nine months ended September 30, 2005, ARLP produced 16.7 million tons of coal and sold 17.0 million tons of coal.

ARLP currently operates seven underground mining complexes in Illinois, Indiana, Kentucky and Maryland and one surface mining operation in Kentucky. ARLP is currently developing two additional underground mines, one in Kentucky and one in West Virginia. Its mining activities are conducted in three geographic regions commonly referred to in the coal industry as the Illinois Basin, Central Appalachia and Northern Appalachia regions. ARLP has grown historically, and expects to grow in the future, through expansion of its operations by adding and developing mines and coal reserves in existing, adjacent or neighboring properties. At ARLP’s Warrior Coal, LLC, or Warrior, mining complex located in the Illinois Basin region, ARLP hosts and operates a coal synfuel facility, supplies the facility with coal feedstock, assists with the marketing of coal synfuel and provides other services to the owner of the synfuel facility. In January 2005, ARLP entered into several agreements to provide similar services for a synfuel facility to be located at ARLP’s Gibson mining complex in the Illinois Basin region and in August 2005 entered into an agreement to provide coal feedstock to a synfuel facility located at the power plant of the primary customer of the Mettiki Coal LLC, or Mettiki, mine that is located in the Northern Appalachia region.

ARLP’s Business Strategy

ARLP’s business strategy is to create sustainable, capital-efficient growth in distributable cash flow to maximize its distributions to its unitholders by:

•	expanding its operations by adding and developing mines and coal reserves in existing, adjacent or neighboring properties;

•	developing new mining complexes in locations with attractive market conditions;

•	extending the lives of its mines through the development of currently undeveloped coal reserves using its existing infrastructure;

•	engaging in strategic acquisitions of mining operations and reserves;

•	continuing to make productivity improvements in order to be a safe, low-cost producer in each region in which it operates;

•	strengthening its position with existing and future customers by offering a broad range of coal qualities, transportation alternatives and customized services; and

•	developing strategic relationships to take advantage of opportunities created by the significant changes that have occurred in a number of industries, including the electric utility industry.

To date, ARLP has executed its growth strategy primarily by developing additional coal mines in its core areas of operations and by expanding the production capacity and scope of its existing mining operations. ARLP management believes this focus on organic opportunities provides the most capital-efficient means of achieving ARLP’s growth objectives due to: (1) the absence of an acquisition premium typically associated with a competitive bidding process involving multiple parties; and (2) the ability to realize cost savings and revenue enhancements by operating the newly developed mines in conjunction with the expansion of ARLP’s existing operations.

Together with this focus on organic growth, ARLP is continually evaluating potential strategic acquisitions of properties and businesses. ARLP has made and may continue to make acquisitions from unaffiliated third parties or from related parties, including its general partners and their affiliates, which are controlled by ARLP’s management. The price to be paid and other terms of any acquisitions ARLP makes from related parties will be approved by the conflicts committee of the board of directors of ARLP’s managing general partner.

ARLP’s Principal Executive Offices and Internet Address

ARLP’s executive offices are located at 1717 South Boulder Avenue, Tulsa, Oklahoma 74119, and its telephone number at that location is (918) 295-7600. ARLP maintains a website at www.arlp.com that provides information about its business and operations. Information contained on this website, however, is not incorporated into or otherwise a part of this prospectus. ARLP also files annual, quarterly and current reports and other information with the Securities and Exchange Commission, or Commission. ARLP’s Commission filings are available to the public at the Commission’s website at www.sec.gov. You may also read and copy any document ARLP files at the Commission’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Commission’s public reference room by calling the Commission at 1-800-SEC-0330.

Comparison of Rights of Holders of Our Common Units and ARLP’s Common Units

Our common units and ARLP’s common units are unlikely to trade in simple relation or proportion to one another. Instead, while the trading prices of our common units and ARLP’s common units are likely to follow generally similar broad trends, the trading prices may diverge because, among other things:

•	with respect to ARLP’s distributions, ARLP’s common unitholders have a priority over our incentive distribution rights in ARLP;

•	we participate in ARLP’s general partner’s distributions and the incentive distribution rights, and ARLP’s common unitholders do not; and

•	we may in the future enter into other businesses separate from ARLP or any of its affiliates.

The following table compares certain features of ARLP’s common units and our common units.

	ARLP’s Common Units	Our Common Units

Taxation of Entity and Entity Owners	ARLP is a flow-through entity that is not subject to an entity-level federal income tax.	Similarly, we are a flow-through entity that is not subject to an entity-level federal income tax.

	ARLP expects that holders of its common units will benefit for a period of time from tax basis adjustments and remedial allocations of deductions.	We also expect that holders of our common units will benefit for a period of time from tax basis adjustments and remedial allocations of deductions as a result of our ownership of common units of ARLP. However, incentive distribution rights do not benefit from such adjustments and allocations. Therefore, we expect the ratio of our taxable income to the distributions you will receive to be higher than the ratio of taxable income to the distributions received by the common unitholders of ARLP. Moreover, if ARLP is successful in increasing its distributable cash flow over time, we expect the ratio of our taxable income to distributions will increase.

	ARLP common unitholders will receive Schedule K-1s from ARLP reflecting the unitholders’ share of ARLP’s items of income, gain, loss and deduction at the end of each fiscal year.	Our common unitholders also will receive Schedule K-1s from us reflecting the unitholders’ share of our items of income, gain, loss and deduction at the end of each fiscal year.

Distributions and Incentive Distribution Rights

ARLP pays its limited partners and general partners quarterly distributions equal to the cash it receives from its operations, less certain reserves for expenses and other uses of cash. ARLP’s managing general partner owns the incentive distribution rights in ARLP.

We expect to pay our limited partners quarterly distributions equal to the cash we receive from ARLP, less certain reserves for expenses and other uses of cash. Our general partner is not entitled to any distributions.

Sources of Cash Flow	ARLP is our subsidiary and may engage in acquisition and development activities that expand its business and operations.	Our cash-generating assets consist of our partnership interests in ARLP, and we currently have no independent operations. Accordingly, our financial performance and our ability to pay cash distributions to our unitholders is currently completely dependent upon the performance of ARLP.

	ARLP’s Common Units	Our Common Units

Limitation on Issuance of Additional Units	ARLP may issue an unlimited number of additional partnership interests and other equity securities without obtaining unitholder approval.	Similarly, we may issue an unlimited number of additional partnership interests and other equity securities without obtaining unitholder approval.

Summary of Risk Factors

An investment in our units involves risks associated with us and ARLP as well as the tax characteristics associated with interests in publicly traded partnerships. You should consider carefully all the risk factors together with all of the other information included in this prospectus before you invest in our units. The risks related to an investment in us, conflicts of interest, ARLP’s business and tax consequences to our unitholders are described under the caption “Risk Factors.” These risks include, but are not limited to, those described below:

Risks Inherent in an Investment in Us

•	Our only assets are our partnership interests in ARLP, and therefore our operating cash flow initially will be completely dependent upon the ability of ARLP to make distributions to its partners.

•	In the future, we may not have sufficient cash to pay distributions at our estimated initial quarterly distribution level or to increase distributions.

•	Our unitholders do not elect our general partner or vote on our general partner’s officers or directors. Following the completion of this offering, the management investors will own 80.8% of our units, a sufficient number to block any attempt to remove our general partner.

•	You will experience immediate and substantial dilution of $20.59 per unit.

•	The market price of our common units could be adversely affected by sales of substantial amounts of our common units in the public markets, including sales by our existing unitholders.

•	The control of our general partner and the limited liability company that holds a majority of the incentive distribution rights in ARLP may be transferred to a third party without unitholder consent.

•	We are dependent on the leadership and involvement of Joseph W. Craft III and other key personnel for the success of our and ARLP’s business.

•	ARLP may issue additional ARLP units, which may increase the risk that ARLP will not have sufficient available cash to maintain or increase its per unit distribution level.

Risks Related to Conflicts of Interest

•	Although we control ARLP through our ownership of its managing general partner, ARLP’s managing general partner owes fiduciary duties to ARLP and ARLP’s unitholders, which may conflict with our interests.

•	If we are presented with certain business opportunities, ARLP will have the first right to pursue such opportunities.

•	Our partnership agreement limits our general partner’s fiduciary duties to us and our unitholders and restricts the remedies available to our unitholders for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty.

Risks Related to ARLP’s Business

•	A substantial or extended decline in coal prices could negatively impact ARLP’s results of operations.

•	A material amount of ARLP’s net income and cash flow is dependent on its continued ability to realize direct or indirect benefits from state and federal tax credits such as non-conventional source fuel tax credits. If the benefit to ARLP from any of these tax credits is materially reduced, it could negatively impact ARLP’s results of operations and reduce ARLP’s cash available for distribution.

•	From time to time conditions in the coal industry may make it more difficult for ARLP to extend existing or enter into new long-term contracts. This could affect the stability and profitability of ARLP’s operations.

•	ARLP depends on a few customers for a significant portion of its revenues, and the loss of one or more significant customers could impact ARLP’s ability to maintain the sales volume and price of the coal it produces.

•	ARLP’s profitability may decline due to unanticipated mine operating conditions and other factors that are not within its control.

•	A shortage of skilled labor may make it difficult for ARLP to maintain labor productivity and competitive costs and could adversely affect ARLP’s profitability.

•	Expansions of existing mines that ARLP has completed since its formation, as well as mine expansions that it may undertake in the future, involve a number of risks, any of which could cause ARLP not to realize the anticipated benefits.

•	The unavailability of an adequate supply of coal reserves that can be mined at competitive costs could cause ARLP’s profitability to decline.

•	The estimates of ARLP’s reserves may prove inaccurate, and unitholders should not place undue reliance on these estimates.

•	Mining in certain areas in which ARLP operates is more difficult and involves more regulatory constraints than mining in other areas of the United States, which could affect the mining operations and cost structures of these areas.

•	Unexpected increases in raw material costs could significantly impair ARLP’s operating profitability.

•	Cash distributions are not guaranteed and may fluctuate with ARLP’s performance. In addition, ARLP’s managing general partner’s discretion in establishing cash reserves may negatively impact our receipt of cash distributions.

Tax Risks to Our Unitholders

•	If we or ARLP were to become subject to entity-level taxation for federal or state tax purposes, then our cash available for distribution to you would be substantially reduced.

•	A successful IRS contest of the federal income tax positions we or ARLP take may adversely impact the market for our common units or ARLP’s common units, and the costs of any contest will reduce cash available for distribution to our unitholders.

•	Even if you do not receive any cash distributions from us, you will be required to pay taxes on your share of our taxable income.

Summary of Conflicts of Interest and Fiduciary Duties

Conflicts of interest exist and may arise in the future as a result of the relationships among us, ARLP and our and their respective general partners and affiliates. Similarly, our general partner is controlled by C-Holdings, LLC, which is wholly owned by Joseph W. Craft III, the president and chief executive officer of our general partner. Accordingly, Mr. Craft has the ability to elect, remove and replace the directors and officers of our general partner. Similarly, through his indirect control of the managing general partner of ARLP, Mr. Craft has the ability to elect, remove and replace the directors and officers of the general partner of ARLP.

Our general partner and its directors and officers have fiduciary duties to manage our business in a manner beneficial to us and our partners. At the same time, ARLP’s managing general partner and its directors and officers have fiduciary duties to manage ARLP’s business in a manner beneficial to ARLP and its partners, including us. Certain of the executive officers and non-independent directors of our general partner also serve as executive officers and directors of the managing general partner of ARLP. Consequently, these directors and officers may encounter situations in which their fiduciary obligations to ARLP, on the one hand, and us, on the other hand, are in conflict.

The board of directors of ARLP’s managing general partner or its conflicts committee will resolve any conflict between us and ARLP. The board of directors of our general partner or its conflicts committee will resolve any conflict between us and the owners of our general partner and their affiliates. The resolution of these conflicts may not always be in our best interest or that of our unitholders. For a more detailed description of the conflicts of interest involving us and the resolution of these conflicts, please read “Conflicts of Interest and Fiduciary Duties.”

Our partnership agreement limits the liability and reduces the fiduciary duties of our general partner to our unitholders. Our partnership agreement also restricts the remedies available to unitholders for actions that might otherwise constitute a breach of our general partner’s fiduciary duties owed to unitholders. By purchasing our units, you are treated as having consented to various actions contemplated in the partnership agreement and conflicts of interest that might otherwise constitute a breach of fiduciary or other duties under applicable state law. Please read “Conflicts of Interest and Fiduciary Duties—Fiduciary Duties” for a description of the fiduciary duties imposed on our general partner by Delaware law, the material modifications of these duties contained in our partnership agreement and certain legal rights and remedies available to unitholders.

For a description of our other relationships with our affiliates, please read “Certain Relationships and Related Party Transactions.”

Summary Historical and Pro Forma Financial and Operating Data

We were formed in November 2005 and therefore do not have any historical financial statements. Since we will own and control Alliance Resource Management GP, LLC, the managing general partner of ARLP, the historical financial statements presented below are of Alliance Resource Management GP, LLC on a consolidated basis, including ARLP. We refer to Alliance Resource Management GP, LLC as ARM GP throughout this prospectus.

The historical financial data of ARM GP were derived from its audited consolidated financial statements as of and for the years ended December 31, 2003 and 2004 and as of May 8, 2002 and December 31, 2002 and for the period from January 1, 2002 to May 8, 2002 and the period from May 9, 2002 to December 31, 2002 and from its unaudited condensed consolidated financial statements for the nine months ended September 30, 2004 and 2005. ARLP acquired Warrior Coal, LLC from ARH Warrior Holdings, Inc., a subsidiary of Alliance Resource Holdings, Inc., the owner of the special general partner of ARLP, in February 2003. Because the Warrior acquisition was between entities under common control, it is accounted for at historical cost in a manner similar to that used in a pooling of interests. Accordingly, the financial statements as of May 8, 2002 and December 31, 2002, and for the period from January 1, 2002 to May 8, 2002 and the period from May 9, 2002 to December 31, 2002 reflect the combined historical results of operations, financial position, and cash flows of ARLP and Warrior Coal, LLC. ARH Warrior Holdings, Inc. acquired the assets that comprise Warrior Coal, LLC on January 26, 2001.

Effective May 9, 2002, 74.1% of ARM GP’s members’ interests were acquired by an entity controlled by the management investors in a business combination using the purchase method of accounting. The purchase price was allocated to the assets acquired and the liabilities assumed based on their fair values. Accordingly, the financial data prior to May 9, 2002 are not necessarily comparable to the financial data subsequent to May 8, 2002.

ARM GP has not had any operating activities apart from those conducted by ARLP. ARM GP’s cash flows currently consist of distributions from ARLP on the partnership interests, including incentive distribution rights, that it owns. Accordingly, the summary historical consolidated financial data set forth in the table on the following page primarily reflect the operating activities and results of operations of ARLP.

The limited partner interests in ARLP not owned by ARM GP are reflected as a liability on the balance sheet and the non-controlling partners’ share of income from ARLP is reported as a deduction from income before non-controlling interest in determining net income (loss) for historical presentation purposes. For pro forma presentation purposes, the limited partner interests in ARLP owned by ARLP’s special general partner and its affiliates are reclassified from a liability on our balance sheet to equity and its share of ARLP’s income is included in our income.

Our summary unaudited pro forma financial information gives effect to the following transactions:

•	the sale of 11,000,000 common units in this offering and related use of proceeds;

•	the issuance of 20,414,162 of our common units to Alliance Resource GP, LLC, the special general partner of ARLP, in exchange for 15,310,622 ARLP common units; and

•	the issuance of 20,735,838 of our common units to Alliance Management Holdings, LLC and AMH II, LLC, the current members of ARM GP, in exchange for their interests in ARM GP and 240,006 ARLP common units.

The pro forma balance sheet data below as of September 30, 2005 are derived from the unaudited pro forma financial statements and assumes that the offering and the related transactions occurred as of September 30,

2005. The pro forma financial and operating data below for the year ended December 31, 2004 and the nine months ended September 30, 2005 are derived from our unaudited pro forma financial statements and assumes this offering and the related transactions occurred on January 1, 2004.

We derived the data in the following table from, and it should be read together with and is qualified in its entirety by reference to, the historical and pro forma consolidated financial statements and the accompanying notes included in this prospectus. The table should also be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Predecessor	Successor
	The Period January 1, 2002 to May 8, 2002	The Period May 9, 2002 to December 31, 2002	Year Ended December 31,		Nine Months Ended September 30,		Pro Forma
							Year Ended December 31, 2004	Nine Months Ended September 30, 2005
			2003	2004	2004	2005
	(audited)	(audited)	(audited)		(unaudited)		(unaudited)
	(in millions, except per ton data)
Statements of Income:
Sales and operating revenues
Coal sales	$162.3	$317.2	$501.6	$599.4	$440.2	$560.6	$599.4	$560.6
Transportation revenues	6.8	12.2	19.5	29.8	20.4	27.1	29.8	27.1
Other sales and operating revenues	6.3	14.1	21.6	24.1	18.0	23.7	24.1	23.7

Total revenues	175.4	343.5	542.7	653.3	478.6	611.4	653.3	611.4

Expenses:
Operating expenses	116.7	250.8	368.8	436.4	316.1	377.4	436.4	377.4
Transportation expenses	6.8	12.2	19.5	29.8	20.4	27.1	29.8	27.1
Outside purchases	4.0	6.1	8.5	9.9	4.3	11.0	9.9	11.0
General and administrative	7.4	12.9	28.3	45.4	34.3	29.1	46.9	30.2
Depreciation, depletion and amortization	18.3	34.1	52.5	53.7	39.8	40.8	53.7	40.8
Interest expense	5.8	10.6	16.0	15.0	11.3	9.7	15.0	9.7
Net gain from insurance settlement(1)	—	—	—	(15.2)	(15.2)	—	(15.2)	—

Total expenses	159.0	326.7	493.6	575.0	411.0	495.1	576.5	496.2

Income (loss) from operations	16.4	16.8	49.1	78.3	67.6	116.3	76.8	115.2
Other income (expense)	0.6	(0.1)	1.4	1.1	0.8	0.3	1.1	0.3

Income before income taxes and non-controlling interest	17.0	16.7	50.5	79.4	68.4	116.6	77.9	115.5
Income tax expense (benefit)	0.2	(1.3)	2.6	2.7	2.0	2.3	2.7	2.3

Income before non-controlling interest	16.8	18.0	47.9	76.7	66.4	114.3	75.2	113.2
Affiliate non-controlling interest in consolidated partnership’s net income	(8.3)	(9.7)	(21.1)	(31.8)	(27.9)	(45.8)	—	—
Non-affiliate non-controlling interest in consolidated partnership’s net income	(8.2)	(9.4)	(26.5)	(41.5)	(36.3)	(60.9)	(41.5)	(61.0)

Net income (loss)	$0.3	$(1.1)	$0.3	$3.4	$2.2	$7.6	$33.7	$52.2

Balance Sheet Data:
Working capital (deficit)	$7.6	$(15.7)	$16.4	$54.2	$45.1	$74.0		$74.0
Total assets	331.1	317.2	336.6	412.9	418.0	498.8		498.8
Long-term debt	216.3	195.0	180.0	162.0	162.0	144.0		144.0
Total liabilities	367.5	355.7	323.9	357.6	373.2	376.3		376.3
Total non-controlling interest	(51.8)	(45.9)	18.4	60.6	49.7	125.2		(55.5)
Members’ capital (deficiency in capital)	15.4	7.4	(5.8)	(5.3)	(4.9)	(2.7)		178.0

Other Operating Data:
Tons sold	6.2	12.2	19.5	20.8	15.4	17.0	20.8	17.0
Tons produced	7.0	11.0	19.2	20.4	15.2	16.7	20.4	16.7
Revenues per ton sold(2)	$27.19	$27.16	$26.83	$29.98	$29.75	$34.37	$29.98	$34.37
Cost per ton sold(3)	$20.66	$22.11	$20.80	$23.64	$23.03	$24.56	$23.72	$24.62

Other Financial Data:
Net cash provided by operating activities	$19.2	$82.3	$110.3	$145.2	$126.0	$151.6
Net cash used in investing activities	(21.2)	(35.7)	(77.8)	(77.6)	(29.1)	(78.9)
Net cash used in financing activities	(2.5)	(45.4)	(31.5)	(46.5)	(34.3)	(65.1)
EBITDA(4)	41.1	61.4	119.0	148.1	119.5	167.1	$146.6	$166.0
Maintenance capital expenditures(5)	10.4	18.6	30.0	31.6	27.3	38.6	31.6	38.6

(1)	Represents the net gain from the final settlement with ARLP’s insurance underwriters for claims relating to the Dotiki Fire Incident. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Dotiki Mine Fire Incident” for a description of the accounting treatment of expenses and insurance proceeds associated with the Dotiki Fire Incident.
(2)	Revenues per ton sold are based on the total of coal sales and other sales and operating revenues divided by tons sold.
(3)	Cost per ton sold is based on the total of operating expenses, outside purchases and general and administrative expenses divided by tons sold.

(4)	EBITDA is defined as net income before net interest expense, income taxes, depreciation, depletion and amortization and interests of affiliated and non-affiliated non-controlling partners in consolidated partnership’s net income. EBITDA is used as a supplemental financial measure by management and by external users of our and ARLP’s financial statements such as investors, commercial banks, research analysts and others, to assess:

•	the financial performance of our and ARLP’s assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of our and ARLP’s assets to generate cash sufficient to pay interest costs and support indebtedness;

•	our and ARLP’s operating performance and return on investment as compared to those of other companies in the coal energy sector, without regard to financing or capital structures; and

•	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

EBITDA should not be considered as an alternative to net income, income from operations, cash flows from operating activities or any other measure of financial performance presented in accordance with generally accepted accounting principles. EBITDA is not intended to represent cash flow and does not represent the measure of cash available for distribution. Our method of computing EBITDA may not be the same method used to compute similar measures reported by other companies, or EBITDA may be computed differently by us in different contexts (e.g. public reporting versus computation under financing agreements).

The following table presents a reconciliation of the non-GAAP financial measure of EBITDA to the GAAP financial measure of net income:

	Predecessor	Successor
							Pro Forma
	The Period January 1, 2002 to May 8, 2002	The Period May 9, 2002 to December 31, 2002	Year Ended December 31,		Nine Months Ended September 30,		Year Ended December 31, 2004	Nine Months Ended September 30, 2005
			2003	2004	2004	2005
	(in millions)
Net income (loss)	$0.3	$(1.1)	$0.3	$3.4	$2.2	$7.6	$33.7	$52.2
Add:
Depreciation, depletion and amortization	18.3	34.1	52.5	53.7	39.8	40.8	53.7	40.8
Interest expense	5.8	10.6	16.0	15.0	11.3	9.7	15.0	9.7
Income tax expense (benefit)	0.2	(1.3)	2.6	2.7	2.0	2.3	2.7	2.3
Interest of affiliated and non-affiliated non-controlling partners in consolidated partnership’s net income	16.5	19.1	47.6	73.3	64.2	106.7	41.5	61.0

EBITDA	$41.1	$61.4	$119.0	$148.1	$119.5	$167.1	$146.6	$166.0

(5)	ARLP’s maintenance capital expenditures, as defined under the terms of ARLP’s partnership agreement, are those capital expenditures required to maintain, over the long-term, the operating capacity of ARLP’s capital assets. Maintenance capital expenditures for ARLP’s predecessor reflect our historical designation of maintenance capital expenditures. Maintenance capital expenditures for the period from January 1, 2002 to May 8, 2002 and the period from May 9, 2002 to December 31, 2002 have not been restated to include the results of Warrior.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. These statements are based on our beliefs as well as assumptions made by, and information currently available to, us. When used in this document, the words “anticipate,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “may,” “project,” “will,” and similar expressions identify forward-looking statements. These statements reflect our current views with respect to future events and are subject to various risks, uncertainties and assumptions. Specific factors which could cause actual results to differ from those in the forward-looking statements include:

•	increased competition in coal markets and ARLP’s ability to respond to the competition;

•	fluctuations in coal prices, which could adversely affect ARLP’s operating results and cash flows;

•	risks associated with the expansion of ARLP’s operations and properties;

•	deregulation of the electric utility industry or the effects of any adverse change in the domestic coal industry, electric utility industry, or general economic conditions;

•	dependence on significant customer contracts, including renewing customer contracts upon expiration of existing contracts;

•	customer bankruptcies and/or cancellations or breaches of existing contracts;

•	customer delays or defaults in making payments;

•	fluctuations in coal demand, prices and availability due to labor and transportation costs and disruptions, equipment availability, governmental regulations and other factors;

•	ARLP’s productivity levels and margins that ARLP earns on its coal sales;

•	greater than expected increases in raw material costs;

•	greater than expected shortage of skilled labor;

•	any unanticipated increases in labor costs, adverse changes in work rules, or unexpected cash payments associated with post-mine reclamation and workers’ compensation claims;

•	any unanticipated increases in transportation costs and risk of transportation delays or interruptions;

•	greater than expected environmental regulation, costs and liabilities;

•	a variety of operational, geologic, permitting, labor and weather-related factors;

•	risks associated with major mine-related accidents, such as mine fires or other interruptions;

•	results of litigation;

•	difficulty maintaining ARLP’s surety bonds for mine reclamation as well as workers’ compensation and black lung benefits;

•	difficulty obtaining commercial property insurance, and risks associated with ARLP’s participation (excluding any applicable deductible) in ARLP’s commercial insurance property program; and

•	a loss or reduction of the direct or indirect benefit from certain state and federal tax credits, including non-conventional source fuel tax credits.

If one or more of these or other risks or uncertainties materialize, or should underlying assumptions prove incorrect, our actual results may differ materially from those described in any forward-looking statement. When considering forward-looking statements, you should also keep in mind the risk factors described in “Risk Factors” below. The risk factors could also cause our actual results to differ materially from those contained in any forward-looking statement. We disclaim any obligation to update the above list or to announce publicly the result of any revisions to any of the forward-looking statements to reflect future events or developments.

RISK FACTORS

Limited partner interests are inherently different from capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in a similar business. You should consider carefully the following risk factors together with all of the other information included in this prospectus in evaluating an investment in our common units.

The following risks could materially and adversely affect our business, financial condition or results of operations. In that case, we might not be able to pay the minimum quarterly distribution on our common units, the trading price of our common units could decline and you could lose all or part of your investment.

Risks Inherent in an Investment in Us

Our only assets are our partnership interests in ARLP and therefore our operating cash flow initially will be completely dependent upon the ability of ARLP to make distributions to its partners.

The amount of cash that ARLP can distribute to its partners, including us, each quarter principally depends upon the amount of cash it generates from its operations, which will fluctuate from quarter to quarter based on, among other things:

•	the amount of coal ARLP is able to produce from its properties;

•	the price at which ARLP is able to sell coal, which is affected by the supply of and demand for domestic and foreign coal;

•	the level of ARLP’s operating costs;

•	weather conditions;

•	the proximity to and capacity of transportation facilities;

•	domestic and foreign governmental regulations and taxes;

•	the price and availability of alternative fuels;

•	the effect of worldwide energy conservation measures; and

•	prevailing economic conditions.

In addition, the actual amount of cash that ARLP will have available for distribution will depend on other factors, including:

•	the level of capital expenditures it makes;

•	the sources of cash used to fund its acquisitions;

•	its debt service requirements and restrictions on distributions contained in its current or future debt agreements;

•	fluctuations in its working capital needs;

•	the ability of ARLP to borrow under its credit agreement to make distributions to its unitholders; and

•	the amount of cash reserves established by Alliance Resource Management GP, LLC for the proper conduct of ARLP’s business.

Because of these factors, ARLP may not have sufficient available cash each quarter to continue paying distributions at their current level or at all. Furthermore, the amount of cash that ARLP has available for distribution depends primarily upon its cash flow, including cash flow from financial reserves and working capital borrowings, and is not solely a function of profitability, which will be affected by non-cash items. As a result, ARLP may be able to make cash distributions during periods when it records losses and may be unable to make cash distributions during periods when it records net income. Please read “—Risks Related to Alliance Resource Partners’ Business” for a discussion of further risks affecting ARLP’s ability to generate distributable cash flow.

In the future, we may not have sufficient cash to pay distributions at our estimated initial quarterly distribution level or to increase distributions.

The source of our earnings and cash flow will initially consist exclusively of cash distributions from ARLP. Therefore, the amount of distributions we are able to make to our unitholders may fluctuate based on the level of distributions ARLP makes to its partners. We cannot assure you that ARLP will continue to make quarterly distributions at its current level or increase its quarterly distributions in the future. In addition, while we would expect to increase or decrease distributions to our unitholders if ARLP increases or decreases distributions to us, the timing and amount of such increased or decreased distributions, if any, will not necessarily be comparable to the timing and amount of the increase or decrease in distributions made by ARLP to us.

Our ability to distribute cash received from ARLP to our unitholders is limited by a number of factors, including:

•	interest expense and principal payments on our indebtedness;

•	restrictions on distributions contained in any current or future debt agreements;

•	our general and administrative expenses, including expenses we will incur as a result of being a public company;

•	expenses of our subsidiaries other than ARLP, including tax liabilities of our corporate subsidiaries, if any;

•	reserves necessary for us to make the necessary capital contributions to maintain our 1.98% general partner interest in ARLP as required by the partnership agreement of ARLP upon the issuance of additional partnership securities by ARLP; and

•	reserves our general partner believes prudent for us to maintain for the proper conduct of our business or to provide for future distributions.

We cannot guarantee that in the future we will be able to pay distributions or that any distributions we do make will be at or above our estimated initial quarterly distribution. The actual amount of cash that is available for distribution to our unitholders will depend on numerous factors, many of which are beyond our control or the control of our general partner. Our estimated cash available to pay distributions for the twelve months ending December 31, 2006 approximately equals the amount of cash we need to pay our expected distribution of $0.66 per unit annually. Therefore, a reduction in the amount of cash distributed by ARLP per unit or on the incentive distribution rights, or an increase in our expenses may result in our not being able to pay the expected distribution of $0.66 per unit. We do not have any subordinated units, which would have their distributions reduced before distributions to the common units are reduced.

ARLP’s general partner, with our consent, may limit or modify the incentive distributions we are entitled to receive in order to facilitate ARLP’s growth strategy. Our general partner’s board of directors can give this consent without a vote of our unitholders.

We own ARLP’s managing general partner, which owns the incentive distribution rights in ARLP that entitle us to receive increasing percentages, up to a maximum of 48% of any cash distributed to ARLP as certain target distribution levels are reached in excess of $0.275 per ARLP unit in any quarter. A substantial portion of the cash flow we receive from ARLP is provided by these incentive distribution rights. ARLP’s board of directors may reduce the incentive distribution rights payable to us with our consent, which we may provide without the approval of our unitholders.

A reduction in ARLP’s distributions will disproportionately affect the amount of cash distributions to which we are currently entitled.

Our ownership of the incentive distribution rights in ARLP, through our ownership of equity interests in Alliance Resource Management GP, LLC, the holder of the incentive distribution rights, entitles us to receive our pro rata share of specified percentages of total cash distributions made by ARLP with respect to any particular quarter only in the event that ARLP distributes more than $0.275 per unit for such quarter. As a result, the holders of ARLP’s common units have a priority over the holders of ARLP’s incentive distribution rights to the extent of cash distributions by ARLP up to and including $0.275 per unit for any quarter.

Our incentive distribution rights entitle us to receive increasing percentages, up to 48%, of all cash distributed by ARLP. Because the incentive distribution rights currently participate at the maximum 48% target cash distribution level in all distributions made by ARLP above the current distribution level, future growth in distributions we receive from ARLP will not result from an increase in the target cash distribution level associated with the incentive distribution rights.

Furthermore, a decrease in the amount of distributions by ARLP to less than $0.375 per common unit per quarter would reduce Alliance Resource Management GP LLC’s percentage of the incremental cash distributions above $0.3125 per common unit per quarter from 48% to 23%. As a result, any such reduction in quarterly cash distributions from ARLP would have the effect of disproportionately reducing the amount of all distributions that we receive from ARLP based on our ownership interest in the incentive distribution rights in ARLP as compared to cash distributions we receive from ARLP on our 1.98% general partner interest in ARLP and our ARLP common units.

We anticipate we will enter into a credit facility at the closing of this offering, and restrictions in our credit facility could limit our ability to make distributions to our unitholders, borrow additional funds or capitalize on business opportunities.

We anticipate we will enter into a credit facility at the closing of this offering that will contain various operating and financial restrictions and covenants. Our ability to comply with these restrictions and covenants may be affected by events beyond our control, including prevailing economic, financial and industry conditions. If we are unable to comply with these restrictions and covenants, a significant portion of any future indebtedness under this proposed credit facility may become immediately due and payable, and our lenders’ commitment to make further loans to us under this proposed credit facility may terminate. We might not have, or be able to obtain, sufficient funds to make these accelerated payments. In addition, our obligations under our proposed credit facility may be secured by substantially all of our assets, and if we are unable to repay any future indebtedness under this proposed credit facility, the lenders could seek to foreclose on such assets.

Our payment of principal and interest on any future indebtedness will reduce our cash available for distribution on our units. We anticipate that any credit facility will limit our ability to pay distributions to our unitholders during an event of default or if an event of default would result from the distribution.

In addition, any future levels of indebtedness may:

•	adversely affect our ability to obtain additional financing for future operations or capital needs;

•	limit our ability to pursue acquisitions and other business opportunities; or

•	make our results of operations more susceptible to adverse economic or operating conditions.

Various limitations in our proposed credit facility and any future financing agreements may reduce our ability to incur additional indebtedness, to engage in some transactions or to capitalize on business opportunities.

For more information regarding our credit facility, please read “Management’s Discussion and Analysis of Financial Conditions and Results of Operations—Debt Obligations—Alliance Holdings GP, L.P.”

Our unitholders do not elect our general partner or vote on our general partner’s officers or directors. Following the completion of this offering, the management investors will own 80.8% of our units, a sufficient number to block any attempt to remove our general partner.

Unlike the holders of common stock in a corporation, our unitholders have only limited voting rights on matters affecting our business and, therefore, limited ability to influence management’s decisions regarding our business. Our unitholders do not have the ability to elect our general partner or the officers or directors of our general partner. The board of directors of our general partner, including our independent directors, is chosen by the members of our general partner.

Furthermore, if our unitholders are dissatisfied with the performance of our general partner, they will have little ability to remove our general partner. Our general partner may not be removed except upon the vote of the holders of at least 66 2/3% of our outstanding units. Because the management investors own 42,150,000 of our outstanding units, it will be particularly difficult for our general partner to be removed without the consent of such affiliates. As a result, the price at which our units will trade may be lower because of the absence or reduction of a takeover premium in the trading price.

You will experience immediate and substantial dilution of $20.59 per unit.

The assumed initial public offering price of $24.00 per unit exceeds our pro forma net tangible book value of $3.41 per unit after the offering. You will incur immediate and substantial dilution of $20.59 per unit. This dilution results primarily because the assets contributed by our owners are recorded at their historical cost in accordance with GAAP and not at their fair value. Please read “Dilution.”

We may issue an unlimited number of limited partner interests without the consent of our unitholders, which will dilute your ownership interest in us and may increase the risk that we will not have sufficient available cash to maintain or increase our per unit distribution level.

At any time we may issue an unlimited number of limited partner interests of any type without the approval of our unitholders on terms and conditions established by our general partner. The issuance by us of additional common units or other equity securities of equal or senior rank will have the following effects:

•	our unitholders’ proportionate ownership interest in us will decrease;

•	the amount of cash available for distribution on each unit may decrease;

•	the relative voting strength of each previously outstanding unit may be diminished;

•	the ratio of taxable income to distributions may increase; and

•	the market price of the common units may decline.

Please read “Description of Our Partnership Agreement—Issuance of Additional Securities.”

The market price of our common units could be adversely affected by sales of substantial amounts of our common units in the public markets, including sales by our existing unitholders.

Sales by any of our existing unitholders of a substantial number of our common units in the public markets following this offering, including for example, as a result of charitable donations, in accordance with a 10b(5)-1 plans or following the vesting of units pursuant to an equity incentive plan using our common units, or the perception that such sales might occur, could have a material adverse effect on the price of our common units or could impair our ability to obtain capital through an offering of equity securities. We do not know whether any such sales would be made in the public market or in private placements, nor do we know what impact such potential or actual sales would have on our unit price in the future. Please read “Units Eligible for Future Sale.”

The control of our general partner and the limited liability company that holds a majority of the incentive distribution rights in ARLP may be transferred to a third party without unitholder consent.

Our general partner may transfer its general partner interest in us to a third party in a merger or in a sale of its equity securities without the consent of our unitholders. Furthermore, there is no restriction in the partnership agreement on the ability of the members of our general partner to sell or transfer all or part of their ownership interest in our general partner to a third party. The new owner or owners of our general partner would then be in a position to replace the directors and officers of our general partner and control the decisions made and actions taken by the board of directors and officers.

In addition, the owners of our general partner control the limited partnership that holds a majority of the incentive distribution rights in ARLP. This limited partnership can likewise be transferred to a third party without unitholder consent.

Our ability to sell our partnership interests in ARLP may be limited by securities law restrictions and liquidity constraints.

Of the 15,550,628 common units of ARLP that we own, 6,422,531 common units are unregistered, restricted securities within the meaning of Rule 144 under the Securities Act of 1933. Unless we exercise our registration rights with respect to these common units, we are limited to selling into the market in any three-month period an amount of ARLP common units that does not exceed the greater of 1% of the total number of common units outstanding or the average weekly reported trading volume of the common units for the four calendar weeks prior to the sale. We face contractual limitations on our ability to sell our general partner interest and incentive distribution rights and the market for such interests is illiquid.

We depend on the leadership and involvement of Joseph W. Craft III and other key personnel for the success of our and ARLP’s business.

We depend on the leadership and involvement of Joseph W. Craft III, our President and Chief Executive Officer. Mr. Craft has been integral to the success of ARLP and Alliance Holdings GP, L.P. due in part to his ability to identify and develop internal growth projects and accretive acquisitions, make strategic decisions and attract and retain key personnel. The loss of his leadership and involvement or the services of any members of our or ARLP’s senior management team could have a material adverse effect on the business, financial condition and results of operations of us and ARLP.

Several key personnel, including Messrs. Joseph W. Craft III, Thomas L. Pearson, Charles R. Wesley, Gary J. Rathburn and Thomas M. Wynne, will be receiving substantial amounts of the proceeds of this offering. As a result of these cash payments, there is an increased risk that some or all of these key personnel will retire or resign following this offering.

Your liability as a limited partner may not be limited, and our unitholders may have to repay distributions or make additional contributions to us under certain circumstances.

As a limited partner in a partnership organized under Delaware law, you could be held liable for our obligations to the same extent as a general partner if you participate in the “control” of our business. Our general partner generally has unlimited liability for the obligations of the partnership, except for those contractual obligations of the partnership that are expressly made without recourse to our general partner. Additionally, the limitations on the liability of holders of limited partner interests for the obligations of a limited partnership have not been clearly established in many jurisdictions. Please read “Description of Our Partnership Agreement—Limited Liability.”

Under certain circumstances, our unitholders may have to repay amounts wrongfully distributed to them. Under Section 17-607 of the Delaware Revised Uniform Limited Partnership Act, neither we nor ARLP may make a distribution to our unitholders if the distribution would cause our or ARLP’s respective liabilities to exceed the fair value of our respective assets. Delaware law provides that for a period of three years from the date of the impermissible distribution, partners who received the distribution and who knew at the time of the distribution that it violated Delaware law will be liable to the partnership for the distribution amount. Liabilities to partners on account of their partnership interest and liabilities that are non-recourse to the partnership are not counted for purposes of determining whether a distribution is permitted.

An increase in interest rates may cause the market price of our common units to decline.

Like all equity investments, an investment in our common units is subject to certain risks. In exchange for accepting these risks, investors may expect to receive a higher rate of return than would otherwise be obtainable from lower-risk investments. Accordingly, as interest rates rise, the ability of investors to obtain higher risk-adjusted rates of return by purchasing government-backed debt securities may cause a corresponding decline in demand for riskier investments generally, including yield-based equity investments such as publicly traded limited partnership interests. Reduced demand for our common units resulting from investors seeking other more favorable investment opportunities may cause the trading price of our common units to decline.

If in the future we cease to manage and control ARLP, we may be deemed to be an investment company under the Investment Company Act of 1940.

If we cease to manage and control ARLP and are deemed to be an investment company under the Investment Company Act of 1940 because of our ownership of ARLP partnership interests, we would either have to register as an investment company under the Investment Company Act, obtain exemptive relief from the Commission or modify our organizational structure or our contract rights to fall outside the definition of an investment company. Registering as an investment company could, among other things, materially limit our ability to engage in transactions with affiliates, including the purchase and sale of certain securities or other property to or from our affiliates, restrict our ability to borrow funds or engage in other transactions involving leverage and require us to add additional directors who are independent of us or our affiliates.

The price of our common units may be volatile, and a trading market that will provide you with adequate liquidity may not develop.

Prior to this offering there has been no public market for our common units. An active market for our common units may not develop or may not be sustained after this offering. The initial public offering price of our common units will be determined by negotiations between us and the underwriters, based on several factors that we discuss in the “Underwriting” section of this prospectus. This price may not be indicative of the market price for our common units after this initial public offering. The market price of our common units could be subject to significant fluctuations after this offering, and may decline below the initial public offering price. You may be unable to resell your common units at or above the initial public offering price. The following factors could affect our common unit price:

•	ARLP’s operating and financial performance and prospects;

•	quarterly variations in the rate of growth of our financial indicators, such as distributable cash flow per unit, net income and revenues;

•	changes in revenue or earnings estimates or publication of research reports by analysts;

•	speculation by the press or investment community;

•	sales of our common units by our unitholders;

•	announcements by ARLP or its competitors of significant contracts, acquisitions, strategic partnerships, joint ventures, securities offerings or capital commitments;

•	general market conditions; and

•	domestic and international economic, legal and regulatory factors related to ARLP’s performance.

The equity markets in general have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common units. In addition, potential investors may be deterred from investing in our common units for various reasons, including the very limited number of publicly traded entities whose assets consist almost exclusively of partnership interests in a publicly traded partnership. The lack of liquidity may also contribute to significant fluctuations in the market price of our common units and limit the number of investors who are able to buy our common units.

Our common units and ARLP’s common units may not trade in simple relation or proportion to one another. Instead, while the trading prices of our common units and ARLP’s common units are likely to follow generally similar broad trends, the trading prices may diverge because, among other things:

•	ARLP’s cash distributions to its common unitholders have a priority over distributions on its incentive distribution rights;

•	we participate in the distributions on ARLP’s managing general partners general partner interest in ARLP and the incentive distribution rights in ARLP while ARLP’s common unitholders do not; and

•	we may enter into other businesses separate and apart from ARLP or any of its affiliates.

We will incur increased costs as a result of being a public company, including costs related to compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

Prior to this offering, we have been a private company and have not filed reports with the Commission. Following this offering, we will become subject to the public reporting requirements of the Securities Exchange Act of 1934, as amended. Although we produce our financial statements in accordance with GAAP, our internal accounting controls may not currently meet all standards applicable to companies with publicly traded securities. For example, as we become subject to the requirements of Section 404 of Sarbanes-Oxley for the fiscal year ended December 31, 2006, our auditors may identify material weaknesses or deficiencies in the operational effectiveness of our internal controls and procedures and may advise us that these material weaknesses or deficiencies could collectively constitute a significant deficiency that may rise to the level of a reportable condition under Section 404. Similarly, ARLP is subject to Section 404 with the filing of its annual reports on Form 10-K, and its auditors may identify significant deficiencies in its internal controls and procedures. In addition, the amount of cash distributions from ARLP that will be available for distribution to our unitholders will be reduced by the costs associated with our becoming a public company.

In 2005, a material weakness was identified and included in ARLP’s internal controls and procedures, and our auditors may identify significant deficiencies in our internal controls and procedures.

In August 2005, ARLP identified adjustments that were required to be recorded in prior periods relating to the (a) computation of basic and diluted earnings per limited partner and (b) presentation of the disclosures required by SFAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure, an Amendment of FASB Statement No. 123 that pertains to the accounting treatment for our Long Term Incentive Plan. Descriptions of these adjustments follow:

•	ARLP determined that, in periods in which aggregate net income exceeds aggregate distributions, it is required to present net income per limited partner unit as if all the earnings for the period were distributed, regardless of the pro forma nature of the allocation or whether the earnings would or could actually have been distributed during the period. This requirement reflects a consensus reached by the FASB in EITF No. 03-6, and addresses the computation of earnings per share by entities that have issued securities other than common stock that contractually entitle the holder to participate in dividends and earnings of the entity when, and if, it declares dividends on its common stock.

•	SFAS No. 148 amends the disclosure requirement of SFAS No. 123 to require more prominent disclosures in both annual and interim financial statements regarding the method of accounting for stock-based employee compensation and the effect of the method used on reported results. ARLP’s previous disclosure provided pro forma information assuming compensation expense for the non-vested restricted units granted would be different under the intrinsic method and the provisions of SFAS No. 123.

After ARLP’s management’s initial review of its accounting under EITF No. 03-6 and SFAS No. 148, on August 13, 2005, ARLP’s management recommended to its audit committee of the board of directors of ARM GP that, upon completion of its analysis of the impact of the items described above, ARLP’s previously filed financial statements be restated to reflect the correction of these items. The audit committee agreed with this recommendation. On August 15, 2005, upon completion of its analysis, the board of directors of ARM GP approved ARLP’s restated financial statements that were included in Amendment No. 1 to each of its Form 10-K for the year ended December 31, 2004 and Form 10-Q for the quarter ended March 31, 2005, each of which was filed with the SEC on August 15, 2005.

In connection with the restatement of previous filings, ARLP’s management reevaluated ARLP’s disclosure controls and procedures. ARLP’s management concluded that the restatement of ARLP’s financial statements to correctly apply EITF No. 03-6 and SFAS No. 148, constituted a material weakness in ARLP’s internal control over financial reporting. Solely as a result of this material weakness, ARLP’s chief executive officer and chief financial officer concluded that ARLP’s disclosure controls and procedures were not effective as of September 30, 2005.

During August 2005, ARLP’s management performed an extensive review of ARLP’s accounting under EITF No. 03-6 and SFAS No. 148 in an effort to ensure that the restated financial statements reflect all necessary adjustments. ARLP’s management had initially designed, and is continuing to evaluate, new internal control procedures to remediate these issues and to ensure future compliance with accounting pronouncements. The new internal control procedures will include (a) increasing the number of personnel responsible for financial reporting, (b) renewing the emphasis on the review of recent accounting pronouncements and (c) providing financial reporting personnel with additional research tools, including subscribing to a service that specializes in providing alerts and information concerning developments in accounting pronouncements. These new procedures will be implemented during the fourth quarter of 2005 with corresponding management testing of their effectiveness as of December 31, 2005. ARLP’s management believes these steps will remediate this material weakness relating to ARLP’s compliance with accounting standards; however, ARLP’s management cannot confirm the effectiveness of internal controls with respect to our application of accounting standards until we have conducted sufficient testing. Accordingly, ARLP’s management will continue to monitor vigorously the effectiveness of these processes, procedures and controls and will make any further changes management deems appropriate.

Our partnership agreement restricts the rights of unitholders owning 20% or more of our units.

Our unitholders’ voting rights are restricted by the provision in our partnership agreement generally providing that any units held by a person that owns 20% or more of any class of units then outstanding, other than our general partner, its affiliates, their transferees and persons who acquired such units with the prior approval of the board of directors of the general partner, cannot be voted on any matter. In addition, our partnership agreement contains provisions limiting the ability of our unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting our unitholders’ ability to influence the manner or direction of our management. As a result, the price at which our common units will trade may be lower because of the absence or reduction of a takeover premium in the trading price.

ARLP may issue additional units, which may increase the risk that ARLP will not have sufficient available cash to maintain or increase its per unit distribution level.

ARLP has wide latitude to issue additional units on terms and conditions established by its general partner, including units that rank senior to the ARLP common units and the incentive distribution rights as to quarterly cash distributions. The payment of distributions on those additional units may increase the risk that ARLP may not have sufficient cash available to maintain or increase its per unit distribution level, which in turn may impact the available cash that we have to distribute to our unitholders. To the extent these units are senior to the common units or the incentive distribution rights, there is an increased risk that we will not receive the same level or increased distributions on the common units and incentive distribution rights. Neither the common units nor the incentive distribution rights are entitled to any arrearages from prior quarters.

Risks Related to Conflicts of Interest

Conflicts of interest exist and may arise in the future among us, ARLP and our respective general partners and affiliates. Future conflicts of interest may arise among us and the entities affiliated with any general partner interests we acquire or among ARLP and such entities. For a further discussion of conflicts of interest that may arise, please read “Conflicts of Interest and Fiduciary Duties” and “Certain Relationships and Related Party Transactions—Shared Services Agreement.”

Although we control ARLP through our ownership of its managing general partner, ARLP’s managing general partner owes fiduciary duties to ARLP and ARLP’s unitholders, which may conflict with our interests.

Conflicts of interest exist and may arise in the future as a result of the relationships between us and our affiliates, including Alliance Resource Management GP, LLC, ARLP’s managing general partner, on the one hand, and ARLP and its limited partners, on the other hand. The directors and officers of ARLP’s managing general partner have fiduciary duties to manage ARLP in a manner beneficial to us, its owner. At the same time, ARLP’s managing general partner has a fiduciary duty to manage ARLP in a manner beneficial to ARLP and its limited partners. The board of directors of ARLP’s managing general partner will resolve any such conflict and has broad latitude to consider the interests of all parties to the conflict. The resolution of these conflicts may not always be in our best interest or that of our unitholders.

For example, conflicts of interest may arise in the following situations:

•	the allocation of shared overhead expenses to ARLP and us;

•	the interpretation and enforcement of contractual obligations between us and our affiliates, on the one hand, and ARLP, on the other hand;

•	the determination and timing of the amount of cash to be distributed to ARLP’s partners and the amount of cash to be reserved for the future conduct of ARLP’s business;

•	the decision as to whether ARLP should make acquisitions, and on what terms;

•	the determination of whether ARLP should use cash on hand, borrow or issue equity to raise cash to finance acquisition or expansion capital projects, repay indebtedness, meet working capital needs, pay distributions to ARLP’s partners or otherwise; and

•	any decision we make in the future to engage in business activities independent of, or in competition with, ARLP.

The fiduciary duties of our general partner’s officers and directors may conflict with those of ARLP’s general partner’s officers and directors.

Our general partner’s officers and directors have fiduciary duties to manage our business in a manner beneficial to us and our partners. However, all of our general partner’s executive officers and non-independent directors also serve as executive officers and directors of ARLP’s managing general partner, and, as a result, have fiduciary duties to manage the business of ARLP in a manner beneficial to ARLP and its partners. Consequently, these directors and officers may encounter situations in which their fiduciary obligations to ARLP, on one hand, and us, on the other hand, are in conflict. The resolution of these conflicts may not always be in our best interest or that of our unitholders. For a more detailed description of the conflicts of interest involving our general partner, please read “Conflicts of Interest and Fiduciary Duties.”

If we are presented with certain business opportunities, ARLP will have the first right to pursue such opportunities.

Pursuant to the omnibus agreement to be entered into in connection with the closing of this offering, we will agree to certain business opportunity arrangements to address potential conflicts that may arise between us and ARLP. If a business opportunity in respect of any coal mining, marketing and transportation assets is presented to us, our general partner or ARLP or its general partners, then ARLP will have the first right to acquire such assets. The omnibus agreement will provide, among other things, that ARLP will be presumed to desire to acquire the assets until such time as it advises us that it has abandoned the pursuit of such business opportunity, and we may not pursue the acquisition of such assets prior to that time. Please read “Certain Relationships and Related Party Transactions—Omnibus Agreement” and “Conflicts of Interest and Fiduciary Duties.”

ARLP and affiliates of our general partner are not limited in their ability to compete with us, which could cause conflicts of interest and limit our ability to acquire additional assets or businesses which in turn could adversely affect our results of operations and cash available for distribution to our unitholders.

Neither our partnership agreement nor the omnibus agreement between us, ARLP, ARM GP and Alliance GP, LLC will prohibit ARLP or affiliates of our general partner from owning assets or engaging in businesses that compete directly or indirectly with us or one another. In addition, ARLP and its affiliates or affiliates of our general partner, may acquire, construct or dispose of additional assets related to the mining, marketing and transportation of coal or other assets in the future, without any obligation to offer us the opportunity to purchase or construct any of those assets. As a result, competition among these entities could adversely impact ARLP’s or our results of operations and cash available for distribution. Please read “Conflicts of Interest and Fiduciary Duties.”

Potential conflicts of interest may arise among our general partner, its affiliates and us. Our general partner and its affiliates have limited fiduciary duties to us and our unitholders, which may permit them to favor their own interests to the detriment of us and our unitholders.

Following this offering, conflicts of interest may arise among our general partner and its affiliates, on the one hand, and us and our unitholders, on the other hand. As a result of these conflicts, our general partner may favor its own interests and the interests of its affiliates over the interests of our unitholders. These conflicts include, among others, the following:

•	Our general partner is allowed to take into account the interests of parties other than us, including ARLP and its affiliates and any other businesses acquired in the future, in resolving conflicts of interest, which has the effect of limiting its fiduciary duty to our unitholders.

•	Our general partner has limited its liability and reduced its fiduciary duties under the terms of our partnership agreement, while also restricting the remedies available to our unitholders for actions that, without these limitations, might constitute breaches of fiduciary duties. As a result of purchasing our units, unitholders consent to various actions and conflicts of interest that might otherwise constitute a breach of fiduciary or other duties under applicable state law.

•	Our general partner determines the amount and timing of our investment transactions, borrowings, issuances of additional partnership securities and reserves, each of which can affect the amount of cash that is available for distribution to our unitholders.

•	Our general partner determines which costs incurred by it and its affiliates are reimbursable by us.

•	Our partnership agreement does not restrict our general partner from causing us to pay it or its affiliates for any services rendered, or from entering into additional contractual arrangements with any of these entities on our behalf, so long as the terms of any such payments or additional contractual arrangements are fair and reasonable to us.

•	Our general partner controls the enforcement of obligations owed to us by it and its affiliates.

•	Our general partner decides whether to retain separate counsel, accountants or others to perform services for us.

Please read “Certain Relationships and Related Party Transactions” and “Conflicts of Interest and Fiduciary Duties.”

The president and chief executive officer of both our general partner and ARLP’s managing general partner effectively controls us and ARLP through his control of our general partner and ARLP’s managing general partner.

Joseph W. Craft III, the president and chief executive officer of both our general partner and ARLP’s managing general partner, controls ARLP’s managing general partner, owns a majority of the outstanding interests of the parent of ARLP’s special general partner and owns or controls 43.8% of ARLP’s common units. Mr. Craft also controls our general partner and, as of the closing of this offering and giving effect to the 1,000,000 common units he will purchase therein, will own or control 80.8% of our common units. Control over these interests will give Mr. Craft substantial control over our and ARLP’s business and operations and the ability to control the outcome of many matters that require unitholder approval. Mr. Craft is not restricted from disposing of all or a part of his equity interests in our general partner, in ARLP’s managing general partner or in the indirect parent of ARLP’s special general partner.

Our partnership agreement limits our general partner’s fiduciary duties to us and our unitholders and restricts the remedies available to our unitholders for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty.

Our partnership agreement contains provisions that reduce the standards to which our general partner would otherwise be held by state fiduciary duty law. For example, our partnership agreement:

•	permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner. Examples include the exercise of its limited call right, its voting rights with respect to the units it owns, its registration rights and its determination whether or not to consent to any merger or consolidation of our partnership or amendment to our partnership agreement;

•	provides that our general partner will not have any liability to us or our unitholders for decisions made in its capacity as a general partner so long as it acted in good faith, meaning it believed the decisions were in the best interests of our partnership;

•	generally provides that affiliated transactions and resolutions of conflicts of interest not approved by the audit and conflicts committee of the board of directors of our general partner and not involving a vote of unitholders must be on terms no less favorable to us than those generally being provided to or available from unrelated third parties or be “fair and reasonable” to us and that, in determining whether a transaction or resolution is “fair and reasonable,” our general partner may consider the totality of the relationships among the parties involved, including other transactions that may be particularly advantageous or beneficial to us;

•	provides that in resolving conflicts of interest, it will be presumed that in making its decision the general partner acted in good faith, and in any proceeding brought by or on behalf of any limited partner or us, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption; and

•	provides that our general partner and its officers and directors will not be liable for monetary damages to us, our limited partners or assignees for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that the general partner or those other persons acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that such person’s conduct was criminal.

In order to become a limited partner of our partnership, our unitholders are required to agree to be bound by the provisions in the partnership agreement, including the provisions discussed above. Please read “Conflicts of Interest and Fiduciary Duties—Fiduciary Duties.”

Our general partner has a limited call right that may require you to sell your units at an undesirable time or price.

If at any time our general partner and its affiliates own more than 85% of our outstanding units, our general partner will have the right, but not the obligation, which it may assign to any of its affiliates or to us, to acquire all, but not less than all, of the units held by unaffiliated persons at a price not less than their then-current market price. As a result, you may be required to sell your units at an undesirable time or price and may not receive any return on your investment. You may also incur a tax liability upon a sale of your units. At the completion of this offering, the management investors will own approximately 80.8% of our units. Please read “Description of Our Partnership Agreement—Limited Call Right.”

Risks Related to Alliance Resource Partners’ Business

Because our cash flow will initially consist exclusively of distributions from ARLP, risks to ARLP’s business are also risks to us. We have set forth below many of the risks to ARLP’s business or results of operations, the occurrence of which could negatively impact ARLP’s financial performance and decrease the amount of cash it is able to distribute to us, thereby decreasing the amount of cash we have available for distribution to our unitholders.

A substantial or extended decline in coal prices could negatively impact ARLP’s results of operations.

The prices ARLP receives for its production depend upon factors beyond its control, including:

•	the supply of and demand for domestic and foreign coal;

•	weather conditions;

•	the proximity to, and capacity of, transportation facilities;

•	worldwide economic conditions;

•	domestic and foreign governmental regulations and taxes;

•	the price and availability of alternative fuels; and

•	the effect of worldwide energy conservation measures.

A substantial or extended decline in coal prices could materially and adversely affect ARLP by decreasing its revenues to the extent ARLP is not otherwise protected pursuant to the specific terms of its sales contracts.

A material amount of ARLP’s net income and cash flow is dependent on its continued ability to realize direct or indirect benefits from federal income tax credits such as non-conventional source fuel tax credits. If the benefit to ARLP from any of these tax credits is materially reduced, it could negatively impact ARLP’s results of operations and reduce ARLP’s cash available for distributions.

In 2004, ARLP derived a material amount of its net income under long-term agreements with Synfuel Solutions Operating, LLC, or SSO. These agreements are dependent on the ability of the synfuel facility’s owner to use certain qualifying federal income tax credits available to the facility and are subject to early cancellation in certain circumstances, including in the event that these synfuel tax credits become unavailable to the owner. In 2004, the benefit of this synfuel tax credit to ARLP was approximately $16.9 million. If, because of budgetary shortfalls or any other reason, the federal government was to significantly reduce or eliminate these credits, it could negatively impact ARLP’s results of operations and reduce ARLP’s cash available for distributions.

Non-conventional source fuel tax credits are subject to a pro-rata phase-out or reduction if the annual average wellhead price per barrel for all domestic crude oil (the reference price) as determined by the Secretary of the Treasury exceeds certain levels. The reference price is not subject to regulation by the United States Government. The reference price for a calendar year is typically published in April of the following year. For qualified fuel sold during the 2004 calendar year, the reference price was $36.75. The pro-rata reduction of non-conventional source fuel tax credits for 2004 would have begun if the reference price was approximately $51.00 per barrel, with a complete phase-out or reduction of non-conventional synfuel tax credits if the reference price reached approximately $64.00 per barrel. ARLP could experience a reduction of revenues associated with non-conventional source fuel facilities in the future if non-conventional source fuel tax credits become unavailable to the owners of the non-conventional source fuel facilities ARLP services as a result of the rise in the wellhead price per barrel of crude oil above specified levels. At the present time, ARLP has not been advised of any reductions in coal feedstock supply requirements or related services provided to any of ARLP’s non-conventional source fuel facility customers. This non-conventional synfuel tax credit is scheduled to expire on December 31, 2007.

A loss of the benefit from state tax credits may adversely affect ARLP’s ability to pay its quarterly distribution

Several states in which ARLP operates or ARLP’s utility customers reside have established a statutory framework for tax credits against income, franchise, or severance taxes, which have benefited, directly or indirectly, coal operators or customers purchasing coal mine production from within the applicable state. The state statutes authorizing these tax credits are scheduled to expire in accordance with their term provisions. Furthermore, these state statutes or ARLP’s ability to benefit, directly or indirectly, from them may be subject to challenge by third parties. One of the states in which ARLP operates has established a statutory framework for tax credits against income or franchise taxes, that have benefited, directly or indirectly, coal operators or customers purchasing coal produced from mines within that state. In 2004, the indirect benefit of this state tax credit to us was approximately $8.3 million. Although this credit is not set to expire by its terms in the near future, ARLP is aware that legislation may be proposed that would eliminate this credit as a potential measure to reduce that state’s budget deficit. If these state statutes expire or any challenges are successful, ARLP would lose the benefits of these credits. Therefore, if ARLP’s operations do not produce increased cash flow sufficient to replace any lost benefits, ARLP may not be able to pay the current quarterly distribution on its outstanding common units.

Competition within the coal industry may adversely affect ARLP’s ability to sell coal, and excess production capacity in the industry could put downward pressure on coal prices.

ARLP competes with other large coal producers and hundreds of small coal producers in various regions of the United States for domestic sales. The industry has undergone significant consolidation over the last decade. This consolidation has led to several competitors having significantly larger financial and operating resources than ARLP does. In addition, ARLP competes to some extent with western surface coal mining operations that have a much lower cost of production and produce lower sulfur coal. Over the last 20 years, growth in production from western coal mines has substantially exceeded growth in production from the east. Declining prices would reduce ARLP’s revenues and would adversely affect ARLP’s ability to make distributions to its unitholders.

Any change in consumption patterns by utilities away from the use of coal could affect ARLP’s ability to sell the coal it produces.

Some power plants are fueled by natural gas because of the cheaper construction costs compared to coal-fired plants and because natural gas is a cleaner burning fuel. The domestic electric utility industry accounts for approximately 90% of domestic coal consumption. The amount of coal consumed by the domestic electric utility industry is affected primarily by the overall demand for electricity, the price and availability of competing fuels for power plants such as nuclear, natural gas and fuel oil as well as hydroelectric power, and environmental and other governmental regulations.

From time to time conditions in the coal industry may make it more difficult for ARLP to extend existing or enter into new long-term contracts. This could affect the stability and profitability of ARLP’s operations.

A substantial decrease in the amount of coal sold by ARLP pursuant to long-term contracts would reduce the certainty of the price and amounts of coal sold by ARLP and subject ARLP’s revenue stream to increased volatility. If that were to happen, changes in spot market coal prices below the contract price would have a greater impact on ARLP’s results, and any decreases in the spot market price for coal could adversely affect ARLP’s profitability and cash flow. In 2004, ARLP sold approximately 94% of its sales tonnage under contracts having a term greater than one year. We refer to these contracts as long-term contracts. Long-term sales contracts have historically provided a relatively secure market for the amount of production committed under the terms of the contract. From time to time industry conditions, however, may make it more difficult for ARLP to enter into long-term contracts with ARLP’s electric utility customers in the future. In the future, if supply exceeds demand in the coal industry, electric utilities may become less willing to lock in price or quantity commitments for an extended period of time. Accordingly, ARLP may not be able to continue to obtain long-term sales contracts with reliable customers as existing contracts expire.

Some of ARLP long-term contracts contain provisions allowing for the renegotiation of prices and, in some instances, the termination of the contract or the suspension of purchases by customers.

Some of ARLP’s long-term contracts contain provisions which allow for the purchase price to be renegotiated at periodic intervals. These price reopener provisions may automatically set a new price based on the prevailing market price or, in some instances, require the parties to the contract to agree on a new price. Any adjustment or renegotiation leading to a significantly lower contract price could adversely affect ARLP’s operating profit margins. Accordingly, long-term contracts may provide only limited protection during adverse market conditions. In some circumstances, failure of the parties to agree on a price under a reopener can also lead to early termination of a contract.

Some of ARLP’s long-term contracts also contain provisions that allow the customer to suspend or terminate performance under the contract upon the occurrence or continuation of some specified events. These events are called “force majeure” events. Some of these events that are specific to the coal industry include:

•	ARLP’s inability to deliver the quantities or qualities of coal specified;

•	changes in the Clean Air Act rendering use of ARLP’s coal inconsistent with the customer’s pollution control strategies; and

•	the occurrence of events beyond the reasonable control of the affected party, including labor disputes, mechanical malfunctions and changes in government regulations.

In addition, certain contracts are terminable as a result of events that are beyond ARLP’s control. For example, ARLP has entered into agreements with several coal synfuel facilities to provide coal feedstock and other services. Each of these agreements provides for early cancellation in the event federal synfuel tax credits become unavailable or upon the termination of associated coal synfuel sales contracts between the facility and its customers. In the event of early termination of any of ARLP’s long-term contracts, if ARLP is unable to enter into new contracts on similar terms, ARLP’s business, financial condition and results of operations could be adversely affected.

Extensive environmental laws and regulations affect coal consumers, which has corresponding effects on the demand for ARLP’s coal as a fuel source.

Federal, state and local laws and regulations extensively regulate the amount of sulfur dioxide, particulate matter, nitrogen oxides, mercury and other compounds emitted into the air from electric power plants, which are the ultimate consumers of our coal. These laws and regulations can require significant emission control expenditures for many coal-fired power plants, and various new and proposed laws and regulations may require further emission reductions and associated emission control expenditures. A substantial portion of ARLP’s coal has a high sulfur content, which may result in increased sulfur dioxide emissions when combusted. Accordingly, these laws and regulations may affect demand and prices for ARLP’s low- and high-sulfur coal. There is also continuing pressure on state and federal regulators to impose limits on carbon dioxide emissions from electric power plants, particularly coal-fired power plants. As a result of these current and proposed laws, regulations and trends, electricity generators may elect to switch to other fuels that generate less of these emissions, possibly further reducing demand for ARLP’s coal. Please read “Business of Alliance Resource Partners—Regulation and Laws—Air Emissions.”

ARLP depends on a few customers for a significant portion of its revenues, and the loss of one or more significant customers could affect ARLP’s ability to maintain the sales volume and price of the coal it produces.

During 2004, ARLP derived approximately 33% of its total revenues from two customers, which individually accounted for 10% or more of its 2004 total revenues. During the nine months ended September 30, 2005, ARLP derived approximately 38% of its total revenues from three customers, which individually accounted for 10% or more of its total revenues for the nine months ended September 30, 2005. If ARLP were to lose any of these customers without finding replacement customers willing to purchase an equivalent amount of coal on similar terms, or if these customers were to change the amounts of coal purchased or the terms, including pricing terms, on which they buy coal from ARLP, it could have a material adverse effect on ARLP’s business, financial condition and results of operations.

Litigation relating to disputes with ARLP’s customers may result in substantial costs, liabilities and loss of revenues.

From time to time ARLP has disputes with its customers over the provisions of long-term coal supply contracts relating to, among other things, coal pricing, quality, quantity and the existence of specified conditions beyond ARLP’s control that suspend performance obligations under the particular contract. Disputes may occur in the future and ARLP may not be able to resolve those disputes in a satisfactory manner.

ARLP’s profitability may decline due to unanticipated mine operating conditions and other factors that are not within its control.

ARLP’s mining operations are influenced by changing conditions that can affect production levels and costs at particular mines for varying lengths of time and as a result can diminish ARLP’s profitability.

These conditions include, among others:

•	weather conditions,

•	equipment availability, replacement or repair,

•	prices for fuel, steel, explosives and other supplies,

•	fires,

•	variations in thickness of the layer, or seam, of coal,

•	amounts of overburden, partings, rock and other natural materials, or

•	accidental mine water discharges and other geological conditions.

These conditions have had, and can be expected in the future to have, a significant impact on ARLP’s operating results. For example, during the past two years, several incidents have occurred at ARLP’s mine complexes. For details on these incidents and their negative effect on our results of operations, please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Pattiki Vertical Belt Incident,” “—MC Mining Fire Incident” and “—Dotiki Fire Incident.” Prolonged disruption of production at any of ARLP’s mines would result in a decrease in its revenues and profitability, which could be material. Decreases in ARLP’s profitability as a result of the factors described above could materially adversely impact ARLP’s quarterly or annual results. These risks may not be covered by ARLP’s insurance policies.

Coal mining is subject to inherent risks that are beyond ARLP’s control, and these risks may not be fully covered under ARLP’s insurance policies.

ARLP’s mines are subject to conditions or events beyond ARLP’s control that could disrupt operations and affect the cost of mining at particular mines for varying lengths of time. These risks include:

•	fires and explosions from methane;

•	natural disasters, such as heavy rains and flooding;

•	mining and processing equipment failures and unexpected maintenance problems;

•	mine flooding due to the failure of subsurface water seals or water removal equipment;

•	changes or variations in geologic conditions, such as the thickness of the coal deposits and the amount of rock and soil overlying the coal deposit;

•	inability to acquire mining rights or permits;

•	employee injuries or fatalities; and

•	labor-related interruptions.

During the past two years, three incidents have occurred at ARLP’s mine complexes. On June 14, 2005, ARLP’s White County Coal, LLC’s, or White County Coal, Pattiki mining complex was temporarily idled for a period of 36 calendar days by the failure of the vertical conveyor belt system used in conveying raw coal out of the mine. Please read “Management’s Discussion and Analysis of Financial Conditions and Results of Operations—Pattiki Vertical Belt Incident.” On December 26, 2004, ARLP’s MC Mining, LLC’s, or MC Mining, Excel No. 3 mine was temporarily idled for a period of 57 calendar days following the occurrence of a mine fire. Production continues to be adversely impacted by inefficiencies attributable to or associated with this mine fire. Please read “Management’s Discussion and Analysis of Financial Conditions and Results of Operations—MC Mining Fire Incident.” On February 11, 2004, ARLP’s Webster County Coal, LLC’s, or Webster County Coal, Dotiki mining complex was temporarily idled for a period of 27 calendar days following the occurrence of a mine fire that originated with a diesel supply tractor. Please read “Management’s Discussion and Analysis of Financial Conditions and Results of Operations—Dotiki Fire Incident.” For details on how these incidents adversely affected ARLP’s financial condition and results of operations, please read “Management’s Discussion and Analysis of Financial Conditions and Results of Operations—Analysis of Historical Results of Operations.” Incidents such as these are likely to increase the cost of mining and delay or halt production at particular mines for varying lengths of time. ARLP does carry commercial (including business interruption and extra expense) property insurance policies, however, these risks may not be fully covered by these insurance policies.

A shortage of skilled labor may make it difficult for ARLP to maintain labor productivity and competitive costs and could adversely affect ARLP’s profitability.

Efficient coal mining using modern techniques and equipment requires skilled laborers, preferably with at least a year of experience and proficiency in multiple mining tasks. In recent years, a shortage of trained coal miners has caused ARLP to operate certain units without full staff, which decreases ARLP’s productivity and increases its costs. This shortage of trained coal miners is the result of the previous generation’s experienced coal miners reaching the age for retirement, combined with the difficulty of attracting new workers to the coal industry. Thus, this shortage of skilled labor could continue over an extended period. If the shortage of experienced labor continues or worsens, it could have an adverse impact on ARLP’s labor productivity and costs and its ability to expand production in the event there is an increase in the demand for ARLP’s coal, which could adversely affect its profitability.

Although none of ARLP’s employees are members of unions, ARLP’s work force may not remain union-free in the future.

None of ARLP’s employees are represented under collective bargaining agreements. However, all of ARLP’s work force may not remain union-free in the future. If some or all of ARLP’s currently union-free operations were to become unionized, it could adversely affect ARLP’s productivity and increase the risk of work stoppages at ARLP’s mining complexes. In addition, even if ARLP remains union-free, ARLP’s operations may still be adversely affected by work stoppages at unionized companies, particularly if union workers were to orchestrate boycotts against ARLP’s operations.

ARLP may be unable to obtain and renew permits necessary for its operations, which could reduce its production, cash flow and profitability.

Mining companies must obtain numerous permits that impose strict conditions and obligations relating to various environmental and safety matters in connection with coal mining. The permitting rules are complex and can change over time. The public has the right to comment on permit applications and otherwise participate in the permitting process, including through court intervention. Accordingly, permits required by ARLP to conduct its operations may not be issued, maintained or renewed, or may not be issued or renewed in a timely fashion, or may involve requirements that restrict ARLP’s ability to economically conduct its mining operations. Limitations on ARLP’s ability to conduct its mining operations due to the inability to obtain or renew necessary permits could reduce its production, cash flow and profitability. Please read “Business of Alliance Resource Partners—Regulations and Laws—Mining Permits and Approvals.”

Recent federal district court decisions in West Virginia, and related litigation filed in federal district court in Kentucky, have created uncertainty regarding the future ability to obtain certain general permits authorizing the construction of valley fills for the disposal of overburden from mining operations. A July 2004 decision by the Southern District of West Virginia in Ohio Valley Environmental Coalition v. Bulen enjoined the Huntington District of the U.S. Army Corps of Engineers from issuing further permits pursuant to Nationwide Permit 21, which is a general permit issued by the U.S. Army Corps of Engineers to streamline the process for obtaining permits under Section 404 of the Clean Water Act. A similar lawsuit has been filed in federal district court in Kentucky that seeks to enjoin the issuance of permits pursuant to Nationwide Permit 21 by the Louisville District of the U.S. Army Corps of Engineers. ARLP does not operate any mines located within the Southern District of West Virginia, and currently only utilizes Nationwide Permit 21 at one location in Indiana. In the event the Bulen decision is upheld on appeal, and similar lawsuits prove to be successful in adjoining jurisdictions, ARLP may be required to apply for individual discharge permits pursuant to Section 404 of the Clean Water Act in areas where it would have otherwise utilized Nationwide Permit 21. Such a change could result in delays in obtaining required mining permits to conduct operations, which could in turn result in reduced production, cash flow and profitability.

Fluctuations in transportation costs and the availability or reliability of transportation could reduce revenues by causing ARLP to reduce its production or by impairing its ability to supply coal to its customers.

Transportation costs represent a significant portion of the total cost of coal for ARLP’s customers and, as a result, the cost of transportation is a critical factor in a customer’s purchasing decision. Increases in transportation costs could make coal a less competitive source of energy or could make ARLP’s coal production less competitive than coal produced from other sources.

On the other hand, significant decreases in transportation costs could result in increased competition from coal producers in other parts of the country. For instance, difficulty in coordinating the many eastern loading facilities, the large number of small shipments, the steeper average grades of the terrain and a more unionized workforce are all issues that combine to make shipments originating in the eastern United States inherently more expensive on a per-mile basis than shipments originating in the western United States. Historically, high coal transportation rates from the western coal producing areas into certain eastern markets limited the use of western coal in those markets. Lower or higher rail rates from the western coal producing areas to markets served by eastern U.S. producers have created major competitive challenges, as well as opportunities for eastern producers. In the event of lower transportation costs, the increased competition could have a material adverse effect on ARLP’s business, financial condition and results of operations.

Some of ARLP’s mines depend on a single transportation carrier or a single mode of transportation. Disruption of any of these transportation services due to weather-related problems, flooding, drought, accidents, mechanical difficulties, strikes, lockouts, bottlenecks, and other events could temporarily impair ARLP’s ability to supply coal to its customers. ARLP’s transportation providers may face difficulties in the future that may impair ARLP’s ability to supply coal to its customers, resulting in decreased revenues.

If there are disruptions of the transportation services provided by ARLP’s primary rail or barge carriers that transport its produced coal and ARLP is unable to find alternative transportation providers to ship its coal, ARLP’s business could be adversely affected.

The states of Kentucky and West Virginia have recently increased enforcement of weight limits on coal trucks on their public roads. It is possible that other states in which our coal is transported by truck will modify their laws to limit truck weight limits. Such legislation could result in shipment delays and increased costs. An increase in transportation costs could have an adverse effect on ARLP’s ability to increase or to maintain production and could adversely affect revenues.

Expansions of existing mines that ARLP has completed since its formation, as well as mine expansions that it may undertake in the future, involve a number of risks, any of which could cause ARLP not to realize the anticipated benefits.

Since ARLP’s formation and the acquisition of its predecessor in August 1999, it has expanded its operations by adding and developing mines and coal reserves in existing, adjacent and neighboring properties. ARLP continually seeks to expand its operations and coal reserves. If ARLP is unable to successfully integrate the companies, businesses or properties it is able to acquire through this expansion, its profitability may decline and ARLP could experience a material adverse effect on its business, financial condition, or results of operations. Expansion transactions involve various inherent risks, including:

•	uncertainties in assessing the value, strengths, and potential profitability of, and identifying the extent of all weaknesses, risks, contingent and other liabilities (including environmental or mine safety liabilities) of, expansion candidates;

•	the ability to achieve identified operating and financial synergies anticipated to result from an expansion;

•	problems that could arise from the integration of the new operations; and

•	unanticipated changes in business, industry or general economic conditions that affect the assumptions underlying ARLP’s rationale for pursuing the expansion opportunity.

Any one or more of these factors could cause ARLP not to realize the benefits anticipated to result from an expansion. Any expansion opportunities ARLP pursues could materially affect its liquidity and capital resources and may require ARLP to incur indebtedness, seek equity capital or both. In addition, future expansions could result in ARLP assuming more long-term liabilities relative to the value of the acquired assets than ARLP has assumed in its previous expansions.

ARLP may not be able to successfully grow through future acquisitions, and ARLP may not be able to effectively integrate the various businesses or properties it acquires.

Historically, a portion of ARLP’s growth and operating results have been from acquisitions. ARLP’s future growth could be limited if it is unable to continue to make acquisitions, or if ARLP is unable to successfully integrate the companies, businesses or properties it acquires. ARLP may not be successful in consummating any acquisitions and the consequences of these acquisitions is unknown. Moreover, any acquisition could be dilutive to earnings and distributions to unitholders and any additional debt incurred to finance an acquisition could affect ARLP’s ability to make distributions to unitholders. ARLP’s ability to make acquisitions in the future could be limited by restrictions under its existing or future debt agreements, competition from other coal companies for attractive properties or the lack of suitable acquisition candidates.

The unavailability of an adequate supply of coal reserves that can be mined at competitive costs could cause ARLP’s profitability to decline.

ARLP’s profitability depends substantially on its ability to mine coal reserves that have the geological characteristics that enable them to be mined at competitive costs and to meet the quality needed by its customers. Because ARLP’s reserves decline as it mines its coal, its future success and growth depend, in part, upon ARLP’s ability to acquire additional coal reserves that are economically recoverable. Replacement reserves may not be available when required or, if available, may not be capable of being mined at costs comparable to those characteristic of the depleting mines. ARLP may not be able to accurately assess the geological characteristics of any reserves that it acquires, which may adversely affect its profitability and financial condition. Exhaustion of reserves at particular mines also may have an adverse effect on ARLP’s operating results that is disproportionate to the percentage of overall production represented by such mines. ARLP’s ability to obtain other reserves in the future could be limited by restrictions under its existing or future debt agreements, competition from other coal companies for attractive properties, the lack of suitable acquisition candidates or the inability to acquire coal properties on commercially reasonable terms.

ARLP’s business depends, in part, upon its ability to find, develop or acquire additional coal reserves that ARLP can recover economically. ARLP’s existing reserves will decline as they are depleted. ARLP’s planned development projects and acquisition activities may not increase its reserves significantly and it may not have continued success expanding existing and developing additional mines. ARLP believes that there are substantial reserves on certain adjacent or neighboring properties that are unleased and otherwise available. However, ARLP may not be able to negotiate leases with the landowners on acceptable terms. An inability to expand ARLP’s operations into adjacent or neighboring reserves under this strategy could have a material adverse effect on ARLP’s business, financial condition or results of operations.

The estimates of ARLP’s reserves may prove inaccurate, and you should not place undue reliance on these estimates.

The estimates of ARLP’s reserves may vary substantially from actual amounts of coal ARLP is able to economically recover. The reserve data set forth in this prospectus represent ARLP’s engineering estimates. All of the reserves presented in this prospectus constitute proven and probable reserves. There are numerous uncertainties inherent in estimating quantities of reserves, including many factors beyond ARLP’s control. Estimates of coal reserves necessarily depend upon a number of variables and assumptions, any one of which may vary considerably from actual results. These factors and assumptions relate to:

•	geological and mining conditions, which may not be fully identified by available exploration data and/or differ from ARLP’s experiences in areas where ARLP currently mines;

•	the percentage of coal in the ground ultimately recoverable;

•	historical production from the area compared with production from other producing areas;

•	the assumed effects of regulation by governmental agencies; and

•	assumptions concerning future coal prices, operating costs, capital expenditures, severance and excise taxes and development and reclamation costs.

For these reasons, estimates of the recoverable quantities of coal attributable to any particular group of properties, classifications of reserves based on risk of recovery and estimates of future net cash flows expected from these properties as prepared by different engineers or by the same engineers at different times, may vary substantially. Actual production, revenue and expenditures with respect to ARLP’s reserves will likely vary from estimates, and these variations may be material. As a result, you should not place undue reliance on the coal reserve data included herein.

Mining in certain areas in which ARLP operates is more difficult and involves more regulatory constraints than mining in other areas of the United States, which could affect the mining operations and cost structures of these areas.

The geological characteristics of some of ARLP’s coal reserves, such as depth of overburden and coal seam thickness, make them difficult and costly to mine. As mines become depleted, replacement reserves may not be available when required or, if available, may not be capable of being mined at costs comparable to those characteristic of the depleting mines. In addition, permitting, licensing and other environmental and regulatory requirements associated with certain of ARLP’s mining operations are more costly and time-consuming to satisfy. These factors could materially adversely affect the mining operations and cost structures of, and ARLP’s customers’ ability to use coal produced by, ARLP’s mines.

Unexpected increases in raw material costs could significantly impair ARLP’s operating profitability.

ARLP’s coal mining operations use significant amounts of steel, petroleum products and other raw materials in various pieces of mining equipment, supplies and materials, including the roof bolts required by the room and pillar method of mining described below in “Business of Alliance Resource Partners—Mining Operations.” Steel prices have risen significantly in recent years, and historically, the prices of scrap steel, natural gas and coking coal consumed in the production of iron and steel have fluctuated. Recently ARLP has experienced cost increases for various commodities and services influenced by the recent steep increases in the price of crude oil and natural gas. Costs of diesel fuel, explosives, and coal trucking have all escalated as a direct result of supply chain problems related to the effect of recent hurricanes along the U.S. Gulf Coast. There may be other acts of nature or terrorist attacks or threats that could also increase the costs of raw materials. If the price of steel, petroleum products or other raw materials increase, ARLP’s operational expenses will increase, which could have a significant negative impact on its profitability.

Cash distributions are not guaranteed and may fluctuate with ARLP’s performance. In addition, ARLP’s managing general partner’s discretion in establishing reserves may negatively impact our receipt of cash distributions.

Because distributions on the common units are dependent on the amount of cash generated through ARLP’s coal sales, distributions may fluctuate based on the amount of coal ARLP is able to produce and the price at which ARLP is able to sell it. Therefore, the current quarterly distribution or any distribution may not be paid each quarter. The actual amount of cash that is available to be distributed each quarter will depend upon numerous factors, some of which are beyond ARLP’s control and the control of ARLP’s managing general partner. Cash distributions are dependent primarily on cash flow, including cash flow from financial reserves and working capital borrowings, and not solely on profitability, which is affected by non-cash items. Therefore, cash distributions might be made during periods when ARLP records losses and might not be made during periods when ARLP records profits.

The partnership agreement gives ARLP’s managing general partner broad discretion in establishing financial reserves for the proper conduct of ARLP’s business. These reserves also will affect the amount of cash available for distribution. In addition, the partnership agreement requires the managing general partner to deduct from operating surplus each year estimated maintenance capital expenditures as opposed to actual expenditures in order to reduce wide disparities in operating surplus caused by fluctuating maintenance capital expenditure levels. If estimated maintenance capital expenditures in a year are higher than actual maintenance capital expenditures, then the amount of cash available for distribution to unitholders will be lower than if actual maintenance capital expenditures were deducted from operating surplus.

ARLP’s indebtedness may limit ARLP’s ability to borrow additional funds, make distributions to unitholders or capitalize on business opportunities.

ARLP has long-term indebtedness, consisting of its outstanding 8.31% senior unsecured notes. At September 30, 2005, ARLP’s total indebtedness outstanding was $162.0 million on a pro forma basis, after giving effect to this offering. ARLP’s leverage may:

•	adversely affect its ability to finance future operations and capital needs;

•	limit its ability to pursue acquisitions and other business opportunities;

•	make its results of operations more susceptible to adverse economic or operating conditions; and

•	make it more difficult to self-insure for ARLP’s workers’ compensation obligations.

In addition, ARLP has unused borrowing capacity under its senior credit facility. Future borrowings, under its credit facilities or otherwise, could result in a significant increase in ARLP’s leverage.

ARLP’s payment of principal and interest on the indebtedness will reduce the cash available for distribution on its units. ARLP will be prohibited from making cash distributions:

•	during an event of default under any of its indebtedness; or

•	if either before or after such distribution, it fails to meet a coverage test based on the ratio of its consolidated debt to its consolidated cash flow.

Various limitations in ARLP’s debt agreements may reduce ARLP’s ability to incur additional indebtedness, to engage in some transactions and to capitalize on business opportunities. Any subsequent refinancing of ARLP’s current indebtedness or any new indebtedness could have similar or greater restrictions.

Federal and state laws require bonds to secure ARLP’s obligations related to the statutory requirement that ARLP return mined property to its approximate original condition and workers compensation and black lung benefits. ARLP’s inability to acquire or failure to maintain surety bonds that are required by state and federal law would have a material adverse effect on ARLP.

Federal and state laws require ARLP to place and maintain bonds to secure ARLP’s obligations to repair and return property to its approximate original state after it has been mined (often referred to as “reclaim”), to pay federal and state workers’ compensation and pneumoconiosis, or black lung, benefits and to satisfy other miscellaneous obligations. These bonds provide assurance that ARLP will perform its statutorily required obligations and are referred to in this prospectus as “surety” bonds. These bonds are typically renewable on a yearly basis. The failure to maintain or the inability to acquire sufficient surety bonds, as required by state and federal laws, could subject ARLP to fines and penalties as well as the loss of its mining permits. Such failure could result from a variety of factors, including:

•	lack of availability, higher expense or unreasonable terms of new surety bonds;

•	the ability of current and future surety bond issuers to increase required collateral, or limitations on availability of collateral for surety bond issuers due to the terms of ARLP’s credit agreements; and

•	the exercise by third-party surety bond holders of their right to refuse to renew the surety.

ARLP has outstanding surety bonds with third parties for reclamation expenses and for federal and state workers’ compensation obligations and other miscellaneous obligations. ARLP may have difficulty maintaining its surety bonds for mine reclamation as well as workers’ compensation and black lung benefits. ARLP’s inability to acquire or failure to maintain these bonds would have a material adverse effect on ARLP.

ARLP’s mining operations are subject to extensive and costly laws and regulations, and such current and future laws and regulations could increase current operating costs or limit ARLP’s ability to produce coal.

ARLP is subject to numerous and detailed federal, state and local laws and regulations affecting the coal mining industry, including laws and regulations pertaining to employee health and safety, permitting and licensing requirements, air quality standards, water pollution, plant and wildlife protection, reclamation and restoration of mining properties after mining is completed, the discharge of materials into the environment, surface subsidence from underground mining and the effects that mining has on groundwater quality and availability. Numerous governmental permits and approvals are required for mining operations. ARLP is required to prepare and present to federal, state or local authorities data pertaining to the effect or impact that any proposed exploration for or production of coal may have upon the environment. The costs, liabilities and requirements associated with these regulations may be costly and time-consuming and may delay commencement or continuation of exploration or production operations. The possibility exists that new laws or regulations (or judicial interpretations of existing laws and regulations) may be adopted in the future that could materially affect ARLP’s mining operations, cash flow, and profitability, either through direct impacts such as new requirements impacting ARLP’s existing mining operations, or indirect impacts such as new laws and regulations that discourage or limit ARLP’s customers’ use of coal. Please read “Business of Alliance Resource Partners—Regulation and Laws.”

Some of ARLP’s operating subsidiaries lease a portion of the surface properties upon which their mining facilities are located.

ARLP’s operating subsidiaries do not, in all instances, own all of the surface properties upon which their mining facilities have been constructed. Certain of the operating companies have constructed and now operate all or some portion of their facilities on properties owned by unrelated third parties with whom the applicable company has entered into a long-term lease. We have no reason to believe that there exists any risk of loss of these leasehold rights given the terms and provisions of the subject leases and the nature and identity of the third party lessors; however, in the unlikely event of any loss of these leasehold rights, operations could be disrupted or otherwise adversely impacted as a result of increased costs associated with retaining the necessary land use.

The sale or exchange of 50% or more of ARLP’s capital and profits interests within a 12-month period will result in the termination of ARLP’s partnership for federal income tax purposes.

ARLP will be considered to have terminated its partnership for federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in ARLP’s capital and profits within a 12-month period. ARLP’s termination would, among other things, result in the closing of its taxable year for all unitholders and could result in a deferral of depreciation deductions allowable in computing its taxable income. The transactions surrounding this offering are expected to result in a termination of ARLP’s partnership for federal income tax purposes. The impact of this termination to you is reflected in the amount of taxable income we expect to be allocated to you as a result of an investment in our common units. See “Material Tax Consequences—Tax Consequences of Unit Ownership—Ratio of Taxable Income to Distributions.”

Tax Risks to Our Common Unitholders

You should read “Material Tax Consequences” for a more complete discussion of the expected material federal income tax consequences of owning and disposing of our units.

If we or ARLP were to become subject to entity-level taxation for federal or state tax purposes, then our cash available for distribution to you would be substantially reduced.

The anticipated after-tax benefit of an investment in our units depends largely on our being treated as a partnership for federal income tax purposes. We have not requested, and do not plan to request, a ruling from the IRS on this matter. The value of our investment in ARLP depends largely on ARLP being treated as a partnership for federal income tax purposes.

If we were treated as a corporation for federal income tax purposes, we would pay federal income tax on our taxable income at the corporate tax rate, which is currently a maximum of 35%. Distributions to you would generally be taxed again as corporate distributions, and no income, gains, losses, deductions or credits would flow through to you. Because a tax would be imposed upon us as a corporation, our cash available for distribution to you would be substantially reduced. Thus, treatment of us as a corporation would result in a material reduction in our anticipated cash flow and after-tax return to you, likely causing a substantial reduction in the value of our units.

If ARLP were treated as a corporation for federal income tax purposes, it would pay federal income tax on its taxable income at the corporate tax rate. Distributions to us would generally be taxed again as corporate distributions, and no income, gains, losses, deduction or credits would flow through to us. As a result, there would be a material reduction in our anticipated cash flow, likely causing a substantial reduction in the value of our units.

Current law may change, causing us or ARLP to be treated as a corporation for federal income tax purposes or otherwise subjecting us or ARLP to entity level taxation. For example, because of widespread state budget deficits, several states are evaluating ways to subject partnerships to entity level taxation through the imposition of state income, franchise or other forms of taxation. If any state were to impose a tax upon us or ARLP as an entity, the cash available for distribution to you would be reduced.

A successful IRS contest of the federal income tax positions we or ARLP takes may adversely impact the market for our common units or ARLP common units, and the costs of any contest will reduce cash available for distribution to our unitholders.

The IRS may adopt positions that differ from the positions that we or ARLP take, even positions taken with the advice of counsel. It may be necessary to resort to administrative or court proceedings to sustain some or all of the positions we or ARLP take. A court may not agree with some or all of the positions we or ARLP take. Any contest with the IRS may materially and adversely impact the market for our common units or ARLP’s common units and the prices at which they trade. In addition, the costs of any contest with the IRS will be borne by ARLP and therefore indirectly by us, as a unitholder and as the owner of the general partner of ARLP. Moreover, the costs of any contest between us and the IRS will result in a reduction in cash available for distribution to our unitholders and thus will be borne indirectly by our unitholders.

Even if you do not receive any cash distributions from us, you will be required to pay taxes on your share of our taxable income.

You will be required to pay federal income taxes and, in some cases, state and local income taxes on your share of our taxable income, whether or not you receive cash distributions from us. You may not receive cash distributions from us equal to your share of our taxable income or even equal to the actual tax liability that results from your share of our taxable income.

Tax gain or loss on the disposition of our units could be different than expected.

If you sell your units, you will recognize gain or loss equal to the difference between the amount realized and your tax basis in those units. Prior distributions to you in excess of the total net taxable income you were allocated for a unit, which decreased your tax basis in that unit, will, in effect, become taxable income to you if the unit is sold at a price greater than your tax basis in that unit, even if the price you receive is less than your original cost. A substantial portion of the amount realized, whether or not representing gain, may be ordinary income to you.

Tax-exempt entities and foreign persons face unique tax issues from owning units that may result in adverse tax consequences to them.

Investment in units by tax-exempt entities, such as individual retirement accounts (known as IRAs) and non-U.S. persons raises issues unique to them. For example, virtually all of our income allocated to organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, will be unrelated business taxable income and will be taxable to them. Distributions to non-U.S. persons will be reduced by withholding taxes at the highest applicable effective tax rate, and non-U.S. persons will be required to file United States federal income tax returns and pay tax on their share of our taxable income.

We will treat each purchaser of our units as having the same tax benefits without regard to the units purchased. The IRS may challenge this treatment, which could adversely affect the value of our units.

Because we cannot match transferors and transferees of units, we will adopt depreciation and amortization positions that may not conform with all aspects of existing Treasury regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to you. It also could affect the timing of these tax benefits or the amount of gain from your sale of units and could have a negative impact on the value of our units or result in audit adjustments to your tax returns. Please read “Material Tax Consequences—Uniformity of Units” for a further discussion of the effect of the depreciation and amortization positions we will adopt.

You will likely be subject to state and local taxes and return filing requirements as a result of investing in our units.

In addition to federal income taxes, you will likely be subject to other taxes, such as state and local income taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we or ARLP do business or own property. You will likely be required to file state and local income tax returns and pay state and local income taxes in some or all of these various jurisdictions. Further, you may be subject to penalties for failure to comply with those requirements. We or ARLP may own property or conduct business in other states in the future. It is your responsibility to file all federal, state and local tax returns. Our counsel has not rendered an opinion on the state and local tax consequences of an investment in our units.

The sale or exchange of 50% or more of our capital and profits interests within a 12-month period will result in the termination of our partnership for federal income tax purposes.

We will be considered to have terminated our partnership for federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period. Our termination would, among other things, result in the closing of our taxable year for all unitholders and could result in a deferral of depreciation deductions allowable in computing our taxable income. Please read “Material Tax Consequences—Disposition of Units—Constructive Termination” for a discussion of the consequences of our termination for federal income taxes purposes.

USE OF PROCEEDS

We expect to receive net proceeds of approximately $244.3 million from the sale of the 11,000,000 common units we are offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. The underwriters will not receive any discount or commission on the 1,000,000 common units offered to Joseph W. Craft III, the president, chief executive officer and chairman of our general partner, or an entity controlled by him. If the underwriters exercise their option to purchase additional common units in full, we expect to receive net proceeds of approximately $281.5 million. We base these amounts on an assumed initial public offering price of $24.00 per common unit, the mid-point of the range set forth on the cover page of this prospectus.

Substantially all of the proceeds from this offering will be distributed to entities owned by the management investors in exchange for our partnership interests in ARLP. If the underwriters exercise all or any portion of their option to purchase additional common units, we will use all of the net proceeds from the sale of our common units sold pursuant to the exercise of that option to fund the redemption of an equal number of common units from the management investors. The redemption price per common unit will be equal to the price per common unit (net of underwriting discounts) sold to the underwriters upon exercise of their option to purchase additional common units. Please read “Security Ownership of Certain Beneficial Owners and Management” and “Selling Unitholders.”

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of September 30, 2005:

•	on a consolidated historical basis for Alliance Resource Management GP, LLC;

•	as adjusted to give effect to the following assumptions:

•	the sale of 11,000,000 common units in this offering and related use of proceeds;

•	the issuance of 20,414,162 of our common units to Alliance Resource GP, LLC, the special general partner of ARLP, in exchange for 15,310,622 ARLP common units; and

•	the issuance of 20,735,838 of our common units to Alliance Management Holdings, LLC and AMH II, LLC, the current members of ARM GP, in exchange for their interests in ARM GP and 240,006 ARLP common units.

The historical financial data of Alliance Resource Management GP, LLC presented in the table below is derived from and should be read in conjunction with Alliance Resource Management GP, LLC’s historical financial statements, including the accompanying notes, included elsewhere in this prospectus.

	As of September 30, 2005
	Historical	As Adjusted
	(in thousands)
Cash and cash equivalents	$38,785	$38,785

Long-term debt, including current portion:
ARLP’s revolving credit facility	—	—
ARLP’s 8.31% senior notes due 2014	162,000	162,000

Total principal amount of debt obligations	162,000	162,000

Non-controlling interest in consolidated partnership	125,207	(55,519)

Equity
Members’ equity of Alliance Resource Management GP, LLC	2,476	—
Partners’ equity of Alliance Holdings GP, L.P.
Limited Partners	—	183,202
General Partner	—	—
Unrealized loss on marketable securities	(71)	(71)
Minimum pension liability	(5,122)	(5,122)

Total equity	(2,717)	178,009

Total capitalization	$323,275	$323,275

DILUTION

Dilution is the amount by which the offering price paid by purchasers of common units sold in this offering will exceed the net tangible book value per common unit after the offering. Based on an assumed initial public offering price of $24.00 per common unit, on a pro forma as adjusted basis as of September 30, 2005, after giving effect to the offering of 11,000,000 common units, our net tangible book value was $178.0 million, or $3.41 per common unit, assuming the full exercise by the underwriters of their option to purchase additional common units. Purchasers of common units in this offering will experience immediate and substantial dilution in net tangible book value per common unit for financial accounting purposes, as illustrated in the following table.

Assumed initial public offering price per common unit		$24.00
Net tangible book value per common unit before this offering(1)	$4.39
Decrease in net tangible book value per common unit attributable to new investors	(0.98)

Less: Pro forma net tangible book value per common unit after this offering(2)		3.41

Immediate dilution in net tangible book value per common unit to new investors		$20.59

(1)	Determined by dividing the total number of units (41,150,000) to be issued to Alliance Resource GP, LLC, Alliance Management Holdings, LLC and AMH II, LLC, which we collectively refer to as, the management investors, for their contribution of assets to us into the sum of (a) the net tangible book value of the assets contributed to us by the management investors of $180.7 million and (b) the historical basis of the unrealized loss on marketable securities and the minimum pension liability.
(2)	Determined by dividing the total number of units (52,150,000) to be outstanding after the offering into our pro forma net tangible book value of $178.0 million, after giving effect to the application of the net proceeds of the offering.

The following table sets forth the number of units that we will issue and the total consideration contributed to us by the management investors in respect of their common units and by the purchasers of units in this offering upon consummation of the transactions contemplated by this prospectus.

	Units Acquired		Total Consideration
	Number	Percent	Amount	Percent
Management investors (including Joseph W. Craft III)(1)	41,150,000	78.9%	$(63,574,000)	(31.7)%
Joseph W. Craft III	1,000,000	1.9%	24,000,000	12.0%
New investors	10,000,000	19.2%	240,000,000	119.7%

Total	52,150,000	100.0%	$200,426,000	100.0%

(1)	Upon the consummation of this offering, an aggregate 42,150,000 units will be issued to the management investors. The assets contributed by the management investors were recorded at historical cost in accordance with GAAP. Book value of the consideration provided by the management investors, including Joseph W. Craft III, is as follows:

Management investors (including Joseph W. Craft III)	$180,726,000
Less: Payments to management investors (including Joseph W. Craft III) from this net proceeds of this offering	(244,300,000)

Total consideration	$(63,574,000)

OUR CASH DISTRIBUTION POLICY AND RESTRICTIONS ON DISTRIBUTIONS

You should read the following discussion of our cash distribution policy in conjunction with the specific assumptions included in this section. For more detailed information regarding the factors and assumptions upon which our cash distribution policy is based, please read “—Assumptions and Considerations” below. In addition, you should read “Forward-Looking Statements” and “Risk Factors” for information regarding statements that do not relate strictly to historical or current facts and certain risks inherent in our and ARLP’s business. Unless otherwise stated, the information presented in this section assumes that the underwriters will exercise their option to purchase additional units in full. Because the proceeds of any exercise of the underwriters’ option will be used to redeem a number of common units equal to the number of common units issued pursuant to the exercise of that option, the number of our common units will not change upon the exercise of the option but the relative percentages of common units owned by the public and our affiliates will change.

When discussing our operating results, we are referring to the operating results of ARM GP, our wholly-owned subsidiary, which are presented on a consolidated basis including ARLP. For additional information regarding our historical operating results, you should refer to our historical financial statements for the years ended December 31, 2002, 2003 and 2004, our unaudited historical financial statements for the nine months ended September 30, 2004 and 2005 and our unaudited pro forma financial statements for the year ended December 31, 2004 and the nine months ended September 30, 2005, included elsewhere in this prospectus.

General

Rationale for Our Cash Distribution Policy.     Our cash distribution policy reflects a basic judgment that our unitholders will be better served by our distributing our available cash rather than retaining it. It is important that you understand that currently our only cash-generating assets are partnership interests in ARLP, including incentive distribution rights, from which we receive quarterly distributions. We currently have no independent operations separate from those of ARLP. Because we believe we will have relatively low cash requirements for operating expenses and that we will principally finance any material capital investments from external financing sources, we believe that our investors are best served by distributing all of our available cash as described below. Because we are not subject to an entity-level federal income tax, we have more cash to distribute to you than would be the case were we subject to tax. Our cash distribution policy is consistent with the terms of our partnership agreement, which requires that we distribute all of our available cash quarterly.

Restrictions and Limitations on Cash Distributions and Our Ability to Change Our Cash Distribution Policy.    There is no guarantee that unitholders will receive quarterly distributions from us. Our cash distribution policy is subject to certain restrictions and may be changed at any time, including:

•	Our cash distribution policy will be subject to restrictions on distributions under our anticipated new credit facility. Specifically, we anticipate that our new credit facility will contain material financial tests and covenants that we must satisfy. Should we be unable to satisfy these restrictions under our new credit facility, or if we are otherwise in default under our new credit facility, we would be prohibited from making cash distributions to you notwithstanding our stated cash distribution policy.

•	ARLP’s cash distribution policy is subject to restrictions on distributions under its credit agreements. Specifically, ARLP’s credit agreements contain material financial tests and covenants that it must satisfy. These financial tests and covenants are described in this prospectus under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Debt Obligations—Alliance Resource Partners.” Should ARLP be unable to satisfy these restrictions under its credit agreements, ARLP would be prohibited from making cash distributions to us, which in turn would prevent us from making cash distributions to you notwithstanding our stated cash distribution policy.

•	Our general partner’s board of directors will have the authority under our partnership agreement to establish reserves for the prudent conduct of our business and for future cash distributions to our unitholders, and the establishment of those reserves could result in a reduction in cash distributions to you from levels we currently anticipate pursuant to our stated cash distribution policy.

•	The board of directors of ARLP’s managing general partner has the authority under ARLP’s partnership agreement to establish reserves for the prudent conduct of ARLP’s business and for future cash distributions to ARLP’s unitholders, and the establishment of those reserves could result in a reduction in cash distributions we would otherwise anticipate receiving from ARLP, which in turn could result in a reduction in cash distributions to you from levels we currently anticipate pursuant to our stated cash distribution policy.

•	While our partnership agreement requires us to distribute all of our available cash, our partnership agreement, including our cash distribution policy contained therein, may be amended by a vote of the holders of a majority of our common units. Following completion of this offering and assuming the full exercise of the underwriters’ option to purchase additional common units, the management investors will own approximately 77.7% of our outstanding common units and will have the ability to amend our partnership agreement without the approval of any other unitholders. Some of these owners are our officers and members of the board of directors of our general partner, as well as officers and directors of the managing general partner of ARLP.

•	Even if our cash distribution policy is not amended, modified or revoked, the amount of distributions we pay under our cash distribution policy and the decision to make any distribution is determined by our general partner, taking into consideration the terms of our partnership agreement.

•	The amount of distributions paid under ARLP’s cash distribution policy and the decision to make any distribution to its unitholders is at the discretion of ARLP’s managing general partner, taking into consideration the terms of its partnership agreement.

•	Under Section 17-607 of the Delaware Revised Uniform Limited Partnership Act, ARLP may not make a distribution to its partners if the distribution would cause its liabilities to exceed the fair value of its assets and we may not make a distribution to you if the distribution would cause our liabilities to exceed the fair value of our assets.

•	We may lack sufficient cash to pay distributions to our unitholders due to a number of factors, including increases in our general and administrative expenses, principal and interest payments on our outstanding debt, tax expenses, working capital requirements and anticipated cash needs of us or ARLP and its subsidiaries. Please read “Risk Factors” for a discussion of these factors.

Our Cash Distribution Policy Limits Our Ability to Grow.    Because we distribute all of our available cash, our growth may not be as fast as businesses that reinvest their available cash to expand ongoing operations. In fact, since currently our only cash-generating assets are partnership interests in ARLP, including incentive distribution rights, our growth initially will be completely dependent upon ARLP’s ability to increase its quarterly distribution per unit. If we issue additional units or incur debt to fund acquisitions and growth capital expenditures, the payment of distributions on those additional units or interest on that debt could increase the risk that we will be unable to maintain or increase our per unit distribution level.

ARLP’s Ability to Grow is Dependent on its Ability to Access External Growth Capital.    Consistent with the terms of its partnership agreement, ARLP distributes to its partners its available cash each quarter. In determining the amount of cash available for distribution, ARLP sets aside cash reserves, which it uses to fund its growth capital expenditures. Additionally, it has relied upon external financing sources, including commercial borrowings and other debt and equity issuances, to fund its acquisition capital expenditures. Accordingly, to the extent ARLP does not have sufficient cash reserves or is unable to finance growth externally, its cash distribution policy will significantly impair its ability to grow. In addition, to the extent ARLP issues additional units in connection with any acquisitions or growth capital expenditures, the payment of distributions on those additional units may increase the risk that ARLP will be unable to maintain or increase its per unit distribution level, which in turn may impact the available cash that we have to distribute to our unitholders. The incurrence of additional commercial or other debt to finance its growth strategy would result in increased interest expense to ARLP, which in turn may impact the available cash that we have to distribute to our unitholders.

Our Initial Distribution Rate

Our Cash Distribution Policy.    Upon completion of this offering, the board of directors of our general partner will adopt a cash distribution policy pursuant to which we will declare an initial distribution of $0.165 per unit per quarter, or $0.66 per unit per year, to be paid no later than 50 days after the end of each fiscal quarter. This equates to an aggregate cash distribution of approximately $8.6 million per quarter, or $34.4 million per year, based on the common units outstanding immediately after completion of this offering, including the common units issuable upon exercise of the underwriters’ option to purchase additional common units.

The following table sets forth the assumed number of outstanding common units upon the closing of this offering, assuming the full exercise of the underwriters’ option to purchase additional common units, and the estimated aggregate distribution amounts payable on such common units during the year following the closing of this offering at our initial distribution rate of $0.165 per common unit per quarter ($0.66 per common unit on an annualized basis).

	Distributions on Our Common Units
	Number of Common Units	One Quarter	Four Quarters
Estimated distributions on publicly held common units	11,650,000	$1,922,250	$7,689,000
Estimated distributions on common units held by the management investors	40,500,000	6,682,500	26,730,000

Total	52,150,000	$8,604,750	$34,419,000

These distributions will not be cumulative. Consequently, if distributions on our common units are not paid with respect to any fiscal quarter at the anticipated initial distribution rate, our unitholders will not be entitled to receive such payments in the future. We will pay our distributions on or about the 20th of each of February, May, August and November to holders of record on or about the 13th day of each such month. If the distribution date does not fall on a business day, we will make the distribution on the business day immediately preceding the indicated distribution date. Any distributions received by us from ARLP related to periods prior to the closing of this offering will be distributed entirely to the management investors. In May 2006, we expect to pay a distribution to our unitholders equal to the initial quarterly distribution prorated for the portion of the quarter ending March 31, 2006 that we are public.

Our cash distribution policy is consistent with the terms of our partnership agreement, which requires that we distribute all of our available cash quarterly. Under our partnership agreement, available cash is defined to generally mean, for each fiscal quarter, cash generated from our business in excess of the amount of the amount of cash reserves established by our general partner to, among other things:

•	provide for the proper conduct of our business;

•	comply with applicable law, any of our debt instruments or other agreements; or

•	provide funds for distributions to our unitholders for any one or more of the next four quarters.

ARLP’s Cash Distribution Policy.    Like us, ARLP has adopted a cash distribution policy that requires it to distribute its available cash to its unitholders on a quarterly basis. Under ARLP’s partnership agreement, available cash is defined to generally mean, for each fiscal quarter, cash generated from ARLP’s business in excess of the amount its general partner determines is necessary or appropriate to provide for the conduct of its business, comply with applicable law, any of its debt instruments or other agreements or provide for future distributions to its unitholders for any one or more of the next four quarters. ARLP’s determination of available cash takes into account the possibility of establishing cash reserves in some quarterly periods that it may use to pay cash distributions in other quarterly periods, thereby enabling it to maintain relatively consistent cash distribution levels even if its business experiences fluctuations in its cash from operations due to seasonal and cyclical factors. ARLP’s determination of available cash also allows it to maintain reserves to provide funding for its growth opportunities. ARLP makes its quarterly distributions from cash generated from its operations, and those distributions have grown over time as its business has grown, primarily as a result of internal growth projects and acquisitions.

The following table sets forth the amount of quarterly cash distributions ARLP paid on the interests and for the quarter indicated in the table. The actual cash distributions (i.e., payments to the partners of ARLP) occur within 45 days after the end of such quarter. ARLP and its predecessor have an established historical record of paying quarterly cash distributions to their partners.

	Cash Distribution History
	Distributions on L.P. Units		Distributions on General Partner Interests(2)	Distributions on Incentive Distribution Rights	Total Cash Distributions from ARLP
	Per Unit(1)	Total
	(in thousands, except per unit)
2003
1st Quarter	$0.26250	$9,399	$192	—	$9,591
2nd Quarter	$0.26250	$9,399	$192	—	$9,591
3rd Quarter	$0.26250	$9,399	$192	—	$9,591
4th Quarter	$0.28125	$10,071	$206	$34	$10,311

2004
1st Quarter	$0.31250	$11,190	$233	$205	$11,628
2nd Quarter	$0.32500	$11,637	$244	$344	$12,225
3rd Quarter	$0.32500	$11,637	$244	$344	$12,225
4th Quarter	$0.37500	$13,598	$296	$903	$14,797

2005
1st Quarter	$0.37500	$13,598	$296	$903	$14,797
2nd Quarter	$0.41250	$14,958	$350	$2,208	$17,516
3rd Quarter	$0.41250	$15,026	$352	$2,218	$17,596

(1)	All per unit distribution amounts have been adjusted retroactively to reflect to ARLP’s two-for-one split on September 15, 2005.
(2)	Includes distributions on the 0.02% general partner interest in ARLP held by Alliance Resource GP, LLC.

In the sections that follow, we present in detail the basis for our belief that we will be able to fully fund our initial distribution rate of $0.165 per common unit per quarter. In those sections, we present two tables, including:

•	Our “Unaudited Pro Forma Consolidated Available Cash,” in which we present the amount of pro forma available cash that we would have had available for distribution to our unitholders with respect to the year ended December 31, 2004 and the twelve months ended September 30, 2005, are derived from our unaudited pro forma financial statements that are included in this prospectus and that are based on our audited financial statements for the year ended December 31, 2004 and our unaudited financial statements for the nine months ended September 30, 2005. These pro forma financial statements give pro forma effect to:

•	the sale of 11,000,000 common units in this offering and related use of proceeds;

•	the issuance of 20,414,162 of our common units to Alliance Resource GP, LLC, the special general partner of ARLP, in exchange for 15,310,622 ARLP common units; and

•	the issuance of 20,735,838 of our common units to Alliance Management Holdings, LLC and AMH II, LLC, the current members of ARM GP, in exchange for their interests in ARM GP and 240,006 ARLP common units.

•

Our “Estimated Cash Available for Distributions” in which we present our estimate of how we calculate the estimated minimum consolidated EBITDA necessary for us to have sufficient cash available for distribution to pay the full quarterly distributions at the initial distribution rate on all the outstanding common units for each quarter through December 31, 2006. In “Assumptions and Considerations” below, we also present our assumptions underlying our belief that we will generate sufficient EBITDA to pay the minimum quarterly distribution on all common units for each quarter through December 31, 2006.

We do not as a matter of course make public projections as to future sales, earnings, or other results. However, we have prepared the prospective financial information set forth below to present the tables entitled “Unaudited Pro Forma Consolidated Available Cash and Estimated Cash Available to Pay Distributions. The accompanying prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in our view, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the assumptions on which we base our belief that we can generate the minimum EBITDA necessary for us to have sufficient cash available for distribution to pay the full quarterly distribution at the initial distribution rate. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this prospectus are cautioned not to place undue reliance on the prospective financial information.

Neither our independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

Our pro forma available cash for fiscal 2004 and for the twelve months ended September 30, 2005 would have been sufficient to pay the initial quarterly distribution of $0.165 per unit on all units to be outstanding following the completion of this offering. If we had completed the transactions contemplated in this prospectus on January 1, 2004, pro forma available cash generated during the year ended December 31, 2004 would have been approximately $62.9 million. This amount would have been sufficient to pay the full initial distribution amount of $34.4 million on all our common units for this year.

If we had completed the transactions contemplated in this prospectus on October 1, 2004, our pro forma available cash for the twelve months ended September 30, 2005 would have been approximately $82.5 million. This amount would have been sufficient to pay the full initial distribution amount of $34.4 million on all our common units for this twelve-month period.

Pro forma cash available for distribution includes estimated incremental general and administrative expenses we will incur as a result of being a publicly traded limited partnership, such as costs associated with annual and quarterly reports to unitholders, tax return and Schedule K-1 preparation and distribution, investor relations, registrar and transfer agent fees, director compensation and incremental insurance costs, including director and officer liability and business interruption insurance. We expect these incremental general and administrative expenses initially to total approximately $1.5 million per year.

The pro forma financial statements, upon which pro forma cash available for distribution is based, do not purport to present our results of operations had the transactions contemplated in this prospectus actually been completed as of the dates indicated. Furthermore, cash available for distribution is a cash accounting concept, while our pro forma financial statements have been prepared on an accrual basis. We derived the amounts of pro forma cash available for distribution shown above in the manner described in the table below. As a result, the amount of pro forma cash available for distribution should only be viewed as a general indication of the amount of cash available for distribution that we might have generated had we been formed in earlier periods.

The following table illustrates, on a pro forma basis, for the year ended December 31, 2004 and for the twelve months ended September 30, 2005, the amount of available cash that would have been available for distributions to our unitholders, assuming in each case that this offering had been consummated at the beginning of such period. Each of the pro forma adjustments presented below is explained in the footnotes to such adjustments.

Alliance Holdings GP, L.P.

Unaudited Pro Forma Consolidated Available Cash

	Year Ended December 31, 2004	Twelve Months Ended September 30, 2005
	(in thousands except per unit data)
Net Cash Provided by Operating Activities	$145,190	$170,725
Plus:
Interest expense (net of interest income)	14,963	13,294
Income tax expense(1)	2,641	2,884
Net changes in operating accounts(2)	(14,768)	8,661

EBITDA(3)	$148,026	$195,564
Less: Additional expense of being a public company(4)	(1,500)	(1,500)

Pro Forma EBITDA	$146,526	$194,064
Less:
Interest expense	(14,963)	(13,294)
Income tax expense(1)	(2,641)	(2,884)
Maintenance capital expenditures(5)	(31,600)	(42,900)
Growth capital expenditures(6)	(23,113)	(50,458)
Principal payments on debt(7)	—	(18,000)
Distributions to non-affiliated owners of ARLP(8)	(34,445)	(34,445)
Plus:
Borrowings under ARLP credit facilities for growth capital expenditures	—	—
Borrowings for refinance of principal repayments on debt	—	—
Use of cash reserves for growth capital expenditures(9)	23,113	50,458

Pro Forma Consolidated Available Cash of Alliance Holdings GP, L.P.	$62,877	$82,541

Expected Cash Distributions:
Expected distribution per unit	$0.66	$0.66

Distributions to public common unitholders(10)	$7,689	$7,689
Distributions to common units held by management investors(10)	26,730	26,730

Total distributions(10)	$34,419	$34,419

Excess	$28,458	$48,122

Debt Covenant Ratios:
Alliance Resource Partners, L.P.
Consolidated Net Debt / Consolidated Cash Flow(11)	1.11x	0.79x
Consolidated Cash Flow / Consolidated Interest Expense(11)	10.49x	13.12x

(1)	Our cash income taxes are attributable to federal and state income tax obligations of Alliance Service, Inc., an indirectly wholly-owned subsidiary that provides certain services to a coal synfuel producer. As a partnership, ARLP is not a taxable entity for federal or state income tax purposes; the tax effect of its activities accrues to the unitholders.
(2)	Primarily reflects changes in operating accounts due to the timing of cash receipts from sales and cash payments for purchases and other operating expenses near the end of each period. ARLP is able to use its cash reserves and available credit to satisfy its working capital needs. Consequently, we do not reflect any adjustments to cash available for distribution as a result of components of operating accounts.
(3)

We define EBITDA as net income before net interest expense, income taxes, depreciation, depletion and amortization and affiliate and non-affiliate non-controlling interest in consolidated partnership’s net income.

Please see Note 4 to “Summary Historical and Pro Forma Financial and Operating Data” for a reconciliation of EBITDA to net income.
(4)	Reflects an adjustment to our EBITDA for $1.5 million in estimated incremental general and administrative expenses associated with being a publicly traded limited partnership, including, among other things, costs associated with annual and quarterly reports to unitholders, tax return and Schedule K-1 preparation and distribution, registration and transfer agent fees, board of director compensation and incremental insurance costs, including director and officer liability insurance.
(5)	Represents actual maintenance capital expenditures of $31.6 million and $42.9 million for the fiscal year ending December 31, 2004 and the twelve months ended September 30, 2005, respectively.
(6)	Growth capital expenditures for the fiscal year ended December 31, 2004 and the twelve months ended September 30, 2005 were $23.1 million and $50.5 million, respectively. The growth capital expenditures for the fiscal year ended December 31, 2004 includes capital expenditures primarily related to the addition of production capacity at ARLP’s Dotiki, Pattiki, Warrior and MC mining operations. The growth capital expenditures for the twelve months ended September 30, 2005 includes capital expenditures primarily related to the development of the Elk Creek, Van Lear and Mountain View mines.
(7)	Reflects the principal payment on ARLP’s indebtedness for the fiscal year ended December 31, 2004 and the twelve months ended September 30, 2005, respectively. Our consolidated principal debt maturities for each of the fiscal years ended December 31 would be as follows (in thousands):

2006	$18,000
2007	$18,000
2008	$18,000
2009	$18,000
2010	$18,000
Thereafter	$72,000

(8)	Reflects the cash distributions from ARLP to its unitholders other than us based upon the most recently paid quarterly distribution of $0.4125 per unit or $1.65 per unit on an annualized basis.
(9)	ARLP has historically financed its growth capital expenditures through the use of cash reserves and external financing alternatives, including borrowings under its credit facilities and the public and private capital markets. In the future, ARLP anticipates that it will continue to utilize cash reserves and these external sources of financing to fund its growth strategy.

(10)	The table below sets forth the assumed number of outstanding common units upon the closing of this offering, assuming the full exercise of the underwriters’ option to purchase additional common units, and the estimated per unit and aggregate distribution amounts payable on such units during the year following the closing of this offering at our initial distribution rate.

	Number of Common Units	Distributions
		Per Unit	Aggregate
Estimated distributions on publicly held common units	11,650,000	$0.66	$7,689,000
Estimated distributions on common units held by management investors owners	40,500,000	$0.66	$26,730,000

Total	52,150,000		$34,419,000

(11)

The ARLP Revolving Credit Facility and Note Purchase Agreement requires that the ratio of ARLP’s Consolidated Net Debt (as defined in the Revolving Credit Facility and Note Purchase Agreement for ARLP) to ARLP’s Consolidated Cash Flow (as defined in the Revolving Credit Facility and Note Purchase Agreement for ARLP) for the four fiscal quarters most recently ended must be no greater than 3.00 to 1.00 in the Revolving Credit Facility and 4.00 to 1.00 in the Note Purchase Agreement. You should note that ARLP’s Consolidated Net Debt to ARLP’s Consolidated Cash Flows for purposes of ARLP’s financial covenants includes only the operations of ARLP and its subsidiaries and excludes our operations and those of our subsidiaries that are not subsidiaries of ARLP. In addition, this Revolving Credit Facility and Note

Purchase Agreement requires that the ratio of ARLP’s Consolidated Cash Flow to ARLP’s Consolidated Interest Expense (as defined in the Revolving Credit Facility and Note Purchase Agreement for ARLP) for the four fiscal quarters most recently ended must not be less than 4.00 to 1.00 in the Revolving Credit Facility and 2.25 to 1.00 in the Note Purchase Agreement. As indicated in the table, ARLP’s Consolidated Cash Flow would have been sufficient to satisfy the ratios required by ARLP’s Revolving Credit Facility and Note Purchase Agreement to permit the payment to us of cash distributions sufficient to enable us to make our intended distribution.

Estimated Cash Available for Distributions

In order to pay the quarterly distribution to our common unitholders at our initial distribution rate of $0.165 per unit per quarter, we estimate that our EBITDA for the twelve months ending December 31, 2006 must be at least $158.8 million. We define EBITDA as net income before net interest expense, income taxes, depreciation, depletion and amortization and interests of affiliated and non-affiliated non-controlling partners in consolidated partnership’s net income. EBITDA should not be considered an alternative to net income, income before income taxes, cash flows from operating activities or any other measure of financial performance calculated in accordance with accounting principles generally accepted in the United States, as those items are used to measure operating performance, liquidity or ability to service debt obligations.

In the table below entitled “Estimated Cash Available to Pay Distributions,” we estimate that our EBITDA will be at least $158.8 million for the four fiscal quarters ended December 31, 2006. We refer to this amount as our “Estimated Minimum Consolidated EBITDA.” We have also determined that if our EBITDA for such period is at or above our estimate, ARLP would be permitted under its credit facilities to pay sufficient cash distributions to us to enable us to make distributions to our unitholders at the initial distribution rate of $0.165 per unit per quarter. In addition, we expect that we will be permitted to make cash distributions at this level under any restricted payment covenants in our anticipated credit facility.

In developing our Estimated Minimum Consolidated EBITDA, we have included estimated maintenance and growth capital expenditures for the four fiscal quarters ended December 31, 2006. Maintenance capital expenditures are capital expenditures made on an ongoing basis to maintain current operations, which do not increase operating capacity or revenues from existing levels. Growth capital expenditures consist of capital expenditures we expect to make to expand the operating capacity of our current operations.

We believe we will generate at least the Estimated Minimum Consolidated EBITDA of $158.8 million for the twelve months ending December 31, 2006. This amount is approximately $12.2 million more than the pro forma EBITDA we recorded for the year ended December 31, 2004. In order for us to generate the Estimated Minimum Consolidated EBITDA, we believe that ARLP must achieve a minimum base level of $160.3 million in EBITDA for the twelve months ending December 31, 2006. For the nine months ended September 30, 2005, ARLP generated $167.1 million in EBITDA.

Our minimum base level estimate of $158.8 million in EBITDA for the twelve months ending December 31, 2006 is intended to be an indicator or benchmark of the amount management considers to be the lowest amount of EBITDA needed to generate sufficient available cash to make cash distributions to our common unitholders at our initial distribution rate of $0.165 per common unit per quarter (or $0.66 per common unit on an annualized basis). The baseline estimates of EBITDA should not be viewed as management’s projection of operating earnings of us or ARLP. Our management believes that our actual EBITDA earned during the twelve months ending December 31, 2006 will meet or exceed the minimum base level amount.

You should read “—Assumptions and Considerations” below for a discussion of the material assumptions underlying this belief, which reflect our judgment of conditions we expect to exist and the course of action we expect to take. If our estimate is not achieved, we may not be able to pay the minimum quarterly distribution on all our units. We can give you no assurance that our assumptions will be realized or that we will generate $158.8 million in EBITDA. There will likely be differences between our estimates and the actual results we will achieve and those differences could be material. If we do not generate the Estimated Minimum Consolidated EBITDA or if our capital expenditures, interest expense or income tax expense are higher than estimated, we may not be able to pay the initial quarterly distribution on our common units. When considering our ability to generate the Estimated Minimum Consolidated EBITDA of $158.8 million, you should keep in mind the risk factors and other cautionary statements under the heading “Risk Factors” and elsewhere in this prospectus. Any of these factors or the other risks discussed in this prospectus could cause our available cash to vary significantly from the amount set forth below.

Alliance Holdings GP, L.P.

Estimated Cash Available to Pay Distributions

Twelve Months Ending December 31, 2006
(in thousands, except per unit data)
Estimated Minimum Consolidated EBITDA(1)	$158,777

Less:
Interest expense(2)	(13,183)
Principal payments on debt(3)	(18,000)
Income tax expense(4)	(2,800)
Estimated maintenance capital expenditures(5)	(55,930)
Growth capital expenditures(6)	(75,000)
Acquisition capital expenditures(7)	—
Distributions to non-affiliated owners of ARLP(8)	(34,445)
Plus:
Net borrowings under loan agreements(9)	—
Proceeds from equity offering(9)	—
Use of cash reserves for growth capital expenditures(9)	75,000

Estimated Cash Available to Pay Distributions by Alliance Holdings GP, L.P.	$34,419

Expected Cash Distributions by Alliance Holdings GP, L.P.(10)	$34,419

Expected distributions per common unit	$0.66

Distributions to our general partner	—
Distributions to our public common unitholders(10)	7,689
Distributions to common units held by the management investors(10)	26,730

Total distributions(10)	$34,419

Debt Covenant Ratios:

Alliance Resource Partners, L.P.
Consolidated Net Debt/Consolidated Cash Flow(11)	0.89x
Consolidated Cash Flow/Consolidated Interest Expense(11)	12.25x

(1)	This amount represents the minimum estimated amount of EBITDA that we will need to generate for the twelve months ended December 31, 2006 in order to pay cash distributions to our unitholders at our initial distribution rate of $0.165 per unit per quarter. We believe that our Estimated Minimum Consolidated EBITDA for the twelve months ending December 31, 2006 will be not less than $158.8 million. Please read “—Assumptions and Considerations,” below for discussion of the material assumptions underlying this belief, which reflect our judgment of conditions we expect to exist and the course of action we expect to take.

(2)	Our estimated interest expense is comprised of the following components:

(i)	Approximately $12.9 million associated with approximately $162.0 million in outstanding ARLP senior notes. The senior notes bear interest at a fixed rate of 8.31%. These senior notes mature in August 2014 and amortize $18 million annually.

(ii)	Approximately $0.3 million of interest expense on other ARLP borrowings at variable rates of interest, ranging between 5.89% and 8.31%.

(3)	Represents $18.0 million of principal payments on ARLP’s indebtedness. The consolidated principal payment requirements for each of the fiscal years ending December 31 is anticipated to be as follows (in millions):

2006	$18.0
2007	$18.0
2008	$18.0
2009	$18.0
2010	$18.0
Thereafter	$72.0

(4)	Our estimated income tax expense is attributable to federal and state income tax obligations of Alliance Service Inc., a wholly-owned subsidiary that provides certain services to a coal synfuel producer.

(5)	We currently expect that our consolidated estimated maintenance capital expenditures will be approximately $55.9 million for the fiscal year ending December 31, 2006 in comparison to our estimated $53.0 million in the fiscal year ended December 31, 2005. The increased expected maintenance capital expenditures for the fiscal year ending December 31, 2006 primarily reflects incremental costs associated with maintaining ARLP’s expanded production capacity to meet customer requirements. Our estimated consolidated maintenance capital expenditures should enable ARLP to support production of up to 24 million tons in the projected period.

(6)	This reflects our anticipated expenditure of $75.0 million for growth capital for the fiscal year ending December 31, 2006. During the fiscal year ended December 31, 2004 and the twelve-month period ended September 30, 2005, we expended $23.1 million and $50.5 million respectively of growth capital on projects associated with, among other things, the purchase of mining equipment that expanded production capacity for ARLP’s mining operations as well as the construction of the Elk Creek, Van Lear and Mountain View underground mines.

Our anticipated consolidated growth capital expenditures of approximately $75.0 million for the fiscal year ending December 31, 2006 consists primarily of capital expenditures related to completing ARLP’s Elk Creek underground mine in western Kentucky and development associated with the Mountain View mine in West Virginia.

(7)	Consistent with its acquisition strategy, ARLP is continuously pursuing strategic acquisitions that it expects to be accretive to its earnings. Since the inception of ARLP’s predecessor in 1996 and through September 30, 2005, ARLP has acquired two coal mining operations for cash and assumed debt of $37.0 million. While ARLP expects to continue to pursue acquisitions during its fiscal year ending December 31, 2006, because of the uncertain nature of the acquisition environment, we have not included an estimate of future acquisition capital expenditure requirements. If ARLP is successful in completing additional acquisitions, ARLP anticipates its primary source of consideration will be its cash reserves and through commercial borrowings, other debt and common unit issuances. If ARLP is unable to finance its growth through external sources or is unable to achieve its targeted debt/equity ratios, our cash available to pay distributions may be negatively impacted.

(8)	Reflects the cash distributions from ARLP to its unitholders, other than us, based upon the current quarterly distribution of $0.4125 per unit for each quarter during the four-quarter period ending December 31, 2006, or $1.65 per unit on an annualized basis.

(9)

ARLP has historically financed growth capital expenditures and acquisitions primarily through the use of existing cash reserves. External financing sources, including borrowings under its credit facilities and the issuance of debt and equity securities, have been sourced at the discretion of the general partner, to the extent cash reserves are insufficient to finance growth capital expenditures and acquisition costs, or the terms of such financing were attractive. ARLP defines cash reserves as cash and cash equivalents plus marketable securities. As of September 30, 2005, cash reserves for ARLP totaled $88.2 million which consisted of cash and cash equivalents of $38.8 million and marketable securities of $49.5 million. Because assumed growth capital expenditures plus acquisitions totalling $75.0 million for the twelve month period ended December 31, 2006 is less than ARLP’s cash reserve balance of $88.2 million at September 30, 2005, we have assumed these expenditures are funded by ARLP with its cash reserves. As such, we have not shown estimated borrowings under our loan agreements or proceeds from equity offerings as a source of cash in the table above. However, ARLP may elect to fund these projects with borrowings under loan agreements or with proceeds from equity offerings.

(10)	Represents the amount required to fund distributions to our unitholders for four quarters based upon our initial cash distribution rate of $0.165 per unit ($0.66 per unit annually) and assuming the underwriters’ option to purchase additional common units has been exercised in full.

(11)	The ARLP Revolving Credit Facility and Note Purchase Agreement requires that the ratio of ARLP’s Consolidated Net Debt (as defined in the Revolving Credit Facility and Note Purchase Agreement for ARLP) to ARLP’s Consolidated Cash Flow (as defined in the Revolving Credit Facility and Note Purchase Agreement for ARLP) for the four fiscal quarters most recently ended must be no greater than 3.00 to 1.00 in the Revolving Credit Facility and 4.00 to 1.00 in the Note Purchase Agreement. You should note that ARLP’s Consolidated Net Debt to ARLP’s Consolidated Cash Flows for purposes of ARLP’s financial covenants includes only the operations of ARLP and its subsidiaries and excludes our operations and those of our subsidiaries that are not subsidiaries of ARLP. In addition, this Revolving Credit Facility and Note Purchase Agreement requires that the ratio of ARLP’s Consolidated Cash Flow to ARLP’s Consolidated Interest Expense (as defined in the Revolving Credit Facility and Note Purchase Agreement for ARLP) for the four fiscal quarters most recently ended must not be less than 4.00 to 1.00 in the Revolving Credit Facility and 2.25 to 1.00 in the Note Purchase Agreement. As indicated in the table, ARLP’s Consolidated Cash Flow would have been sufficient to satisfy the ratios required by ARLP’s Revolving Credit Facility and Note Purchase Agreement to permit the payment to us of cash distributions sufficient to enable us to make our intended distribution.

Assumptions and Considerations

We believe that our partnership interests in ARLP will generate sufficient cash flow to enable us to pay our initial quarterly distribution of $0.165 per unit on all of our units for the four quarters ending December 31, 2006. Our belief is based on a number of current assumptions that we believe to be reasonable over the next four quarters.

You should read the following assumptions and considerations for a discussion of the material assumptions underlying our belief that we will be able to generate our Estimated Minimum Consolidated EBITDA. Our belief is based on certain assumptions and reflects our judgment of conditions we expect to exist and the course of action we expect to take. The assumptions disclosed herein are those that we believe are significant to our ability to generate the Estimated Minimum Consolidated EBITDA.

We believe that our Estimated Consolidated EBITDA for the twelve months ending December 31, 2006 will be not less than $158.8 million. This amount of Estimated Consolidated EBITDA is approximately $12.2 million more than the pro forma EBITDA we generated for the fiscal year ended December 31, 2004. In order for us to generate the Estimated Consolidated EBITDA, we believe that ARLP must achieve a minimum base level of $160.3 million in EBITDA.

Our Estimated Minimum Consolidated EBITDA is based on a number of significant assumptions that are set forth below:

•	ARLP will pay a quarterly cash distribution of $0.4125 per ARLP common unit for each of the four quarters in the four-quarter period ending December 31, 2006, which quarterly distribution is equal to the most recently declared cash distribution of $0.4125 per unit for the quarter ended September 30, 2005. As a result, we estimate that the amount of cash distribution that we will receive from ARLP each quarter will be equal to or greater than $9.0 million during this period, including the distribution we will receive on our 1.98% general partner interest and incentive distribution rights. We have also assumed that Alliance Resource Management GP, LLC will maintain its aggregate 1.98% general partner interest in ARLP by making proportionate cash contributions to ARLP in connection with ARLP’s equity issuances, if any.

•	ARLP will sell a minimum of 21.0 million tons of coal production for the twelve months ending December 31, 2006 as compared to the 20.8 million and 17.0 million tons sold for the twelve month periods ended December 31, 2004 and the nine months ended September 30, 2005, respectively.

•	ARLP will receive an average price per ton of coal sold of $30.00 for the twelve months ending December 31, 2006 as compared to $29.98 and $34.37 for the twelve month periods ended December 31, 2004 and the nine months ended September 30, 2005, respectively.

•	ARLP’s operating expenses will not exceed $469.7 million based on 21 million tons of production.

•	ARLP’s consolidated cash interest expense will not exceed approximately $13.2 million for the fiscal year ending December 31, 2006.

•	ARLP’s estimated income tax expense will not exceed $2.8 million.

•	ARLP’s estimated maintenance capital expenditures will not exceed $55.9 million for the fiscal year ending December 31, 2006 as compared to ARLP’s estimated maintenance capital expenditures of $53.0 million and $31.6 million for the fiscal years ended December 31, 2005 and 2004, respectively. The increased expected maintenance capital expenditures for the fiscal year ending December 31, 2006 primarily reflects incremental costs associated with maintaining ARLP’s expanded production capacity to meet customer requirements. Our estimated consolidated maintenance capital expenditures should enable ARLP to support production of up to 24 million tons in the projected period.

•	ARLP’s growth capital expenditures will not exceed $75.0 million for the fiscal year ending December 31, 2006 as compared to ARLP’s growth capital expenditures of $23.1 million and $50.5 million for the fiscal year ended December 31, 2004 and the twelve month period ended September 30, 2005, respectively. Our anticipated growth capital expenditures primarily relate to the development of ARLP’s Elk Creek mine in Western Kentucky and Mountain View mine in West Virginia.

•	Our incremental general and administrative expenses associated with public company reporting and filing requirements will not exceed $1.5 million for the fiscal year ending December 31, 2006.

•	There will not be any new federal, state or local regulation of portions of the energy industry in which we and ARLP operate, or a new interpretation of existing regulation, that will be materially adverse to our or ARLP’s business.

•	Market, regulatory, insurance and overall economic conditions will not change substantially.

We cannot assure you that any of the assumptions summarized above, or any other assumptions upon which Estimated Minimum Consolidated EBITDA is based, will prove to be correct. If the assumptions are incorrect, we may not have sufficient cash to make the contemplated distributions. While we believe that these assumptions are reasonable in light of our current beliefs concerning future events, the assumptions underlying our Estimated Minimum Consolidated EBITDA are inherently uncertain and are subject to significant business, economic, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those we anticipate. If our assumptions are not realized, the actual available cash that we generate could be substantially less than that currently expected and could, therefore, be insufficient to permit us to make distributions on the common units at the initial distribution rate, or at any level, in which event the market price of the common units may decline materially. Consequently, the statement that we believe that we will have sufficient available cash to pay the initial distribution on the common units for each quarter through December 31, 2006 should not be regarded as a representation by us or the underwriters or any other person that we will make such a distribution.

Our Sources of Distributable Cash

Our only cash-generating assets currently consist of our partnership interests in ARLP. Therefore, our cash flow and resulting ability to make distributions initially will be completely dependent upon the ability of ARLP to make distributions in respect of those interests and rights. The actual amount of cash that ARLP will have available for distribution will primarily depend on the amount of cash it generates from operations. The actual amount of this cash will fluctuate from quarter to quarter based on certain factors, including:

•	fluctuations in cash flow generated by ARLP’s operating activities;

•	the level of capital expenditures ARLP makes;

•	the cost of capital used to fund any acquisitions;

•	debt service requirements;

•	fluctuations in working capital needs;

•	restrictions on distributions contained in ARLP’s credit facility and senior notes;

•	ARLP’s ability to borrow under its working capital facility to make distributions;

•	prevailing economic conditions; and

•	the amount, if any, of cash reserves established by ARLP’s managing general partner in its discretion for the proper conduct of its business.

As ARLP makes quarterly distributions to its partners, we receive our share of such distributions in proportion to our ownership interests in ARLP. Upon completion of this offering, we will own, directly or indirectly:

•	a 1.98% general partner interest in ARLP, which we hold through our ownership interests in Alliance Resource Management GP, LLC, ARLP’s managing general partner;

•	the outstanding incentive distribution rights in ARLP, which we hold through our ownership interests in Alliance Resource Management GP, LLC; and

•	15,550,628 common units of ARLP.

Our Incentive Distribution Rights Related to ARLP’s Cash Distributions.    The incentive distribution rights we own in ARLP represent our right to receive an increasing percentage of ARLP’s quarterly distributions of available cash from operating surplus after ARLP has made cash distributions in excess of its first target distribution level. If for any quarter ARLP has distributed available cash from operating surplus to its common unitholders in an amount equal to its minimum quarterly distribution, then ARLP will distribute any additional available cash from operating surplus for that quarter among its unitholders and ARLP’s general partners in the following manner:

•	First, 98% to all unitholders of ARLP, in accordance with their percentage interests, and 2% to the general partners, until each outstanding unit has received $0.275 per unit for such quarter (the “minimum quarterly distribution”);

•	Second, 85% to all unitholders of ARLP, in accordance with their percentage interests, 2% to the general partners, pro rata, and 13% to the managing general partner until each outstanding unit has received $0.3125 per unit for such quarter (the “second target cash distribution”);

•	Third, 75% to all unitholders of ARLP, in accordance with their percentage interests, 2% to the general partners, pro rata, and 23% to the managing general partner until each outstanding unit has received $0.375 per unit for such quarter (the “third target cash distribution”); and

•	Thereafter, 50% to all unitholders of ARLP, in accordance with their percentage interests, 2% to the general partners, pro rata, and 48% to the managing general partner.

Hypothetical Allocations of Distributions to Our Unitholders and ARLP’s Unitholders.    The table set forth below illustrates the percentage allocations among (i) the owners of ARLP, other than us, and (ii) Alliance Holdings GP, L.P. as a result of certain assumed quarterly distribution payments per common unit made by ARLP, including the target distribution levels contained in ARLP’s partnership agreement. This information assumes:

•	ARLP has 36,426,306 common units outstanding; and

•	we own (i) 15,550,628 ARLP common units, comprising approximately 42.7% of the outstanding common units in ARLP, (ii) a 1.98% general partner interest in ARLP and (iii) the incentive distribution rights of ARLP.

The percentage interests shown for us and the other ARLP unitholders for the minimum quarterly distribution amount are also applicable to distribution amounts that are less than the minimum quarterly distribution. The amounts presented below are intended to be illustrative of the way in which we are entitled to an increasing share of distributions from ARLP as total distributions from ARLP increase and are not intended to represent a prediction of future performance.

Distribution Level	ARLP Quarterly Distribution Per Unit	Distributions to Owners of ARLP Other Than Us as a Percentage of Total Distributions	Distributions to Alliance Holdings GP, L.P. as a Percentage of Total Distributions
Minimum Quarterly Distribution	$0.2500	56.2%	43.8%
First Target Distribution	$0.2750	56.2%	43.8%
Second Target Distribution	$0.3125	55.2%	44.8%
Third Target Distribution	$0.3750	52.7%	47.3%
Other Hypothetical Distributions	$0.5000	43.6%	56.4%

SELECTED HISTORICAL AND PRO FORMA FINANCIAL AND OPERATING DATA

We were formed in November 2005 and therefore do not have any historical financial statements. Since we will own and control Alliance Resource Management GP, LLC, the managing general partner of ARLP, the historical financial statements presented below are of Alliance Resource Management GP, LLC on a consolidated basis, including ARLP. We refer to Alliance Resource Management GP, LLC as ARM GP throughout this prospectus.

The historical financial data of ARM GP below were derived from its audited consolidated financial statements as of and for the years ended December 31, 2003 and 2004 and as of May 8, 2002 and December 31, 2002 and for the period from January 1, 2002 to May 8, 2002 and the period from May 9, 2002 to December 31, 2002 and unaudited consolidated financial statements as of and for the years ended December 31, 2000 and 2001 and from its unaudited condensed consolidated financial statements for the nine months ended September 30, 2004 and 2005. ARLP acquired Warrior Coal, LLC from ARH Warrior Holdings, Inc., a subsidiary of Alliance Resource Holdings, Inc., the owner of the special general partner of ARLP, in February 2003. Because the Warrior acquisition was between entities under common control, it is accounted for at historical cost in a manner similar to that used in a pooling of interests. Accordingly, the financial statements as of December 31, 2001, May 8, 2002 and December 31, 2002, and for the year ended December 31, 2001, the period from January 1, 2002 to May 8, 2002 and the period from May 9, 2002 to December 31, 2002 reflect the combined historical results of operations, financial position, and cash flows of ARLP and Warrior Coal, LLC. ARH Warrior Holdings, Inc. acquired the assets that comprise Warrior Coal, LLC on January 26, 2001.

Effective May 9, 2002, 74.1% of ARM GP’s members’ interests were acquired by an entity controlled by the management investors in a business combination using the purchase method of accounting. The purchase price was allocated to the assets acquired and the liabilities assumed based on their fair values. Accordingly, the financial data prior to May 9, 2002 are not necessarily comparable to the financial data subsequent to May 8, 2002.

ARM GP has not had any operating activities apart from those conducted by ARLP. ARM GP’s cash flows currently consist of distributions from ARLP on the partnership interests, including incentive distribution rights, that we own. Accordingly, the selected historical consolidated financial data set forth in the table on the following page primarily reflect the operating activities and results of operations of ARLP.

The limited partner interests in ARLP not owned by ARM GP are reflected as a liability on the balance sheet and the non-controlling partners’ share of income from ARLP is reported as a deduction from income before non-controlling interest in determining net income (loss) for historical presentation purposes. For pro forma presentation purposes, the limited partner interests in ARLP owned by ARLP’s special general partner and its affiliates are reclassified from a liability on our balance sheet to equity and its share of ARLP’s income is included in our income.

Our summary unaudited pro forma financial information gives effect to the following transactions:

•	the sale of 11,000,000 common units in this offering and related use of proceeds;

•	the issuance of 20,414,162 of our common units to Alliance Resource GP, LLC, the special general partner of ARLP, in exchange for 15,310,622 ARLP common units; and

•	the issuance of 20,735,838 of our common units to Alliance Management Holdings, LLC and AMH II, LLC, the current members of ARM GP, in exchange for their interests in ARM GP, and 240,006 ARLP common units.

The pro forma balance sheet data below assumes that the offering and the related transactions occurred as of September 30, 2005. The pro forma financial and operating data below assumes this offering and the related transactions occurred on January 1, 2004.

We derived the data in the following table from, and it should be read together with and is qualified in its entirety by reference to, the historical and pro forma consolidated financial statements and the accompanying notes included in this prospectus. Historical financial data for the years ended December 31, 2000 and 2001 were derived from unaudited consolidated financial statements. The table should also be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Predecessor			Successor
	Year Ended December 31,		The Period January 1, 2002 to May 8,	The Period May 9, 2002 to December 31,	Year Ended December 31,		Nine Months Ended September 30,		Pro Forma
									Year Ended December 31,	Nine Months Ended September 30,
	2000	2001	2002	2002	2003	2004	2004	2005	2004	2005
	(unaudited)		(audited)		(audited)		(unaudited)		(unaudited)
	(in millions, except per ton data)
Statements of Income:
Sales and operating revenues:
Coal sales	$347.2	$453.1	$162.3	$317.2	$501.6	$599.4	$440.2	$560.6	$599.4	$560.6
Transportation revenues	13.5	18.2	6.8	12.2	19.5	29.8	20.4	27.1	29.8	27.1
Other sales and operating revenues	2.8	6.2	6.3	14.1	21.6	24.1	18.0	23.7	24.1	23.7

Total revenues	363.5	477.5	175.4	343.5	542.7	653.3	478.6	611.4	653.3	611.4

Expenses:
Operating expenses	257.4	337.2	116.7	250.8	368.8	436.4	316.1	377.4	436.4	377.4
Transportation expenses	13.5	18.2	6.8	12.2	19.5	29.8	20.4	27.1	29.8	27.1
Outside purchases	16.9	28.9	4.0	6.1	8.5	9.9	4.3	11.0	9.9	11.0
General and administrative	15.2	18.7	7.4	12.9	28.3	45.4	34.3	29.1	46.9	30.2
Depreciation, depletion and amortization	39.1	50.7	18.3	34.1	52.5	53.7	39.8	40.8	53.7	40.8
Interest expense	16.7	16.9	5.8	10.6	16.0	15.0	11.3	9.7	15.0	9.7
Unusual items(1)	(9.5)	—	—	—	—	—	—	—	—	—
Net gain from insurance settlement(2)	—	—	—	—	—	(15.2)	(15.2)	—	(15.2)	—

Total expenses	349.3	470.6	159.0	326.7	493.6	575.0	411.0	495.1	576.5	496.2

Income from operations	14.2	6.9	16.4	16.8	49.1	78.3	67.6	116.3	76.8	115.2
Other income (expense)	1.3	0.8	0.6	(0.1)	1.4	1.1	0.8	0.3	1.1	0.3

Income before income taxes and cumulative effect of accounting change and non-controlling interest	15.5	7.7	17.0	16.7	50.5	79.4	68.4	116.6	77.9	115.5
Income tax expense (benefit)	—	(0.8)	0.2	(1.3)	2.6	2.7	2.0	2.3	2.7	2.3

Income before cumulative effect of accounting change and non-controlling interest	15.5	8.5	16.8	18.0	47.9	76.7	66.4	114.3	75.2	113.2
Cumulative effect of accounting change(3)	—	7.9	—	—	—	—	—	—	—	—

Interest before non-controlling interest	15.5	16.4	16.8	18.0	47.9	76.7	66.4	114.3	75.2	113.2
Affiliate non-controlling interest in consolidated partnership’s net income	(7.7)	(8.4)	(8.3)	(9.7)	(21.1)	(31.8)	(27.9)	(45.8)	—	—
Non-affiliate non-controlling interest in consolidated partnership’s net income	(7.6)	(8.3)	(8.2)	(9.4)	(26.5)	(41.5)	(36.3)	(60.9)	(41.5)	(61.0)

Net income (loss)	$0.2	$(0.3)	$0.3	$(1.1)	$0.3	$3.4	$2.2	$7.6	$33.7	$52.2

Balance Sheet Data:
Working capital (deficit)	$37.4	$0.4	$7.6	$(15.7)	$16.4	$54.2	$45.1	$74.0		$74.0
Total assets	309.6	311.8	331.1	317.2	336.6	412.9	418.0	498.8		498.8
Long-term debt	266.3	211.3	216.3	195.0	180.0	162.0	162.0	144.0		144.0
Total liabilities	342.7	349.8	367.5	355.7	323.9	357.6	373.2	376.3		376.3
Total non-controlling interest	(39.3)	(53.0)	(51.8)	(45.9)	18.4	60.6	49.7	125.2		(55.5)
Members’ capital (deficiency in capital)	6.2	15.0	15.4	7.4	(5.8)	(5.3)	(4.9)	(2.7)		178.0
Other Operating Data:
Tons sold	15.0	18.6	6.2	12.2	19.5	20.8	15.4	17.0	20.8	17.0
Tons produced	13.7	17.4	7.0	11.0	19.2	20.4	15.2	16.7	20.4	16.7
Revenues per ton sold(4)	$23.33	$24.69	$27.19	$27.16	$26.83	$29.98	$29.75	$34.37	$29.98	$34.37
Cost per ton sold(5)	$19.30	$20.69	$20.66	$22.11	$20.80	$23.64	$23.03	$24.56	$23.72	$24.62
Other Financial Data:
Net cash provided by operating activities	$71.0	$70.4	$19.2	$82.3	$110.3	$145.2	$126.0	$151.6
Net cash used in investing activities	(41.0)	(31.1)	(21.2)	(35.7)	(77.8)	(77.6)	(29.1)	(78.9)
Net cash used in financing activities	(30.5)	(34.2)	(2.5)	(45.4)	(31.5)	(46.5)	(34.3)	(65.1)
EBITDA(6)	71.3	83.2	41.1	61.4	119.0	148.1	119.5	167.1	$146.6	$166.0
Maintenance capital expenditures(7)	21.2	24.4	10.4	18.6	30.0	31.6	27.3	38.6	31.6	38.6

(1)	Represents income from the final resolution of an arbitrated dispute with respect to the termination of a long-term contract, net of impairment charges relating to certain transloading facility assets, partially offset by expenses associated with other litigation matters in 2000.
(2)	Represents the net gain from the final settlement with ARLP’s insurance underwriters for claims relating to the Dotiki Mine Fire Incident. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Dotiki Fire Incident” for a description of the accounting treatment of expenses and insurance proceeds associated with the Dotiki Fire Incident.
(3)	Represents the cumulative effect of the change in the method of estimating coal workers’ pneumoconiosis (“black lung”) benefits liability effective January 1, 2001. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies.”
(4)	Revenues per ton sold are based on the total of coal sales and other sales and operating revenues divided by tons sold.
(5)	Cost per ton sold is based on the total of operating expenses, outside purchases and general and administrative expenses divided by tons sold.
(6)	EBITDA is defined as net income before net interest expense, income taxes, depreciation, depletion and amortization and interests of affiliated and non-affiliated non-controlling partners in consolidated partnership’s net income. EBITDA is used as a supplemental financial measure by management and by external users of our and ARLP’s financial statements such as investors, commercial banks, research analysts and others, to assess:

•	the financial performance of our and ARLP’s assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of our and ARLP’s assets to generate cash sufficient to pay interest costs and support indebtedness;

•	our and ARLP’s operating performance and return on investment as compared to those of other companies in the coal energy sector, without regard to financing or capital structures; and

•	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

EBITDA should not be considered as an alternative to net income, income from operations, cash flows from operating activities or any other measure of financial performance presented in accordance with generally accepted accounting principles. EBITDA is not intended to represent cash flow and does not represent the measure of cash available for distribution. Our method of computing EBITDA may not be the same method used to compute similar measures reported by other companies, or EBITDA may be computed differently by us in different contexts (e.g. public reporting versus computation under financing agreements).

The following table presents a reconciliation of the non-GAAP financial measure of EBITDA to the GAAP financial measure of net income:

	Predecessor			Successor
	Year Ended December 31,		The Period January 1, 2002 to May 8,	The Period May 9, 2002 to December 31, 2002	Year Ended December 31,		Nine Months Ended September 30,		Pro Forma
									Year Ended December 31,	Nine Months Ended September 30,
	2000	2001	2002		2003	2004	2004	2005	2004	2005

				(in millions)
Net income (loss)	$0.2	$(0.3)	$0.3	$(1.1)	$0.3	$3.4	$2.2	$7.6	$33.7	$52.2
Add:
Depreciation, depletion and amortization	39.1	50.7	18.3	34.1	52.5	53.7	39.8	40.8	53.7	40.8
Interest expense	16.7	16.9	5.8	10.6	16.0	15.0	11.3	9.7	15.0	9.7
Income tax expense (benefit)	—	(0.8)	0.2	(1.3)	2.6	2.7	2.0	2.3	2.7	2.3
Interest of affiliated and non-affiliated non-controlling partners in consolidated partnership’s net income	15.3	16.7	16.5	19.1	47.6	73.3	64.2	106.7	41.5	61.0

EBITDA	$71.3	$83.2	$41.1	$61.4	$119.0	$148.1	$119.5	$167.1	$146.6	$166.0

(7)	ARLP’s maintenance capital expenditures, as defined under the terms of ARLP’s partnership agreement, are those capital expenditures required to maintain, over the long-term, the operating capacity of ARLP’s capital assets. Maintenance capital expenditures for ARLP’s predecessor reflect our historical designation of maintenance capital expenditures. Maintenance capital expenditures for the year ended December 31, 2001 and for the period from January 1, 2002 to May 8, 2002 and the period from May 9, 2002 to December 31, 2002 have not been restated to include Warrior.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion of Alliance Holdings GP’s financial condition and results of operations in conjunction with the historical consolidated financial statements and notes thereto included elsewhere in this prospectus. For more detailed information regarding the basis of presentation for the following information, you should read the notes to the historical financial statements included elsewhere in this prospectus. In addition, you should read “Forward-Looking Statements” and “Risk Factors” for information regarding some of the risks inherent in our and ARLP’s businesses.

Overview

Financial Presentation.    We reflect our ownership interest in ARLP on a consolidated basis, which means that our financial results are combined with ARLP’s financial results and the results of our other subsidiaries. The non-controlling limited partner interests in ARLP will be reflected as an expense in our results of operations. We initially will have no separate operating activities apart from those conducted by ARLP, and our cash flows currently consist of distributions from ARLP on the partnership interests, including the incentive distribution rights, that we own. Our historical consolidated results of operations reflect the results of operations of ARM GP, our wholly-owned subsidiary. Throughout this discussion, when we refer to “our” consolidated results of operations, we are referring to the results of operations of ARM GP. ARM GP’s results of operations principally reflect the results of operations of ARLP adjusted for non-controlling partners interest in ARLP’s net income. Accordingly, the discussion of our financial position and results of operations in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” reflects the operating activities and results of operations of ARLP. The historical results of our operations do not reflect the incremental expenses we expect to incur as a result of being a publicly traded partnership.

General.    We are a Delaware limited partnership. Our cash generating assets consist of our partnership interests in Alliance Resource Partners, L.P. (NASDAQ: ARLP), a publicly traded limited partnership engaged in the production and marketing of coal to major United States utilities and industrial users. Our aggregate partnership interests in ARLP will consist of the following:

•	a 1.98% general partner interest in ARLP, which we hold through our 100% ownership interest in Alliance Resource Management GP, LLC, ARLP’s managing general partner;

•	the incentive distribution rights in ARLP, which we hold through our 100% ownership interest in Alliance Resource Management GP, LLC; and

•	15,550,628 common units of ARLP, representing approximately 42.7% of the common units of ARLP.

Our incentive distribution rights in ARLP entitle us to receive an increasing percentage of the total cash distributions made by ARLP as it reaches certain target distribution levels. At ARLP’s current quarterly distribution rate of $0.4125 per unit, aggregate quarterly cash distributions to us on all our interests in ARLP are approximately $9.0 million, representing approximately 51% of the total cash distributed. Based on this distribution, we expect that our initial quarterly distribution will be $0.165 per unit, or $0.66 per unit on an annualized basis.

Our primary business objective is to increase our cash distributions to our unitholders by actively assisting ARLP in executing its business strategy. ARLP’s business strategy is to create sustainable, capital-efficient growth in distributable cash flow to maximize its distribution to its unitholders by, among other things (1) expanding its operations by adding and developing mines and coal reserves in existing, adjacent or neighboring properties, (2) developing new mining complexes in locations with attractive market conditions, (3) continuing to make productivity improvements in order to be a safe, low-cost producer in each region in which it operates and (4) strengthening its position with existing and future customers by offering a broad range of coal qualities, transportation alternatives and customized services.

We intend to support ARLP in implementing its business strategy by assisting it in identifying, evaluating, and pursuing growth opportunities. In the future, we may also support the growth of ARLP through the use of our capital resources, which could involve loans or capital contributions to ARLP to provide funding for the acquisition of a business or asset or for an internal growth project. We may also provide ARLP with other forms of credit support, such as guarantees related to financing a project or other types of support related to a merger or acquisition transaction.

Although our primary business objective is to increase our cash distributions to our unitholders by assisting ARLP in executing its business strategy, we may separately pursue opportunities to acquire businesses or assets that may or may not be related to ARLP’s business in accordance with our Omnibus Agreement. For a description of our Omnibus Agreement, please read “Conflicts of Interest and Fiduciary Duties.”

The following table sets forth the distributions that we would have received from ARLP during the period indicated and assumes the contribution transactions to be completed concurrent with the closing of this offering had they occurred as of the first day of such periods. These distributions represent payments that would have been made with respect to our partnership interests, including our incentive distribution rights, as of the date indicated.

	Assumed Cash Distributions Received by Us from ARLP
	Predecessor	Successor
	The Period January 1, 2002 to May 8, 2002	The Period May 9, 2002 to December 31, 2002	Year Ended December 31, 2003	Year Ended December 31, 2004	Nine Months Ended September 30, 2005
	(in thousands)
Distributions on ARLP common units held by us	$3,910	$11,729	$16,358	$19,352	$18,078
Distributions from ownership interest in the ARLP general partner	156	467	733	919	933
Distributions from ARLP incentive distribution rights	—	—	—	925	4,014

Total	$4,066	$12,196	$17,091	$21,196	$23,025

Factors That Significantly Affect our Results.    Our only cash-generating assets currently consist of our partnership interests in ARLP. Therefore, our cash flow and resulting ability to make distributions initially will be completely dependent upon the ability of ARLP to make distributions in respect of those interests. The actual amount of cash that ARLP will have available for distribution will primarily depend on the amount of cash it generates from operations.

ARLP’s results of operations are determined primarily by the tons of coal produced and marketed in its regions of operation. ARLP generates its revenues principally pursuant to short-term coal supply contracts (contracts having a term of less than one year) and long-term coal supply contracts (contracts having a term of one year or greater) on which ARLP generates an operating margin. The revenue it earns from these contracts is directly related to the tonnage of coal that is produced or marketed in its operations. The terms of its contracts vary based upon coal quality conditions, the competitive environment at the time the contracts are signed and customer requirements. The contract mix may change as a result of changes in customer preferences, expansion in regions where some types of contracts are more common and other market factors.

As is customary in the coal industry, ARLP has entered into long-term contracts with many of its customers. These arrangements are beneficial ARLP and its customers by providing greater predictability of sales volumes and sales prices. In 2004, approximately 92% and 85% of ARLP’s sales tonnage and total coal sales, respectively, were sold under long-term contracts with maturities ranging from 2005 to 2023. ARLP’s total nominal commitment under long-term contracts was approximately 98.6 million tons at December 31, 2004, and was expected to be delivered as follows: 21.9 million tons in 2005, 20.6 million tons in 2006, 13.0 million tons in 2007, 7.0 million tons in 2008, 6.9 million tons in 2009, and 29.2 million tons thereafter during the remaining terms of the relevant coal supply agreements. The total commitment of coal under contract is an approximate number because, in some instances, ARLP’s contracts contain provisions that could cause the nominal total commitment to increase or decrease by as much as 20%. The contractual time commitments for customers to nominate future purchase volumes under these contracts are sufficient to allow ARLP to balance ARLP’s sales commitments with prospective production capacity. In addition, the nominal total commitment can otherwise change because of price reopener provisions contained in certain of these long-term contracts.

The terms of long-term contracts are the results of both bidding procedures and extensive negotiations with each customer. As a result, the terms of these contracts vary significantly in many respects, including, among others, price adjustment features, price and contract reopener terms, permitted sources of supply, force majeure provisions, coal qualities, and quantities. Virtually all of ARLP’s long-term contracts are subject to price adjustment provisions, which permit an increase or decrease periodically in the contract price to reflect changes in specified price indices or items such as taxes, royalties or actual production costs. These provisions, however, may not assure that the contract price will reflect every change in production or other costs. Failure of the parties to agree on a price pursuant to an adjustment or a reopener provision may lead to early termination of a contract. Some of the long-term contracts also permit the contract to be reopened to renegotiate terms and conditions other than the pricing terms, and, where a mutually acceptable agreement on terms and conditions cannot be concluded, either party may have the option to terminate the contract. The long-term contracts typically stipulate procedures for quality control, sampling and weighing. Most contain provisions requiring ARLP to deliver coal within stated ranges for specific coal characteristics such as heat, sulfur, ash, moisture, grindability, volatility and other qualities. Failure to meet these specifications can result in economic penalties or termination of the contracts. While most of the contracts specify the approved seams and/or approved locations from which the coal is to be mined, some contracts allow the coal to be sourced from more than one mine or location. Although the volume to be delivered pursuant to a long-term contract is stipulated, the buyers often have the option to vary the volume within specified limits.

In addition, the actual amount of cash that ARLP will have available for distribution will fluctuate from quarter to quarter based on certain additional factors, including:

•	fluctuations in cash flow generated by ARLP’s operating activities;

•	the level of capital expenditures ARLP makes;

•	the cost of capital used to fund any acquisitions;

•	debt service requirements;

•	fluctuations in working capital needs;

•	restrictions on distributions contained in ARLP’s credit facility and senior notes;

•	ARLP’s ability to borrow under its working capital facility to make distributions;

•	prevailing economic conditions; and

•	the amount, if any, of cash reserves established by ARLP’s managing general partner in its discretion for the proper conduct of its business.

Alliance Resource Partners, L.P.

Alliance Resource Partners, L.P. is a Delaware limited partnership. ARLP’s common units are listed on the Nasdaq National Market under the symbol “ARLP.” ARLP’s business activities are primarily conducted through, and its assets are owned by, its subsidiary Alliance Coal, LLC and its subsidiaries, which are sometimes referred to collectively in this prospectus as Alliance Coal. Alliance Resource Partners, L.P., Alliance Resource Operating Partners, L.P., which we refer to as ARLP’s intermediate partnership, and Alliance Coal are sometimes referred to collectively in this prospectus as ARLP.

Overview of Our Operations

As discussed above, we have no independent operating activities apart from those conducted by ARLP. Accordingly, the overview of our operations primarily reflects the operating activities of ARLP.

ARLP is a diversified producer and marketer of coal to major U.S. utilities and industrial users. In 2004, ARLP’s total production was 20.4 million tons and ARLP’s total sales were 20.8 million tons. The coal ARLP produced in 2004 was approximately 32.3% low-sulfur coal, 15.7% medium-sulfur coal and 52.0% high-sulfur coal.

At January 1, 2005, ARLP had approximately 512.0 million tons of proven and probable coal reserves in Illinois, Indiana, Kentucky, Maryland, Pennsylvania and West Virginia. ARLP believes it controls adequate reserves to implement its currently contemplated mining plans.

In 2004, approximately 79% of ARLP’s sales tonnage was consumed by electric utilities with the balance consumed by cogeneration plants and industrial users. ARLP’s largest customers in 2004 were Synfuel Solutions Operating, LLC, or SSO, and Virginia Electric and Power Company, or VEPCO. In 2004, approximately 92% of ARLP’s sales tonnage, including approximately 94% of ARLP’s medium- and high-sulfur coal sales tonnage, was sold under long-term contracts. The balance of ARLP’s sales was made in the spot market. ARLP’s long-term contracts contribute to its stability and profitability by providing greater predictability of sales volumes and sales prices. In 2004, approximately 88% of ARLP’s medium- and high-sulfur coal was sold to utility plants with installed pollution control devices, also known as scrubbers, to remove sulfur dioxide.

ARLP has entered into long-term agreements with SSO to host and operate SSO’s coal synfuel production facility currently located at Warrior Coal, LLC, or Warrior, supply the facility with coal feedstock, assist SSO with the marketing of coal synfuel and provide SSO with other services. These agreements expire on December 31, 2007 and provide ARLP with coal sales and rental and service fees from SSO based on the synfuel facility throughput tonnages. These amounts are dependent on the ability of SSO’s members to use certain qualifying tax credits applicable to the facility. The term of each of these agreements is subject to early cancellation provisions customary for transactions of these types, including the unavailability of coal synfuel tax credits, the termination of associated coal synfuel sales contracts, and the occurrence of certain force majeure events. ARLP has maintained “back up” coal supply agreements with each coal synfuel customer that automatically provide for sale of ARLP’s coal to these customers in the event they do not purchase coal synfuel from SSO. In conjunction with a decision to relocate the coal synfuel production facility from the Hopkins County Complex to Warrior, agreements for providing certain of these services were assigned to Alliance Service, Inc., a wholly-owned subsidiary of Alliance Coal, in December 2002. Alliance Service is subject to federal and state income taxes.

For 2004, the incremental annual net income benefit from the combination of the various coal synfuel-related agreements was approximately $16.9 million, assuming that coal pricing would not have increased without the availability of synfuel. The continuation of the incremental net income benefit associated with SSO’s coal synfuel facility cannot be assured. ARLP earns income by supplying SSO’s synfuel facility with coal feedstock, assisting SSO with the marketing of coal synfuel, and providing rental and other services. Pursuant to ARLP’s agreement with SSO, ARLP is not obligated to make retroactive adjustments or reimbursements if SSO’s tax credits are disallowed.

In June 2003, the IRS suspended the issuance of private letter rulings on the significant chemical change requirement to qualify for synfuel tax credits and announced that it was reviewing the test procedures and results used by taxpayers to establish that a significant chemical change had occurred. In October 2003, the IRS completed its review and concluded that the test procedures and results were scientifically valid if applied in a consistent and unbiased manner. The IRS has resumed issuing private letter rulings under its existing guidelines. SSO has advised ARLP that its private letter ruling could be reviewed by the IRS as part of a tax audit, similar to the IRS reviews of other synfuel procedures. SSO has also advised ARLP that the Permanent Subcommittee on

Investigations of the Senate Committee on Governmental Affairs, or Subcommittee, is reviewing the synfuel industry, that the Subcommittee has indicated that they hope to interview almost all taxpayers that are involved in the synfuel business, and that SSO has been requested to meet informally with the Subcommittee to help enhance the Subcommittee’s knowledge of the synfuel industry.

One of ARLP’s business strategies is to continue to make productivity improvements to remain a low-cost producer in each region in which ARLP operates. ARLP’s principal expenses related to the production of coal are labor and benefits, equipment, materials and supplies, maintenance, electricity, royalties and excise taxes. Unlike several of ARLP’s competitors in the eastern U.S., ARLP employs a totally union-free workforce. Many of the benefits of the union-free workforce are not necessarily reflected in direct costs, but ARLP believes they are related to higher productivity. In addition, while ARLP does not typically pay its customers’ transportation costs, these costs may be substantial and often the determining factor in a coal consumer’s contracting decision. ARLP’s mining operations are located near many of the major eastern utility generating plants and on major coal hauling railroads in the eastern U.S.

ARLP is currently estimating 2006 production in the range of 24.0 to 24.5 million tons, of which approximately 69% is committed under contracts with firm pricing, 19% is committed under contracts subject to market price negotiations and 12% is anticipated to be sold under future coal supply agreements.

In response to demand in the Illinois Basin, ARLP previously entered into a coal supply arrangement with a third-party supplier. Its purchase tonnage requirements under this arrangement increased to 40,000 tons per month beginning January 1, 2005 and continues through June 30, 2007.

Analysis of Historical Results of Operations

Nine Months Ended September 30, 2005 Compared to Nine Months Ended September 30, 2004

For the nine months ended September 30, 2005, income before non-controlling interest of $114.3 million was reported, an increase of 72.2% over the nine months ended September 30, 2004. These results were achieved despite lost production, continuing fixed expenses, and other expenses incurred as a result of the MC Mining Fire and Pattiki Vertical Belt Incident described below. Financial results for the nine months ended September 30, 2004 include the impact of lost production, continuing fixed expenses and other expenses incurred as a result of the Dotiki Fire Incident offset by the final settlement of an insurance claim with our insurance underwriters relating to the Dotiki Fire Incident described below. ARLP continues to benefit from higher average sales prices reflecting the continuation of favorable coal markets partially offset by increased production costs.

	Nine Months Ended September 30,		Nine Months Ended September 30,
	2004	2005	2004	2005
	(in thousands)		(per ton sold)
Tons sold	15,417	16,977	N/A	N/A
Tons produced	15,183	16,722	N/A	N/A
Coal sales	$440,214	$560,612	$28.55	$33.02
Operating expenses and outside purchases	$320,378	$388,411	$20.78	$22.88

Coal sales.    Coal sales increased 27.3% to $560.6 million for the nine months ended September 30, 2005 from $440.2 million for the nine months ended September 30, 2004. The increase of $120.4 million reflects increased sales volumes and higher coal sales prices. Tons sold increased 10.1% to 17.0 million tons for the nine months ended September 30, 2005 from 15.4 million tons in the nine months ended September 30, 2004. Tons produced increased 10.1% to 16.7 million tons for the nine months ended September 30, 2005 from 15.2 million tons for the nine months ended September 30, 2004.

Operating Expenses.    Operating expenses increased 19.4% to $377.4 million for the nine months ended September 30, 2005 from $316.1 million for the nine months ended September 30, 2004. The increase of

$61.3 million primarily resulted from an increase in operating expenses associated with additional coal sales of 1.6 million tons, higher labor and benefits costs, increased materials and supply costs (particularly fuel, power and steel), maintenance expenses, and sales-related expenses. The nine months ended September 30, 2005 was further impacted by $2.9 million of expenses related to the Pattiki Vertical Belt Incident along with expenses associated with the MC Mining Fire Incident, both of which incidents are described below. Operating expenses for the nine months ended September 30, 2004 include a $3.2 million buy-out expense of several coal contracts that allowed ARLP to take advantage of higher spot coal prices in 2005 and out-of-pocket expenses related to the Dotiki Fire that were not offset by proceeds from the final settlement with our insurance underwriters. Please read “—Dotiki Fire Incident” below.

Outside purchases.    The increase in outside purchases of $6.7 million to $11.0 million for the nine months ended September 30, 2005 compared to $4.3 million for the nine months ended September 30, 2004, was primarily attributable to a coal supply arrangement entered into with a third party supplier. The increased purchased tons contributed to additional coal sales volumes at ARLP’s Illinois Basin operations.

General and administrative.    General and administrative expenses decreased to $29.1 million for the nine months ended September 30, 2005 compared to $34.3 million for the nine months ended September 30, 2004. The decrease of $5.2 million resulted from lower expense due to a reduction in the number of restricted units outstanding due to the vesting in November 2004 of the Long-Term Incentive Plan, or LTIP, units for grant years 2000 to 2002.

Other sales and operating revenues.    Other sales and operating revenues are principally comprised of service revenue to coal synfuel production facilities and Mt. Vernon Transfer Terminal transloading fees. Other sales and operating revenues increased 31.1% to $23.7 million for the nine months ended September 30, 2005 from $18.1 million for the nine months ended September 30, 2004. The increase of $5.6 million is primarily attributable to additional rental and service fees associated with a new third-party coal synfuel facility at the Gibson County Coal operation, which began producing synfuel in May 2005, in addition to increased volumes at a third-party coal synfuel facility at Warrior in addition to an increase in transloading fees associated with the Mt. Vernon Transfer Terminal.

Depreciation, depletion and amortization.    Depreciation, depletion and amortization expense was comparable for the nine months ended September 30, 2005 and nine months ended September 30, 2004 at $40.8 million and $39.8 million, respectively.

Interest expense.    Interest expense decreased to $9.7 million for the nine months ended September 30, 2005 from $11.4 million for the nine months ended September 30, 2004. The decrease of $1.7 million resulted from increased interest income earned on increased marketable securities which is netted against interest expense in the condensed consolidated statements of income. ARLP had no borrowings under the credit facility during the nine months ended September 30, 2005.

Transportation revenues and expenses.    Transportation revenues and expenses increased to $27.1 million for the nine months ended September 30, 2005 from $20.4 million for the nine months ended September 30, 2004. The increase of $6.7 million was attributable primarily to higher sales volumes for which ARLP arranges transportation and increased shipments to customers with higher transportation costs.

Income before income taxes and non-controlling interest.    Income before income taxes increased to $116.6 million for the nine months ended September 30, 2005 from $68.4 million for the nine months ended September 30, 2004. The increase of $48.2 million is primarily attributable to increased sales volumes, higher coal prices and reduced general and administrative expenses, primarily reflecting lower incentive compensation expense, partially offset by higher operating expenses and expenses related to the Pattiki Vertical Belt Incident and MC Mining Fire Incident described below. Expenses for the nine months ended September 30, 2004 include a $3.2 million buy-out expense of several coal contracts which allowed ARLP to take advantage of higher spot coal prices in 2005 in addition to the impact of lost production, continuing fixed expenses and other expenses incurred as a result of the Dotiki Fire Incident offset by the final settlement of an insurance claim with ARLP’s insurance underwriters relating to the Dotiki Fire Incident described below.

Income tax expense.    Income tax expense was comparable at $2.3 million and $2.0 million for each of the nine months ended September 30, 2005 and the nine months ended September 30, 2004, respectively.

Year Ended December 31, 2004 Compared to the Year Ended December 31, 2003

In 2004, income before non-controlling interest of $76.6 million was reported, an increase of 60% over 2003 income before non-controlling interest of $47.9 million. ARLP grew through expansion of production capacity at Gibson, Dotiki and Pattiki, resumption of operations at the surface mine at Hopkins County Coal, and the addition of two third-party mining operations at ARLP’s Mettiki operation. Tons produced increased 5.9% to 20.4 million tons. Tons sold increased 7.0% to 20.8 million tons.

During 2004, ARLP benefited from strong coal markets as revenues rose to record levels and average coal sales prices in 2004 increased 11.7% compared to 2003.

	Year Ended December 31,		Year Ended December 31,
	2003	2004	2003	2004
	(in thousands)		(per ton sold)
Tons sold	19,467	20,823	N/A	N/A
Tons produced	19,238	20,377	N/A	N/A
Coal sales	$501,596	$599,399	$25.77	$28.79
Operating expenses and outside purchases	$377,343	$446,384	$19.38	$21.44

Coal sales.    Coal sales increased 19.5% to $599.4 million for 2004 from $501.6 million for 2003. The increase of $97.8 million reflects higher prices on long-term coal sales agreements and the sale of additional production at significantly higher prices on short-term coal sales agreements into the export and Central Appalachia coal markets. Higher prices on long-term contracts reflect a stronger market in the second half of 2003 when contracts were entered into for shipments in 2004. The export market opportunities for the U.S. coal industry were attributable generally to the strong economic expansion in China. The increase in Central Appalachia spot market pricing was attributable primarily to a combination of the diversion of coal production from domestic markets to export markets and a decline in region-wide production. Tons sold increased 7.0% to 20.8 million for 2004 from 19.5 million in 2003, primarily reflecting an increase in tons produced. Tons produced increased 5.9% to 20.4 million for 2004 from 19.2 million in 2003.

Operating expenses.    Operating expenses increased 18.3% to $436.5 million in 2004 from $368.8 million in 2003. The increase of $67.7 million was primarily attributable to (a) additional sales of 1.4 million tons, (b) higher maintenance expense and materials and supplies costs (particularly fuel, power and steel), (c) adverse geologic conditions at the Pontiki mine, (d) increased longwall moves associated with shorter longwall panels at the Mettiki mine and (e) additional costs associated with the MC Mining and Dotiki Fire Incidents described below. Operating expenses include an accrual of $4.1 million reflecting ARLP’s initial estimate of the minimum non-reimbursable costs attributable to the MC Mining Fire Incident. Additionally, 2004 includes a $3.5 million buy-out expense of several coal contracts that allowed ARLP to take advantage of anticipated higher spot coal prices in 2005.

Outside purchases.    Outside purchases increased 16.5% to $9.9 million in 2004 from $8.5 million in 2003. The increase was primarily attributable to an increase in outside purchases associated with ARLP’s Central Appalachia and Illinois Basin operations partially offset by a decrease in the domestic brokerage market.

Other sales and operating revenues.    Other sales and operating revenues, which are primarily comprised of services to the coal synfuel production facility, increased 11.5% to $24.1 million in 2004 from $21.6 million in 2003. The increase of $2.5 million was primarily attributable to additional rent and service fees associated with increased volumes at a third-party coal synfuel facility at Warrior.

General and administrative.    General and administrative expenses for 2004 increased to $45.4 million compared to $28.2 million for 2003. The $17.2 million increase was primarily attributable to higher incentive compensation expense, which increased approximately $16.0 million. The incentive compensation plans include the Long-Term Incentive Plan, a restricted unit plan, and the Supplemental Executive Retirement Plan, a phantom unit plan, both of which are impacted by the increased market value of ARLP’s common units, which had a closing market price of $74.00 on December 31, 2004 compared to a closing market price of $34.38 on December 31, 2003, and the Short-Term Incentive Plan, which provides ARLP’s employees an opportunity to receive additional compensation based on ARLP’s financial performance.

Depreciation, depletion and amortization.    Depreciation, depletion and amortization increased to $53.7 million in 2004 compared to $52.5 million in 2003. The increase of $1.2 million was primarily the result of additional depreciation expense associated with increased capital expenditures and infrastructure investments over the last few years, which have increased ARLP’s production capacity. The increase was partially offset by a $2.6 million decrease in depreciation attributable to operating Hopkins County Coal six months in 2003 compared to three months in 2004.

Interest expense.    Interest expense declined 6.4% to $15.0 million in 2004 from $16.0 million in 2003. The decrease of $1.0 million was attributable to reduced interest expense associated with the revolving credit facility. ARLP had no borrowings under the credit facility during 2004.

Transportation revenues and expenses.    Transportation revenues and expenses increased 52.5% to $29.8 million in 2004 from $19.6 million for 2003. The increase of $10.2 million was primarily attributable to increased shipments to customers that reimburse ARLP for transportation costs rather than arranging and paying for transportation directly with transportation providers.

Income before income taxes and non-controlling interest.    Income before income tax expense (benefit) increased 57.2% to $79.4 million for 2004 compared to $50.5 million for 2003. The increase was primarily attributable to higher sales prices, reflecting the continued strengthening of domestic and international coal markets, partially offset by higher operating expenses and increased general and administrative expense, primarily attributable to higher incentive compensation expense.

Income tax expense (benefit).    Income tax expense was comparable for both 2004 and 2003 at $2.6 million for each year.

Year Ended December 31, 2003 Compared to the Period January 1, 2002 to May 8, 2002 and the Period May 9, 2002 to December 31, 2002

Effective May 8, 2002, 75.1% of the member’s interest of Alliance Resource Management GP, LLC was purchased from entities controlled by The Beacon Group, LP, a Delaware limited partnership, which together with its subsidiaries and affiliates, was a private investment and advisory partnership based in New York City with specific expertise in the energy industry. The member’s interest controlled by The Beacon Group was purchased by AMH II in a business combination using the purchase method of accounting. The purchase price was allocated to the assets acquired and liabilities assumed by Alliance Resource Management GP, LLC based on their fair values. Accordingly, the predecessor financial data for the period January 1, 2002 to May 8, 2002 is not comparable to the successor financial data for the period May 9, 2002 to December 31, 2002.

In comparing 2003 to 2002, revenue and expense categories for the respective January 1, 2002 to May 8, 2002 and May 9, 2002 to December 31, 2002 periods have been aggregated. Although this aggregated information is not necessarily comparable and may not be indicative of the successor company’s results of operations, management believes this information may be helpful in understanding the past operations.

	Year Ended December 31,		Year Ended December 31,
	2002	2003	2002	2003
	(in thousands)		(per ton sold)
Tons sold	18,370	19,467	N/A	N/A
Tons produced	17,970	19,238	N/A	N/A
Coal sales	$479,515	$501,596	$26.10	$25.77
Operating expenses and outside purchases	$377,644	$377,343	$20.56	$19.38

Coal sales.    Coal sales for 2003 increased 4.6% to $501.6 million from $479.5 million for 2002. The increase of $22.1 million was attributable to increased tons sold partially offset by lower sales prices. Sales prices in 2002 benefited from coal sales agreements entered into during the second half of 2001 when sales prices for deliveries in 2002 increased in response to a combination of factors including low coal stockpiles and supply shortages. Tons sold increased 6.0% to 19.5 million for 2003 from 18.4 million in 2002, reflecting an increase in tons produced. Tons produced increased 7.1% to 19.2 million for 2003 from 18.0 million in 2002. Please see “Operating Expenses” below concerning the increase in tons produced.

Operating expenses.    Operating expenses were comparable for 2003 and 2002 at $368.8 million and $367.6 million, respectively. Increased operating expenses associated with higher production and sales levels at ARLP’s active mines were offset by a decrease associated with the idling of the Hopkins complex on June 2, 2003. Operating expenses declined on a cost-per-ton sold basis as production increased at all of ARLP’s active operations except Pattiki. Pattiki’s production was essentially the same in 2003 and 2002.

Increased production reflects the absence of the adverse geologic conditions encountered at Mettiki in the third quarter of 2002 and the emerging benefit of several strategic capital investments made during the past two years. ARLP has added continuous miner units at Gibson, Warrior and MC Mining and has made infrastructure investments, such as new mine shafts, at Dotiki, Warrior and MC Mining. Additionally, operating expenses decreased due to the reversal of an expense accrual of $1.2 million established in 1998. The expense accrual was established in conjunction with the idling of the Pontiki complex in 1998 that created an expectation of a probable increase in workers’ compensation costs associated with the terminated workforce. The anticipated increase in workers’ compensation claims did not emerge and, with limited exceptions, the statute of limitations expired in December 2003 for the filing or reopening of workers’ compensation claims associated with the employee terminations.

Outside purchases.    Outside purchases for 2003 decreased 15.6% to $8.5 million from $10.1 million in 2002. The decrease was primarily attributable to a decrease in coal purchases from a third-party producer that ceased production in the fourth quarter of 2002.

Other sales and operating revenues.    Other sales and operating revenues, which is primarily comprised of services to the coal synfuel production facility, increased 6.0% to $21.6 million from $20.4 million in 2002. However, the $1.2 million increase was primarily attributable to providing additional services for treating, handling and transporting coal unrelated to the coal synfuel services.

General and administrative.    General and administrative expenses for 2003 increased 38.9% to $28.2 million compared to $20.3 million for 2002. The $7.9 million increase was primarily attributable to higher expense accruals of $6.9 million associated with incentive compensation programs, and the remaining increase in expense reflects various other increases in administrative compliance costs.

Depreciation, depletion and amortization.    Depreciation, depletion and amortization were comparable for 2003 and 2002 at $52.5 million and $52.4 million, respectively. Additional depreciation associated with the capital additions described in “Operating Expenses” above was offset by lower depreciation of $3.0 million at the idled Hopkins complex.

Interest expense.    Interest expense for 2003 declined 2.6% to $16.0 million from $16.4 million in 2002 primarily attributable to decreased borrowings under the revolving credit facility.

Transportation revenues and expenses.    Transportation revenues and expenses for 2003 increased 3.0% to $19.6 million from $19.0 million for 2002. The increase of $0.6 million was primarily attributable to the increase in tons sold. We reflect reimbursement of the cost of transporting coal to customers through third party carriers as transportation revenues and the corresponding expense as transportation expense in the consolidated statements of income. No margin is realized on transportation revenues.

Income before income taxes and non-controlling interest.    Income before income tax expense (benefit) and cumulative effect of accounting change increased 50.1% to $50.5 million for 2003 compared to $33.6 million for 2002. The increase was primarily attributable to lower cost per-ton-sold operating costs and higher sales volumes, partially offset by lower sales prices and increased general and administrative expenses.

Income tax expense (benefit).    Income tax expense for 2003 was $2.6 million compared to an income tax benefit of $1.1 million in 2002. Although we are not a taxable entity for federal or state income tax purposes, our subsidiary, Alliance Service, Inc., is subject to federal and state income taxes. In conjunction with a decision to relocate the coal synfuel facility, agreements for a portion of the services provided to the coal synfuel producer were assigned to Alliance Service, Inc. in December 2002. Approximately $2.1 million of the increase in income tax expense was associated with coal synfuel-related services performed by Alliance Service. The balance of the income tax expense increase was attributable to Warrior, which had a net income tax benefit for the year 2002 of approximately $1.3 million. Since ARLP’s acquisition of Warrior on February 14, 2003, the financial results of Warrior are no longer subject to federal or state income taxes.

Long-Term Incentive Plan

On October 25, 2005, the compensation committee of the board of directors of the managing general partner of ARLP determined that the vesting requirements for the 2003 LTIP grants of 278,710 restricted units (net of 3,700 restricted unit forfeitures) had been satisfied as of September 30, 2005. As a result of this vesting, on November 1, 2005, ARLP issued 165,426 common units to LTIP participants. The remaining units were settled in cash primarily to satisfy individual tax obligations of LTIP participants.

Insurance

On October 31, 2005, ARLP completed its annual property and casualty insurance renewal with the various insurance coverages effective as of October 1, 2005. Available capacity for underwriting property insurance has tightened as a result of recent events, including insurance carrier losses associated with U.S. gulf coast hurricanes, poor loss claims history in the underground coal mining industry and ARLP’s recent loss history (i.e., MC Mining Fire, Dotiki Fire and Pattiki Vertical Belt Incidents described below). As a result, ARLP will retain a participating interest along with its insurance carriers at an average rate of approximately 10% in our $75 million commercial property program. The aggregate maximum limit in the commercial property program is $75 million per occurrence of which ARLP would be responsible for a maximum amount of $7.75 million for each occurrence, excluding a $1.5 million deductible for property damage and a 45-day waiting period for business interruption. As a result of the renewal for comparable levels of commercial property coverage, premiums for its property insurance program increased by approximately 130%. We can make no assurances that ARLP will not experience significant insurance claims in the future, which as a result of its participation in the commercial property program, could have a material adverse effect on ARLP’s business, financial condition, results of operations and ability to purchase property insurance in the future.

Unit Split

On September 15, 2002, ARLP completed a two-for-one split of ARLP common units, whereby holders of record at the close of business on September 2, 2005 received one additional common unit for each common unit owned on that date. This unit split resulted in the issuance of 18,130,440 ARLP common units.

Pattiki Vertical Belt Incident

On June 14, 2005, ARLP’s White County Coal, LLC’s, or White County Coal, Pattiki mine was temporarily idled following the failure of the vertical conveyor belt system, which we refer to as the Vertical Belt Incident, used in conveying raw coal out of the mine. White County Coal surface personnel detected a failure of the vertical conveyor belt on June 14, 2005 and immediately shut down operation of all underground conveyor belt systems. On July 20, 2005, White County Coal’s efforts to repair the vertical belt system had progressed sufficiently to allow it to perform a full test of the vertical belt system. After evaluating the test results, the Pattiki mine resumed partial production operations on July 21, 2005. Production of raw coal has returned to levels that existed prior to the occurrence of the Vertical Belt Incident. The majority of repairs to the vertical belt conveyor system and ancillary equipment have been completed. ARLP’s operating expenses were increased by $0.1 million and $2.9 million for the three months ended September 30, 2005 and the nine months ended September 30, 2005, respectively, to reflect the estimated direct expenses and costs attributable to the Vertical Belt Incident, which estimate included a $1.3 million retirement of the damaged vertical belt equipment. ARLP has not identified currently any significant additional costs compared to original cost estimates. ARLP is conducting an analysis of all possible alternatives to mitigate the losses arising from the Vertical Belt Incident. This analysis will include a review of the Vertical Belt System Design, Supply, and Oversight of Installation Contract, dated December 7, 2000 between White County Coal, LLC and Lake Shore Mining, Inc. Until such analysis is completed, however, ARLP can make no assurances of the amount or timing of recoveries, if any. Concurrent with the renewal of its commercial property (including business interruption and extra expense) insurance policies concluded on October 31, 2005, White County Coal confirmed with the current underwriters of the commercial property insurance coverage that it would not file a formal insurance claim for losses arising from or in connection with the Pattiki Vertical Belt Incident.

MC Mining Fire Incident

On December 26, 2004, ARLP’s MC Mining, LLC’s, or MC Mining, Excel No. 3 mine was temporarily idled following the occurrence of a mine fire, which we refer to as the MC Mining Fire Incident. The fire was discovered by mine personnel near the bottom of the Excel No. 3 mine slope late in the evening of December 25, 2004. Under a firefighting plan developed by MC Mining, in cooperation with mine emergency response teams from the U.S. Department of Labor’s Mine Safety and Health Administration, or MHSA, and Kentucky Office of Mine Safety and Licensing, the four portals at the Excel No. 3 mine were temporarily capped to deprive the fire of oxygen. A series of boreholes was then drilled into the mine from the surface, and nitrogen gas and foam were injected through the boreholes into the fire area to further suppress the fire. As a result of these efforts, the mine atmosphere was rendered substantially inert, or without oxygen, and the Excel No. 3 mine fire was effectively suppressed. MC Mining then began construction of temporary and permanent barriers designed to completely isolate the mine fire area. Once the construction of the permanent barriers was completed, MC Mining began efforts to repair and rehabilitate the Excel No. 3 mine infrastructure. On February 21, 2005, the repair and rehabilitation efforts had progressed sufficiently to allow initial resumption of production. Coal production has returned to near normal levels, but continues to be adversely impacted by inefficiencies attributable to or associated with the MC Mining Fire Incident.

ARLP maintains commercial property (including business interruption and extra expense) insurance policies with various underwriters, which policies are renewed annually in October and provide for self-retention and various applicable deductibles, including certain monetary and/or time element forms of deductibles, which we refer to collectively as the 2005 Deductibles, and 10% co-insurance, which we refer to as 2005 Co-Insurance. ARLP believes such insurance coverage will cover a substantial portion of the total cost of the disruption to

MC Mining’s operations. However, concurrent with the renewal of ARLP’s commercial property (including business interruption and extra expense) insurance policies concluded on October 31, 2005, MC Mining confirmed with the current underwriters of the commercial property insurance coverage that any negotiated settlement of the losses arising from or in connection with the MC Mining Fire Incident would not exceed $40.0 million (inclusive of co-insurance and deductible amounts). Until the claim is resolved ultimately, through either the claim adjustment process, settlement, or litigation, with the applicable underwriters, ARLP can make no assurance of the amount or timing of recovery of insurance proceeds.

ARLP made an initial estimate of certain costs primarily associated with activities relating to the suppression of the fire and the initial resumption of operations. Operating expenses for the 2004 fourth quarter were increased by $4.1 million to reflect an initial estimate of certain minimum costs attributable to the MC Mining Fire Incident that are not reimbursable under ARLP’s insurance policies due to the application of the 2005 Deductibles and 2005 Co-Insurance.

Following the initial two submittals by ARLP to a representative of the underwriters of its estimate of the expenses and losses (including business interruption losses) incurred by MC Mining and other affiliates arising from and in connection with the MC Mining Fire Incident, which we refer to as the MC Mining Insurance Claim, on September 15, 2005, ARLP filed a third partial proof of loss, with an update through July 31, 2005. Partial payments of $4.2 million, $5.3 million, $1.5 million and $1.1 million were received from the underwriters in June, August, October and November of 2005, respectively. The accounting for these partial payments and future payments, if any, made to ARLP by the underwriters will be subject to the accounting methodology described below. Currently, ARLP continues to evaluate its potential insurance recoveries under the applicable insurance policies in the following areas:

1. Fire Brigade/Extinguishing/Mine Recovery Expense; Expenses to Reduce Loss; Debris Removal Expenses; Demolition and Increased Cost of Construction; Expediting Expenses; and Extra Expenses incurred as a result of the fire—These expenses and other costs (e.g. professional fees) associated with extinguishing the fire, reducing the overall loss, demolition of certain property and removal of debris, expediting the recovery from the loss, and extra expenses that would not have been incurred by ARLP but for the MC Mining Fire Incident are being expensed as incurred with related actual and/or estimated insurance recoveries recorded as they are considered to be probable, up to the amount of the actual cost incurred.

2. Damage to MC Mining mine property—The net book value of property destroyed of $154,000 was written off in the first quarter of 2005 with a corresponding amount recorded as an estimated insurance recovery, since such recovery is considered probable. Any insurance proceeds from the claims relating to the MC Mining mine property (other than amounts relating to the matters discussed in 1. above) that exceed the net book value of such damaged property are expected to result in a gain. The anticipated gain will be recorded when the MC Mining Insurance Claim is resolved and/or proceeds are received.

3. MC Mining mine business interruption losses—ARLP has submitted to a representative of the underwriters a business interruption loss analysis for the period of December 24, 2004 through July 31, 2005. Expenses associated with business interruption losses are expensed as incurred, and estimated insurance recoveries of such losses are recognized to the extent such recoveries are considered to be probable, up to the actual amount incurred. Recoveries in excess of actual costs incurred will be recorded as gains when the MC Mining Insurance Claim is resolved and/or proceeds are received.

Pursuant to the accounting methodology described above, ARLP has recorded as an offset to operating expenses, $9.2 million, $1.1 million and $0.3 million during the first, second and third quarters of 2005, respectively, which amounts represent the current estimated insurance recovery of actual costs incurred, net of the 2005 Deductibles and 2005 Co-Insurance. ARLP continues to discuss the MC Mining Insurance Claim and the determination of the total claim amount with representatives of the underwriters. ARLP’s management believes such insurance coverage will cover a substantial portion of the total cost of the disruption to MC

Mining’s operations. However, concurrent with the renewal of the ARLP’s commercial property (including business interruption) insurance policies concluded on October 31, 2005, MC Mining confirmed with the current underwriters of the commercial property insurance coverage that any negotiated settlement of the losses arising from or in connection with the MC Mining Fire Incident would not exceed $40.0 million (inclusive of co-insurance and deductible amounts). Until the claim is resolved ultimately, through either the claim adjustment process, settlement, or litigation, with the applicable underwriters, ARLP’s management can make no assurance of the amount or timing of recovery of insurance proceeds.

Dotiki Fire Incident

On February 11, 2004, ARLP’s Webster County Coal, LLC’s, or Webster County Coal, Dotiki mine was temporarily idled for a period of twenty-seven calendar days following the occurrence of a mine fire that originated with a diesel supply tractor, which we refer to as the Dotiki Fire Incident. As a result of the firefighting efforts of MSHA, the Kentucky Department of Mines and Minerals, and Webster County Coal personnel, Dotiki successfully extinguished the fire and totally isolated the affected area of the mine behind permanent barriers. Initial production resumed on March 8, 2004. For the Dotiki Fire Incident, ARLP had commercial property insurance that provided coverage for damage to property destroyed, interruption of business operations, including profit recovery, and expenditures incurred to minimize the period and total cost of disruption to operations.

On September 10, 2004, ARLP filed a final proof of loss with the applicable insurance underwriters reflecting a settlement of all expenses, losses and claims incurred by Webster County Coal and other affiliates arising from or in connection with the Dotiki Fire Incident in the aggregate amount of $27.0 million, inclusive of a $1.0 million self-retention of initial loss, a $2.5 million deductible and 10% co-insurance.

At September 30, 2004, ARLP had recorded as an offset to operating expenses, $2.8 million and $5.9 million during the three months ended September 30, 2004 and the nine months ended September 30, 2004, respectively. During the three months ended September 30, 2004, ARLP recorded a combined net gain of approximately $15.2 million for damage to the property destroyed, interruption of business operations (including profit recovery), and extra expenses incurred to minimize the period and total cost of disruption to operations.

Coal Supply Agreements

Seminole Electric Cooperative, Inc.

On February 1, 1986, Seminole Electric Cooperative, Inc., or Seminole, and certain of ARLP’s subsidiaries entered into a restated and amended coal supply agreement. Pursuant to the terms of this agreement, these subsidiaries are required to sell to Seminole, and Seminole is required to purchase from these subsidiaries, coal from the Dotiki and Pattiki mines for use in Seminole’s Plant Units 1 and 2 located in Florida. The agreement expires on December 31, 2010. On October 25, 2005, the parties agreed to amend the agreement to terminate certain provisions that allowed for the substitution of non-conventional source fuel, or “synfuel,” for contract coal. More specifically, the terminated provisions provided that, for each ton of synfuel purchased by Seminole from third parties that was processed from coal originally supplied by Alliance Coal, the amount of coal to be purchased would be proportionately reduced.

Virginia Electric and Power Company

On June 22, 2005, Virginia Electric and Power Company, or VEPCO, and Alliance Coal entered into a new seven-year coal supply agreement. Pursuant to this agreement, Alliance Coal has agreed to sell to VEPCO, and VEPCO has agreed to purchase, coal from various production sources controlled by Alliance Coal for use in VEPCO’s Mount Storm Power Station located in Grant County, West Virginia. Alliance Coal is obligated each year to deliver approximately 2.25 million tons of coal to the Mount Storm Power Station beginning January 1, 2007. Alliance Coal and/or its subcontractor(s) are required to construct various coal handling facilities located at the Mount Storm Power Station. Mettiki Coal, a subsidiary of Alliance Coal, currently sells coal to VEPCO for use at the Mount Storm Power Station pursuant to the terms of an existing coal supply agreement, which will expire on December 31, 2006. In connection with this agreement, Alliance Coal extended the terms of an existing lease agreement and equipment lease agreement with VEPCO for an additional seven years, until January 1, 2013.

Mount Storm Coal Supply, LLC

On August 4, 2005, Mount Storm Coal Supply, LLC, or Mount Storm Supply, and Alliance Coal entered into a feedstock agreement, effectively dated as of July 1, 2005, pursuant to which Alliance Coal has agreed to sell to Mount Storm Supply, and Mount Storm Supply has agreed to purchase, up to 225,000 tons of coal per month. The feedstock agreement has a term continuing through December 31, 2007, with actual coal delivery to begin on January 1, 2007. This agreement may be terminated by either Alliance Coal or Mount Storm Supply on seven days’ prior written notice if the tax credits under Section 29 of the Internal Revenue Code, which arise from the production and sale of synthetic fuel derived from the coal, are no longer available or are materially reduced.

Ongoing Acquisition Activities

Consistent with ARLP’s business strategy, from time-to-time ARLP engages in discussions with potential sellers regarding possible acquisitions of certain assets and/or companies by ARLP.

Liquidity and Capital Resources

Liquidity

We rely on distributions from ARLP to fund any cash requirements for our operations. ARLP generally satisfies its working capital requirements and funds its capital expenditures and debt service obligations from cash generated from operations and borrowings under its revolving credit facility. We believe that the cash generated from ARLP’s operations and its borrowing capacity will be sufficient to meet its working capital requirements, anticipated capital expenditures (other than major capital improvements or acquisitions), scheduled debt payments and distribution payments. To further develop available financing alternatives, in October 2002, ARLP entered into a master lease agreement. Under the master lease agreement, lease terms and rental payments are negotiated individually when specific pieces of equipment are leased. During 2004 and 2003, ARLP had rental expense of $1.3 million and $1.0 million, respectively, under the master lease agreement. ARLP had no equipment leased under the master equipment lease at December 31, 2002. ARLP’s credit facility limits the amount of total operating lease obligations to $15.0 million payable in any period of 12 consecutive months. ARLP’s ability to satisfy its obligations and planned expenditures will depend upon ARLP’s future operating performance, which will be affected by prevailing economic conditions in the coal industry, some of which are beyond its control.

Cash Flows

Cash provided by operating activities was $151.6 million for the nine months ended September 30, 2005 compared to $126.0 million for the nine months ended September 30, 2004. The increase in cash provided by operating activities was principally attributable to an increase in net income partially offset by an increase in total working capital. Total working capital changes include a sales driven increase in trade receivables, increased inventories due to increased production and a decrease in the total accrued liability for the LTIP included in the current and long-term liability due to affiliates resulting from the vesting in November 2004 of the 2000 to 2002 LTIP grants. Contributions to this defined benefit plan were zero and $3.0 million for the nine months ended September 30, 2004 and 2005, respectively.

Cash provided by operating activities was $145.2 million in 2004, compared to $110.3 million in 2003. The increase in cash provided by operating activities was principally attributable to an increase in net income and a greater reduction in total working capital. Additionally, contributions to the defined benefit plan were zero and $5.4 million in 2004 and 2003, respectively.

Net cash used in investing activities was $78.9 million for the nine months ended September 30, 2005 compared to $29.1 million for the nine months ended September 30, 2004. The increase is primarily attributable to an increase in capital expenditures associated with the addition of a continuous mining unit at ARLP’s Warrior mining complex and costs associated with the development at the Elk Creek and Mountain View mines along with construction to transition the Pontiki mine into a new coal seam. ARLP is currently estimating total capital expenditures in 2005 to be approximately $119.9 million. ARLP expects to fund these capital expenditures with available cash and marketable securities on hand, future cash generated from operations and/or borrowings available under the revolving credit facility. The increase was further impacted by proceeds from marketable securities, net of purchases of marketable securities which occurred during the nine months ended September 30, 2004.

Net cash used in investing activities was comparable for 2004 and 2003 at $77.6 million and $77.8 million, respectively.

Net cash used in financing activities was $65.1 million for the nine months ended September 30, 2005 compared to $34.3 million for the nine months ended September 30, 2004. The increase is attributable to ARLP’s scheduled $18.0 million debt payment in August 2005 in addition to increased distributions by ARLP and Alliance Resource Management GP, LLC in the nine months ended September 30, 2005.

Net cash used in financing activities was $46.5 million for 2004 compared to $31.5 million for 2003. The increase is primarily attributable to the increased distributions by ARLP and ARM GP in 2004 compared to 2003.

ARLP has various commitments primarily related to long-term debt, operating lease commitments related to buildings and equipment, obligations for estimated reclamation and mining closing costs, capital project commitments, and pension funding. ARLP expects to fund these commitments with cash generated from operations, proceeds from marketable securities, and borrowings under ARLP’s revolving credit facility. The following table provides details regarding ARLP’s contractual cash obligations as of December 31, 2004:

	Total	Less than 1 year	2-3 years	4-5 years	After 5 years
	(in thousands)
Contractual Obligations
Long-term debt	$180,000	$18,000	$36,000	$36,000	$90,000
Future interest obligations	76,819	14,413	24,339	18,355	19,712
Operating leases	20,602	4,666	7,659	5,467	2,810
Other long-term obligations (excluding discount effect of $28.8 million for reclamation liability)	62,778	1,180	6,106	822	54,670
Capital projects	8,386	8,386	—	—	—

	$348,585	$46,645	$74,104	$60,644	$167,192

ARLP has made contributions of $3.0 million to its defined benefit pension plan in 2005.

Capital Expenditures

ARLP’s capital expenditures increased to $79.0 million in the nine months ended September 30, 2005 from $40.3 million in the nine months ended September 30, 2004. Please see discussion of “Cash Flows” above concerning the increase in capital expenditures.

ARLP’s capital expenditures decreased to $54.7 million in 2004 compared to $55.7 million in 2003, which includes the acquisition of Warrior Coal. Warrior owns an underground mining complex located between and adjacent to ARLP’s other western Kentucky operations near Madisonville, Kentucky. Excluding the Warrior acquisition, capital expenditures for 2004 increased $11.7 million compared to capital expenditures for the 2003 period. The increase in capital expenditures is associated with the Dotiki complex expanding its preparation plant and adding two continuous miners, and the addition of one continuous mining unit at each of the Gibson and Pattiki complexes.

In February 2003, ARLP acquired Warrior from an affiliate, ARH Warrior Holdings, for $12.7 million. In addition, ARLP repaid Warrior’s borrowings of $17.0 million under the revolving credit agreement between ARLP’s special general partner and Warrior. ARLP funded the Warrior acquisition through a portion of the proceeds received from the issuance of 2,250,000 common units in February 2003.

ARLP currently estimates that its 2005 annual maintenance capital expenditures will be approximately $53.0 million. ARLP also currently expects to fund its anticipated total capital expenditures for 2005 of $119.9 million, with cash generated from operations and borrowings under its revolving credit facility described below.

Debt Obligations

Alliance Holdings GP, L.P.

We anticipate entering into a credit facility at the closing of this offering. The operating and financial restrictions and covenants in our credit facility, if any, and any future financing agreements could adversely affect our ability to finance future operations or capital needs or to engage, expand or pursue our business activities.

We anticipate that our credit facility will limit our ability to pay distributions in the event we are not in compliance with its terms.

Alliance Resources Partners, L.P.

Alliance Resource Operating Partners, L.P., ARLP’s intermediate partnership, has $162.0 million principal amount of 8.31% senior notes due August 20, 2014, payable in nine remaining equal annual installments of $18 million with interest payable semi-annually, or Senior Notes. On August 22, 2003, ARLP’s intermediate partnership completed an $85.0 million revolving credit facility, or Credit Facility, which expires September 30, 2006. The Credit Facility replaced a $100.0 million credit facility that would have expired August 2004. ARLP paid in full all amounts outstanding under the $100.0 million original credit facility with borrowings of $20.0 million under the Credit Facility. The interest rate on the Credit Facility is based on either the (i) London Interbank Offered Rate or (ii) the “Base Rate”, which is equal to the greater of the JPMorgan Chase Prime Rate or the Federal Funds Rate plus 1/2 of 1%, plus, in either case, an applicable margin. ARLP incurred certain costs aggregating $1.2 million associated with the Credit Facility. These costs have been deferred and are being amortized as a component of interest expense over the term of the Credit Facility. In March 2005, ARLP’s intermediate partnership entered into Amendment No. 1 to ARLP’s credit facility to increase the maximum capital expenditures from $50.6 million and $50.2 million for the years ending December 31, 2005 and 2006, respectively, to $125.0 million for each of the years ended December 31, 2005 and 2006. ARLP had no borrowings outstanding under the Credit Facility at September 30, 2005. Letters of credit can be issued under the Credit Facility not to exceed $30.0 million. Outstanding letters of credit reduce amounts available under the Credit Facility. At September 30, 2005, ARLP had letters of credit of $9.0 million outstanding under the Credit Facility.

The Senior Notes and Credit Facility are guaranteed by all of the subsidiaries of ARLP’s intermediate partnership. The Senior Notes and Credit Facility contain various restrictive and affirmative covenants, including restrictions on the amount of distributions by ARLP’s intermediate partnership and the incurrence of other debt. The Senior Notes restrictions on distributions are consistent with ARLP’s partnership agreement, and the Credit Facility limits borrowings to fund distributions to $25.0 million. ARLP was in compliance with the covenants of both the Credit Facility and Senior Notes at September 30, 2005.

ARLP has previously entered into and have maintained agreements with two banks to provide additional letters of credit in an aggregate amount of $25.9 million to maintain surety bonds to secure ARLP’s obligations for reclamation liabilities and workers’ compensation benefits. At September 30, 2005, ARLP had $25.9 million in letters of credit outstanding under these agreements. ARLP’s special general partner guarantees the letters of credit.

Critical Accounting Policies

From ARLP’s Summary of Significant Accounting Policies, ARLP has identified the following accounting policies that require the exercise of ARLP’s most difficult, complex and subjective levels of judgment. ARLP’s judgments in the following areas are principally based on estimates and assumptions that affect the reported amounts and disclosures in the consolidated financial statements. Actual results that are influenced by future events could materially differ from the current estimates.

Long-Lived Assets

ARLP reviews the carrying value of long-lived assets whenever events or changes in circumstances indicate that the carrying amount may not be recoverable based upon estimated undiscounted future cash flows. The amount of impairment is measured by the difference between the carrying value and the fair value of the asset, which is based on cash flows from that asset, discounted at a rate commensurate with the risk involved. Events or changes in circumstance that could cause ARLP to perform such a review include, but are not limited to, the loss of a major coal supply agreement, a significant decline in demand for ARLP’s coal and an adverse change in geologic conditions.

Reclamation and Mine Closing Costs

The Federal SMCRA and similar state statutes require that mine property be restored in accordance with specified standards and an approved reclamation plan. ARLP records the liability for the estimated cost of future mine reclamation and closing procedures on a present value basis when incurred, and the associated cost is capitalized by increasing the carrying amount of the related long-lived asset. Those costs relate to sealing portals at underground mines and to reclaiming the final pit and support acreage at surface mines. Other costs common to both types of mining are related to removing or covering refuse piles and settling ponds, and dismantling preparation plants, other facilities and roadway infrastructure. ARLP has accrued liabilities of $40.4 million, $34.0 million and $23.5 million for these costs at September 30, 2005, December 31, 2004 and 2003, respectively. The liability for mine reclamation and closing procedures is sensitive to changes in cost estimates and estimated mine lives.

Workers’ Compensation and Pneumoconiosis (“Black Lung”) Benefits

ARLP provides income replacement and medical treatment for work-related traumatic injury claims as required by applicable state laws. ARLP provides for these claims through self-insurance programs. The liability for traumatic injury claims is the estimated present value of current workers’ compensation benefits, based on an annual independent actuarial study. The actuarial calculations are based on a blend of actuarial projection methods and numerous assumptions including development patterns, mortality, medical costs and interest rates. ARLP had accrued liabilities of $37.0 million, $32.6 million and $28.7 million for these costs at September 30, 2005, December 31, 2004 and 2003, respectively. A one-percentage-point reduction in the discount rate would have increased the liability at December 31, 2004 approximately $1.8 million, which would have a corresponding increase in operating expenses.

Coal mining companies are subject to the Federal Mine Safety and Health Act of 1977, as amended, and various state statutes for the payment of medical and disability benefits to eligible recipients related to coal worker’s pneumoconiosis, or black lung. ARLP provides for these claims through self-insurance programs. ARLP’s estimated black lung liability is based on an annual actuarial study performed by an independent actuary. The actuarial calculations are based on numerous assumptions including disability incidence, medical costs, mortality, death benefits, dependents and interest rates. ARLP had accrued liabilities of $22.8 million, $20.3 million and $17.6 million for these benefits at September 30, 2005, December 31, 2004 and 2003, respectively. A one-percentage-point reduction in the discount rate would have increased the expense recognized for the year ended December 31, 2004 by approximately $0.9 million. Under the service cost method used to estimate ARLP’s black lung benefits liability, actuarial gains or losses attributable to changes in actuarial assumptions such as the discount rate are amortized over the remaining service period of active miners.

Related Party Transactions

Warrior Acquisition

On February 14, 2003, ARLP acquired Warrior Coal, LLC from an affiliate, ARH Warrior Holdings, Inc., a subsidiary of Alliance Resource Holdings, Inc., pursuant to an Amended and Restated Put and Call Option Agreement (Put/Call Agreement). Warrior Coal, LLC, or Warrior, purchased the capital stock of Roberts Bros. Coal Co., Inc., Warrior Coal Mining Company, Warrior Coal Corporation and certain assets of Christian Coal Corp. and Richland Mining Co., Inc. in January 2001. ARLP’s managing general partner had previously declined the opportunity to purchase these assets as ARLP had previously committed to major capital expenditures at two existing operations. As a condition to not exercising its right of first refusal, ARLP requested that ARH Warrior Holdings, Inc. enter into a put and call arrangement for Warrior. ARLP and ARH Warrior Holdings, Inc., with the approval of the conflicts committee of ARLP’s managing general partner, entered into the Put/Call Agreement in January 2001. Concurrently, ARH Warrior Holdings, Inc. acquired Warrior in January 2001 for $10.0 million.

The put option price of $12.7 million was paid to ARH Warrior Holdings, Inc. in accordance with the terms of the Put/Call Agreement. In addition, ARLP repaid Warrior’s borrowings of $17.0 million under the revolving credit agreement between ARLP’s special general partner and Warrior. The primary borrowings under the revolving credit agreement financed new infrastructure capital projects at Warrior that have contributed to improved productivity and significantly increased capacity. ARLP funded the Warrior acquisition through a portion of the proceeds received from the issuance of 2,250,000 common units. Because the Warrior acquisition was between entities under common control, it has been accounted for at historical cost in a manner similar to that used in a pooling of interests.

Under the terms of the Put/Call Agreement, ARLP assumed certain other obligations, including a mineral lease and sublease with SGP Land, a subsidiary of Alliance Resource Holdings, Inc., covering coal reserves that have been and will continue to be mined by Warrior. The terms and conditions of the mineral lease and sub-lease remain unchanged.

SGP Land

Dotiki has a mineral lease and sublease with SGP Land requiring annual minimum royalty payments of $2.7 million, payable in advance through 2013 or until $37.8 million of cumulative annual minimum and/or earned royalty payments have been paid. Dotiki paid royalties of $4,611,000, $3,460,000, and $2,700,000 for the years ended December 31, 2004 and 2003, and the period from May 9, 2002 to December 31, 2002, respectively. Dotiki has recouped as earned royalties all advance minimum royalty payments made under these lease terms except for $805,000 as of December 31, 2004.

Warrior has a mineral lease and sublease with SGP Land. Under the terms of the lease, Warrior has paid and will continue to pay in arrears an annual minimum royalty obligation of $2,270,000 until $15,890,000 of cumulative annual minimum and/or earned royalty payments have been paid. The annual minimum royalty periods are from October 1st through the end of the following September, expiring September 30, 2007. Warrior paid royalties of $2,561,000, $2,453,000, $1,627,000 and $500,000 for the years ended December 31, 2004 and 2003, and the period from May 9, 2002 to December 31, 2002 and the period from January 1, 2002 to May 8, 2002, respectively. Warrior has recouped as earned royalties all advance minimum royalty payments made in accordance with these lease terms except for $636,000 as of December 31, 2004.

Under the terms of the mineral lease and sublease agreements described above, Dotiki and Warrior also reimbursed SGP Land for SGP Land’s base lease obligations. ARLP reimbursed SGP Land $5,428,000, $4,395,000, $2,709,000 and $1,213,000 for the years ended December 31, 2004 and 2003, and the period from May 9, 2002 to December 31, 2002 and the period from January 1, 2002 to May 8, 2002, respectively, for the base lease obligations. Dotiki and Warrior have recouped as earned royalties all advance minimum royalty payments made in accordance with these terms except for $216,000 as of December 31, 2004.

In 2001, SGP Land, as successor in interest to an unaffiliated third party, entered into an amended mineral lease with MC Mining, LLC, or MC Mining. Under the terms of the lease, MC Mining has paid and will continue to pay an annual minimum royalty obligation of $300,000 until $6.0 million of cumulative annual minimum and/or earned royalty payments have been paid. MC Mining paid royalties of $479,000, $231,000 and $337,000 for the year ended December 31, 2003, the period from May 9, 2002 to December 31, 2002 and the period from January 1, 2002 to May 8, 2002, respectively. The 2004 annual minimum royalty obligation of $300,000 was paid in January 2005. MC Mining has recouped as earned royalties all advance minimum royalty payments made under these lease terms as of December 31, 2004.

On October 23, 2005, ARLP exercised its option to lease and/or sublease certain reserves from an affiliate, SGP Land, LLC, which reserves are contiguous to ARLP’s Hopkins County Coal, LLC mining complex. Upon exercise of the option agreement, Hopkins County Coal entered into a Coal Lease and Sublease Agreement as well as a Royalty Agreement (collectively, the “Coal Lease Agreements”). The terms of the Coal Lease Agreements are through December 2015, with the right to extend the term for successive one-year periods for as long as ARLP is mining within the coal field, as such term is defined in the Coal Lease Agreements.

The Coal Lease Agreements provide for five annual minimum royalty payments of $684,000 commencing in January 2006. The annual minimum royalty payments, consistent with the option agreement, and cumulative option fees of $3.4 million previously paid by ARLP are fully recoupable against future tonnage royalty payments. Under the terms of the Coal Lease Agreements, Hopkins County Coal will also reimburse SGP Land for SGP Land’s base lease obligations, and the earned royalty rate is $0.25 per ton.

In January 2005, ARLP acquired 100% of the limited liability company member interests of Tunnel Ridge, LLC for approximately $500,000 and the assumption of reclamation liabilities from Alliance Resource Holdings, Inc., a company owned by ARLP’s management. Tunnel Ridge, LLC controls through a coal lease agreement with ARLP’s special general partner approximately 9,400 acres of land located in Ohio County, West Virginia and Washington County, Pennsylvania containing an estimated 70 million tons of high-sulfur coal in the Pittsburgh No. 8 coal seam. Under the terms of the coal lease, beginning on January 1, 2005, Tunnel Ridge, LLC began paying ARLP’s special general partner an advance minimum royalty of $3.0 million per year, which advance royalty payments will be fully recoupable against earned royalties. The earned royalty rate under the coal lease is the greater of $0.75 per ton or 3.0% of the per ton gross sales price f.o.b. barge. The term of the coal lease is the earlier of 30 years or until exhaustion of all mineable and merchantable coal with termination rights after the initial four years of the coal lease.

Tunnel Ridge, LLC also controls, under a separate lease agreement with ARLP’s special general partner, the rights to approximately 900 acres of surface land and other tangible assets. Under the terms of the lease agreement, Tunnel Ridge, LLC shall pay ARLP’s special general partner an annual lease payment of $240,000 beginning January 1, 2005. The lease agreement has an initial term of four years, which term may be extended by Tunnel Ridge, LLC at the same annual lease payment rate, to be consistent with the term of the coal lease.

Special General Partner

Effective January 2001, Gibson entered into a noncancelable operating lease arrangement with ARLP’s special general partner for Gibson’s coal preparation plant and ancillary facilities. Based on the terms of the lease, Gibson has paid and will continue to make monthly payments of approximately $216,000 through January 2011. Lease expense was incurred for the years ended December 31, 2004 and 2003 and for the period from May 9, 2002 to December 31, 2002 and the period from January 1, 2002 to May 8, 2002, was $2,595,000, $2,595,000, $1,685,000 and $910,000, respectively.

ARLP has previously entered into and has maintained agreements with two banks to provide letters of credit to maintain surety bonds to secure ARLP’s obligations for reclamation liabilities and workers’ compensation benefits. At September 30, 2005, ARLP had $25.9 million in outstanding letters of credit. ARLP’s special general partner guarantees these letters of credit. Historically, ARLP has compensated ARLP’s special general partner a guarantee fee equal to 0.30% per annum of the face amount of the letters of credit outstanding. ARLP’s special general partner agreed to waive the guarantee fee in exchange for a parent guarantee from ARLP’s intermediate partnership and Alliance Coal on the mineral lease and sublease with Dotiki and Warrior. ARLP paid approximately $31,300, $37,000 and $11,200 in guarantee fees to ARLP’s special general partner for the year ended December 31, 2003, the period from May 9, 2002 to December 31, 2002 and the period from January 1, 2002 to May 8, 2002, respectively.

Accruals of Other Liabilities

ARLP had accruals for other liabilities, including current obligations, totaling $101.1 million and $77.8 million at December 31, 2004 and 2003. These accruals were chiefly comprised of workers’ compensation benefits, black lung benefits, and costs associated with reclamation and mine closings. These obligations are self- insured. The accruals of these items were based on estimates of future expenditures based on current legislation, related regulations and other developments. Thus, from time to time, ARLP’s results of operations may be significantly affected by changes to these liabilities.

Pension Plan

ARLP maintains a Pension Plan, which covers certain employees at three mining operations.

ARLP’s pension expense was approximately $2,751,000 and $3,049,000 for the years ended December 31, 2004 and 2003, respectively. The pension expense is based upon a number of actuarial assumptions, including an expected long-term rate of returns on ARLP’s Pension Plan assets of 8.0% for both years ended December 31, 2004 and 2003 and discount rates of 6.25% and 6.75% for the years ended December 31, 2004 and 2003, respectively. ARLP’s actual return on plan assets was 11.9% and 25.9% for the years ended December 31, 2004 and 2003, respectively. Additionally, ARLP bases its determination of pension expense on the preferred method of unsmoothed fair market valuation of assets, which immediately recognizes all investment gains and losses.

In developing ARLP’s expected long-term rate of return assumption, ARLP evaluated input from its investment manager, including its review of asset class return expectations by economists, and ARLP’s actuary. At January 1, 2005, ARLP’s expected long-term return assumption is at least 8.0%. ARLP’s advisors base the projected returns on broad equity and bond indices. ARLP’s expected long-term rate of return on Pension Plan assets is based on an asset allocation assumption of 80.0% with equity managers, with an expected long-term rate of return of 10.4%, and 20.0% with fixed income managers, with an expected long-term rate of return of 5.4%. The pension plan trustee regularly reviews ARLP’s actual asset allocation in accordance with ARLP’s investment guidelines and periodically rebalanced ARLP’s investments to ARLP’s targeted allocation when considered appropriate. The investment committee reviews ARLP’s asset allocation with the compensation committee annually.

The discount rate that ARLP utilizes for determining its future pension obligation is based on a review of currently available high-quality fixed-income investments that receive one of the two highest ratings given by a recognized rating agency. ARLP has historically used the average monthly yield for December of an Aa-rated utility bond index as the primary benchmark for establishing the discount rate. The duration of the bonds that comprise this index is comparable to the duration of the benefit obligation in the Pension Plan. The discount rate determined on this basis decreased from 6.25% at December 31, 2003 to 5.75% at December 31, 2004.

ARLP estimates that its Pension Plan expense in 2005 will be approximately $3,240,000. Future actual pension expense and contributions will depend on future investment performance, changes in future discount rates and various other factors related to the employees participating in the Pension Plan.

Lowering the expected long-term rate of return assumption by 1.0% (from 8.0% to 7.0%) at December 31, 2003 would have increased ARLP’s pension expense for the year ended December 31, 2004 by approximately $211,000. Lowering the discount rate assumption by 0.5% (from 6.25% to 5.75%) at December 31, 2003 would have increased ARLP’s pension expense for the year ended December 31, 2004 by approximately $422,000.

Inflation

In 2004 and the nine months ended September 30, 2005, an increase in the cost of steel, power and fuel has increased, directly and indirectly, ARLP’s materials, supplies and maintenance costs. Other elements of inflation in the U.S. has been relatively low in recent years and did not have a material impact on ARLP’s results of operations for the three years in the period ended December 31, 2004 and the nine months ended September 30, 2005.

New Accounting Standards

In November 2004, the Financial Accounting Standard Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 151, Inventory Costs. SFAS No. 151 is an amendment of Accounting Research Bulletin (ARB) No. 43, chapter 4, paragraph 5 that deals with inventory pricing. SFAS No. 151 clarifies the accounting for abnormal amounts of idle facility expenses, freight, handling costs, and spoilage. Under previous guidance, paragraph 5 of ARB No. 43, chapter 4, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs might be considered to be so abnormal, under certain circumstances, as to require treatment as current period charges. This Statement eliminates the criterion of “so abnormal” and requires that those items be recognized as current period charges. Also, SFAS No. 151 requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS No. 151 is effective for fiscal years beginning after June 15, 2005. ARLP is currently analyzing the requirements of SFAS No. 151 and believes that its adoption will not have any significant impact on ARLP’s financial position, results of operations or cash flows.

In December 2004, the FASB issued SFAS No. 123R, Share-Based Payment. SFAS No. 123R is a revision of SFAS No. 123, Accounting for Stock Based Compensation, and supersedes APB No. 25. Among other items, SFAS No. 123R eliminates the use of APB No. 25 and the intrinsic value method of accounting, and requires companies to recognize in their financial statements the cost of employee services received in exchange for awards of equity instruments, based on the fair value of those awards, on the grant date.

In April 2005, the Securities and Exchange Commission issued a rule that amends the implementation dates for ARLP’s adoption of SFAS No. 123R from the third quarter of 2005 to the first quarter of 2006. SFAS No. 123R permits companies to adopt its requirements using either a “modified prospective” method, or a “modified retrospective” method. Under the “modified prospective” method, compensation cost is recognized in the financial statements beginning with the effective date, based on the requirements of SFAS No. 123R of all share-based payments granted after the effective date of the rule and based on the requirements of SFAS No. 123 for all unvested awards granted prior to the effective date of SFAS No. 123R. Under the “modified retrospective”

method, the requirements are the same as under the “modified prospective” method, but also permits entities to restate financial statements of previous periods based on proforma disclosures made in accordance with SFAS No. 123. ARLP is in the process of finalizing its evaluation of the appropriate transition method.

As permitted by SFAS No. 123, ARLP currently accounts for unit based payments to employees using the APB No. 25 intrinsic method and related FASB Interpretation No. 28 based upon the current market value of ARLP’s common units at the end of each period. ARLP has recorded compensation expense of $5,728,000, $6,662,000, $9,565,000 and $15,385,000 for the three months ended September 30, 2005, the nine months ended September 30, 2005 and 2004, respectively.

In March 2005, the FASB issued EITF No. 04-6 Accounting for Stripping Costs in the Mining Industry and concluded that stripping costs incurred during the production phase of a mine are variable production costs that should be included in the costs of the inventory produced during the period that the stripping costs are incurred. EITF No. 04-6 does not address the accounting for stripping costs incurred during the pre-production phase of a mine. EITF No. 04-6 is effective for the first reporting period in fiscal years beginning after December 15, 2005 with early adoption permitted. The effect of initially applying this consensus would be accounted for in a manner similar to a cumulative effect adjustment. Since ARLP has historically adhered to the accounting principles similar to EITF No. 04-6 in accounting for stripping costs incurred at ARLP’s surface operation, ARLP does not believe that adoption of EITF No. 04-6, effective January 1, 2006, will have a material impact on its consolidated financial statements.

Quantitative and Qualitative Disclosures about Market Risk

ARLP has significant long-term coal supply agreements. Virtually all of the long-term coal supply agreements are subject to price adjustment provisions, which permit an increase or decrease periodically in the contract price to principally reflect changes in specified price indices or items such as taxes, royalties or actual production costs.

All of ARLP’s transactions are denominated in U.S. dollars, and as a result, ARLP does not have material exposure to currency exchange-rate risks.

At the current time, ARLP does not have any interest rate, foreign currency exchange rate or commodity price-hedging transactions outstanding.

On August 22, 2003, ARLP’s intermediate partnership completed an $85 million revolving credit facility which replaces a $100 million credit facility. Borrowings under the credit facility and the previous credit facility are and were at variable rates and, as a result, ARLP has interest rate exposure. ARLP’s earnings are not materially affected by changes in interest rates. ARLP had no borrowings outstanding under the Credit Facility during 2004 or through September 30, 2005.

The table below provides information about ARLP’s market sensitive financial instruments and constitutes a “forward-looking statement.” The fair values of long-term debt are estimated using discounted cash flow analyses, based upon ARLP’s current incremental borrowing rates for similar types of borrowing arrangements as of December 31, 2004, and 2003. The carrying amounts and fair values of financial instruments are as follows (dollars in thousands):

	Expected Maturity Dates as of December 31, 2004							Fair Value December 31, 2004
	2005	2006	2007	2008	2009	Thereafter	Total
Senior Notes fixed rate	$18,000	$18,000	$18,000	$18,000	$18,000	$90,000	$180,000	$197,278
Weighted Average interest rate	8.31%	8.31%	8.31%	8.31%	8.31%	8.31%

	Expected Maturity Dates as of December 31, 2004							Fair Value December 31, 2003
	2004	2005	2006	2007	2008	Thereafter	Total
Senior Notes fixed rate	$—	$18,000	$18,000	$18,000	$18,000	$108,000	$180,000	$204,604
Weighted Average interest rate	—	8.31%	8.31%	8.31%	8.31%	8.31%

BUSINESS OF ALLIANCE HOLDINGS GP, L.P.

General

Our cash generating assets consist of our partnership interests in ARLP, a publicly traded limited partnership engaged in the production and marketing of coal to major United States utilities and industrial users. Our aggregate partnership interests in ARLP will consist of the following:

•	a 1.98% general partner interest in ARLP, which we hold through our 100% ownership interest in Alliance Resource Management GP, LLC, ARLP’s managing general partner;

•	the incentive distribution rights in ARLP, which we hold through our 100% ownership interest in Alliance Resource Management GP, LLC; and

•	15,550,628 common units of ARLP, representing approximately 42.7% of the common units of ARLP.

Our incentive distribution rights in ARLP entitle us to receive an increasing percentage of the total cash distributions made by ARLP as it reaches certain target distribution levels. At ARLP’s current quarterly distribution rate of $0.4125 per unit, aggregate quarterly cash distributions to us on all our interests in ARLP are approximately $9.0 million, representing approximately 51% of the total cash distributed. Based on this distribution, we expect that our initial quarterly distribution will be $0.165 per unit, or $0.66 per unit on an annualized basis.

Our primary business objective is to increase our cash distributions to our unitholders by actively assisting ARLP in executing its business strategy. ARLP’s business strategy is to create sustainable, capital-efficient growth in distributable cash flow to maximize its distribution to unitholders by, among other things (1) expanding its operations by adding and developing mines and coal reserves in existing, adjacent or neighboring properties, (2) developing new mining complexes in locations with attractive market conditions, (3) continuing to make productivity improvements in order to be a safe, low-cost producer in each region in which it operates and (4) strengthening its position with existing and future customers by offering a broad range of coal qualities, transportation alternatives and customized services.

We intend to support ARLP in implementing its business strategy by assisting it in identifying, evaluating, and pursuing growth opportunities. In the future, we may also support the growth of ARLP through the use of our capital resources, which could involve loans or capital contributions to ARLP to provide funding for the acquisition of a business or asset or for an internal growth project. We may also provide ARLP with other forms of credit support, such as guarantees related to financing for a project or other types of support related to a merger or acquisition transaction.

Although our primary business objective is to increase our cash distributions to our unitholders by assisting ARLP in executing its business strategy, we may separately pursue opportunities to acquire businesses or assets that may or may not be related to ARLP’s business in accordance with our Omnibus Agreement. For a description of our Omnibus Agreement, please read “Conflicts of Interests and Fiduciary Duties.”

ARLP is required by its partnership agreement to distribute all of its cash on hand at the end of each quarter after establishing reserves to provide for the proper conduct of its business or to provide for future distributions. Historically, these reserves have represented a substantial portion of the cash ARLP generates from its operations and have been used in funding organic growth projects of ARLP. While maintaining these reserves, ARLP has successfully increased its distributions to its unitholders. On November 14, 2005, ARLP paid a quarterly distribution of $0.4125 per unit (or $1.65 per unit on our annualized basis) for the quarter ended September 30, 2005. ARLP has increased its quarterly distribution by 65.0% since its initial public offering in 1999 and has increased its quarterly distribution in five of the last eight quarters.

While we, like ARLP, are structured as a limited partnership, our capital structure and cash distribution policy differ materially from those of ARLP. Most notably, our general partner does not have an economic interest in us and is not entitled to receive any distributions from us and our capital structure does not include incentive distribution rights. Therefore, all of our distributions are made to our common unitholders.

Our ownership of ARLP’s incentive distribution rights entitle us to receive the following percentages of cash distributed by ARLP as the following target cash distribution levels are reached:

•	13.0% of all cash distributed in a quarter after $0.275 has been distributed in respect of each common unit of ARLP for that quarter;

•	23.0% of all cash distributed after $0.3125 has been distributed in respect of each common unit of ARLP for that quarter; and

•	48.0% of all cash distributed after $0.375 has been distributed in respect of each common unit of ARLP for that quarter.

Because the incentive distribution rights currently participate at the maximum 48% target cash distribution level, future growth in distributions we receive from ARLP will not result from an increase in the target cash distribution level associated with the incentive distribution rights.

The graph set forth below shows hypothetical cash distributions payable in respect of our partnership interests, including the incentive distribution rights in ARLP, across an illustrative range of annualized cash distributions per unit made by ARLP. This information is based upon:

•	ARLP’s 36,426,306 common units outstanding; and

•	our ownership of (1) a 1.98% general partner interest in ARLP, (2) the incentive distribution rights in ARLP and (3) 15,550,628 common units of ARLP.

The graph illustrates the impact to us of ARLP’s raising or lowering its per unit distribution from its most recent quarterly distribution of $0.4125 per unit, or $1.65 per unit on an annualized basis. This information is presented for illustrative purposes only, is not intended to be a prediction of future performance and does not attempt to illustrate the impact of changes in our or ARLP’s business, including changes that may result from changes in interest rates, changes in coal prices, changes in general economic conditions, or the impact of any future acquisitions or expansion projects or the issuance of additional units.

Based upon ARLP’s current quarterly distribution, the number of our units outstanding and our anticipated expenses, we expect that our initial quarterly distribution will be $0.165 per unit, or $0.66 per unit on an annualized basis. The table below shows (1) the results of operations of ARLP for the three months ended September 30, 2005, (2) our cash distributions from ARLP for the three months ended September 30, 2005, and (3) our anticipated cash distributions to you.

	Three Months Ended September 30, 2005
	(in thousands, except unit and per unit amounts)
Net income	$34,481
Depreciation, depletion and amortization	$13,798
Interest expense	2,841
Income taxes	717

EBITDA(1)	51,837
Interest expense	(2,841)
Estimated maintenance capital expenditures(2)	(13,250)
Income tax expense	(717)

ARLP cash available for distribution before reserves	$35,029

ARLP actual cash distributions	$17,596

ARLP coverage ratio(3)	2.0	x
Distributions on our partnership interests in ARLP:
Common units	$6,415
1.98% general partner interest	348
Incentive distribution rights	2,218

Total distributions to us	8,981
Estimated public company expenses	(375)

Our cash available for distribution	$8,606

Our anticipated cash distributions	$8,605

Our common units outstanding	52,150
Our anticipated distribution per unit	$0.165

(1)	We define EBITDA as net income before net interest expense, income taxes, depreciation, depletion and amortization and interest of affiliated and non-affliated non-controlling partners in consolidated participant’s net income. Please read Note 6 to our “Selected Historical and Pro Forma Financial and Operating Data” for an explanation of the term EBITDA and a reconciliation of EBITDA to net income, our most directly comparable financial measure calculated and presented in accordance with GAAP.
(2)	ARLP’s partnership agreement requires it to subtract an estimate of maintenance capital expenditures over the long-term, rather than actual maintenance capital expenditures incurred during the quarter, when calculating quarterly cash available for distribution, in order to reduce the significant fluctuations in cash available for distribution ARLP would experience if actual capital expenditures were deducted.
(3)	ARLP refers to the ratio of cash available for distribution before reserves to actual cash distribution as the “coverage ratio.”

As shown in the table above, ARLP’s managing general partner, which is owned by us, reserves a significant portion of ARLP’s cash from operations to fund organic growth projects and to ensure stability in distributions, which might otherwise be impacted by fluctuations in coal prices. ARLP’s coverage ratio for the most recent quarterly period was 2.0x, which we believe to be among the highest of publicly traded limited partnerships. Due to our ownership of ARLP’s incentive distribution rights, our cash flows are impacted by changes in ARLP’s distributions to a greater extent than those of ARLP’s common unitholders.

Please read “Our Cash Distribution Policy and Restrictions on Distributions.” ARLP’s cash distributions to us will vary depending on several factors, including ARLP’s total outstanding partnership interests on the record date for the distribution, the per unit distribution and our relative ownership of ARLP’s partnership interests. If ARLP increases distributions to its unitholders, including us, we would expect to increase distributions to our unitholders, although the timing and amount of such increased distributions, if any, will not necessarily be comparable to the timing and amount of the increase in distributions made by ARLP. In addition, the level of distributions we receive from ARLP may be affected by the various risks associated with the underlying business of ARLP. The level of distributions our unitholders receive from us will also be affected by the various risks associated with the underlying business of ARLP. Please read “Risk Factors.”

We intend to pay to our unitholders, on a quarterly basis, distributions equal to the cash we receive from our distributions, less certain reserves for expenses and other uses of cash, including:

•	the expenses associated with being a public company and other general and administrative expenses;

•	interest expense related to any current and future indebtedness;

•	expenditures to maintain or, at our election, to increase our ownership interest in ARLP; and

•	reserves our general partner believes prudent to maintain for the proper conduct of our business or to provide for future distributions.

If ARLP is successful in implementing its business strategy and increasing distributions to its limited partners, we would generally expect to increase distributions to our unitholders, although the timing and amount of any such increased distributions will not necessarily be comparable to the timing and amount of increased ARLP distributions. On or about May 19, 2006, we expect to pay a prorated distribution for the portion of the quarter ending March 31, 2006 that we are a publicly traded partnership. However, we cannot assure you that any distributions will be declared or paid. We expect to make a distribution to our existing owners on or about May 19, 2006 with cash we receive from ARLP with respect to its operations for the quarter ending March 31, 2005. You will not participate in this distribution. Please read “Our Cash Distribution Policy and Restrictions on Distributions.”

Our common units and ARLP’s common units are unlikely to trade in simple relation or proportion to one another. Instead, while the trading prices of our common units and ARLP’s common units are likely to follow generally similar broad trends, the trading prices may diverge because, among other things:

•	with respect to ARLP distributions, ARLP’s common unitholders have a priority over the incentive distribution rights; and

•	we participate in ARLP’s managing general partner’s distributions and the incentive distribution rights, and ARLP’s common unitholders do not.

How Our Partnership Agreement Terms Differ from those of Other Publicly Traded Partnerships

Although we are organized as a limited partnership, the terms of our partnership agreement differ from those of many other publicly traded partnerships. For example,

•	our general partner is not entitled to incentive distributions (most publicly traded partnerships have incentive distribution rights which entitle the general partner to receive increasing percentages, commonly up to 50%, of the cash distributed in excess of a certain per unit distribution);

•	we do not have subordinated units (most publicly traded partnerships initially have subordinated units that (i) do not receive distributions in a quarter until all common units receive the minimum quarterly distribution plus arrearages and (ii) convert to common units upon meeting certain financial tests); and

•

our general partner is not required to make additional capital contributions to us in connection with additional issuances of units by us because it has no economic interest in us (most general partners of publicly traded partnerships have a 2% general partner interest and are required to or have the option to make additional capital contributions to the partnership in order to maintain their percentage general partner interest upon issuance of additional partnership interests by the partnership).

You should read the summaries in “Description of Our Common Units” and “Description of Our Partnership Agreement,” as well as Appendix A—Form of Amended and Restated Agreement of Limited Partnership of Alliance Holdings GP, L.P., for a more complete description of the terms of our partnership agreement.

Legal Proceedings

We are not a party to any litigation.

BUSINESS OF ALLIANCE RESOURCE PARTNERS, L.P.

General

ARLP is a diversified producer and marketer of coal to major United States utilities and industrial users. ARLP began mining operations in 1971 and, since then, has grown through acquisitions and internal development to become what management believes to be the fifth largest coal producer in the eastern United States. ARLP completed its initial public offering in August 1999. At January 1, 2005, ARLP had approximately 512.0 million tons of proven and probable coal reserves in Illinois, Indiana, Kentucky, Maryland, Pennsylvania and West Virginia. In 2004, ARLP produced 20.4 million tons of coal and sold 20.8 million tons of coal. For the nine months ended September 30, 2005, ARLP produced 16.7 million tons of coal and sold 17.0 million tons of coal.

ARLP currently operates seven underground mining complexes in Illinois, Indiana, Kentucky and Maryland and one surface mining operation in Kentucky. ARLP is currently developing two additional underground mines, one in Kentucky and one in West Virginia. Its mining activities are conducted in three geographic regions commonly referred to in the coal industry as the Illinois Basin, Central Appalachia and Northern Appalachia regions. ARLP has grown historically, and expects to grow in the future, through expansion of its operations by adding and developing mines and coal reserves in existing, adjacent or neighboring properties. At ARLP’s Warrior Coal, LLC, or Warrior, mining complex located in the Illinois Basin region, ARLP hosts and operates a coal synfuel facility, supplies the facility with coal feedstock, assists with the marketing of coal synfuel and provides other services to the owner of the synfuel facility. In January 2005, ARLP entered into several agreements to provide similar services for a synfuel facility to be located at ARLP’s Gibson mining complex in the Illinois Basin region and in August 2005 entered into an agreement to provide coal feedstock to a synfuel facility located at the power plant of the primary customer of the Mettiki Coal, LLC, or Mettiki, mine that is located in the Northern Appalachia region.

For the year ended December 31, 2004, ARLP had revenues of approximately $653.3 million and net income of approximately $76.6 million. For the nine months ended September 30, 2005, ARLP had revenues of approximately $611.4 million and net income of approximately $114.4 million.

ARLP’s Business Strategy

ARLP’s business strategy is to create sustainable, capital-efficient growth in distributable cash flow to maximize its distributions to its unitholders by:

•	expanding its operations by adding and developing mines and coal reserves in existing, adjacent or neighboring properties;

•	developing new mining complexes in locations with attractive market conditions;

•	extending the lives of its mines through the development of currently undeveloped coal reserves using its existing infrastructure;

•	engaging in strategic acquisitions of mining operations and reserves;

•	continuing to make productivity improvements in order to be a safe, low-cost producer in each region in which it operates;

•	strengthen its position with existing and future customers by offering a broad range of coal qualities, transportation alternatives and customized services; and

•	developing strategic relationships to take advantage of opportunities created by the significant changes that have occurred in the electric utility industry.

To date, ARLP has executed its growth strategy primarily by developing additional coal mines in its core areas of operations and by expanding the production capacity and scope of its existing mining operations. ARLP management believes this focus on organic opportunities provides the most capital-efficient means of achieving

ARLP’s growth objectives due to: (1) the absence of an acquisition premium typically associated with a competitive bidding process involving multiple parties; and (2) the ability to realize cost savings and revenue enhancements by operating the newly developed mines in conjunction with the expansion of ARLP’s existing operations.

Together with this focus on organic growth, ARLP is continually evaluating potential strategic acquisitions of properties and businesses. ARLP has made and may continue to make acquisitions from unaffiliated third parties or from related parties, including its general partners and their affiliates, which are controlled by ARLP’s management. The price to be paid and other terms of any acquisitions ARLP makes from related parties will be approved by the conflicts committee of the board of directors of ARLP’s managing general partner.

Mining Operations

ARLP produces a diverse range of steam coals with varying sulfur and heat contents, which enables ARLP to satisfy the broad range of specifications required by ARLP’s customers. The following chart summarizes ARLP’s coal production by region for the last five years:

	Year Ended December 31,					Nine Months Ended September 30, 2005
Regions and Complexes	2000	2001	2002	2003	2004
	(tons in millions)
Illinois Basin:
Dotiki, Warrior, Pattiki, Hopkins, Gibson Complexes	8.4	11.9	12.1	12.3	13.6	11.8

Central Appalachia:
Pontiki, MC Mining Complexes	2.7	2.8	3.0	3.6	3.6	2.4

Northern Appalachia:
Mettiki Complex	2.6	2.7	2.9	3.3	3.2	2.5

Total	13.7	17.4	18.0	19.2	20.4	16.7

Illinois Basin Operations

ARLP’s Illinois Basin mining operations are located in western Kentucky, southern Illinois and southern Indiana. ARLP has approximately 1,440 employees in the Illinois Basin and currently operates five mining complexes. Additionally, ARLP hosts coal synfuel facilities at two of its mining complexes.

Dotiki Complex.    Webster County Coal, LLC operates Dotiki, which is an underground mining complex located near the city of Providence in Webster County, Kentucky. The complex was opened in 1966, and ARLP purchased the mine in 1971. ARLP’s Dotiki complex utilizes continuous mining units employing room-and-pillar mining techniques. In 2004, Dotiki increased mining capacity with the addition of two continuous miners.

Also in 2004, the preparation plant throughput capacity is 1,300 tons of raw coal an hour. Capacity was increased principally to accommodate a change in customer requirements for washed coal rather than raw coal.

On February 11, 2004, the Dotiki mine was temporarily idled following the occurrence of a mine fire. The fire was successfully extinguished and the affected area of the mine was totally isolated behind permanent barriers. Production resumed on March 8, 2004. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Dotiki Fire Incident.”

Production of high-sulfur coal from the complex is shipped via the CSX and PAL railroads and by truck on U.S. and state highways. ARLP’s primary customers for coal produced at Dotiki are Louisville Gas & Electric, or LG&E, Seminole Electric Cooperative, Inc., or Seminole, and Tennessee Valley Authority, or TVA, all of which purchase ARLP’s coal pursuant to long-term contracts for use in their scrubbed generating units.

Warrior Complex.    Warrior Coal, LLC, or Warrior, operates the Cardinal mine, an underground mining complex located near Madisonville, in Hopkins County, Kentucky, between and adjacent to ARLP’s other western Kentucky operations. The Warrior complex was opened in 1985 and acquired by ARLP in February 2003. Warrior utilizes continuous mining units employing room-and-pillar mining techniques producing high-sulfur coal. Warrior’s preparation plant has a throughput capacity of 600 tons of raw coal an hour.

Warrior sells substantially all of its production to SSO for feedstock in the production of coal synfuel, as discussed below. SSO’s coal synfuel production facility was moved from Hopkins County Coal, LLC, or Hopkins, to Warrior in April 2003. Warrior’s production can be shipped via the CSX and PAL railroads and by truck on U.S. and state highways. Additionally, Warrior purchased supplemental production from Dotiki and a third-party supplier for resale to SSO and will continue to purchase tons from the third-party supplier through June 2007. SSO continues to ship coal synfuel to electric utilities that have been purchasers of ARLP’s coal. ARLP maintains “back-up” coal supply agreements with these long-term customers for ARLP’s coal, which automatically provide for the sale of ARLP’s coal to them in the event they do not purchase coal synfuel from SSO.

ARLP has entered into long-term agreements with SSO to host and operate its coal synfuel facility currently located at Warrior, supply the facility with coal feedstock, assist SSO with the marketing of coal synfuel and provide other services. These agreements expire on December 31, 2007 and provide ARLP with coal sales, rental and service fees from SSO based on the synfuel facility throughput tonnages. These amounts are dependent on the ability of SSO’s members to use certain qualifying tax credits applicable to the facility. As discussed above, ARLP sells most of the coal produced at Warrior to SSO, while Alliance Coal Sales, a division of Alliance Coal, assists SSO with the sale of its coal synfuel to ARLP’s customers pursuant to a sales agency agreement. The term of each of these agreements is subject to early cancellation provisions customary for transactions of these types, including the unavailability of synfuel tax credits, the termination of associated coal synfuel sales contracts, and the occurrence of certain force majeure events. Therefore, the continuation of the revenues associated with the coal synfuel production facility cannot be assured. However, ARLP has maintained “back up” coal supply agreements with each coal synfuel customer that automatically provide for sale of ARLP’s coal to these customers in the event they do not purchase coal synfuel from SSO. In conjunction with a decision to relocate the coal synfuel production facility to Warrior, agreements for providing certain of these services were assigned to Alliance Service, a wholly-owed subsidiary of Alliance Coal, in December 2002. Alliance Service is subject to federal and state income taxes.

For 2004, the incremental annual net income benefit from the combination of the various coal synfuel-related agreements associated with the facility located at Warrior was approximately $16.9 million, assuming that coal pricing would not have increased without the availability of synfuel. The continuation of the incremental net income benefit associated with SSO’s coal synfuel facility cannot be assured. Pursuant to ARLP’s agreement with SSO, ARLP is not obligated to make retroactive adjustments or reimbursements if SSO’s tax credits are disallowed.

In June 2003, the Internal Revenue Service (IRS) suspended the issuance of private letter rulings on the significant chemical change requirement to qualify for synfuel tax credits and announced that it was reviewing the test procedures and results used by taxpayers to establish that a significant chemical change had occurred. In October 2003, the IRS completed its review and concluded that the test procedures and results were scientifically valid if applied in a consistent and unbiased manner. The IRS has resumed issuing private letter rulings under its existing guidelines. SSO has advised ARLP that its private letter ruling could be reviewed by the IRS as part of a tax audit, similar to the IRS reviews of other synfuel procedures. SSO has also advised ARLP that the Permanent Subcommittee on Investigations of the Senate Committee on Governmental Affairs, or Subcommittee, is reviewing the synfuel industry, that the Subcommittee has indicated that they hope to interview almost all taxpayers that are involved in the synfuel business and that SSO has been requested to meet informally with the Subcommittee to help enhance the Subcommittee’s knowledge of the synfuel industry.

Pattiki Complex.    White County Coal, LLC operates Pattiki, which is an underground mining complex located near the city of Carmi, in White County, Illinois. ARLP began construction of the complex in 1980 and have operated it since its inception. ARLP’s Pattiki complex utilizes continuous mining units employing room-and-pillar mining techniques. During 2004, Pattiki increased mining capacity with the addition of one continuous miner. The preparation plant has a throughput capacity of 1,000 tons of raw coal an hour.

Production of high-sulfur coal from the complex is shipped via the CSX railroad. ARLP’s primary customers for coal produced at Pattiki are Northern Indiana Public Service Company, or NIPSCO, and Seminole for use in their scrubbed generating units.

Hopkins Complex.    Hopkins County Coal, LLC operates a mining complex consisting of one active surface mine, one undeveloped surface mine, and the Elk Creek reserves that commenced development in 2005. Hopkins County Coal is located near the city of Madisonville in Hopkins County, Kentucky. ARLP acquired the complex in January 1998. The active surface mine was idled in June 2003 because ARLP was unable to secure sufficient sales commitments in the Illinois Basin region. In October 2004, the surface mine was re-opened in response to incremental sale opportunities from existing customers as well as strong market demand for Illinois Basin region coal. ARLP anticipates the active surface mine will deplete its coal reserves at the end of 2005.

The surface operation utilizes dragline mining and the preparation plant has a throughput capacity of 1,000 tons of raw coal an hour. Historically, Hopkins’ production has the ability to be shipped via the CSX and PAL railroads and by truck on U.S. and state highways.

On October 23, 2005, ARLP exercised an option to lease the Elk Creek reserves located in Hopkins County, Kentucky. The Elk Creek coal reserves consist of approximately 33 million tons of high-sulfur coal. The Elk Creek mine will be an underground mining complex, using continuous mining units employing room-and-pillar mining techniques. ARLP intends to utilize the existing coal handling and other surface facilities at Hopkins to process and ship the Elk Creek coal. Initial production is expected to begin in early 2006. When the Elk Creek mine reaches full production capacity, we expect annual production to be approximately 3.8 million tons.

Gibson Complex.    Gibson County Coal, LLC operates Gibson, an underground mining complex located near the city of Princeton in Gibson County, Indiana. The mine began production in November 2000. ARLP’s Gibson mining complex utilizes continuous mining units employing room-and-pillar mining techniques. In 2004, Gibson increased mining capacity with the addition of one continuous mining unit. The preparation plant has a throughput capacity of 700 tons of raw coal an hour. ARLP refers to the reserves mined at this location as the Gibson “North” reserves. ARLP also controls undeveloped reserves in Gibson County, which are not contiguous to the reserves currently being mined. ARLP refers to these as the Gibson “South” reserves.

Production from Gibson is a low-sulfur coal that historically has been shipped primarily via truck approximately 10 miles on U.S. and state highways to Gibson’s principal customer, PSI Energy Inc., a subsidiary of Cinergy Corporation. Gibson’s production is also trucked to ARLP’s Mt. Vernon transloading facility for sale to utilities capable of receiving barge deliveries.

In January 2005, Gibson entered into long-term agreements with PC Indiana Synthetic Fuel #2, L.L.C., or PCIN, to host its coal synfuel facility, supply the facility with coal feedstock, assist PCIN with the marketing of coal synfuel and provide other services. The synfuel facility commenced operations at Gibson in May 2005. A significant portion of Gibson’s production is sold to PCIN. The agreements expire on December 31, 2007 and provide us with coal sales, rental and service fees from PCIN based on the synfuel facility throughput tonnages. These amounts are dependent on the ability of PCIN’s members to use certain qualifying tax credits applicable to the facility. The term of each of these agreements is subject to early cancellation provisions customary for transactions of these types, including the unavailability of synfuel tax credits, the termination of associated coal synfuel sales contracts, and the occurrence of certain force majeure events. Therefore, revenues associated with the coal synfuel production facility cannot be assured. However, ARLP has entered into “back up” coal supply agreements with each coal synfuel customer that automatically provide for sale of ARLP’s coal to these customers in the event they do not purchase coal synfuel from PCIN.

ARLP has initiated the permitting process for the Gibson South reserves and is actively evaluating its development. Capital expenditures required to develop the Gibson South reserves are estimated to be approximately $83 million. Assuming sufficient sales commitments are obtained and the permitting process progresses as anticipated, initial production could commence in 2008 or 2009. When the Gibson South mine reaches full production capacity, we expect annual production to be approximately 3.1 million tons. Definitive development commitment for Gibson South is dependent upon final approval by the board of directors of ARLP’s managing general partner.

Central Appalachia Operations

ARLP’s Central Appalachia mining operations are located in the Central Appalachia coal fields. ARLP’s Central Appalachia mines produce low-sulfur coal. ARLP has approximately 530 employees and operates two mining complexes in Central Appalachia.

Pontiki Complex.    Pontiki Coal, LLC owns Pontiki, an underground mining complex located near the city of Inez in Martin County, Kentucky. ARLP constructed the mine in 1977. Pontiki owns the mining complex and leases the reserves, and Excel Mining, LLC, or Excel, an affiliate of Pontiki, is responsible for conducting all mining operations. Substantially all of the coal produced at Pontiki in 2004 met or exceeded the compliance requirements of Phase II of the Clean Air Act amendments. ARLP’s Pontiki operation utilizes continuous mining units employing room-and-pillar mining techniques. The preparation plant has a throughput capacity of 800 tons of raw coal an hour. In February 2005 construction efforts began that will allow Pontiki to migrate its mining units into a new coal seam. The first mining unit is expected to generate production in the first quarter of 2006. Beginning in 2006, production will still be low sulfur, but may no longer meet the compliance requirements of Phase II Clean Air Act.

ARLP’s primary customer for the low-sulfur coal produced at Pontiki is ICG, LLC, the successor-in-interest of certain assets of Horizon Natural Resources Company. In November 2005, ARLP settled a contract dispute in which ICG alleged ARLP failed to deliver 138,111 tons of coal. Please read “—Legal Proceedings.” Production from the mine is shipped primarily to electric utilities located in the southeastern United States via the Norfolk Southern railroad or by truck via U.S. and state highways to various docks on the Big Sandy River in Kentucky.

MC Mining Complex.    MC Mining, LLC owns MC Mining, an underground mining complex located near the city of Pikeville in Pike County, Kentucky. ARLP acquired the mine in 1989. MC Mining owns the mining complex and leases the reserves, and Excel, an affiliate of MC Mining, is responsible for conducting all mining operations. On December 26, 2004, MC Mining was temporarily idled following the occurrence of a mine fire. The fire was successfully extinguished and the affected area of the mine was totally isolated behind permanent barriers. Initial production resumed on February 21, 2005. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations—MC Mining Fire Incident.”

Substantially all of the coal produced at MC Mining in 2004 met or exceeded the compliance requirements of Phase II of the Clean Air Act amendments. The complex utilizes continuous mining units employing room-and-pillar mining techniques. The preparation plant has a throughput capacity of 800 tons of raw coal an hour.

Production from the mine is shipped via the CSX railroad or by truck via U.S. and state highways to various docks on the Big Sandy River. MC Mining sells its low-sulfur production primarily in the spot market.

Northern Appalachia Operations

ARLP’s Northern Appalachia mining operation is located in the Northern Appalachia coal fields. ARLP has approximately 230 employees and operates one mining complex in Northern Appalachia.

Mettiki Complex.    Mettiki Coal, LLC operates Mettiki, an underground longwall mining complex located near the city of Oakland in Garrett County, Maryland, which is sometimes referred to as the D-Mine. ARLP constructed Mettiki in 1977 and has operated it since its inception. The operation utilizes a longwall miner for the majority of the coal extraction as well as continuous mining units used to prepare the mine for future long-wall mining. The preparation plant has a throughput capacity of 1,350 tons of raw coal an hour. In response to strong market demand, Mettiki’s production capacity was increased through two small-scale third-party mining operations.

Historically, ARLP’s primary customer for the medium-sulfur coal produced at Mettiki has been Virginia Electric and Power Company, or VEPCO, which purchased the coal pursuant to a long-term contract for use in the scrubbed generating units at its Mt. Storm, West Virginia power plant, located less than 20 miles away. ARLP’s coal is trucked to Mt. Storm over a private haul road, which links to a state highway. Mettiki is also served by the CSX railroad.

In August 2005, Mettiki entered into an agreement with Mt. Storm Coal Supply, LLC, or Mt. Storm Coal Supply, to supply its coal synfuel facility, located at the Mt. Storm power plant, with coal feedstock. The incremental quarterly net income benefit from the coal feedstock agreement is estimated to be $0.4 million. The continuation of this agreement cannot be assured because the non-conventional source fuel tax credits are subject to a pro-rata phase-out or reduction based on the annual average wellhead price per barrel for all domestic crude oil (the reference price) as determined by the Secretary of the Treasury. ARLP has entered into a “back up” coal supply agreement with VEPCO for sale of ARLP’s coal in the event VEPCO does not purchase coal synfuel from Mt. Storm Coal Supply. Pursuant to ARLP’s agreement with Mt. Storm Coal Supply, ARLP is not obligated to make retroactive adjustments or reimbursements if Mt. Storm Coal Supply’s tax credits are disallowed.

Mettiki Coal (WV).    Mettiki Coal (WV), LLC is developing an underground longwall mine in Tucker County, West Virginia (the Mountain View Mine, also known as the E-Mine), which will eventually replace Mettiki Coal’s D-Mine. ARLP anticipates the active D-Mine will deplete its coal reserves at the end of 2006, at which time the longwall mining system will be relocated from D-Mine to Mettiki Coal (WV)’s Mountain View Mine. Longwall production is expected to commence in January 2007.

Other Operations

Mt. Vernon Transfer Terminal, LLC

The Mt. Vernon transfer terminal leases land and operates a coal loading terminal on the Ohio River at Mt. Vernon, Indiana. Coal is delivered to Mt. Vernon by both rail and truck. The terminal has a capacity of 8 million tons per year with existing ground storage. During 2004, the terminal loaded approximately 1.8 million tons for Pattiki, Dotiki, and Gibson customers and for third-party shippers.

Coal Brokerage

As markets allow, ARLP buys coal from outside producers principally throughout the eastern United States, which ARLP then resells, both directly and indirectly, primarily to utility customers. ARLP purchased and sold approximately 21,000 tons of outside coal from non-affiliates in 2004. ARLP has a policy of matching ARLP’s outside coal purchases and sales to minimize market risks associated with buying and reselling coal. Purchased coal that is delivered to ARLP’s operations and commingled with ARLP’s production is not classified as brokerage coal.

Additional Services

ARLP develops and markets additional services in order to establish itself as the supplier of choice for its customers. Examples of the kind of services ARLP has offered to date include ash and scrubber sludge removal, coal yard maintenance and arranging alternate transportation services. Revenues from these services represented less than one percent of ARLP’s total revenues.

Coal Marketing and Sales

As is customary in the coal industry, ARLP has entered into long-term contracts with many of ARLP’s customers. These arrangements are mutually beneficial to ARLP and its customers by providing greater predictability of sales volumes and sales prices. In 2004, approximately 92% and 85% of ARLP’s sales tonnage and total coal sales, respectively, were sold under long-term contracts (contracts having a term of greater than one year) with maturities ranging from 2005 to 2023. ARLP’s total nominal commitment under significant long-term contracts was approximately 98.6 million tons at December 31, 2004, and is expected to be delivered as follows: 21.9 million tons in 2005, 20.6 million tons in 2006, 13.0 million tons in 2007, 7.0 million tons in 2008, 6.9 million tons in 2009, and 29.2 million tons thereafter during the remaining terms of the relevant coal supply agreements. The total commitment of coal under contract is an approximate number because, in some instances, ARLP’s contracts contain provisions that could cause the nominal total commitment to increase or decrease by as much as 20%. The contractual time commitments for customers to nominate future purchase volumes under these contracts are sufficient to allow ARLP to balance ARLP’s sales commitments with prospective production capacity. In addition, the nominal total commitment can otherwise change because of price reopener provisions contained in certain of these long-term contracts.

The terms of long-term contracts are the results of both bidding procedures and extensive negotiations with each customer. As a result, the terms of these contracts vary significantly in many respects, including, among others, price adjustment features, price and contract reopener terms, permitted sources of supply, force majeure provisions, coal qualities, and quantities. Virtually all of ARLP’s long-term contracts are subject to price adjustment provisions, which permit an increase or decrease periodically in the contract price to reflect changes in specified price indices or items such as taxes, royalties or actual production costs. These provisions, however, may not assure that the contract price will reflect every change in production or other costs. Failure of the parties to agree on a price pursuant to an adjustment or a reopener provision can lead to early termination of a contract. Some of the long-term contracts also permit the contract to be reopened to renegotiate terms and conditions other than the pricing terms, and where a mutually acceptable agreement on terms and conditions cannot be concluded, either party may have the option to terminate the contract. The long-term contracts typically stipulate procedures for quality control, sampling and weighing. Most contain provisions requiring ARLP to deliver coal within stated ranges for specific coal characteristics such as heat, sulfur, ash, moisture, grindability, volatility and other qualities. Failure to meet these specifications can result in economic penalties or termination of the contracts. While most of the contracts specify the approved seams and/or approved locations from which the coal is to be mined, some contracts allow the coal to be sourced from more than one mine or location. Although the volume to be delivered pursuant to a long-term contract is stipulated, the buyers often have the option to vary the volume within specified limits.

Reliance on Major Customers

ARLP’s two largest customers in 2004 were SSO and VEPCO. During the nine months ended September 30, 2005, ARLP’s three largest customers were SSO, Seminole and Mount Storm Coal Supply. Sales to SSO and VEPCO in the aggregate accounted for approximately 33% of ARLP’s 2004 total revenues, and sales to SSO, Seminole and Mount Storm Coal Supply in the aggregate accounted for approximately 38% of ARLP’s total revenues for the nine months ended September 30, 2005. Sales to each of these customers accounted for approximately 10% or more of ARLP’s 2004 total revenues and ARLP’s revenues for the nine months ended September 30, 2005.

Competition

The United States coal industry is highly competitive with numerous producers in all coal producing regions. ARLP competes with other large producers and hundreds of small producers in the United States. The largest coal company is estimated to have sold approximately 20% of the total 2004 tonnage sold in the United States market. ARLP competes with other coal producers primarily on the basis of coal price at the mine, coal quality (including sulfur content), transportation cost from the mine to the customer, and the reliability of supply. Continued demand for ARLP’s coal and the prices that ARLP obtains are also affected by demand for electricity, environmental and government regulations, technological developments, and the availability and price of alternative fuel supplies, including nuclear, natural gas, oil, and hydroelectric power.

Transportation

ARLP’s coal is transported to ARLP’s customers by rail, truck and barge. Depending on the proximity of the customer to the mine and the transportation available for delivering coal to that customer, transportation costs can range from 8% to 43% of the delivered cost of a customer’s coal. As a consequence, the availability and cost of transportation constitute important factors in the marketability of coal. ARLP believes its mines are located in favorable geographic locations that minimize transportation costs for ARLP’s customers.

Typically, ARLP’s customers pay the transportation costs from the contractual F.O.B. point (free-on-board point), which is consistent with practice in the industry and is generally from the mine to the customer’s plant. In 2004, the largest volume transporter of ARLP’s coal shipments, including coal synfuel shipped by SSO, was the CSX railroad, which moved approximately 49% of ARLP’s tonnage over its rail system. The practices of, and rates set by, the railroad serving a particular mine or customer might affect, either adversely or favorably, ARLP’s marketing efforts with respect to coal produced from the relevant mine. At Gibson and Mettiki, independent contractors operate truck delivery systems that transport the coal to Gibson and Mettiki’s primary customer’s power plants.

Regulation and Laws

The coal mining industry is subject to regulation by federal, state and local authorities on matters such as:

•	employee health and safety;

•	mine permits and other licensing requirements;

•	air quality standards;

•	water quality standards;

•	storage of petroleum products and substances which are regarded as hazardous under applicable laws or which, if spilled, could reach waterways or wetlands;

•	plant and wildlife protection;

•	reclamation and restoration of mining properties after mining is completed;

•	the discharge of materials into the environment;

•	storage and handling of explosives;

•	wetlands protection;

•	surface subsidence from underground mining; and

•	the effects, if any, that mining has on groundwater quality and availability.

In addition, the utility industry is subject to extensive regulation regarding the environmental impact of its power generation activities, which could affect demand for ARLP’s coal. The possibility exists that new legislation or regulations, or new interpretations of existing laws or regulations, may be adopted that may have a significant impact on ARLP’s mining operations or ARLP’s customers’ ability to use coal.

ARLP is committed to conducting mining operations in compliance with applicable federal, state and local laws and regulations. However, because of extensive and comprehensive regulatory requirements, violations during mining operations are not unusual in the industry and, notwithstanding ARLP’s compliance efforts, ARLP does not believe these violations can be eliminated completely. None of the violations to date have had a material impact on ARLP’s operations or financial condition.

While it is not possible to quantify the costs of compliance with applicable federal and state laws, those costs have been and are expected to continue to be significant. Capital expenditures for environmental matters have not been material in recent years. ARLP has accrued for the present value estimated cost of reclamation and mine closings, including the cost of treating mine water discharge when necessary. The accruals for reclamation and mine closing costs are based upon permit requirements and the costs and timing of reclamation and mine closing procedures. Although management believes it has made adequate provisions for all expected reclamation and other costs associated with mine closures, future operating results would be adversely affected if ARLP later determines these accruals to be insufficient. Compliance with these laws has substantially increased the cost of coal mining for all domestic coal producers.

Mining Permits and Approvals

Numerous governmental permits or approvals are required for mining operations. ARLP may be required to prepare and present to federal, state or local authorities data pertaining to the effect or impact that any proposed production of coal may have upon the environment. All requirements imposed by any of these authorities may be costly and time consuming, and may delay or prevent commencement or continuation of mining operations in certain locations. Future legislation and administrative regulations may emphasize more heavily the protection of the environment and, as a consequence, ARLP’s activities may be more closely regulated. Legislation and regulations, as well as future interpretations of existing laws and regulations, may require substantial increases in equipment and operating costs, or delays, interruptions or terminations of operations, the extent of any of which cannot be predicted.

Under some circumstances, substantial fines and penalties, including revocation of mining permits, may be imposed under the laws described above. Monetary sanctions and, in severe circumstances, criminal sanctions may be imposed for failure to comply with these laws. Regulations also provide that a mining permit can be refused or revoked if the permit applicant or permittee owns or controls, directly or indirectly through other entities, mining operations which have outstanding environmental violations. Although like other coal companies ARLP has been cited for violations in the ordinary course of its business, ARLP has never had a permit suspended or revoked because of any violation, and the penalties assessed for these violations have not been material.

Before commencing mining on a particular property, ARLP must obtain mining permits and approvals by state regulatory authorities of a reclamation plan for restoring, upon the completion of mining, the mined property to its approximate prior condition, productive use or other permitted condition. Typically, ARLP commences actions to obtain permits between 18 and 24 months before ARLP plans to mine a new area. In ARLP’s experience, permits generally are approved within 12 months after a completed application is submitted. Generally, ARLP has not experienced material or significant difficulties in obtaining mining permits in the areas where ARLP’s reserves are currently located. However, the permitting process for certain mining operations has extended over several years and we cannot assure you that ARLP will not experience difficulty in obtaining mining permits in the future.

ARLP’s subsidiary, Mettiki Coal (WV), LLC, is developing an underground longwall mining operation in Tucker County, West Virginia (which we refer to as the Mountain View Mine or E-Mine), which will eventually replace Mettiki Coal’s existing longwall mining operation at the D-Mine located in Garrett County, Maryland. The Mountain View Mine is located approximately 10 miles from Mettiki Coal. In order to proceed with development of the Mountain View Mine, Mettiki Coal (WV) submitted various permit applications to the West Virginia Department of Environmental Protection, or WVDEP, including an application for approval to conduct underground mining. WVDEP issued the required permits in the Spring of 2004. Certain complainants appealed

WVDEP’s decision issuing the underground mining permit to the West Virginia Surface Mine Board, or SMB, which held administrative hearings on the matter in late 2004 and early 2005. On March 8, 2005, the SMB on a divided 3-3 vote issued a final order concluding consideration of the appeal without effectively rendering a decision, which, by operation of West Virginia law, resulted in the affirmation of WVDEP’s decision to issue the underground mining permit. The complainants appealed the SMB decision, but subsequently voluntarily agreed to withdraw the appeal, which was dismissed with prejudice by the Tucker County circuit court in West Virginia on April 26, 2005.

On April 19, 2005, these same complainants submitted a letter to the U.S. Department of Interior’s Office of Surface Mining, Reclamation and Enforcement, or OSM, and the OSM’s regional field office in Charleston, West Virginia, or CHFO, requesting federal monitoring and inspection of the Mountain View Mine and alleging that operations at the mine would create acid mine drainage with no defined end point. By written notice dated April 21, 2005, the CHFO advised WVDEP that it would review the complainants’ allegation that the Mountain View Mine would cause material harm to the hydrological balance within and outside of the permit area. Following its initial review, on September 15, 2005, the CHFO notified WVDEP that it intended to initiate a formal investigation into the issuance of the underground mining permit for the Mountain View Mine. WVDEP requested an informal review of the CHFO decision by the OSM. By two letters, both dated October 21, 2005, OSM reversed the decision of the CHFO concluding that the CHFO and OSM lacked statutory authority to review the WVDEP’s issuance of the underground mining permit, and the Department of the Interior ordered that this was the Department’s final decision on the matter raised in the complainants’ letter dated April 19, 2005. The Mountain View Mine is not currently subject to any pending or threatened agency or third-party claims.

Mine Health and Safety Laws

Stringent safety and health standards have been imposed by federal legislation since 1969 when the Coal Mine Health and Safety Act of 1969, or CMHSA, was adopted. The Federal Mine Safety and Health Act of 1977, and regulations adopted pursuant thereto, significantly expanded the enforcement of health and safety standards and imposed comprehensive safety and health standards on numerous aspects of mining operations, including training of mine personnel, mining procedures, blasting, the equipment used in mining operations and other matters. The Mine Safety and Health Administration, or MSHA, monitors compliance with these federal laws and regulations. In addition, as part of the Mine Safety and Health Act of 1977, the Black Lung Benefits Act requires payments of benefits by all businesses that conduct current mining operations to a coal miner with black lung disease and to some survivors of a miner who dies from this disease. Most of the states where ARLP operates also have state programs for mine safety and health regulation and enforcement. In combination, federal and state safety and health regulation in the coal mining industry is perhaps the most comprehensive and rigorous system for protection of employee safety and health affecting any segment of any industry, and this regulation has a significant effect on ARLP’s operating costs. ARLP’s competitors in all of the areas in which ARLP operates are subject to the same laws and regulations.

Black Lung Benefits Act

The Federal Black Lung Benefits Act, or BLBA, levies a tax on production of $1.10 per ton for underground-mined coal and $0.55 per ton for surface-mined coal, but not to exceed 4.4% of the applicable sales price, in order to compensate miners who are totally disabled due to black lung disease and some survivors of miners who died from this disease, and who were last employed as miners prior to 1970 or subsequently where no responsible coal mine operator has been identified for claims. In addition, BLBA provides that some claims for which coal operators had previously been responsible will be obligations of the government trust funded by the tax. The Revenue Act of 1987 extended the termination date of this tax from January 1, 1996, to the earlier of January 1, 2014, or the date on which the government trust becomes solvent. For miners last employed as miners after 1969 and who are determined to have contracted black lung, ARLP self-insures the potential cost using actuarially determined estimates of the cost of present and future claims. ARLP is also liable under state statutes for black lung claims.

Congress and state legislatures regularly consider various items of black lung legislation, which, if enacted, could adversely affect ARLP’s business, financial condition and results of operations.

Workers’ Compensation

ARLP is required to compensate employees for work-related injuries. Several states in which ARLP operates consider changes in workers’ compensation laws from time to time. ARLP self-insures the potential cost using actuarially determined estimates of the cost of present and future claims. Concerning ARLP’s requirement to maintain bonds to secure ARLP’s workers’ compensation obligations, see the discussion of surety bonds below under Surface Mining Control and Reclamation Act.

Coal Industry Retiree Health Benefits Act

The Federal Coal Industry Retiree Health Benefits Act, or CIRHBA, was enacted to provide for the funding of health benefits for some United Mine Workers of America retirees. The act merged previously established union benefit plans into a single fund into which “signatory operators” and “related persons” are obligated to pay annual premiums for beneficiaries. The act also created a second benefit fund for miners who retired between July 21, 1992, and September 30, 1994, and whose former employers are no longer in business. Because of ARLP’s union-free status, ARLP is not required to make payments to retired miners under CIRHBA, with the exception of limited payments made on behalf of predecessors of MC Mining. However, in connection with the sale of the coal assets acquired by Alliance Resource Holdings, Inc. in 1996, MAPCO Inc., now a wholly-owned subsidiary of The Williams Companies, Inc., agreed to retain, and be responsible for, all liabilities under CIRHBA.

Surface Mining Control and Reclamation Act

The Federal Surface Mining Control and Reclamation Act, or SMCRA, establishes operational, reclamation and closure standards for all aspects of surface mining as well as many aspects of deep mining. The act requires that comprehensive environmental protection and reclamation standards be met during the course of and upon completion of mining activities. In conjunction with mining the property, ARLP reclaims and restores the mined areas by grading, shaping and preparing the soil for seeding. Upon completion of mining, reclamation generally is completed by seeding with grasses or planting trees for a variety of uses, as specified in the approved reclamation plan. ARLP believes it is in compliance in all material respects with applicable regulations relating to reclamation.

SMCRA and similar state statutes require, among other things, that mined property be restored in accordance with specified standards and approved reclamation plans. The act requires ARLP to restore the surface to approximate the original contours as contemporaneously as practicable with the completion of surface mining operations. The mine operator must submit a bond or otherwise secure the performance of these reclamation obligations. Federal law and some states impose on mine operators the responsibility for replacing certain water supplies damaged by mining operations and repairing or compensating for damage to certain structures occurring on the surface as a result of mine subsidence, a consequence of longwall mining and possibly other mining operations. In addition, the Abandoned Mine Lands Program, which is part of SMCRA, imposes a tax on all current mining operations, the proceeds of which are used to restore mines closed before 1977. The maximum tax is $0.35 per ton on surface-mined coal and $0.15 per ton on underground-mined coal. The Abandoned Mine Lands tax is set to expire June 30, 2006, and there are various legislative proposals that are under consideration by Congress to extend the tax. ARLP has accrued for the estimated costs of reclamation and mine closing, including the cost of treating mine water discharge when necessary. In addition, states from time to time have increased and may continue to increase their fees and taxes to fund reclamation of orphaned mine sites and AMD control on a statewide basis.

Under SMCRA, responsibility for unabated violations, unpaid civil penalties and unpaid reclamation fees of independent contract mine operators and other third parties can be imputed to other companies which are deemed, according to the regulations, to have “owned” or “controlled” the third-party violator. Sanctions against the “owner” or “controller” are quite severe and can include being blocked from receiving new permits and revocation of any permits that have been issued since the time of the violations or, in the case of civil penalties and reclamation fees, since the time their amounts became due. ARLP is not aware of any currently pending or asserted claims against us relating to the “ownership” or “control” theories discussed above. However, we cannot assure you that such claims will not develop in the future.

Federal and state laws require bonds to secure ARLP’s obligations to reclaim lands used for mining, to pay federal and state workers’ compensation, to pay certain black lung claims, and to satisfy other miscellaneous obligations. These bonds are typically renewable on a yearly basis. It has become increasingly difficult for ARLP and for ARLP’s competitors generally to secure new surety bonds without the posting of partial collateral. In addition, surety bond costs have increased while the market terms of surety bonds have generally become less favorable to ARLP. It is possible that surety bonds issuers may refuse to renew bonds or may demand additional collateral upon those renewals. ARLP’s failure to maintain, or inability to acquire, surety bonds that are required by state and federal laws would have a material adverse effect on ARLP.

Air Emissions

The Federal Clean Air Act, or CAA, and similar state and local laws and regulations, which regulate emissions into the air, affect coal mining operations. The CAA directly impacts our coal mining and processing operations by imposing permitting requirements and, in some cases, requirements to install certain emissions control equipment, on sources that emit various hazardous and non-hazardous air pollutants. The CAA also indirectly affects coal mining operations by extensively regulating the air emissions of coal-fired electric power generating plants. There have been a series of recent federal rulemakings that are focused on emissions from coal-fired electric generating facilities. Installation of additional emissions control technology and additional measures required under EPA laws and regulations will make it more costly to operate coal-fired power plants and, depending on the requirements of individual state implementation plans, could make coal a less attractive fuel alternative in the planning and building of power plants in the future. Any reduction in coal’s share of power generating capacity could have a material adverse effect on ARLP’s business, financial condition and results of operations.

The EPA’s Acid Rain Program, provided in Title IV of the CAA, regulates emissions of sulfur dioxide from electric generating facilities. Sulfur dioxide is a by-product of coal combustion. Affected facilities purchase or are otherwise allocated sulfur dioxide emissions allowances, which must be surrendered annually in an amount equal to a facility’s sulfur dioxide emissions in that year. Affected facilities may sell or trade excess allowances to other facilities that require additional allowances to offset their sulfur dioxide emissions. In addition to purchasing or trading for additional sulfur dioxide allowances, affected power facilities can satisfy the requirements of EPA’s Acid Rain Program by switching to lower sulfur fuels, installing pollution control devices such as flue gas desulfurization systems, or “scrubbers,” or by reducing electricity generating levels.

EPA has promulgated rules, referred to as the “NOx SIP Call,” that require coal-fired power plants in 19 eastern states and Washington D.C. to make substantial reductions in nitrogen oxide emissions in an effort to reduce the impacts of ozone transport between states. Additionally, in March 2005, EPA issued the final Clean Air Interstate Rule, or CAIR, which will permanently cap nitrogen oxide and sulfur dioxide emissions in 29 eastern states and Washington, D.C. beginning in 2009 and 2010, respectively. CAIR requires these states to achieve the required emission reductions by requiring power plants to either participate in an EPA-administered “cap-and-trade” program that caps emission in two phases, or by meeting an individual state emissions budget through measures established by the state.

In March 2005, EPA finalized the Clean Air Mercury Rule, or CAMR, which establishes a two-part, nationwide cap on mercury emissions from coal-fired power plants beginning in 2010. While currently the subject to extensive controversy and litigation, if fully implemented, CAMR would permit states to implement their own mercury control regulations or participate in an interstate cap-and-trade program for mercury emission allowances.

EPA has adopted new, more stringent national air quality standards for ozone and fine particulate matter. As a result, some states will be required to amend their existing state implementation plans to attain and maintain compliance with the new air quality standards. For example, in December 2004, EPA designated specific areas in the United States as in “non-attainment” with the new national ambient air quality standard for fine particulate matter. In November 2005, EPA published proposed rules addressing how states would implement plans to bring applicable non-attainment regions into compliance with the new air quality standard. Under EPA’s proposed rulemaking, states would have until April 2008 to submit their implementation plans to EPA for approval. Because coal mining operations and coal-fired electric generating facilities emit particulate matter, ARLP’s mining operations and its customers could be affected when the new standards are implemented by the applicable states.

In June 2005, EPA announced final amendments to its regional haze program originally developed in 1999 to improve visibility in national parks and wilderness areas. As part of the new rules, affected states must develop implementation plans by December 2007 that, among other things, identify facilities that will have to reduce emissions and comply with stricter emission limitations. This program may restrict construction of new coal-fired power plants where emissions are projected to reduce visibility in protected areas. In addition, this program may require certain existing coal-fired power plants to install emissions control equipment to reduce haze-causing emissions such as sulfur dioxide, nitrogen oxide, and particulate matter. Demand for ARLP’s coal could be affected when these new standards are implemented by the applicable states.

The Department of Justice, on behalf of EPA, has filed lawsuits against a number of coal-fired electric generating facilities, including some of ARLP’s customers, alleging violations of the new source review provisions of the CAA. EPA has alleged that certain modifications have been made to these facilities without first obtaining certain permits issued under the new source review program. Several of these lawsuits have settled, but others remain pending. Depending on the ultimate resolution of these cases, demand for ARLP’s coal could be affected.

Carbon Dioxide Emissions

The Kyoto Protocol to the United Nations Framework Convention on Climate Change calls for developed nations to reduce their emissions of greenhouse gases to five percent below 1990 levels by 2012. Carbon dioxide, which is a major byproduct of the combustion of coal and other fossil fuels, is subject to the Kyoto Protocol. The Kyoto Protocol went into effect on February 16, 2005 for those nations that ratified the treaty.

In 2002, the United States withdrew its support for the Kyoto Protocol. As the Kyoto Protocol becomes effective, there will likely be increasing international pressure on the United States to adopt mandatory restrictions on carbon dioxide emissions. The United States Congress has considered bills in the past that would regulate domestic carbon dioxide emissions, but such bills have not yet received sufficient Congressional approvals. Several states have also either passed legislation or announced initiatives focused on decreasing or stabilizing carbon dioxide emissions associated with the combustion of fossil fuels, and many of these measures have focused on emissions from coal-fired electric generating facilities.

While higher prices for natural gas and oil, and improved efficiencies and new technologies for coal-fired electric power generation have helped to increase demand for ARLP’s coal, it is possible that future federal and state initiatives to control carbon dioxide emissions could result in increased costs associated with coal consumption, such as costs to install additional controls to reduce carbon dioxide emissions or costs to purchase emissions reduction credits to comply with future emissions trading programs. Such increased costs for coal consumption could result in some customers switching to alternative sources of fuel, which could have a material adverse effect on ARLP’s business, financial condition and results of operations.

Water Discharge

The Federal Clean Water Act, or CWA, and similar state and local laws and regulations affect coal mining operations by imposing restrictions on effluent discharge into waters. Regular monitoring, as well as compliance with reporting requirements and performance standards, are preconditions for the issuance and renewal of permits governing the discharge of pollutants into water. Section 404 of CWA imposes permitting and mitigation requirements associated with the dredging and filling of wetlands and streams. The CWA and equivalent state legislation, where such equivalent state legislation exists, affect coal mining operations that impact wetlands and streams. Although permitting requirements have been tightened in recent years, ARLP believes it has obtained all necessary wetlands permits required under CWA Section 404. However, mitigation requirements under existing and possible future wetlands permits may vary considerably. At this time ARLP does not anticipate any increase in such requirements or in post-mining reclamation accrual requirements. For that reason, the setting of post-mine reclamation accruals for such mitigation projects is difficult to ascertain with certainty. ARLP believes that it has obtained all permits required under the CWA as traditionally interpreted by the responsible agencies. Although more stringent permitting requirements may be imposed in the future, ARLP is not able to accurately predict the impact, if any, of any such permitting requirements.

Recent federal district court decisions in West Virginia, and related litigation filed in federal district court in Kentucky, have created uncertainty regarding the future ability to obtain certain general permits authorizing the construction of valley fills for the disposal of overburden from mining operations. A July 2004 decision by the Southern District of West Virginia in Ohio Valley Environmental Coalition v. Bulen enjoined the Huntington District of the U.S. Army Corps of Engineers from issuing further permits pursuant to Nationwide Permit 21, which is a general permit issued by the U.S. Army Corps of Engineers to streamline the process for obtaining permits under Section 404 of the Clean Water Act. A similar lawsuit has been filed in federal district court in Kentucky that seeks to enjoin the issuance of permits pursuant to Nationwide Permit 21 by the Louisville District of the U.S. Army Corps of Engineers. ARLP does not operate any mines located within the Southern District of West Virginia and currently only utilizes Nationwide Permit 21 at one location in Indiana. In the event the Bulen decision is upheld on appeal, and similar lawsuits prove to be successful in adjoining jurisdictions, ARLP may be required to apply for individual discharge permits pursuant to Section 404 of the Clean Water Act in areas where it would have otherwise utilized Nationwide Permit 21. Such a change could result in delays in obtaining required mining permits to conduct operations, which could in turn result in reduced production, cash flow and profitability.

Each individual state is required to submit to EPA their biennial CWA Section 303(d) lists identifying all waterbodies not meeting state specified water quality standards. For each listed waterbody, the state is required to begin developing a Total Maximum Daily Load (TMDL) to:

•	determine the maximum pollutant loading the waterbody can assimilate without violating water quality standards,

•	identify all current pollutant sources and loadings to that waterbody,

•	calculate the pollutant loading reduction necessary to achieve water quality standards, and

•	establish a means of allocating that burden among and between the point and non-point sources contributing pollutants to the waterbody.

ARLP is currently participating in stakeholders meetings and in negotiations with states and EPA to establish reasonable TMDLs that will accommodate expansion of ARLP’s operations. These and other regulatory developments may restrict ARLP’s ability to develop new mines, or could require ARLP’s customers or ARLP to modify existing operations, the extent of which we cannot accurately or reasonably predict.

The Federal Safe Drinking Water Act, or SDWA, and its state equivalents affect coal mining operations by imposing requirements on the underground injection of fine coal slurries, fly ash, and flue gas scrubber sludge, and by requiring permits to conduct such underground injection activities. The inability to obtain these permits could have a material impact on ARLP’s ability to inject materials such as fine coal refuse, fly ash, or flue gas scrubber sludge into the inactive areas of some of ARLP’s old underground mine workings.

In addition to establishing the underground injection control program, the Federal SDWA also imposes regulatory requirements on owners and operators of “public water systems.” This regulatory program could impact ARLP’s reclamation operations where subsidence or other mining-related problems require the provision of drinking water to affected adjacent homeowners. However, it is unlikely that any of ARLP’s reclamation activities would fall within the definition of a “public water system.” While ARLP has several drinking water supply sources for ARLP’s employees and contractors that are subject to SDWA regulation, the SDWA is unlikely to have a material impact on ARLP’s operations.

Hazardous Substances and Wastes

The Federal Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, or the “Superfund” law, and analogous state laws, impose liability, without regard to fault or the legality of the original conduct, on certain classes of persons that are considered to have contributed to the release of a “hazardous substance” into the environment. These persons include the owner or operator of the site where the release occurred and companies that disposed or arranged for the disposal of the hazardous substances found at the site. Persons who are or were responsible for releases of hazardous substances under CERCLA may be subject to joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment and for damages to natural resources. Some products used by coal companies in operations generate waste containing hazardous substances. ARLP is currently unaware of any material liability associated with the release or disposal of hazardous substances from ARLP’s past or present mine sites.

The Federal Resource Conversation and Recovery Act, or RCRA, and corresponding state laws regulating hazardous waste affect coal mining operations by imposing requirements for the generation, transportation, treatment, storage, disposal and cleanup of hazardous wastes. Many mining wastes are excluded from the regulatory definition of hazardous wastes, and coal mining operations covered by SMCRA permits are by statute exempted from RCRA permitting. RCRA also allows EPA to require corrective action at sites where there is a release of hazardous substances. In addition, each state has its own laws regarding the proper management and disposal of waste material. While these laws impose ongoing compliance obligations, such costs are not believed to have a material impact on ARLP’s operations.

In 2000, EPA declined to impose hazardous waste regulatory controls on the disposal of some coal combustion by-products, including the practice of using coal combustion by-products, or CCB, as mine fill. However, under pressure from environmental groups, EPA has continued evaluating the possibility of placing additional solid waste burdens on the disposal of these types of materials, and Congress has commissioned a National Academy of Sciences study of CCB mine filling to be concluded by December 2005. EPA has indicated that a rule on CCB mine filling is planned for proposal in April 2006.

While we cannot predict the ultimate outcome of the National Academy’s study or EPA’s assessment, we believe the beneficial uses of coal combustion by-products that ARLP employs (such as the practice of placing by-products in abandoned mine areas) do not constitute poor environmental practices because, among other things, ARLP’s CWA discharge permits for treated AMD contain parameters for pollutants of concern, such as metals, and those permits require monitoring and reporting of effluent quality data.

Other Environmental, Health And Safety Regulation

In addition to the laws and regulations described above, ARLP is subject to regulations regarding underground and above ground storage tanks where ARLP may store petroleum or other substances. Some monitoring equipment that ARLP uses is subject to licensing under the Federal Atomic Energy Act. Water supply wells located on ARLP’s property are subject to federal, state and local regulation.

The Federal Safe Explosives Act, or the SEA, applies to all users of explosives. Knowing or willful violations of the SEA may result in fines, imprisonment, or both. In addition, violations of SEA may result in revocation of user permits and seizure or forfeiture of explosive materials.

The costs of compliance with these requirements should not have a material adverse effect on ARLP’s business, financial condition or results of operations.

Employees

To conduct ARLP’s operations, ARLP’s managing general partner and its affiliates employ approximately 2,300 employees, including approximately 100 corporate employees and approximately 2,200 employees involved in active mining operations. ARLP’s work-force is entirely union-free. Relations with ARLP’s employees are generally good.

Coal Reserves

ARLP must obtain permits from applicable state regulatory authorities before beginning to mine particular reserves. Applications for permits require extensive engineering and data analysis and presentation, and must address a variety of environmental, health, and safety matters associated with a proposed mining operation. These matters include the manner and sequencing of coal extraction, the storage, use and disposal of waste and other substances and other impacts on the environment, the construction of water containment areas, and reclamation of the area after coal extraction. ARLP is required to post bonds to secure performance under ARLP’s permits. As is typical in the coal industry, ARLP strives to obtain mining permits within a time frame that allows ARLP to mine reserves as planned on an uninterrupted basis. ARLP begins preparing applications for permits for areas that ARLP intends to mine sufficiently in advance of ARLP’s planned mining activities to allow adequate time to complete the permitting process. Regulatory authorities have considerable discretion in the timing of permit issuance, and the public has rights to comment on and otherwise engage in the permitting process, including intervention in the courts. For the reserves set forth in the table below, ARLP is not currently aware of matters which would significantly hinder ARLP’s ability to obtain future mining permits on a timely basis.

ARLP’s reported coal reserves are those ARLP believes can be economically and legally extracted and produced at the date of this prospectus and are in accordance with guidance from SEC Industry Guide No. 7. In determining whether ARLP’s reserves meet this economical and legal standard, ARLP takes into account, among other things, ARLP’s potential ability or inability to obtain a mining permit, the possible necessity of revising a mining plan, changes in estimated future costs, changes in future cash flows caused by changes in mining permits, variations in quantity and quality of coal, and varying levels of demand and their effects on selling prices.

At January 1, 2005, ARLP had approximately 512.0 million tons of proven and probable coal reserves in Illinois, Indiana, Kentucky, Maryland, Pennsylvania and West Virginia. All of the estimates of reserves which are presented in this prospectus are of proven and probable reserves (as defined below). For information on location of ARLP’s mines, please read “—Mining Operations” above.

The following table sets forth reserve information, at January 1, 2005, about each of ARLP’s mining complexes:

Operations	Mine Type	Heat Content (Btus per pound)	Proven and Probable Reserves Reserve Assignment
			Pounds S02 per MMbtu
			<1.2	1.2-2.5	>2.5	Total	Assigned	Unassigned
		(tons in millions)
Illinois Basin Operations
Dotiki	Underground	12,500	—	—	95.1	95.1	95.1	—
Warrior	Underground	12,500	—	—	22.5	22.5	22.5	—
Pattiki	Underground	11,700	—	—	46.3	46.3	46.3	—
Hopkins(1)	Underground	11,300	—	—	53.1	53.1	33.1	20.0
	/ Surface		—	—	8.4	8.4	8.4	—
Gibson (North)	Underground	11,600	7.1	35.5	—	42.6	42.6	—
Gibson (South)	Underground	11,600	1.8	17.4	63.4	82.6	—	82.6

Region Total			8.9	52.9	288.8	350.6	248.0	102.6

Central Appalachia Operations
Pontiki	Underground	12,800	6.0	13.9	1.3	21.2	21.2	—
MC Mining	Underground	12,800	21.5	2.1	—	23.6	23.6	—

Region Total			27.5	16.0	1.3	44.8	44.8	—

Northern Appalachia Operations
Mettiki	Underground	12,200	—	—	22.8	22.8	22.8	—
Mettiki Coal (WV)	Underground	12,200	—	—	23.3	23.3	23.3	—
Tunnel Ridge	Underground	12,600	—	—	70.5	70.5	—	70.5

Region Total			—	—	116.6	116.6	46.1	70.5

Total			36.4	68.9	406.7	512.0	338.9	173.1

% of Total			7.1%	13.5%	79.4%	100.0%	66.2%	33.8%

(1)	The Elk Creek reserves were not assigned until after January 1, 2005. The Elk Creek reserves are reported as Hopkins County’s assigned underground reserves of 33.0 million tons.

ARLP’s reserve estimates are prepared from geological data assembled and analyzed by ARLP’s staff of geologists and engineers. This data is obtained through ARLP’s extensive, ongoing exploration drilling and in-mine channel sampling programs. ARLP’s drill spacing criteria adhere to standards as defined by the U.S. Geological Survey. The maximum acceptable distance from seam data points varies with the geologic nature of the coal seam being studied, but generally the standard for (a) proven reserves is that points of observation are no greater than  1/2 mile apart and are projected to extend as a  1/4 mile wide belt around each point of measurement and (b) probable reserves is that points of observation are between  1/2 and 1 1/2 miles apart and are projected to extend as a  1/2 mile wide belt that lies  1/4 mile from the points of measurement.

Reserve estimates will change from time to time to reflect evolving market conditions, mining activities, additional analyses, new engineering and geological data, acquisition or divestment of reserve holdings, modification of mining plans or mining methods, and other factors.

Reserves represent that part of a mineral deposit that can be economically and legally extracted or produced, and reflect estimated losses involved in producing a saleable product. All of ARLP’s reserves are steam coal. The 36.4 million tons of reserves listed as 1.2 pounds of SO2 per MMbtu are compliance coal.

Assigned reserves are those reserves that have been designated for mining by a specific operation.

Unassigned reserves are those reserves that have not yet been designated for mining by a specific operation.

BTU values are reported on an as shipped, fully washed, basis. Shipments that are either fully or partially raw will have a lower BTU value.

ARLP controls certain leases for coal deposits that are near, but not contiguous to, ARLP’s primary reserve bases. The tons controlled by these leases are classified as non-reserve coal deposits and are not included in ARLP’s reported reserves. At January 1, 2005, these non-reserve coal deposits are as follows: Dotiki—15.7 million tons, Pattiki—3.7 million tons, Gibson (North)—0.9 million tons, Gibson (South)—7.5 million tons, and Warrior—2.1 million tons.

ARLP leases almost all of its reserves and generally has the right to maintain leases in force until the exhaustion of mineable and merchantable coal located within the leased premises or a larger coal reserve area. These leases provide for royalties to be paid to the lessor at a fixed amount per ton or as a percentage of the sales price. Many leases require payment of minimum royalties, payable either at the time of the execution of the lease or in periodic installments, even if no mining activities have begun. These minimum royalties are normally credited against the production royalties owed to a lessor once coal production has commenced.

The following table sets forth production data about each of ARLP’s mining complexes:

	Tons Produced
				Nine Months Ended September 30, 2005
	Year Ended December 31,
Operations	2002	2003	2004		Transportation	Equipment
	(tons in millions)
Illinois Basin Operations
Dotiki	4.5	4.9	4.8	3.6	CSX, PAL; truck; barge	CM
Warrior	1.6	2.4	3.1	3.0	CSX, PAL; truck	CM
Pattiki	1.9	1.8	2.5	2.0	CSX; barge	CM
Hopkins	2.2	0.8	0.2	0.6	CSX, PAL; truck	DL; CM
Gibson (North)	1.9	2.4	3.0	2.6	Truck; barge	CM

Region Total	12.1	12.3	13.6	11.8

Central Appalachia Operations
Pontiki	1.7	2.0	1.7	1.3	NS; truck	CM
MC Mining	1.3	1.6	1.9	1.1	CSX; truck	CM

Region Total	3.0	3.6	3.6	2.4

Northern Appalachia Operations
Mettiki	2.9	3.3	3.2	2.5	Truck; CSX	LW; CM; CS

Region Total	2.9	3.3	3.2	2.5

TOTAL	18.0	19.2	20.4	16.7

CSX-CSX Railroad

PAL-Paducah & Louisville Railroad

NS -Norfolk & Southern Railroad

CM -Continuous Miner

CS -Contour Strip

DL -Dragline with Stripping Shovel, Front End Loaders and Dozers

LW -Longwall

Legal Proceedings

ARLP is involved in various lawsuits, claims and regulatory proceedings incidental to its business. Disputes between ARLP and its customers over the provisions of long-term coal supply contracts arise occasionally and generally relate to, among other things, coal quality, quantity, pricing and the existence of force majeure conditions. Other than the recently settled contract dispute with ICG described below, ARLP is not involved in any litigation involving any of ARLP’s long-term coal supply contracts. However, we cannot assure you that disputes will not occur or that ARLP will be able to resolve those disputes in a satisfactory manner. ARLP is not engaged in any litigation that we believe is material to ARLP’s operations, including under the various environmental protection statutes to which ARLP is subject. ARLP provides for costs related to litigation and regulatory proceedings, including civil fines issued as part of the outcome of these proceedings, when a loss is probable and the amount is reasonably determinable. Although the ultimate outcome of these matters cannot be predicted with certainty, in the opinion of management, the outcome of these matters to the extent not previously provided for or covered under insurance, is not expected to have a material adverse effect on ARLP’s business, financial position or results of operations. Nonetheless, these matters or estimates that are based on current facts and circumstances, if resolved in a manner different from the basis on which management has formed its opinion, could have a material adverse effect on ARLP’s financial position or results of operations.

ARLP’s subsidiary, Mettiki Coal (WV), LLC, is developing an underground longwall mine in Tucker County, West Virginia (which we refer to as the Mountain View Mine or E-Mine), which will eventually replace Mettiki Coal’s existing longwall mining operation at the D-Mine located in Garrett County, Maryland. The Mountain View Mine is located approximately 10 miles from Mettiki Coal. In order to proceed with development of the Mountain View Mine, Mettiki Coal (WV) submitted various permit applications to the West Virginia Department of Environmental Protection, or WVDEP, including an application for approval to conduct underground mining. WVDEP issued the required permits in the Spring of 2004. Certain complainants appealed WVDEP’s decision issuing the underground mining permit to the West Virginia Surface Mine Board, or SMB, which held administrative hearings on the matter in late 2004 and early 2005. On March 8, 2005, the SMB on a divided 3-3 vote issued a final order concluding consideration of the appeal without effectively rendering a decision, which, by operation of West Virginia law, resulted in the affirmation of WVDEP’s decision to issue the underground mining permit. The complainants appealed the SMB decision, but subsequently voluntarily agreed to withdraw the appeal, which was dismissed with prejudice by the Tucker County circuit court in West Virginia on April 26, 2005.

On April 19, 2005, these same complainants submitted a letter to the U.S. Department of Interior’s Office of Surface Mining, Reclamation and Enforcement, or OSM, and the OSM’s regional field office in Charleston, West Virginia, or CHFO, requesting federal monitoring and inspection of the Mountain View Mine and alleging that operations at the mine would create acid mine drainage with no defined end point. By written notice dated April 21, 2005, the CHFO advised WVDEP that it would review the complainants’ allegation that the Mountain View Mine would cause material harm to the hydrological balance within and outside of the permit area. Following its initial review, on September 15, 2005, the CHFO notified WVDEP that it intended to initiate a formal investigation into the issuance of the underground mining permit for the Mountain View Mine. WVDEP requested an informal review of the CHFO decision by the OSM. By two letters, both dated October 21, 2005, OSM reversed the decision of the CHFO concluding that the CHFO and OSM lacked statutory authority to review the WVDEP’s issuance of the underground mining permit, and the Department of the Interior ordered that this was the Department’s final decision on the matter raised in the complainants’ letter dated April 19, 2005. The Mountain View Mine is not currently subject to any pending or threatened agency or third-party claims.

On October 12, 2004, Pontiki Coal, LLC, or Pontiki, one of ARLP’s subsidiaries and the successor-in-interest of Pontiki Coal Corporation as a result of a merger completed on August 4, 1999, was served with a complaint from ICG, LLC, or ICG, alleging breach of contract and seeking declaratory relief to determine the parties’ rights under a coal sales agreement between Horizon Natural Resource Sales Company, or Horizon Sales, as buyer, and Pontiki Coal Corporation, as seller, dated October 3, 1998, as amended on February 28, 2001, which we refer to as the Horizon Agreement. ICG has represented that it acquired the rights and assumed the liabilities of the Horizon Agreement effective September 30, 2004, as part of an asset sale approved by the U.S. Bankruptcy Court supervising the bankruptcy proceedings of Horizon Sales and its affiliates.

The complaint alleged that from January 2004 to August 2004, Pontiki failed to deliver a total of 138,111 tons of coal that met the contract delivery and quality specifications resulting in an alleged loss of profits for ICG of $4.1 million. ARLP is aware that certain deliveries under the Horizon Agreement were not made during 2004 for reasons including, but not limited to, force majeure events at Pontiki and ICG’s failure to provide transportation services for the delivery of coal as required under the Horizon Agreement. In November 2005, ARLP settled this contract dispute with ICG. Under this settlement, effective August 1, 2005, Pontiki will ship coal in approximate even monthly quantities until the remaining contract obligation of 1,681,303 tons is shipped, and this contract will terminate on or by December 31, 2006. Under the terms of the settlement, the existing coal supply agreement was amended to change the coal quality specifications and to exclude from the definition of “force majeure” the events of railroad car shortages and geological and quality issues with respect to coal. As part of this settlement, ARLP and ICG also executed a new coal sales agreement whereby another subsidiary of ARLP will purchase 892,000 tons of coal from ICG, which ARLP expects to resell at a profit.

At certain of ARLP’s operations, property tax assessments for several years are under audit by various state tax authorities. ARLP believes that it has recorded adequate liabilities based on reasonable estimates of any property tax assessments that may be ultimately assessed as a result of these audits.

MANAGEMENT

Alliance Holdings GP, L.P.

Directors and Officers of Alliance GP, LLC

The following table sets forth certain information with respect to the executive officers and members of the board of directors of our general partner, Alliance GP, LLC. Executive officers and directors will serve until their successors are duly appointed or elected.

The board of directors of our general partner has the authority to appoint our general partner’s executive officers. C-Holdings, LLC, which owns 100% of our general partner, has the authority to appoint our general partner’s directors. Joseph W. Craft III owns C-Holdings, LLC. Pursuant to other authority, the board of directors of our general partner may appoint additional management personnel to assist in the management of our operations.

Name	Age	Position With General Partner
Joseph W. Craft III	55	President, Chief Executive Officer and Chairman of the Board
Thomas L. Pearson	51	Senior Vice President - Law and Administration, General Counsel and Secretary
Brian L. Cantrell	46	Senior Vice President and Chief Financial Officer

Joseph W. Craft III has been President, Chief Executive Officer and Chairman of our Board of Directors since November 2005 and has majority ownership of ARLP’s managing general partner. Mr. Craft owns indirectly a majority of the outstanding interest in ARLP’s special general partner. Mr. Craft has been President, Chief Executive Officer and a Director of ARLP’s managing general partner since August 1996. Previously Mr. Craft served as President of MAPCO Coal Inc. since 1986. During that period, he also was Senior Vice President of MAPCO Inc. and had been previously that company’s General Counsel and Chief Financial Officer. Before joining MAPCO, Mr. Craft was an attorney at Falcon Coal Corporation and Diamond Shamrock Coal Corporation. He is past Chairman of the National Coal Council, a Board and Executive Committee Member of the National Mining Association, and a Director of the Center for Energy and Economic Development. Mr. Craft holds a Bachelor of Science degree in Accounting and a Juris Doctor degree from the University of Kentucky. Mr. Craft also is a graduate of the Senior Executive Program of the Alfred P. Sloan School of Management at Massachusetts Institute of Technology.

Thomas L. Pearson has been Senior Vice President—Law and Administration, General Counsel and Secretary since November 2005. Mr. Pearson has been Senior Vice President—Law and Administration, General Counsel and Secretary of ARLP’s managing general partner since August 1996. Mr. Pearson previously was Assistant General Counsel of MAPCO Inc., and served as General Counsel and Secretary of MAPCO Coal Inc. from 1989 to 1996. Before joining the company, he was General Counsel and Secretary of McLouth Steel Products Corporation, Corporate Counsel for Midland-Ross Corporation, and an attorney for Arter & Hadden, a law firm in Cleveland, Ohio. Mr. Pearson’s current and past business, charitable and education involvement includes Trustee of the Energy and Mineral Law Foundation, Vice Chairman, Legal Affairs Committee, National Mining Association, and Member, Dean’s Committee, The University of Iowa College of Law. Mr. Pearson holds a Bachelor of Arts degree in History and Communications from DePauw University and a Juris Doctor degree from The University of Iowa.

Brian L. Cantrell has been Senior Vice President and Chief Financial Officer since November 2005. Mr. Cantrell has been Senior Vice President and Chief Financial Officer of ARLP’s managing general partner since October 2003. Prior to his current position, Mr. Cantrell was President of AFN Communications, LLC from November 2001 to October 2003 where he had previously served as Executive Vice President and Chief Financial Officer after joining AFN in September 2000. Mr. Cantrell’s previous positions include Chief Financial Officer, Treasurer and Director with Brighton Energy, LLC from August 1997 to September 2000; Vice

President—Finance of KCS Medallion Resources, Inc.; and Vice President—Finance, Secretary and Treasurer of Intercoast Oil and Gas Company. Mr. Cantrell is a Certified Public Accountant and holds a Master of Accountancy and Bachelor of Accountancy from the University of Oklahoma.

Board Committees

Audit Committee.    Our general partner’s board of directors will establish an audit committee to be effective upon the closing of this offering. Ultimately, three independent members of our general partner’s board of directors will serve on the audit committee that will review our external financial reporting, maintain responsibility for engaging our independent auditors and review procedures for internal auditing and the adequacy of our internal accounting controls. In addition to satisfying certain other requirements, the members of the audit committee must meet the independence standards for an audit committee of a board of directors established by the National Association of Securities Dealers, or NASD, rules.

Conflicts Committee.    Our general partner’s board of directors will establish a conflicts committee to be effective upon the closing of this offering. Ultimately, two members of our general partner’s board of directors will serve on the conflicts committee, which will be charged with reviewing specific matters that our general partner’s board of directors believes may involve conflicts of interest. The conflicts committee will determine if the resolution of any conflict of interest submitted to it is fair and reasonable to us. In addition to satisfying certain other requirements, the members of the conflicts committee must meet the independence standards for a conflicts committee of a board of directors established by NASD rules. Any matters approved by the conflicts committee will be conclusively deemed to be fair and reasonable to us, approved by all of our unitholders, and not a breach by us of any duties we may owe to our unitholders.

Compensation Committee.    Our general partner’s board of directors will establish a compensation committee of at least two directors to be effective upon the closing of this offering. The compensation committee will oversee compensation decisions and benefits for the officers of our general partner.

Other Committees.    Our general partner’s board of directors may establish other committees from time to time to facilitate our management.

Governance Matters

Independence of Board Members.    Pursuant to the NASD rules and the Nasdaq Stock Market rules, a director will be considered independent if the board determines that he or she does not have a material relationship with our general partner or us (either directly or as a partner, unitholder or officer of an organization that has a material relationship with our general partner or us). In compliance with the corporate governance rules of the NASD and Nasdaq, the members of the board of directors of our general partner will appoint one independent member prior to the closing of this offering and a second independent member within three months of listing. The independent members of the board of directors of our general partner will serve as the initial members of the audit and conflicts and governance committees.

Heightened Independence for Audit Committee Members.    As required by the Sarbanes-Oxley Act of 2002, the Commission has adopted rules that direct national securities exchanges and associations to prohibit the listing of securities of a public company if members of its audit committee do not satisfy a heightened independence standard. In order to meet this standard, a member of an audit committee may not receive any consulting fee, advisory fee or other compensation from the public company other than fees for service as a director or committee member and may not be considered an affiliate of the public company. The board of directors of our general partner expects that all members of its audit and conflicts committee will satisfy this heightened independence requirement.

Audit Committee Financial Expert.    An audit committee plays an important role in promoting effective corporate governance, and it is imperative that members of an audit committee have requisite financial literacy and expertise. As required by the Sarbanes-Oxley Act of 2002, Commission rules require that a public company disclose whether or not its audit committee has an “audit committee financial expert” as a member. An “audit committee financial expert” is defined as a person who, based on his or her experience, possesses all of the following attributes:

•	An understanding of generally accepted accounting principles and financial statements;

•	An ability to assess the general application of such principles in connection with the accounting for estimates, accruals, and reserves;

•	Experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and level of complexity of issues that can reasonably be expected to be raised by our financial statements, or experience actively supervising one or more persons engaged in such activities;

•	An understanding of internal controls and procedures for financial reporting; and

•	An understanding of audit committee functions.

The board of directors of our general partner expects that one of the independent directors will satisfy the definition of “audit committee financial expert.”

Election of our Directors

Our general partner’s limited liability company agreement establishes a board of directors that will be responsible for the oversight of our business and operations. C-Holdings, LLC has the authority to appoint our general partner’s directors.

Executive and Incentive Compensation

The executive officers of our general partner who also serve as executive officers of the general partner of ARLP will allocate a portion of the cost of their compensation to our business. For a discussion of the amounts paid to such executive officers see “—Alliance Resource Partners, L.P.—Executive Compensation.”

Alliance Holdings GP Long-Term Incentive Plan

We will adopt the Alliance Holdings GP, L.P. Long-Term Incentive Plan for the employees, directors and consultants of our general partner and its affiliates, including ARLP, who perform services for us. The long-term incentive plan will consist of two components: restricted units and phantom units. The long-term incentive plan will limit the number of units that may be delivered pursuant to awards to 5,215,000 units. Units forfeited or withheld to satisfy exercise prices or tax withholding obligations are available for delivery pursuant to other awards. The long-term incentive plan will be administered by the compensation committee of the board of directors of our general partner.

The board of directors of our general partner and the compensation committee of the board may terminate or amend the long-term incentive plan at any time with respect to any units for which a grant has not yet been made. Our board of directors and the compensation committee of the board also have the right to alter or amend the long-term incentive plan or any part of the long-term incentive plan from time to time, including increasing the number of units that may be granted, subject to unitholder approval as may be required by the exchange upon which the common units are listed at that time, if any. However, no change in any outstanding grant may be made that would materially reduce the benefits of the participant without the consent of the participant. The long-term incentive plan will expire upon its termination by the board of directors or the compensation committee or, if earlier, when no units remain available under the long-term incentive plan for awards. Upon termination of the long-term incentive plan, awards then outstanding will continue pursuant to the terms of their grants.

Restricted Units.    A restricted unit is a common unit that vests over a period of time and that during such time is subject to forfeiture. In the future, the compensation committee may determine to make grants of restricted units under the long-term incentive plan to employees, directors and consultants containing such terms as the compensation committee determines. The compensation committee will determine the period over which restricted units granted to participants will vest. The compensation committee, in its discretion, may base its determination upon the achievement of specified financial objectives or other events. In addition, the restricted units will vest upon a change in control, as defined in the long-term incentive plan. Distributions made on restricted units may be subjected to the same vesting provisions as the restricted unit. If a grantee’s employment, consulting or membership on the board of directors terminates for any reason, the grantee’s restricted units will be automatically forfeited unless, and to the extent, the compensation committee or the terms of the award agreement provide otherwise.

Common units to be delivered as restricted units may be common units acquired by us in the open market, common units acquired by us from any other person or any combination of the foregoing. If we issue new common units upon the grant of the restricted units, the total number of common units outstanding will increase.

We intend the restricted units under the long-term incentive plan to serve as a means of incentive compensation for performance and not primarily as an opportunity to participate in the equity appreciation of our common units. Therefore, participants will not pay any consideration for the common units they receive, and we will receive no remuneration for the units.

Phantom Units.    A phantom unit entitles the grantee to receive a common unit upon the vesting of the phantom unit or, in the discretion of the compensation committee, cash equivalent to the value of a common unit. In the future, the compensation committee may determine to make grants of phantom units under the plan to employees, consultants and directors containing such terms as the compensation committee determines. The compensation committee will determine the period over which phantom units granted to employees and members of our board will vest. The committee, in its discretion, may base its determination upon the achievement of specified financial objectives or other events. In addition, the phantom units will vest upon a change in control. If a grantee’s employment, consulting or membership on the board of directors terminates for any reason, the grantee’s phantom units will be automatically forfeited unless, and to the extent, the compensation committee or the terms of the award agreement provide otherwise.

Common units to be delivered upon the vesting of phantom units may be common units acquired by us in the open market, common units acquired by us from any other person or any combination of the foregoing. If we issue new common units upon vesting of the phantom units, the total number of common units outstanding will increase.

We intend the issuance of any common units upon vesting of the phantom units under the plan to serve as a means of incentive compensation for performance and not primarily as an opportunity to participate in the equity appreciation of our common units. Therefore, plan participants will not pay any consideration for the common units they receive, and we will receive no remuneration for the units.

U.S. Federal Income Tax Consequences of Awards Under the Long-Term Incentive Plan.    Generally, when phantom units or restricted units are granted, there are no income tax consequences for the participant or us. Upon the payment to the participant of common units and/or cash in respect of the award of phantom units or the release of restrictions on restricted units, including any distributions that have been made thereon, the participant recognizes compensation equal to the fair market value of the cash and/or units as of the date of delivery or release.

Compensation of Directors

Under our Directors’ Compensation Program, which we refer to as the Directors’ Plan, each non-employee director will be paid an annual retainer. The annual retainer is payable in common units to be paid on a quarterly basis in advance determined by dividing the pro rata annual retainer payable on such date by the closing sales price per common unit averaged over the immediately preceding ten trading days. Each non-employee director is eligible to participate in a deferred compensation plan that is administered by the compensation committee. Prior to the beginning of each plan year, each non-employee director may elect to defer all or a portion of his compensation until he ceases to be a member of the board of directors. A new election must be made for each plan year. For compensation deferred by a director, a notional account is established and credited with “phantom” units equal to the number of common units deferred. In addition, when distributions are made with respect to common units, the notional account is credited with “phantom” distributions with respect to phantom units that are equal in amount to the distributions made with respect to common units. The board of directors may change or terminate the deferred compensation plan at any time; provided, however, that accrued benefits under the deferred benefit plan cannot be impaired.

In addition, each non-employee director is entitled to participate in the Long-Term Incentive Plan. Under the Long-Term Incentive Plan such directors receive annual grants of restricted units, which vest in accordance with the procedures described below. Please see “Alliance Holdings GP Long-Term Incentive Plan” above.

Compensation Committee Interlocks and Insider Participation

With the exception of ARLP, none of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of the board of directors or compensation committee of our general partner.

Code of Ethics.    The board of directors of our general partner will adopt a code of ethics, the “Code of Ethical Conduct for Senior Financial Officers and Managers,” that applies to the chief executive officer, chief financial officer, principal accounting officer and senior financial and other managers. In addition to other matters, this code of ethics establishes policies to prevent wrongdoing and to promote honest and ethical conduct, including ethical handling of actual and apparent conflicts of interest, compliance with applicable laws, rules and regulations, full, fair, accurate, timely and understandable disclosure in public communications and prompt internal reporting violations of the code.

Web Access.    We will provide access through a website to current information relating to governance, including a copy of the Code of Ethical Conduct for Senior Financial Officers and Managers and other matters impacting our governance principles. You will be able to contact our investor relations department for paper copies of these documents free of charge.

Alliance Resource Partners, L.P.

Directors and Executive Officers of Alliance Resource Partners

The following table sets forth certain information with respect to the executive officers and members of the board of directors of the general partner of Alliance Resource Partners as of September 30, 2005. Executive officers and directors are elected until death, resignation, retirement, disqualification or removal.

Name	Age	Position With our Managing General Partner
Joseph W. Craft III	55	President, Chief Executive Officer and Director
Robert G. Sachse	56	Executive Vice President and Vice Chairman of the Board
Thomas L. Pearson	51	Senior Vice President—Law and Administration, General Counsel and Secretary
Charles R. Wesley	51	Senior Vice President—Operations
Brian L. Cantrell	46	Senior Vice President and Chief Financial Officer
Gary J. Rathburn	55	Senior Vice President—Marketing
Michael J. Hall	61	Director and Member of the Audit* and Conflicts Committees
John J. MacWilliams	50	Director
Preston R. Miller, Jr.	57	Director and Member of the Compensation* Committee
John P. Neafsey	66	Chairman of the Board and Member of Audit, Compensation and Conflicts Committees
John H. Robinson	55	Director and Member of Audit, Compensation and Conflicts* Committees

*	Indicates Chairman of Committee

As described above, some of the directors and executive officers of our general partner, Alliance GP, LLC, also serve as directors and executive officers of ARLP’s managing general partner. To the extent that we have described the business experience of these individuals above, we have not repeated that information below.

Robert G. Sachse has been Executive Vice President and Vice Chairman since September 2005. Mr. Sachse has been Executive Vice President and Vice Chairman of ARLP’s managing general partner since August 2000. Prior to his current position, Mr. Sachse was Executive Vice President and Chief Operating Officer of MAPCO Inc. from 1996 to 1998 when MAPCO merged with The Williams Companies. Following the merger, Mr. Sachse had a two year non-compete consulting agreement with The Williams Companies. Mr. Sachse held various positions while with MAPCO Coal Inc. from 1982 to 1991, and was promoted to President of MAPCO Natural Gas Liquids in 1992. Mr. Sachse holds a Bachelor of Science degree in Business Administration from Trinity University and a Juris Doctor degree from the University of Tulsa.

Charles R. Wesley has been Senior Vice President—Operations since August 1996. He joined the company in 1974 when he began working for Webster County Coal Corporation as an engineering co-op student. In 1992, Mr. Wesley was named Vice President—Operations for Mettiki Coal Corporation. He has served the industry as past President of the West Kentucky Mining Institute and National Mine Rescue Association Post 11, and he has served on the Board of the Kentucky Mining Institute. Mr. Wesley holds a Bachelor of Science degree in Mining Engineering from the University of Kentucky.

Gary J. Rathburn has been Senior Vice President—Marketing since August 1996. He joined MAPCO Coal Inc. as Manager of Brokerage Coals in 1980. Since that time, he has managed all phases of the marketing group involving transportation and distribution, international sales and the brokering of coal. Prior to joining the company, Mr. Rathburn was employed by Eastern Associated Coal Corporation in its International Sales and Brokerage groups. Active in many industry-related groups, he was a Director of The National Coal Association and Chairman of the Coal Exporters Association for several years. Mr. Rathburn holds a Bachelor of Arts degree in Political Science from the University of Pittsburgh and has participated in industry-related programs at the World Trade Institute, Princeton University and the Colorado School of Mines.

Michael J. Hall became a Director in March 2003. Mr. Hall was Vice President—Finance and Chief Financial Officer, Secretary and Treasurer of Matrix Service Company (Matrix) from September, 1998 until he retired in May, 2004. He was elected President and Chief Executive Officer of Matrix on March 28, 2005 and continues to serve in that capacity. He continues to serve on Matrix’s Board of Directors, a position he assumed when he joined Matrix in 1998. Matrix is a company which provides general industrial construction and repair and maintenance services principally to the petroleum, petrochemical, power, bulk storage terminal, pipeline and industrial gas industries. Mr. Hall was responsible for all financial and administrative functions including accounting, financial reporting, auditing, finance, budgeting, tax, risk management, investor relations, human resources and information technology. Prior to working for Matrix, Mr. Hall was Vice President and Chief Financial Officer of Pexco Holdings, Inc., Vice President—Finance and Chief Financial Officer for Worldwide Sports & Recreation, Inc. an affiliated company of Pexco and worked for T.D. Williamson, Inc., as Senior Vice President, Chief Financial and Administrative Officer, and Director of Operations—Europe, Africa and Middle East Region. Mr. Hall holds a Bachelor of Science degree in Accounting from Boston College and a Master of Business Administration from Stanford University. Mr. Hall is chairman of the audit committee and a member of the conflicts committee.

John J. MacWilliams is a Partner of The Tremont Group, LLC, a private equity investment firm founded in January 2003, located in Newton, MA., which has specialized expertise in the energy industry. Mr. MacWilliams is also a General Partner of The Beacon Group, LP, which he joined in 1993, and has served as a Director since June 1996. As part of the Beacon Group, he co-manages two private equity funds focusing on the energy industry. Mr. MacWilliams’ previous positions include serving as a General Partner of JP Morgan Partners, Executive Director of Goldman Sachs International in London, Vice President for Goldman Sachs & Co.’s Investment Banking Division in New York, and as an attorney at Davis Polk & Wardwell in New York. He also is a Director of Compagnie Generale de Geophysique. Mr. MacWilliams holds a Bachelor of Arts degree from Stanford University, Master of Science degree from Massachusetts Institute of Technology, and a Juris Doctor degree from Harvard Law School.

Preston R. Miller, Jr. is a Partner of The Tremont Group, LLC, a private equity investment firm founded in January 2003, located in Newton, MA., which has a specialized expertise in the energy industry. Mr. Miller is a General Partner of The Beacon Group, LP that he joined in 1993 and has served as a Director since June 1996. As a part of The Beacon Group, he co-manages two private equity funds focusing on the energy industry. Mr. Miller’s previous positions include serving as a General Partner of JP Morgan Partners from June 2000 through December 2002, and was with Goldman Sachs & Co.’s from January 1979 through January 1993, most recently as Vice President in the Structured Finance Group in New York City where he had global responsibility for coverage of the independent power industry, asset-backed power generation, and oil and gas financing. He also has a background in credit analysis, and was head of the revenue bond rating group at Standard & Poor’s Corp. Mr. Miller holds a Bachelor of Arts degree from Yale University and a Master of Public Administration degree from Harvard University. Mr. Miller is the chairman of the compensation committee.

John P. Neafsey has served as Chairman since June 1996. Mr. Neafsey is President of JN Associates, an investment consulting firm formed in 1993. Mr. Neafsey served as President and CEO of Greenwich Capital Markets from 1990 to 1993 and a Director since its founding in 1983. Positions that Mr. Neafsey held during a 23-year career at The Sun Company include Director, Executive Vice President responsible for Canadian operations, Sun Coal Company and Helios Capital Corporation; Chief Financial Officer; and other executive positions with numerous subsidiary companies. He is or has been active in a number of organizations, including the following: Director for The West Pharmaceutical Services Company and Chairman of both Constar, Inc. and NES Rentals, Inc., Trustee Emeritus and Presidential Counselor, Cornell University, and Overseer of Cornell-Weill Medical Center. Mr. Neafsey holds Bachelor and Master of Science degrees in Engineering and a Master of Business Administration degree from Cornell University. Mr. Neafsey is a Member of the audit, conflicts and compensation committees.

John H. Robinson became a Director in December 1999. Mr. Robinson is Vice Chairman of Olsson Associates, an engineering consultancy. From 2003 to 2004, he was Chairman of EPC Global, Ltd., an engineering staffing company, and President of Metilinix, Inc., a system optimization software company. From 2000 to 2002, he was Executive Director of Amey plc, a British business process outsourcing company.

Mr. Robinson served as Vice Chairman of Black & Veatch from 1998 to 2000. He began his career at Black & Veatch in 1973 and was a General Partner and Managing Partner prior to becoming Vice Chairman when the firm incorporated. Mr. Robinson is a Director of Coeur d’Alene Mining Corporation. Mr. Robinson holds Bachelor and Master of Science degrees in Engineering from the University of Kansas and is a graduate of the Owner-President-Management Program at the Harvard Business School. He is chairman of the conflicts committee and a member of the audit and compensation committees.

Audit Committee

The audit committee is comprised of three non-employee members of the board of directors (currently, Mr. Hall, Mr. Neafsey and Mr. Robinson). After reviewing the qualifications of the current members of the audit committee, and any relationships they may have with ARLP that might affect their independence, the board of directors has determined that all current audit committee members are “independent” as that concept is defined in Section 10A of the Exchange Act, all current audit committee members are “independent” as that concept is defined in the applicable rules of the NASDAQ, all current audit committee members are financially literate, and Mr. Hall and Mr. Neafsey qualify as audit committee financial experts under the applicable rules promulgated pursuant to the Exchange Act.

Reimbursement of Expenses of ARLP’s Managing General Partner and its Affiliates

ARLP’s managing general partner does not receive any management fee or other compensation in connection with its management of ARLP. However, ARLP’s managing general partner and its affiliates, perform services for ARLP and are reimbursed by ARLP for all expenses incurred on ARLP’s behalf, including the costs of employee, officer and director compensation and benefits properly allocable to ARLP, as well as all other expenses necessary or appropriate to the conduct of ARLP’s business, and properly allocable to ARLP. ARLP’s partnership agreement provides that ARLP’s managing general partner will determine the expenses that are allocable to ARLP in any reasonable manner determined by ARLP’s managing general partner in its sole discretion.

Executive Compensation

The following table sets forth certain compensation information for the chief executive officer and each of the four other most highly compensated executive officers of ARLP’s managing general partner in excess of $100,000 in 2004, 2003 and 2002. ARLP reimburses ARLP’s managing general partner and its affiliates for expenses incurred on ARLP’s behalf, including the cost of officer compensation allocable to ARLP.

	Annual Compensation			Other Annual Compensation(2)	Long-Term Compensation(3)	All Other Compensation(4)
Name and Principal Position	Year	Salary	Bonus(1)
Joseph W. Craft III	2004	$341,267	$375,000	$3,521	$8,286,600	$79,479
President, Chief Executive	2003	334,828	387,000	3,400	—	62,694
Officer and Director	2002	328,955	227,000	1,075	—	52,171

Thomas L. Pearson,	2004	203,520	225,000	—	1,473,746	39,435
Senior Vice President—Law	2003	199,680	166,000	—	—	31,481
and Administration, General	2002	196,178	83,000	1,750	—	32,631
Counsel and Secretary

Charles R. Wesley,	2004	229,612	300,000	825	1,657,320	75,320
Senior Vice President—	2003	215,665	234,500	—	—	37,115
Operations	2002	211,504	130,000	—	—	33,001

Gary J. Rathburn,	2004	177,020	222,000	—	1,508,939	38,790
Senior Vice President—	2003	173,680	171,000	—	—	30,602
Marketing	2002	170,634	90,000	2,285	—	29,884

Thomas M. Wynne	2004	164,631	222,000	—	1,154,205	45,377
Vice President—Operations	2003	153,600	150,000	—	—	17,448
	2002	144,462	60,000	—	—	16,102

(1)	Amounts awarded under the Short-Term Incentive Plan. Please see “Short-Term Incentive Plan” below.
(2)	Amounts reimbursed for income tax preparation and financial planning services.
(3)	Amounts represent the market value of the LTIP grants for the years 2002, 2001 and 2000 that vested in November 2004.
(4)	Amounts represent (a) ARLP’s managing general partner’s matching contributions to its profit sharing and savings plan, (b) ARLP’s managing general partner’s contribution to its Supplemental Executive Retirement Plan (SERP), and (c) the amounts for Mr. Wesley and Mr. Wynne include a non Short-Term Incentive Plan bonus approved by the compensation committee.

Compensation of Directors

Under ARLP’s managing general partner’s Directors’ Plan each non-employee director was paid an annual retainer of $22,500 during 2005. The annual retainer is payable in common units to be paid on a quarterly basis in advance determined by dividing the pro rata annual retainer payable on such date by the closing sales price per common unit averaged over the immediately preceding ten trading days. Each non-employee director is eligible to participate in a deferred compensation plan that is administered by the compensation committee. Prior to the beginning of each plan year, each non-employee director may elect to defer all or a portion of his compensation until he ceases to be a member of the board of directors. A new election must be made for each plan year. For compensation deferred by a director, a notional account is established and credited with “phantom” units equal to the number of common units deferred. In addition, when distributions are made with respect to common units, the notional account is credited with “phantom” distributions with respect to phantom units that are equal in amount to the distributions made with respect to common units. The board of directors may change or terminate the deferred compensation plan at any time; provided, however, that accrued benefits under the deferred benefit plan cannot be impaired.

In addition, each non-employee director is entitled to participate in the Long-Term Incentive Plan. Under the Long-Term Incentive Plan such directors receive annual grants of restricted units, which vest in accordance with the procedures described below. Please see “Long-Term Incentive Plan” below.

Mr. Sachse has a consulting agreement with ARLP’s managing general partner with an indefinite term, subject to termination by either party upon receipt of ninety-day advance written notice of termination. The consulting agreement provides that Mr. Sachse will serve as Executive Vice President of ARLP’s managing general partner and devote his services on a part-time basis. In addition to compensation received under the Directors’ Plan described above and Long-Term Incentive Plan described below, Mr. Sachse is entitled to receive an annual fee of $150,000, payable in arrears monthly. Mr. Sachse also is entitled to receive quarterly payments of $7,500, payable in common units of ARLP.

Long-Term Incentive Plan

Effective January 1, 2000, ARLP’s managing general partner adopted the Long-Term Incentive Plan, or LTIP, for certain employees and directors of ARLP’s managing general partner and its affiliates who perform services for us. The summary of the LTIP contained herein does not purport to be complete, but outlines its material provisions.

The LTIP is administered by the compensation committee of ARLP’s managing general partner’s board of directors. Annual grant levels for designated participants are recommended by the president and chief executive officer of ARLP’s managing general partner, subject to the review and approval of the compensation committee. ARLP will reimburse ARLP’s managing general partner for all costs incurred pursuant to the programs described below. Grants are made of either restricted units, which are “phantom” units that entitle the grantee to receive a common unit or an equivalent amount of cash upon the vesting of a phantom unit, or options to purchase common units. Common units to be delivered upon the vesting of restricted units or to be issued upon exercise of a unit option will be acquired by ARLP’s managing general partner in the open market at a price equal to the then prevailing price, or directly from Alliance Resource Holdings, Inc. or any other third party, including units newly issued by ARLP, or use units already owned by ARLP’s managing general partner, or any combination of the foregoing. ARLP’s managing general partner is entitled to reimbursement by ARLP for the cost incurred in acquiring these common units or in paying cash in lieu of common units upon vesting of the restricted units. If ARLP issues new common units upon payment of the restricted units or unit options instead of purchasing them, the total number of common units outstanding will increase.

Restricted Units.    Restricted units will vest over a period of time as determined by the compensation committee. However, if a grantee’s employment is terminated for any reason prior to the vesting of any restricted units, those restricted units will be automatically forfeited, unless the compensation committee, in its sole discretion, provides otherwise.

The issuance of the common units pursuant to the vesting of restricted units under the LTIP is intended to serve as a means of incentive compensation for performance and not primarily as an opportunity to participate in the equity appreciation in respect of the common units. Therefore, no consideration will be payable by the plan participants upon receipt of the common units, and ARLP receive no remuneration for these units. The compensation committee, in it discretion, may grant distribution equivalent rights with respect to restricted units.

Unit Options.    ARLP has not made any grants of unit options. The compensation committee, in the future, may decide to make unit option grants to employees and directors containing the specific terms as the committee determines. When granted, unit options will have an exercise price set by the compensation committee which may be above, below or equal to the fair market value of a common unit on the date of grant.

ARLP’s managing general partner’s board of directors, in its discretion, may terminate the LTIP at any time with respect to any common units for which a grant has not previously been made. ARLP’s managing general partner’s board of directors will also have the right to alter or amend the LTIP or any part of it from time to time, subject to unitholder approval as required by the exchange upon which the common units may be listed at that time; provided, however, that no change in any outstanding grant may be made that would materially impair the rights of the participant without the consent of the affected participant. In addition, ARLP’s managing general partner may, in its discretion, establish such additional compensation and incentive arrangements as it deems appropriate to motivate and reward its employees. ARLP’s managing general partner is reimbursed for all compensation expenses incurred on ARLP’s behalf.

After adjusting for the two-for-one split of ARLP’s common units in September 2005, the aggregate number of units reserved for issuance under the LTIP is 1,200,000. Effective January 1, 2004, the compensation committee approved an amendment to the LTIP clarifying that any award that is forfeited, expires for any reason, or is paid or settled in cash rather than through the delivery of units will be available for future grant under the LTIP. Of the initial 1,200,000 units reserved for issuance under the LTIP, 1,092,780 units were granted in years 2000, 2001, 2002 and 2003. Of those grants, 43,650 units were forfeited and 421,452 units were settled in cash rather than delivery of units, resulting in the net issuance of 627,678 common units under those grants.

During 2004 and 2005 the compensation committee approved grants of 205,570 units and 114,390 units, which will vest December 31, 2006 and January 1, 2008, respectively, subject to the satisfaction of certain financial tests. As of November 15, 2005, 1,830 outstanding LTIP grants have been forfeited. As a result, of the original 1,200,000 units made available for issuance under the LTIP, 254,192 units remain available for issuance in the future, assuming that all grants currently issued and outstanding for 2004 and 2005 are settled with common units and no forfeitures occur.

Long-Term Incentive Plan—Awards in Last Fiscal Year

	Number of Units(1)	Performance or Other Period Until Maturation or Payout(2)
Joseph W. Craft III	30,000	36 Months
Thomas L. Pearson	6,800	36 Months
Charles R. Wesley	11,150	36 Months
Gary J. Rathburn	6,800	36 Months
Thomas M. Wynne	6,000	36 Months

(1)	Units granted under the LTIP will vest January 1, 2008, subject to certain financial tests.
(2)	The number of units granted is not subject to minimum thresholds, targets or maximum payout conditions. However, the vesting of these grants is subject to meeting certain financial tests.

Short-Term Incentive Plan

ARLP’s managing general partner maintains a STIP for management and other salaried employees. The STIP is designed to enhance the financial performance by rewarding management and selected salaried employees and those of ARLP’s managing general partner with cash awards for ARLP’s achieving an annual financial performance objective. The annual performance objective for each year is recommended by the president and chief executive officer of ARLP’s managing general partner and approved by the compensation committee of its board of directors prior to or during January of that year. The STIP is administered by the compensation committee. Individual participants and payments each year are determined by and in the discretion of the compensation committee, and ARLP’s managing general partner is able to amend the plan at any time. ARLP’s managing general partner is entitled to reimbursement by ARLP for the costs incurred under the STIP.

Supplemental Executive Retirement Plan

ARLP’s managing general partner maintains a Supplemental Executive Retirement Plan, or SERP, for certain officers and key employees. The purpose of the SERP is to enhance ARLP’s ability to retain specific officers and key employees, by providing them with the deferred compensation benefits contained in the SERP. The intent of the SERP is to provide each participant with retirement benefits that are comparable in value to those of similar retirement programs administered by other companies, as well as to align each participant’s supplemental benefits under the SERP with the interests of ARLP’s unitholders. Participants may elect for allocations under the SERP to be deemed to be invested in ARLP common units. The SERP is administered by the compensation committee. ARLP’s managing general partner is able to amend or terminate the plan at any time. ARLP’s managing general partner is entitled to reimbursement by ARLP for its costs incurred under the SERP.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

Alliance Holdings GP, L.P.

The following table sets forth certain information regarding the beneficial ownership of our common units prior to and as of the closing of this offering by:

•	each person who will beneficially own more than 5% of our common units;

•	each of the named executive officers of our general partner;

•	all of the directors of our general partner; and

•	all of the directors and executive officers of our general partner as a group.

	Common Units Beneficially Owned Prior to Offering		Common Units Beneficially Owned After Offering
Name of Beneficial Owner	Common Units	Percent	Common Units	Percent
Joseph W. Craft III(1)(2):
Units owned by Alliance Management Holdings, LLC	5,313,744	12.9%	5,313,744	10.2%
Units owned by AMH II, LLC	15,422,094	37.5	15,422,094	29.6
Units owned by Alliance Resource GP, LLC	20,414,162	49.6	20,414,162	39.1

Total for Joseph W. Craft III	41,150,000	100%	41,150,000	78.9%
Thomas L. Pearson(2)	—	—	—	—
Brian L. Cantrell(2)	—	—	—	—

All directors and executive officers of our general partner, as a group (3 persons)	41,150,000	100%	41,150,000	78.9%

(1)	Prior to the closing of this offering, the partnership interests we will own in ARLP, including the 1.98% general partner interest, the incentive distribution rights and 15,550,628 common units, are held, directly and indirectly, by Alliance Management Holdings, LLC, AMH II, LLC and Alliance Resources GP, LLC. Each of these entities is controlled, directly or indirectly, by Joseph W. Craft III and has entered into a Contribution Agreement that requires the contribution to us of these interests in ARLP in exchange for a combination of the cash proceeds we receive from this offering as well as 41,150,000 of our common units. See “Certain Relationships and Related Party Transactions—The Contribution Agreement.” Mr. Craft’s ownership presented above does not include 1,000,000 common units expected to be purchased by Mr. Craft in this offering.
(2)	The address of Alliance Management Holdings, LLC, AMH II, LLC, Alliance Resource GP, LLC and each of Messrs. Craft, Pearson and Cantrell is 1717 South Boulder Avenue, Tulsa, Oklahoma, 74119.

Alliance GP, LLC

Our general partner is a wholly-owned subsidiary of C-Holdings, LLC, all of the equity of which is owned by Joseph W. Craft III, the president and chief executive officer of our general partner. Through his indirect ownership of our general partner, Mr. Craft has the ability to elect, remove and replace the directors and officers of our general partner.

Alliance Resource Partners, L.P.

The following table sets forth certain information as of November 15, 2005 regarding the beneficial ownership of ARLP’s common units by:

•	each person known by ARM GP to beneficially own more than 5% of ARLP’s common units;

•	each of the named executive officers of ARM GP;

•	all of the directors of ARM GP; and

•	all of the directors and executive officers of ARM GP as a group.

All information with respect to beneficial ownership has been furnished by the respective directors or officers, as the case may be. Each person has sole voting and dispositive power over the common units shown unless otherwise indicated below. ARLP had 36,426,306 common units outstanding at November 15, 2005.

Name of Beneficial Owner	Common Units Beneficially Owned(5)	Percent of Common Units Beneficially Owned
Alliance Resource GP, LLC(1)	15,310,622	42.03%
Joseph W. Craft III(1)(2)	15,949,232	43.78%
Robert G. Sachse(1)	28,902	*
Thomas L. Pearson(1)	49,187	*
Charles R. Wesley(1)	105,591	*
Brian L. Cantrell(1)	4,140	*
Gary J. Rathburn(1)	38,063	*
Michael J. Hall(1)	24,690	*
John J MacWilliams(3)	1,800	*
Preston R. Miller, Jr.(3)	1,800	*
John P. Neafsey(1)	42,332	*
John H. Robinson(4)	17,161	*

All directors and executive officers as a group (9 persons)	16,262,898	44.65%

*	Less than one percent (1%)
(1)	The address of Alliance Resource GP, LLC and Messrs. Craft, Sachse, Pearson, Wesley, Cantrell, Rathburn, Hall and Neafsey is 1717 South Boulder Avenue, Tulsa, Oklahoma 74119.
(2)	Mr. Craft may be deemed to share beneficial ownership of 15,310,622 common units held by Alliance Resource GP, LLC through Alliance Resource Holdings II, Inc., of which he is the sole director and majority shareholder. Alliance Resource Holdings II, Inc. holds all of the outstanding shares of Alliance Resource Holdings, Inc., which holds all of the outstanding shares of Alliance Resource GP. Mr. Craft may be deemed to share beneficial ownership of 220,484 common units held by AMH II, LLC, of which he is the sole director and majority member. Mr. Craft may be deemed to share beneficial ownership of 19,522 common units held by Alliance Management Holdings, LLC, of which he is the sole director. Mr. Craft may be deemed to share beneficial ownership of an additional 27,000 common units held by a private foundation for which he serves as Trustee. Mr. Craft disclaims beneficial ownership of the common units held by the private foundation.
(3)	The address of Mr. MacWilliams and Mr. Miller is The Tremont Group, LLC, 275 Grove Street, Suite 2-400, Newton, Massachusetts 02466.
(4)	The address of Mr. Robinson is 121 West 48th Street, Suite 1006, Kansas City, Missouri 64112.
(5)	The amounts set forth do not include 204,100 restricted units granted under the LTIP, which vest a various dates ranging through January 1, 2008, subject to certain financial tests.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our Relationship with ARLP

We own 100% of Alliance Resource Management GP, LLC, the managing general partner of ARLP. Our cash flows currently consist of distributions from ARLP related to the following partnership interests:

•	our ownership of a 1.98% general partner interest in ARLP, which we hold through our ownership interests in Alliance Resource Management GP, LLC;

•	15,550,628 common units of ARLP, representing approximately 42.7% of the total common units of ARLP; and

•	the incentive distribution rights in ARLP, which we likewise hold through our ownership interests in Alliance Resource Management GP, LLC and which entitle us to receive specified percentages of the cash distributed by ARLP as ARLP’s per unit distribution increases.

ARLP is required by its partnership agreement to distribute all cash on hand at the end of each quarter, less appropriate reserves determined by the board of directors of its general partner. Since its initial public offering in 1999, ARLP has increased its quarterly distribution by 65.0%, from $0.25 per unit, or $1.00 per unit on an annualized basis, to, as of the distribution for the quarter ending September 30, 2005, $0.4125 per unit, or $1.65 per unit on an annualized basis. Based on ARLP’s current quarterly distribution of $0.4125 per unit and the number of its common units outstanding at September 30, 2005, we would be entitled to receive a quarterly cash distribution of $9.0 million (or $35.9 million on an annualized basis), which consists of $0.4 million from our 1.98% general partner interest, $2.2 million from our ownership of the incentive distribution rights and $6.4 million from the common units of ARLP that we currently own.

Our general partner will be reimbursed for direct and indirect expenses incurred on our behalf. Some of the non-independent directors of our general partner also serve as directors of ARLP’s managing general partner.

The Contribution Agreement

Prior to the closing of this offering, the partnership interests we will own in ARLP, including the 1.98% general partner interest, the incentive distribution rights and 15,550,628 common units, are held, directly and indirectly, by Alliance Management Holdings, LLC, AMH II, LLC and Alliance Resource GP, LLC. Each of these entities is controlled by Joseph W. Craft III and owned by Mr. Craft and the management investors. In connection with this offering each of these entities has entered into a Contribution Agreement pursuant to which, at closing, the 1.98% general partner interest, incentive distribution rights and 15,550,628 common units, each representing partnership interests in ARLP, will be contributed to us. As consideration for this contribution and in accordance with the terms of the Contribution Agreement, we will distribute substantially all of the proceeds we receive from this offering as well as 41,150,000 of our common units. The Contribution Agreement also provides for the dissolution of Alliance Management Holdings, LLC and AMH II within 30 days of the closing of this offering. As a result of this dissolution, the management investors will receive a portion of the cash and common units held by those entities.

Registration Rights

In connection with the contribution agreement, we have agreed to register for sale under the Securities Act and applicable state securities laws (subject to certain limitations) any common units proposed to be sold by the owners of ARLP’s managing general partner, ARLP’s special general partner or any of their respective affiliates. These registration rights require us to file one registration statement for each of these groups. We have also agreed to include any securities held by the owners of ARLP’s managing general partner, ARLP’s special general partner or any of their respective affiliates in any registration statement that we file to offer securities for cash, except an offering relating solely to an employee benefit plan and other similar exceptions. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions. These registration rights are in addition to the registration rights that we have agreed to provide our general partner and its affiliates pursuant to our limited partnership agreement. Please read “Units Eligible for Future Sale.”

Related Party Transactions of ARLP

Warrior Acquisition

On February 14, 2003, ARLP acquired Warrior Coal, LLC from an affiliate, ARH Warrior Holdings, Inc., a subsidiary of Alliance Resource Holdings, Inc., pursuant to an Amended and Restated Put and Call Option Agreement (Put/Call Agreement). Warrior Coal, LLC, or Warrior, purchased the capital stock of Roberts Bros. Coal Co., Inc., Warrior Coal Mining Company, Warrior Coal Corporation and certain assets of Christian Coal Corp. and Richland Mining Co., Inc. in January 2001. ARLP’s managing general partner had previously declined the opportunity to purchase these assets as ARLP had previously committed to major capital expenditures at two existing operations. As a condition to not exercising its right of first refusal, ARLP requested that ARH Warrior Holdings, Inc. enter into a put and call arrangement for Warrior. ARLP and ARH Warrior Holdings, Inc., with the approval of the conflicts committee of ARLP’s managing general partner, entered into the Put/Call Agreement in January 2001. Concurrently, ARH Warrior Holdings, Inc. acquired Warrior in January 2001 for $10.0 million.

The put option price of $12.7 million was paid to ARH Warrior Holdings, Inc. in accordance with the terms of the Put/Call Agreement. In addition, ARLP repaid Warrior’s borrowings of $17.0 million under the revolving credit agreement between ARLP’s special general partner and Warrior. The primary borrowings under the revolving credit agreement financed new infrastructure capital projects at Warrior that have contributed to improved productivity and significantly increased capacity. ARLP funded the Warrior acquisition through a portion of the proceeds received from the issuance of 2,250,000 common units. Because the Warrior acquisition was between entities under common control, it has been accounted for at historical cost in a manner similar to that used in a pooling of interests.

Under the terms of the Put/Call Agreement, ARLP assumed certain other obligations, including a mineral lease and sublease with SGP Land, a subsidiary of ARLP’s special general partner, covering coal reserves that have been and will continue to be mined by Warrior. The terms and conditions of the mineral lease and sub-lease remain unchanged.

SGP Land

Dotiki has a mineral lease and sublease with SGP Land requiring annual minimum royalty payments of $2.7 million, payable in advance through 2013 or until $37.8 million of cumulative annual minimum and/or earned royalty payments have been paid. Dotiki paid royalties of $4,611,000, $3,460,000, and $2,700,000 for the years ended December 31, 2004 and 2003, and the period from May 9, 2002 to December 31, 2002, respectively. Dotiki has recouped as earned royalties all advance minimum royalty payments made under these lease terms except for $805,000 as of December 31, 2004.

Warrior has a mineral lease and sublease with SGP Land. Under the terms of the lease, Warrior has paid and will continue to pay in arrears an annual minimum royalty obligation of $2,270,000 until $15,890,000 of cumulative annual minimum and/or earned royalty payments have been paid. The annual minimum royalty periods are from October 1st through the end of the following September, expiring September 30, 2007. Warrior paid royalties of $2,561,000, $2,453,000, 1,627,000 and $500,000 for the years ended December 31, 2004 and 2003, and the period from May 9, 2002 to December 31, 2002 and the period from January 1, 2002 to May 8, 2002, respectively. Warrior has recouped as earned royalties all advance minimum royalty payments made in accordance with these lease terms except for $636,000 as of December 31, 2004.

Under the terms of the mineral lease and sublease agreements described above, Dotiki and Warrior also reimbursed SGP Land for SGP Land’s base lease obligations. ARLP reimbursed SGP Land $5,428,000, $4,395,000, $2,709,000 and $1,213,000 for the years ended December 31, 2004 and 2003, and the period from May 9, 2002 to December 31, 2002 and the period from January 1, 2002 to May 8, 2002, respectively, for the base lease obligations. Dotiki and Warrior have recouped as earned royalties all advance minimum royalty payments made in accordance with these terms except for $216,000 as of December 31, 2004.

In 2001, SGP Land, as successor in interest to an unaffiliated third party, entered into an amended mineral lease with MC Mining, LLC, or MC Mining. Under the terms of the lease, MC Mining has paid and will continue to pay an annual minimum royalty obligation of $300,000 until $6.0 million of cumulative annual minimum and/or earned royalty payments have been paid. MC Mining paid royalties of $479,000, 231,000 and $337,000 for the year ended December 31, 2003 the period from May 9, 2002 to December 31, 2002 and the period from January 1, 2002 to May 8, 2002, respectively. The 2004 annual minimum royalty obligation of $300,000 was paid in January 2005. MC Mining has recouped as earned royalties all advance minimum royalty payments made under these lease terms as of December 31, 2004.

On October 23, 2005, ARLP exercised its option to lease and/or sublease certain reserves from an affiliate, SGP Land, LLC, which reserves are contiguous to ARLP’s Hopkins County Coal, LLC mining complex. Upon exercise of the option agreement, Hopkins County Coal entered into a Coal Lease and Sublease Agreement and a Royalty Agreement (collectively, the “Coal Lease Agreements”). The terms of the Coal Lease Agreements are through December 2015, with the right to extend the term for successive one-year periods for as long as ARLP is mining within the coal field, as such term is defined in the Coal Lease Agreements. Under the terms of the Coal Lease Agreement, Hopkins County will also reimburse SGP Land for SGP Land’s base lease obligations and the earned royalty rate is $0.25 per ton.

The Coal Lease Agreements provide for five annual minimum royalty payments of $684,000 commencing in January 2006. The annual minimum royalty payments and, consistent with the option agreement, cumulative option fees of $3.4 million previously paid by ARLP are fully recoupable against future tonnage royalty payments. Under the terms of the Coal Lease Agreements, Hopkins County Coal will also reimburse SGP Land for SGP Land’s base lease obligations, and the earned royalty rate is $0.25 per ton.

In January 2005, ARLP acquired 100% of the limited liability company member interests of Tunnel Ridge, LLC for approximately $500,000 and the assumption of reclamation liabilities from Alliance Resource Holdings, Inc., a company owned by ARLP’s management. Tunnel Ridge, LLC controls through a coal lease agreement with ARLP’s special general partner approximately 9,400 acres of land located in Ohio County, West Virginia and Washington County, Pennsylvania containing an estimated 70 million tons of high-sulfur coal in the Pittsburgh No. 8 coal seam. Under the terms of the coal lease, beginning on January 1, 2005, Tunnel Ridge, LLC began paying ARLP’s special general partner an advance minimum royalty of $3.0 million per year, which advance royalty payments will be fully recoupable against earned royalties. The earned royalty rate under the coal lease is the greater of $0.75 per ton or 3.0% of the per ton gross sales price f.o.b. barge. The term of the coal lease is the earlier of 30 years or until exhaustion of all mineable and merchantable coal with termination rights after the initial four years of the coal lease.

Tunnel Ridge, LLC also controls, under a separate lease agreement with ARLP’s special general partner, the rights to approximately 900 acres of surface land and other tangible assets. Under the terms of the lease agreement, Tunnel Ridge, LLC shall pay ARLP’s special general partner an annual lease payment of $240,000 beginning January 1, 2005. The lease agreement has an initial term of four years, which term may be extended by Tunnel Ridge, LLC at the same annual lease payment rate, to be consistent with the term of the coal lease.

Special General Partner

Effective January 2001, Gibson County Coal, LLC, or Gibson, entered into a noncancelable operating lease arrangement with ARLP’s special general partner for Gibson’s coal preparation plant and ancillary facilities. Based on the terms of the lease, Gibson has paid and will continue to make monthly payments of approximately $216,000 through January 2011. Lease expense was incurred for the years ended December 31, 2004 and 2003 and for the period from May 9, 2002 to December 31, 2002 and the period from January 1, 2002 to May 8, 2002, was $2,595,000, $2,595,000, $1,685,000 and $910,000, respectively.

ARLP has previously entered into and have maintained agreements with two banks to provide letters of credit to maintain surety bonds to secure ARLP’s obligations for reclamation liabilities and workers’

compensation benefits. At September 30, 2005, ARLP had $25.9 million in outstanding letters of credit. ARLP’s special general partner guarantees these letters of credit. Historically, ARLP has compensated ARLP’s special general partner a guarantee fee equal to 0.30% per annum of the face amount of the letters of credit outstanding. ARLP’s special general partner agreed to waive the guarantee fee in exchange for a parent guarantee from ARLP’s intermediate partnership and Alliance Coal on the mineral lease and sublease with Dotiki and Warrior. ARLP paid approximately $31,300, $37,000 and $11,200 in guarantee fees to ARLP’s special general partner for the years ended December 31, 2003 and the period from May 9, 2002 to December 31, 2002 and the period from January 1, 2002 to May 8, 2002, respectively.

Indemnification of Directors and Officers

Under our limited partnership agreement and subject to specified limitations, we will indemnify to the fullest extent permitted by Delaware law, from and against all losses, claims, damages or similar events any director or officer, or while serving as a director of officer, any person who is or was serving as a tax matters member or as a director, officer, tax matters member, employee, partner, manager, fiduciary or trustee of our partnership or any of our affiliates. Additionally, we will indemnify to the fullest extent permitted by law, from and against all losses, claims, damages or similar events any person who is or was an employee (other than an officer) or agent of our partnership at the time of the occurrence giving rise to the indemnity being sought.

Our General Partner’s Limited Liability Company Agreement

Our general partner’s management and operations are governed by its limited liability company agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part. The limited liability company agreement establishes a board of directors that will be responsible for the oversight of our business and operations. C-Holdings, LLC, which is wholly-owned by Joseph W. Craft III, has the authority to appoint our general partner’s directors.

Shared Services Agreement

Our general partner will manage our operations and activities. In connection with the closing of this offering, we will enter into a shared services agreement between Alliance Resource Management GP, LLC, ARLP, and Alliance Coal, LLC, on one hand, and Alliance GP, LLC and Alliance Holdings GP, L.P., on the other hand. Under the shared services agreement, certain personnel of ARLP’s managing general partner and its affiliates will perform administrative and commercial services for us. The services performed by these personnel will include but not be limited to human resources, information technology and financial and accounting services. We will adopt policies and procedures to protect and prevent inappropriate disclosure by shared personnel of commercial and other non-public information relating to us and ARLP.

CONFLICTS OF INTEREST AND FIDUCIARY DUTIES

Conflicts of Interest

General.    Conflicts of interest exist and may arise in the future as a result of the relationships among us, ARLP and our and its respective general partners and affiliates. Joseph W. Craft III indirectly owns our general partner and a majority of the outstanding interests of Alliance Resource GP, LLC which holds a 0.01% general partner interest in ARLP as well as a 0.01% general partner interest in Alliance Resource Operating Partners, L.P., which holds interests in ARLP’s operating subsidiaries. Mr. Craft is the President, Chief Executive Officer and a member of the Board of Directors of Alliance Resource Management GP, LLC, the managing general partner of ARLP, and also owns 100% of C-Holdings, LLC. Mr. Craft is a director of our general partner and has the continuing right to be a director of our general partner. Mr. Craft has been involved with ARLP since its inception in May 1999.

The directors and officers of ARLP’s managing general partner have fiduciary duties to manage ARLP in a manner beneficial to us, its owner. At the same time, ARLP’s managing general partner has a fiduciary duty to manage ARLP in a manner beneficial to ARLP and its limited partners. The board of directors or the conflicts committee of the board of directors of ARLP’s managing general partner will resolve any such conflict and has broad latitude to consider the interests of all parties to the conflict. The resolution of these conflicts may not always be in our best interest or that of our unitholders.

Conflicts Between Our General Partner and its Affiliates and Our Partners.    Whenever a conflict arises between our general partner or its affiliates, on the one hand, and us or any of our other partners, on the other hand, our general partner will resolve that conflict. Our partnership agreement contains provisions that modify and limit our general partner’s fiduciary duties to our unitholders. Our partnership agreement also restricts the remedies available to unitholders for actions taken that, without those limitations, might constitute breaches of our general partner’s fiduciary duty to us.

Our general partner will not be in breach of its obligations under the partnership agreement or its duties to us or our unitholders if the resolution of the conflict is:

•	approved by the audit and conflicts committee, although our general partner is not obligated to seek such approval;

•	approved by the vote of a majority of the outstanding units, excluding any units owned by our general partner or any of its affiliates;

•	on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

•	fair and reasonable to us, taking into account the totality of the relationships among the parties involved, including other transactions that may be particularly favorable or advantageous to us.

Our general partner may, but is not required to, seek the approval of such resolution from the audit and conflicts committee of its board of directors. If our general partner does not seek approval from the audit and conflicts committee and its board of directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the third and fourth bullet points above, then it will be presumed that, in making its decision, the board of directors acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Unless the resolution of a conflict is specifically provided for in our partnership agreement, our general partner or the audit and conflicts committee may consider any factors it determines in good faith to consider when resolving a conflict. When our partnership agreement requires someone to act in good faith, it requires that person to believe that he is acting in the best interests of the partnership.

Conflicts of interest could arise in the situations described below, among others.

Actions taken by our general partner may affect the amount of cash available for distribution to unitholders.

The amount of cash that is available for distribution to our unitholders is affected by decisions of our general partner regarding such matters as:

•	amount and timing of cash expenditures;

•	assets sales or acquisitions;

•	borrowings;

•	the issuance of additional units; and

•	the creation, reduction or increase of reserves in any quarter.

The fiduciary duties of our general partner’s officers and directors may conflict with those of ARLP’s general partner’s officers and directors.

Our general partner’s officers and directors have fiduciary duties to manage our business in a manner beneficial to us and our partners. However, all of our general partner’s executive officers and non-independent directors also serve as executive officers and directors of ARLP’s managing general partner, and, as a result, have fiduciary duties to manage the business of ARLP in a manner beneficial to ARLP and its partners. Consequently, these directors and officers may encounter situations in which their fiduciary obligations to ARLP, on one hand, and us, on the other hand, are in conflict. The resolution of these conflicts may not always be in our best interest or that of our unitholders.

ARLP will have the first right to pursue certain business opportunities.

Pursuant to the omnibus agreement to be entered into in connection with the closing of this offering, we will agree to certain business opportunity arrangements to address potential conflicts that may arise between us and ARLP. If a business opportunity in respect of any coal mining, marketing and transportation assets is presented to us, our general partner or ARLP or its general partners, then ARLP will have the first right to acquire such assets. The omnibus agreement will provide, among other things, that ARLP will be presumed to desire to acquire the assets until such time as it advises us that it has abandoned the pursuit of such business opportunity, and we may not pursue the acquisition of such assets prior to that time. Please read “—Omnibus Agreement.”

ARLP and the management investors are not limited in their ability to compete with us, which could cause conflicts of interest and limit our ability to acquire additional assets or businesses which in turn could adversely affect our results of operations and cash available for distribution to our unitholders.

Neither our partnership agreement nor the omnibus agreement between us, ARLP, ARM GP, C-Holdings, LLC and Alliance GP, LLC will prohibit ARLP or affiliates of the management investors from owning assets or engaging in businesses that compete directly or indirectly with us or one another. In addition, ARLP and its affiliates or affiliates of our general partner, may acquire, construct or dispose of additional assets related to the mining, marketing and transportation of coal or other assets in the future, without any obligation to offer us the opportunity to purchase or construct any of those assets.

We will reimburse our general partner and its affiliates for expenses.

We will reimburse our general partner and its affiliates for costs incurred in managing and operating us, including costs incurred in rendering staff and support services to us. The partnership agreement provides that our general partner will determine the expenses that are allocable to us in any reasonable manner determined by our general partner in its sole discretion. Please read “Certain Relationships and Related Party Transactions.”

Our general partner intends to limit its liability regarding our obligations.

Our general partner intends to limit its liability under contractual arrangements so that the other party has recourse only to our assets, and not against our general partner or its assets or any affiliate of our general partner or its assets. Our partnership agreement provides that any action taken by our general partner to limit its liability or our liability is not a breach of our general partner’s fiduciary duties, even if we could have obtained more favorable terms without the limitation on liability.

Unitholders will have no right to enforce obligations of our general partner and its affiliates under agreements with us.

Any agreements between us on the one hand, and our general partner and its affiliates, on the other, will not grant to the unitholders, separate and apart from us, the right to enforce the obligations of our general partner and its affiliates in our favor.

Contracts between us, on the one hand, and our general partner and its affiliates, on the other, will not be the result of arm’s-length negotiations.

Our partnership agreement allows our general partner to determine any amounts to reimburse itself or its affiliates for any services rendered to us. Our general partner may also enter into additional contractual arrangements with any of its affiliates on our behalf. Neither our partnership agreement nor any of the other agreements, contracts and arrangements between us, on the one hand, and our general partner and its affiliates, on the other, are or will be the result of arm’s-length negotiations.

Our general partner will determine, in good faith, the terms of any of these transactions entered into after the sale of the units offered in this offering.

Our units are subject to our general partner’s limited call right.

If at any time our general partner and its affiliates own more than 85% of the units, our general partner will have the right, but not the obligation, which it may assign to any of its affiliates or to us, to acquire all, but not less than all, of the units held by unaffiliated persons at a price not less than their then-current market price. As a result, unitholders may be required to sell their units at an undesirable time or price and may not receive any return on their investment. At the completion of this offering and assuming no exercise of the option to purchase additional common units, the management investors will own approximately 80.8% of our outstanding units. Please read “Description of Our Partnership Agreement—Limited Call Right.”

We may not choose to retain separate counsel for ourselves or for the holders of our units.

The attorneys, independent auditors and others who have performed services for us regarding the offering have been retained by our general partner, its affiliates and us and may continue to be retained by our general partner, its affiliates and us after the offering. Attorneys, independent auditors and others who will perform services for us in the future will be selected by our general partner or our audit and conflicts committee and may also perform services for our general partner and its affiliates. We may, but are not required to, retain separate counsel for ourselves or the holders of units in the event of a conflict of interest arising between our general partner and its affiliates, on the one hand, and us or the holders of units, on the other, after the sale of the units offered in this prospectus, depending on the nature of the conflict. We do not intend to do so in most cases.

Acquisitions of Competing Businesses; Potential Future Conflicts.    From time to time, we or our affiliates may acquire entities whose businesses compete with us or ARLP. In addition, future conflicts of interest may arise among us and any entities whose general partner interests we or our affiliates acquire or between ARLP and such entities. It is not possible to predict the nature or extent of these potential future conflicts of interest at this time, nor is it possible to determine how we will address and resolve any such future conflicts of interest.

However, the resolution of these conflicts may not always be in our best interest or those of our unitholders. We do not currently intend to take any action which would limit the ability of ARLP to pursue its business strategy.

Omnibus Agreement.    We will enter into an omnibus agreement, dated the closing date of the offering, with ARLP, Alliance Resource Management GP, LLC and their affiliates pursuant to which we, together with Alliance Holdings GP, L.P. and Alliance GP, LLC and their controlled affiliates (collectively the AHGP Affiliates), will agree not to engage in, whether by acquisition or otherwise, the business of mining, marketing or transporting coal in the United States (“restricted business”). This restriction will not apply to:

•	any business owned or operated by the AHGP Affiliates at the closing of the offering;

•	any acquisition by us or the AHGP Affiliates, the majority value of which does not constitute a restricted business, provided ARLP is offered the opportunity to purchase the restricted business following their acquisition;

•	any restricted business acquired or constructed by us or the AHGP Affiliates that has a fair market value or construction cost, as applicable, of less than $5.0 million;

•	any restricted business acquired or constructed by us or the AHGP Affiliates that has a fair market value or construction cost, as applicable, of $5.0 million or more if ARLP has been offered the opportunity to purchase it for fair market value or construction cost and ARLP declines to do so with the concurrence of its conflicts committee; and

•	any business conducted by us or the AHGP Affiliates with the approval of ARLP’s board of directors or its conflicts committee.

Except as provided above, we and the AHGP Affiliates will not be prohibited from engaging in activities that directly compete with ARLP. In addition, the AHGP Affiliates will not be prohibited from engaging in activities in which they compete directly with us.

Fiduciary Duties

Our general partner is accountable to us and our unitholders as a fiduciary. Fiduciary duties owed to unitholders by our general partner are prescribed by law and the partnership agreement. The Delaware Revised Uniform Limited Partnership Act, which we refer to in this prospectus as the Delaware Act, provides that Delaware limited partnerships may, in their partnership agreements, restrict, eliminate or otherwise modify the fiduciary duties otherwise owed by a general partner to limited partners and the partnership.

Our partnership agreement contains various provisions modifying and restricting the fiduciary duties that might otherwise be owed by our general partner. We have adopted these provisions to allow our general partner to take into account the interests of other parties in addition to our interests when resolving conflicts of interest. These modifications are detrimental to the unitholders because they restrict the remedies available to unitholders for actions that, without those limitations, might constitute breaches of fiduciary duties, as described below. The following is a summary of the material restrictions of the fiduciary duties owed by our general partner to the limited partners:

State law fiduciary duty standards

Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner to act for the partnership in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally prohibit a general partner of a Delaware limited partnership from taking any action or engaging in any transaction where a conflict of interest is present.

Partnership agreement modified standards

Our partnership agreement contains provisions that waive or consent to conduct by our general partner and its affiliates that might otherwise raise issues about compliance with fiduciary duties or applicable law. For example, our partnership agreement provides that when our general partner is acting in its capacity as our general partner, as opposed to in its individual capacity, it must act in “good faith” and will not be subject to any other standard under applicable law. In addition, when our general partner is acting in its individual capacity, as opposed to in its capacity as our general partner, it may act without any fiduciary obligation to us or the unitholders whatsoever. These standards reduce the obligations to which our general partner would otherwise be held.

Our partnership agreement generally provides that affiliated transactions and resolutions of conflicts of interest not involving a vote of unitholders and that are not approved by the audit and conflicts committee of the board of directors of our general partner must be:

•	on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

•	“fair and reasonable” to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us).

If our general partner does not seek approval from the audit committee and its board of directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the bullet points above, then it will be presumed that, in making its decision, the general partner acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. These standards reduce the obligations to which our general partner would otherwise be held.

In addition to the other more specific provisions limiting the obligations of our general partner, our partnership agreement further provides that our general partner and its officers and directors will not be liable for monetary damages to us, our limited partners or assignees for errors of judgment or for any acts or omissions unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that the general partner or its officers and directors acted in bad faith or engaged in fraud, willful misconduct or gross negligence.

Rights and remedies of unitholders

The Delaware Act generally provides that a limited partner may institute legal action on behalf of the partnership to recover damages from a third party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. These actions include actions against a general partner for breach of its fiduciary duties or of the partnership agreement. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of himself and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners.

In order to become one of our limited partners, a unitholder is required to agree to be bound by the provisions in the partnership agreement, including the provisions discussed above. This is in accordance with the policy of the Delaware Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The failure of a limited partner or assignee to sign a partnership agreement does not render the partnership agreement unenforceable against that person.

We are required to indemnify our general partner and its officers, directors, and managers, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by our general partner or these other persons. This indemnification is required unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud, willful misconduct or gross negligence. Indemnification is also required for criminal proceedings unless our general partner or these other persons acted with knowledge that their conduct was unlawful. Thus, our general partner could be indemnified for its negligent acts if it met the requirements set forth above. In the opinion of the Commission, indemnification provisions that purport to include indemnification for liabilities arising under the Securities Act are contrary to public policy and are, therefore, unenforceable. If you have questions regarding the fiduciary duties of our general partner, you should consult with your own counsel. Please read “Description of Our Partnership Agreement—Indemnification.”

DESCRIPTION OF OUR COMMON UNITS

Generally, our common units represent limited partner interests that entitle the holders to participate in our cash distributions and to exercise the rights and privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of common units and our general partner in and to cash distributions, please read “Our Cash Distribution Policy and Restrictions on Distributions.”

We have filed an application to list our outstanding common units for quotation on the Nasdaq National Market under the symbol “AHGP.” Any additional common units we issue will also be listed on the Nasdaq.

Transfer Agent and Registrar

American Stock Transfer & Trust Company will serve as registrar and transfer agent for our common units. We pay all fees charged by the transfer agent for transfers of units, except the following that must be paid by unitholders:

•	surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

•	special charges for services requested by a holder of a common unit; and

•	other similar fees or charges.

There is no charge to unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor has been appointed and has accepted the appointment within 30 days after notice of the resignation or removal, our general partner may act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

By transfer of our common units in accordance with our partnership agreement, each transferee of our common units will be admitted as a unitholder with respect to the common units transferred when such transfer and admission is reflected in our books and records. Additionally, each transferee of our common units:

•	represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

•	automatically agrees to be bound by the terms and conditions of, and is deemed to have executed, our partnership agreement; and

•	gives the consents and approvals contained in our partnership agreement, such as the approval of all transactions and agreements that we are entering into in connection with our formation and this offering.

An assignee will become a substituted limited partner of our partnership for the transferred common units automatically upon the recording of the transfer on our books and records. The general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and are transferable according to the laws governing transfers of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in our partnership for the transferred common units.

Until a common unit has been transferred on our books, we and the transfer agent, notwithstanding any notice to the contrary, may treat the record holder of the common unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

DESCRIPTION OF OUR PARTNERSHIP AGREEMENT

The following is a summary of the material provisions of our partnership agreement. The form of our partnership agreement is included as Appendix A in this prospectus.

We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

•	with regard to distributions of available cash, please read “Our Cash Distribution Policy and Restrictions on Distributions”;

•	with regard to the fiduciary duties of our general partner, please read “Conflicts of Interest and Fiduciary Duties”;

•	with regard to rights of holders of units, please read “Description of Our Common Units”; and

•	with regard to allocations of taxable income, taxable loss and other matters, please read “Material Tax Consequences.”

Organization and Duration

We were formed on November 10, 2005 and have a perpetual existence.

Purpose

Under our partnership agreement, we are permitted to engage, directly or indirectly, in any business activity that is approved by our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law and, in connection therewith, to exercise all of the rights and powers conferred upon us pursuant to the agreements relating to such business activity; provided, however, that our general partner may not cause us to engage, directly or indirectly, in any business activity that our general partner determines would cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.

Although our general partner has the ability to cause us, our affiliates or our subsidiaries to engage in activities other than the ownership of partnership interests in ARLP, our general partner has no current plans to do so and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interest of us or our limited partners. Our general partner is authorized in general to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business. For a further description of limits on our business, please read “Certain Relationships and Related Party Transactions.”

Power of Attorney

Each limited partner, and each person who acquires a unit from a unitholder, by accepting the unit, automatically grants to our general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants the authority to amend, and to make consents and waivers under, our partnership agreement. Please read “—Amendments to Our Partnership Agreement.”

Capital Contributions

Unitholders are not obligated to make additional capital contributions, except as described below under “—Limited Liability.”

Limited Liability

Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that he otherwise acts in conformity with the provisions of our partnership agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his common units plus his share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by the limited partners as a group:

•	to remove or replace the general partner;

•	to approve some amendments to the partnership agreement; or

•	to take other action under the partnership agreement;

constituted “participation in the control” of our business for the purposes of the Delaware Act, then our limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as our general partner. This liability would extend to persons who transact business with us and reasonably believe that the limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.

Limitations on the liability of limited partners for the obligations of a limited partner have not been clearly established in many jurisdictions. While we currently have no operations distinct from ARLP, if in the future, by our ownership in an operating company or otherwise, it were determined that we were conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace the general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as the general partner under the circumstances. We will operate in a manner that the general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Voting Rights

The following is a summary of the unitholder vote required for the matters specified below. In voting their units, affiliates of our general partner will have no fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners.

Issuance of additional units	No approval right.

Amendment of our partnership agreement

Certain amendments may be made by our general partner without the approval of our unitholders. Other amendments generally require the approval of a majority of our outstanding units. Please read “—Amendments to Our Partnership Agreement.”

Merger of our partnership or the sale of all or substantially all of our assets	A majority of our outstanding units in certain circumstances. Please read “—Merger, Sale or Other Disposition of Assets.”

Dissolution of our partnership	A majority of our outstanding units. Please read “—Termination or Dissolution.”

Continuation of our business upon dissolution	A majority of our outstanding units. Please read “—Termination or Dissolution.”

Withdrawal of our general partner

Under most circumstances, the approval of a majority of the units, excluding units held by our general partner and its affiliates, is required for the withdrawal of the general partner prior to December 30, 2015 in a manner that would cause a dissolution of our partnership. Please read “—Withdrawal or Removal of Our General Partner.”

Removal of our general partner	Not less than 66 2/3 of the outstanding units, including units held by our general partner and its affiliates. Please read “—Withdrawal or Removal of Our General Partner.”

Transfer of the general partner interest

Our general partner may transfer all, but not less than all, of its general partner interest in us without a vote of our unitholders to (i) an affiliate (other than an individual) or (ii) another entity in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets to, such person. The approval of a majority of the units, excluding units held by the general partner and its affiliates, is required in other circumstances for a transfer of the general partner interest to a third party prior to December 31, 2015. Please read “—Transfer of General Partner Interest.”

Transfer of ownership interests in our general partner	No approval required at any time. Please read “—Transfer of Ownership Interests in Our General Partner.”

Issuance of Additional Securities

Our partnership agreement authorizes us to issue an unlimited number of additional limited partner interests and other equity securities on terms and conditions established by our general partner in its sole discretion without the approval of our unitholders.

It is possible that we will fund acquisitions through the issuance of additional units or other equity securities. Holders of any additional units we issue will be entitled to share equally with the then-existing holders of units in our cash distributions. In addition, the issuance of additional partnership interests may dilute the value of the interests of the then-existing holders of units in our net assets.

In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership interests that, in the sole discretion of our general partner, may have special voting rights to which units are not entitled.

Amendments to Our Partnership Agreement

General

Amendments to our partnership agreement may be proposed only by or with the consent of our general partner. However, our general partner will have no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. To adopt a proposed amendment, other than the amendments discussed below, our general partner is required to seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a majority of our outstanding units.

Prohibited Amendments

No amendment may be made that would:

(1) enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected; or

(2) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which may be given or withheld at its option.

The provision of our partnership agreement preventing the amendments having the effects described in clauses (1) or (2) above can be amended upon the approval of the holders of at least 90% of the outstanding units.

No Unitholder Approval

Our general partner may generally make amendments to our partnership agreement without the approval of any limited partner to reflect:

(1) a change in the name of the partnership, the location of the partnership’s principal place of business, the partnership’s registered agent or its registered office;

(2) the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

(3) a change that, in the sole discretion of our general partner, is necessary or advisable for the partnership to qualify or to continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that the partnership will not be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

(4) an amendment that is necessary, in the opinion of our counsel, to prevent the partnership or our general partner or its directors, officers, agents or trustees, from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, whether or not substantially similar to plan asset regulations currently applied or proposed;

(5) an amendment that our general partner determines to be necessary or appropriate for the authorization of additional partnership securities or rights to acquire partnership securities;

(6) any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

(7) an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our partnership agreement;

(8) any amendment that, in the discretion of our general partner, is necessary or advisable for the formation by the partnership of, or its investment in, any corporation, partnership or other entity, as otherwise permitted by our partnership agreement;

(9) a change in our fiscal year or taxable year and related changes;

(10) certain mergers or conveyances set forth in our partnership agreement; and

(11) any other amendments substantially similar to any of the matters described in (1) through (9) above.

In addition, our general partner may make amendments to our partnership agreement without the approval of any limited partner or assignee if our general partner determines, at its option, that those amendments:

(1) do not adversely affect our limited partners in any material respect;

(2) are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

(3) are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading;

(4) are necessary or advisable for any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement; or

(5) are required to effect the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

Finally, our partnership agreement specifically permits our general partner to authorize the general partner of ARLP to limit or modify the incentive distribution rights held by us if our general partner determines that such limitation or modification does not adversely affect our limited partners in any material respect.

Opinion of Counsel and Unitholder Approval

Our general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in none of us, ARLP or ARLP’s intermediate or operating partnerships being treated as an entity for federal income tax purposes in connection with any of the amendments described under “—No Unitholder Approval.” No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units unless we first obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners. Any amendment that reduces the voting percentage required to take any action must be approved by the affirmative vote of limited partners constituting not less than the voting requirement sought to be reduced.

Merger, Sale or Other Disposition of Assets

Our partnership agreement generally prohibits our general partner, without the prior approval of a majority of our outstanding units, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, or approving on our behalf the sale, exchange or other disposition of all or substantially all of the assets of our subsidiaries. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without that approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without that approval.

If conditions specified in our partnership agreement are satisfied, our general partner may merge us or any of our subsidiaries into, or convey some or all of our assets to, a newly formed entity if the sole purpose of that merger or conveyance is to effect a mere change in our legal form into another limited liability entity. The unitholders are not entitled to dissenters’ rights of appraisal under our partnership agreement or applicable Delaware law in the event of a merger or consolidation, a sale of substantially all of our assets or any other transaction or event.

Termination or Dissolution

We will continue as a limited partnership until terminated under our partnership agreement. We will dissolve upon:

(1) the election of our general partner to dissolve us, if approved by the holders of a majority of our outstanding units, excluding those units held by our general partner and its affiliates;

(2) there being no limited partners, unless we are continued without dissolution in accordance with applicable Delaware law;

(3) the entry of a decree of judicial dissolution of our partnership; or

(4) the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or withdrawal or removal following approval and admission of a successor.

Upon a dissolution under clause (4) above, the holders of a majority of our outstanding units excluding any units held by our general partner and its affiliates, may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement by appointing a successor general partner an entity approved by the holders of a majority of our outstanding units, excluding those units held by our general partner and its affiliates, subject to receipt by us of an opinion of counsel to the effect that:

•	the action would not result in the loss of limited liability of any limited partner; and

•	none of our partnership nor the reconstituted limited partnership would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue.

Liquidation and Distribution of Proceeds

Upon our dissolution, unless we are reconstituted and continued as a new limited partnership, the liquidator authorized to wind up our affairs will, acting with all the powers of our general partner that the liquidator deems necessary or desirable in its good faith judgment, liquidate our assets. The proceeds of the liquidation will be applied as follows:

•	first, towards the payment of all of our creditors and the creation of a reserve for contingent liabilities; and

•	then, to all partners in accordance with the positive balance in the respective capital accounts.

Under some circumstances and subject to some limitations, the liquidator may defer liquidation or distribution of our assets for a reasonable period of time. If the liquidator determines that a sale would be impractical or would cause a loss to our partners, our general partner may distribute assets in kind to our partners.

Withdrawal or Removal of Our General Partner

Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to December 31, 2015 without obtaining the approval of a majority of our outstanding units, excluding those held by our general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after December 31, 2015, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of our partnership agreement. In addition, our general partner may withdraw without unitholder approval upon 90 days’ notice to our limited partners if at least 50% of our outstanding common units are held or controlled by one person and its affiliates other than our general partner and its affiliates.

Upon the voluntary withdrawal of our general partner, the holders of a majority of our outstanding units, excluding the units held by the withdrawing general partner and its affiliates, may elect a successor to the withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within 90 days after that withdrawal, the holders of a majority of our outstanding units, excluding the units held by the withdrawing general partner and its affiliates, agree to continue our business and to appoint a successor general partner.

Our general partner may not be removed unless that removal is approved by (i) the audit and conflicts committee of the general partner and (ii) not less than 66 2/3% of our outstanding units, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by a majority of our outstanding units, including those held by our general partner and its affiliates. The ownership of more than 33 1/3% of the outstanding units by our general partner and its affiliates would give it the practical ability to prevent its removal. Upon completion of this offering, management investors will own approximately 80.8% of the outstanding units.

In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.

Transfer of General Partner Interest

Except for transfer by our general partner of all, but not less than all, of its general partner interest in us to:

•	an affiliate of the general partner (other than an individual); or

•	another entity as part of the merger or consolidation of the general partner with or into another entity or the transfer by the general partner of all or substantially all of its assets to another entity, our general partner may not transfer all or any part of its general partner interest in us to another entity prior to December 31, 2015 without the approval of a majority of the common units outstanding, excluding common units held by our general partner and its affiliates. As a condition of this transfer, the transferee must assume the rights and duties of our general partner, agree to be bound by the provisions of the partnership agreement, and furnish an opinion of counsel regarding limited liability and tax matters.

Transfer of Ownership Interests in Our General Partner

At any time, C-Holdings, LLC, as the sole member of our general partner, may sell or transfer all or part of its ownership interest in the general partner without the approval of our unitholders.

Change of Management Provisions

Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove our general partner as general partner or otherwise change management. If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from our general partner or its affiliates and any transferees of that person or group approved by our general partner.

Limited Call Right

If at any time our general partner and its affiliates hold more than 85% of the outstanding limited partner interests of any class, our general partner will have the right, but not the obligation, which it may assign in whole or in part to any of its affiliates or us, to acquire all, but not less than all, of the remaining limited partner interests of the class held by unaffiliated persons as of a record date to be selected by our general partner, on at least ten but not more than 60 days’ notice. The purchase price in the event of this purchase is the greater of:

•	the highest cash price paid by either our general partner or any of its affiliates for any limited partners interests of the class purchased within the 90 days preceding the date our general partner first mails notice of its election to purchase the limited partner interests; and

•	the current market price of the limited partner interests of the class as of the date three days prior to the date that notice is mailed.

As a result of our general partner’s right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at an undesirable time or price. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his units in the market. Please read “Material Tax Consequences—Disposition of Units.”

Upon completion of this offering, the management investors will own 42,150,000 of our common units, representing approximately 80.8% of our outstanding common units.

Meetings; Voting

Except as described below regarding a person or group owning 20% or more of units then outstanding, unitholders on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited. Units that are owned by non-citizen assignees will be voted by our general partner and our general partner will distribute the votes on those units in the same ratios as the votes of limited partners on other units are cast.

Our general partner does not anticipate that any meeting of unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by our unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units as would be necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

Each record holder of a unit has a vote according to his percentage interest in us, although additional limited partner interests having special voting rights could be issued. Please read “—Issuance of Additional Securities” above. However, if at any time any person or group, other than our general partner and its affiliates, or a direct or subsequently approved transferee of our general partner or its affiliates, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of units under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Status as Limited Partner

By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the transferred units when such transfer and admission is reflected in our books and records. Except as described under “—Limited Liability,” the common units will be fully paid, and unitholders will not be required to make additional contributions.

Non-Citizen Assignees; Redemption

If we are or become subject to federal, state or local laws or regulations that, in the reasonable determination of our general partner, create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any limited partner, we may redeem the units held by the limited partner at their current market price. In order to avoid any cancellation or forfeiture, our general partner may require each limited partner to furnish information about his nationality, citizenship or related status. If a limited partner fails to furnish information about his nationality, citizenship or other related status within 30 days after a request for the information or our general partner determines after receipt of the information that the limited partner is not an eligible citizen, the limited partner may be treated as a non-citizen assignee. A non-citizen assignee is entitled to an interest equivalent to that of a limited partner for the right to share in allocations and distributions from us, including liquidating distributions. A non-citizen assignee does not have the right to direct the voting of his units and may not receive distributions in kind upon our liquidation.

Indemnification

Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

(1) our general partner;

(2) any departing general partner;

(3) any person who is or was an affiliate of our general partner or any departing general partner;

(4) any person who is or was an officer, director, member, partner, fiduciary or trustee of any entity described in (1), (2) or (3) above;

(5) any person who is or was serving as an officer, director, member, partner, fiduciary or trustee of another person at the request of the general partner or any departing general partner; and

(6) any person designated by our general partner.

Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees, our general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under the partnership agreement.

Reimbursement of Expenses

Our partnership agreement requires us to reimburse our general partner for all direct and indirect expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. The general partner is entitled to determine in good faith the expenses that are allocable to us.

Books and Reports

Our general partner is required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our fiscal year is the calendar year.

We will furnish or make available to record holders of units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 90 days after the close of each quarter.

We will furnish each record holder of a unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns, regardless of whether he supplies us with information.

Right to Inspect Our Books and Records

A limited partner can, for a purpose reasonably related to the limited partner’s interest as a limited partner, upon reasonable demand stating the purpose of such demand and at his own expense, obtain:

•	a current list of the name and last known address of each partner;

•	a copy of our tax returns;

•	information as to the amount of cash and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner;

•	copies of our partnership agreement, our certificate of limited partnership, amendments to either of them and powers of attorney which have been executed under our partnership agreement;

•	information regarding the status of our business and financial condition; and

•	any other information regarding our affairs as is just and reasonable.

Our general partner may, and intends to, keep confidential from the limited partners trade secrets and other information the disclosure of which our general partner believes in good faith is not in our best interest or which we are required by law or by agreements with third parties to keep confidential.

Registration Rights

Under our partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any units or other partnership securities proposed to be sold by our general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions. Please read “Units Eligible for Future Sale.”

ALLIANCE RESOURCE PARTNERS, L.P.’S CASH DISTRIBUTION POLICY

Following is a description of the relative rights and preferences of holders of ARLP’s common units and ARLP’s general partners in and to cash distributions.

Distributions of Available Cash

General.    ARLP distributes all of its “available cash” to its unitholders and its general partner within 45 days following the end of each fiscal quarter.

Definition of Available Cash.    Available cash of ARLP is defined in ARLP’s partnership agreement and generally means, with respect to any fiscal quarter, all cash on hand at the end of such quarter:

•	less the amount of cash reserves that are necessary or appropriate in the reasonable discretion of the managing general partner of ARLP to:

•	provide for the proper conduct of its business;

•	comply with applicable law or any debt instrument or other agreement; or

•	provide funds for distributions to ARLP’s unitholders and its general partners in respect of any one or more of the next four quarters;

•	plus all of ARLP’s cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings of ARLP made after the end of the quarter. Working capital borrowings are generally borrowings that are made under ARLP’s credit facilities and in all cases are used solely for working capital purposes or to pay distributions to ARLP’s partners.

Operating Surplus and Capital Surplus

General.    All cash distributed to ARLP’s unitholders is characterized as distributions from either “operating surplus” or “capital surplus.” ARLP distributes available cash from operating surplus differently than its available cash from capital surplus.

Definition of Operating Surplus.    ARLP’s operating surplus for any period generally means:

•	its cash balance on the closing date of its initial public offering in 1999; plus

•	$20.0 million (as described below); plus

•	all of ARLP’s cash receipts since the closing of its initial public offering, excluding cash from borrowings that are not working capital borrowings, sales of equity and debt securities and sales or other dispositions of assets outside the ordinary course of business; less

•	all of ARLP’s operating expenses (other than reclamation and mine closing costs) after the closing of its initial public offering, including the repayment of working capital borrowings and maintenance capital expenditures; less

•	the amount of ARLP’s cash reserves that the managing general partner of ARLP deems necessary or advisable to provide funds for future operating expenditures.

Definition of Capital Surplus. Generally, ARLP’s capital surplus will be generated only by:

•	borrowings other than working capital borrowings;

•	sales of ARLP’s of debt and equity securities; and

•	ARLP’s sales or other disposition of assets for cash, other than inventory, accounts receivable and other current assets sold in the ordinary course of business or as part of normal retirements or replacements of assets.

Characterization of Cash Distributions.    ARLP treats all of its available cash distributed as coming from its operating surplus until the sum of all available cash distributed since it began operations equals the operating surplus as of the end of the quarter before the distribution. ARLP treats any amount distributed in excess of operating surplus, regardless of its source, as capital surplus. As reflected above, operating surplus includes $20.0 million in addition to its cash balance on the closing date of its initial public offering in 1999, cash receipts from its operations and cash from working capital borrowings. This amount does not reflect actual cash on hand that is available for distribution to its unitholders. Rather, it is a provision that will enables ARLP, if it chooses, to distribute as operating surplus up to $50.0 million of cash we receive in the future from non-operating sources, such as asset sales, issuances of securities, and long-term borrowings, that would otherwise be distributed as capital surplus. ARLP has not made, and does not anticipate that it will make, any distributions from capital surplus.

Incentive Distribution Rights

ARLP’s incentive distribution rights represent the contractual right to receive a specified percentage of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution has been paid by ARLP. Please read “—Distributions of Available Cash from Operating Surplus” below. ARLP’s managing general partner owns all of the incentive distribution rights.

Distributions of Available Cash from Operating Surplus

ARLP is required to make distributions of its available cash from operating surplus for any quarter in the following manner:

•	First, 98% to all unitholders of ARLP, in accordance with their percentage interests, and 2% to the general partners, until each outstanding unit has received $0.275 per unit for such quarter (the “minimum quarterly distribution”);

•	Second, 85% to all unitholders of ARLP, in accordance with their percentage interests, 2% to the general partners, pro rata, and 13% to the managing general partner until each outstanding unit has received $0.3125 per unit for such quarter (the “second target cash distribution”);

•	Third, 75% to all unitholders of ARLP, in accordance with their percentage interests, 2% to the general partners, pro rata, and 23% to the managing general partner until each outstanding unit has received $0.375 per unit for such quarter (the “third target cash distribution”); and

•	Thereafter, 50% to all unitholders of ARLP, in accordance with their percentage interests, 2% to the general partners, pro rata, and 48% to the managing general partner.

Distributions of Available Cash from Capital Surplus

ARLP will make distributions of its available cash from capital surplus, if any, in the following manner:

•	First, 98% to all of its unitholders, pro rata, and 2% to its general partners until ARLP distributes for each ARLP common unit, an amount of available cash from capital surplus equal to its initial public offering price;

•	Second, 98% to its common unitholders, pro rata, and 2% to its general partners, pro rata, until ARLP distributes for each ARLP common unit, an amount of available cash from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the common units; and

•	Thereafter, ARLP will make all distributions of its available cash from capital surplus as if they were from operating surplus.

ARLP’s partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from the initial public offering, which is a return of capital.

If ARLP combines its units into fewer units or subdivide its units into a greater number of units, ARLP will proportionately adjust its minimum quarterly distribution and its target cash distribution levels by multiplying each amount by a fraction. This fraction is determined as follows:

•	the numerator is the unrecovered initial public unit price of the common units immediately after giving effect to the repayment; and

•	the denominator is the unrecovered initial unit price of the common units immediately before the repayment.

The unrecovered initial unit price is generally the initial public offering price per unit less any distributions from capital surplus.

A “payback” of the unit price from the initial public offering occurs when the unrecovered initial unit price of the common units is zero. At that time, the minimum quarterly distribution and the target distribution levels each will have been reduced to zero. All distributions of available cash from all sources after that time will be treated as if they were from operating surplus. Because the minimum quarterly distribution and the target distribution levels will have been reduced to zero, ARLP’s managing general partner, in its capacity as holder of the incentive distribution rights, will then be entitled to receive 48% of all distributions of available cash. This is in addition to any distributions to which it may be entitled as a holder of units or its general partner interest.

Distributions from capital surplus will not reduce the minimum quarterly distribution or target distribution levels for the quarter in which they are distributed. ARLP does not anticipate that there will be significant distributions from capital surplus.

For example, if a two-for-one split of the common units of ARLP should occur, the unrecovered initial unit price of ARLP would each be reduced to 50% of its initial level. ARLP will not make any adjustment by reason of its issuance of additional units for cash or property.

ARLP may also adjust the minimum quarterly distribution and target distribution levels if legislation is enacted or if existing law is modified or interpreted in a manner that causes ARLP, its intermediate partnership or its operating subsidiary to become taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes. In this event, the minimum quarterly distribution and target distribution levels for each quarter after that time would be reduced to amounts equal to the product of:

(1) the minimum quarterly distribution and each of the target distribution levels; multiplied by

(2) one minus the sum of:

(x) the highest marginal federal corporate income tax rate which could apply; plus

(y) any increase in the effective overall state and local income tax rate that would have been applicable to ARLP, the intermediate partnership or the operating subsidiary in the preceding calendar year as a result of the new imposition of the entity level tax, after taking into account the benefit of any deduction allowable for federal income tax purposes for the payment of state and local income taxes, but only to the extent of the increase in rates resulting from that legislation or interpretation.

Distributions of Cash Upon Liquidation

General.    Following the beginning of ARLP’s dissolution and during the process of selling all of its assets, ARLP will sell or otherwise dispose of assets and the partners’ capital account balances will be adjusted to reflect any resulting gain or loss. ARLP’s dissolution and the process of selling all of its assets is referred to as “liquidation.” The proceeds of liquidation will first be applied to the payment of ARLP’s creditors in the order of priority provided in the partnership agreement and by law. After that, ARLP will distribute the proceeds to the unitholders and its general partners in accordance with their capital account balances, as so adjusted.

Any further net gain recognized upon liquidation will be allocated in a manner that takes into account the incentive distribution rights of ARLP’s managing general partner.

Manner of Adjustments for Gain.    The manner of the adjustment for gain is set forth in ARLP’s partnership agreement in the following manner:

•	First, to the general partners and the holders of units of ARLP who have negative balances in their capital accounts to the extent of and in proportion to those negative balances;

•	Second, 98% to the common unitholders of ARLP, pro rata, and 2% to the general partners of ARLP, until the capital account for each common unit is equal to the sum of:

•	its unrecovered initial unit price for that common unit; plus

•	the amount of the minimum quarterly distribution of ARLP for the quarter during which its liquidation occurs;

•	Third, 98% to all unitholders of ARLP, pro rata, and 2% to the general partners of ARLP, until it allocates under this paragraph an amount per ARLP unit equal to:

•	the sum of the excess of the first target cash distribution per ARLP unit over the minimum quarterly distribution per ARLP unit for each quarter of ARLP’s existence; less

•	the cumulative amount per ARLP unit of any distributions of ARLP’s available cash from operating surplus in excess of the minimum quarterly distribution per ARLP unit that it distributed 98% to its unitholders, pro rata, and 2% to its general partners, pro rata, for each quarter of its existence;

•	Fourth, 85% to all unitholders of ARLP, pro rata, 13% to the managing general partner and 2% to the general partners of ARLP, pro rata, until ARLP allocates under this paragraph an amount per ARLP unit equal to:

•	the sum of the excess of the second target cash distribution per ARLP unit over the first target cash distribution per ARLP unit for each quarter of ARLP’s existence; less

•	the cumulative amount per ARLP unit of any distributions of ARLP’s available cash from operating surplus in excess of the first target cash distribution per ARLP unit that it distributed 85% to the unitholders of ARLP, pro rata, 13% to the holders of the incentive distribution rights of ARLP, pro rata, and 2% to the general partners of ARLP, pro rata, for each quarter of its existence;

•	Fifth, 75% to all unitholders of ARLP, pro rata, 23% to the managing general partner and 2% to the general partners of ARLP, pro rata, until ARLP allocates under this paragraph an amount per ARLP unit equal to:

•	the sum of the excess of the third target cash distribution per ARLP unit over the second target cash distribution per ARLP unit for each quarter of its existence; less

•	the cumulative amount per ARLP unit of any distributions of ARLP’s available cash from operating surplus in excess of the second target cash distribution per ARLP unit that it distributed 75% to the unitholders of ARLP, pro rata, 23% to the holders of the incentive distribution rights of ARLP, pro rata, and 2% to the general partners, pro rata, of ARLP for each quarter of its existence; and

•	Thereafter, 50% to all unitholders of ARLP, pro rata, 48% to the holders of the managing general partner and 2% to the general partners of ARLP, pro rata.

Manner of Adjustments for Losses.    Upon ARLP’s liquidation, ARLP will generally allocate any loss to its general partner and its unitholders in the following manner:

•	First, 98% to the holders of common units of ARLP in proportion to the positive balances in their capital accounts and 2% to the general partners of ARLP, pro rata, until the capital accounts of the common unitholders of ARLP have been reduced to zero; and

•	Second, thereafter, 100% to the general partners of ARLP, pro rata.

Adjustments to Capital Accounts upon the Issuance of Additional Units.    ARLP will make adjustments to its capital accounts upon its issuance of additional units. These adjustments will be based on the fair market value of the interests or the property distributed. ARLP will allocate any gain or loss resulting from the adjustments to the unitholders and the general partners in the same manner as gain or loss is allocated upon liquidation. In the event that positive interim adjustments are made to the capital accounts, any later negative adjustments to the capital accounts resulting from the issuance of additional Alliance Resource Partners’ interests, ARLP’s distributions of property or upon our liquidation, will be allocated in a manner which results, to the extent possible, in the capital account balances of the general partners’ capital account balances if no earlier positive adjustments to the capital accounts have been made.

MATERIAL PROVISIONS OF

ALLIANCE RESOURCE PARTNERS, L.P.’S PARTNERSHIP AGREEMENT

The following is a summary of material provisions of ARLP’s partnership agreement. For more information on distributions of ARLP’s available cash, please read “Alliance Resource Partners’ Cash Distribution Policy.”

Purpose

ARLP’s purpose under its partnership agreement is to serve as a partner of ARLP’s intermediate partnership and engage in any business activities that may be engaged in its intermediate partnership or that is approved by its managing general partner. The partnership agreement of its intermediate partnership provides that it may, directly or indirectly, engage in:

•	its operations as conducted immediately before our initial public offering;

•	any other activity approved by the managing general partner to the extent the managing general partner reasonably determines that the activity generates “qualifying income” as this term is defined in Section 7704 of the Internal Revenue Code; or

•	any activity that enhances the operations of an activity described above.

Power of Attorney

Each limited partner, and each person who acquires a unit from a unitholder and executes and delivers a transfer application, grants to ARLP’s managing general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for ARLP’s qualification, continuance or dissolution. The power of attorney also grants the authority for the amendment of, and to make consents and waivers under, ARLP’s partnership agreement.

Reimbursements of ARLP’s Managing General Partner

ARLP’s managing general partner does not receive any compensation for its services as ARLP’s managing general partner. It is, however, entitled to be reimbursed for all of its costs incurred in managing and operating ARLP’s business. ARLP’s partnership agreement provides that its managing general partner will determine the expenses that are allocable to us in any reasonable manner determined by its managing general partner in its sole discretion.

Issuance of Additional Securities

ARLP’s partnership agreement authorizes it to issue an unlimited number of additional limited partner interests and other equity securities for the consideration and on the terms and conditions established by its managing general partner in its sole discretion, without the approval of any limited partners.

It is possible that ARLP will fund acquisitions through the issuance of additional common units or other equity securities. Holders of any additional common units ARLP issues will be entitled to share equally with the then-existing holders of its common units in its cash distributions. In addition, the issuance of additional partnership interests may dilute the value of the interests of the then-existing holders of common units in ARLP’s net assets.

In accordance with Delaware law and the provisions of its partnership agreement, ARLP may also issue additional partnership securities that, in the sole discretion of its managing general partner, may have special voting rights to which common units are not entitled.

ARLP’s general partners will have the right, which they may from time to time assign in whole or in part to any of their affiliates, to purchase ARLP’s common units or other equity securities whenever, and on the same terms that, ARLP issues those securities to persons other than its general partner and their affiliates, to the extent necessary to maintain their percentage interests, that existed immediately prior to each issuance. The holders of ARLP’s common units will not have preemptive rights to acquire additional common units or other partnership interests.

Amendments to ARLP’s Partnership Agreement

Amendments to ARLP’s partnership agreement may be proposed only by, or with the consent of, ARLP’s managing general partner. In general, proposed amendments must be approved by holders of at least a majority of ARLP’s outstanding units. Any amendment that materially and adversely affects the rights or preferences of any type or class of outstanding units in relation to other classes or units will require the approval of at least a majority of the type or class of units so affected. Any amendment that reduces the voting percentage required to take any action is required to be approved by the affirmative vote of limited partners constituting not less than the voting requirement sought to be reduced. However, in some circumstances, more particularly described in ARLP’s partnership agreement, ARLP’s managing general partner may make amendments to ARLP’s partnership agreement without the approval of ARLP’s limited partners or assignees:

Liquidation and Distribution of Proceeds

Upon ARLP’s dissolution, unless it is reconstituted and continued as a new limited partnership, the person authorized to wind up ARLP’s affairs (the liquidator) will, acting with all the powers of ARLP’s managing general partner that the liquidator deems necessary or desirable in its good faith judgment, liquidate ARLP’s assets. The proceeds of the liquidation will be applied as follows:

•	first, towards the payment of all of ARLP’s creditors and the creation of a reserve for contingent liabilities; and

•	then, to all partners in accordance with the positive balance in the respective capital accounts.

Under some circumstances and subject to some limitations, the liquidator may defer liquidation or distribution of ARLP’s assets for a reasonable period of time. If the liquidator determines that a sale would be impractical or would cause a loss to ARLP’s partners, ARLP’s managing general partner may distribute assets in kind to ARLP’s partners.

Withdrawal or Removal of ARLP’s General Partners; Transfer of the Ownership of the General Partners

ARLP’s managing general partner has agreed not to withdraw voluntarily as ARLP’s or its intermediate partnership’s managing general partner or as the managing member of ARLP’s operating subsidiary prior to September 30, 2009 without obtaining the approval of the holders of a majority of ARLP’s outstanding common units, excluding those held by ARLP’s general partners and their affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters.

On or after September 30, 2009, ARLP’s managing general partner may withdraw as managing general partner without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of ARLP’s partnership agreement. In addition, ARLP’s managing general partner may withdraw without unitholder approval upon 90 days’ notice to ARLP’s limited partners if at least 50% of ARLP’s outstanding common units are held or controlled by one person and its affiliates other than its general partner and its affiliates. ARLP’s special general partner may withdraw as a general partner without unitholder approval at any time upon 90 days’ written notice and furnishing an opinion of counsel regarding limited liability and tax matters. If ARLP’s special general partner is removed or withdraws and no successor is appointed, the managing general partner will continue ARLP’s business.

Upon the voluntary withdrawal of ARLP’s managing general partner, the holders of a majority of ARLP’s outstanding common units may elect a successor to that withdrawing managing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, ARLP will be dissolved, wound up and liquidated, unless within 180 days after that withdrawal, the holders of a majority of its outstanding units agree to continue ARLP’s business and to appoint a successor managing general partner.

Neither of ARLP’s general partners may be removed unless that removal is approved by the vote of the holders of not less than two-thirds of ARLP’s outstanding units, including units held by its general partners and their affiliates, and ARLP receives an opinion of counsel regarding limited liability and tax matters. Any removal of ARLP’s managing general partner is also subject to the approval of a successor managing general partner by the vote of the holders of a majority of ARLP’s outstanding common units, including those held by its general partner and its affiliates.

While ARLP’s partnership agreement limits the ability of ARLP’s general partners to withdraw, it allows either general partner to transfer its general partner interest to an affiliate or to a third party in conjunction with a merger or sale of all or substantially all of the assets of ARLP’s general partners. In addition, ARLP’s partnership agreement expressly permits the sale, in whole or in part, of the ownership of ARLP’s general partners. ARLP’s special general partner may also transfer, in whole or in part, the common units it owns. ARLP’s managing general partner may transfer, with minor limitations, the incentive distribution rights to an affiliate or another person as part of its merger or consolidation with or into, or sale of all or substantially all of its assets to, that person without the prior approval of unitholders.

Change of Management Provisions

ARLP’s partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove ARLP’s managing general partner or otherwise change management.

Limited Call Right

If at any time ARLP’s general partners and their affiliates own 80% or more of the issued and outstanding limited partner interests of any class, its managing general partner will have the right to acquire all, but not less than all, of the outstanding limited partner interests of that class that are held by non-affiliated persons. The record date for determining ownership of the limited partner interests would be selected by ARLP’s managing general partner on at least 10 but not more than 60 days’ notice. The purchase price in the event of a purchase under these provisions would be the greater of (i) the current market price (as defined in ARLP’s partnership agreement) of the limited partner interests of the class as of the date three days prior to the mailing of written notice of its election to purchase the units and (ii) the highest cash price paid by either of ARLP’s general partners or any of their affiliates for any limited partner interests of the class purchased within the 90 days preceding the date ARLP’s managing general partner mails notice of its election to purchase the units.

Indemnification

Under its partnership agreement, in most circumstances, ARLP will indemnify:

•	ARLP’s general partners;

•	any departing general partner;

•	any person who is or was an affiliate of a general partner or any departing general partner;

•	any person who is or was a member, partner, officer, director, employee, agent or trustee of a general partner or any departing general partner or any affiliate of a general partner or any departing general partner; or

•	any person who is or was serving at the request of a general partner or any departing general partner or an affiliate of a general partner or any departing general partner as an officer, director, employee, member, partner, agent or trustee of another person.

Any indemnification under these provisions will only be out of ARLP’s assets. ARLP’s general partners shall not be personally liable for, or have any obligation to contribute or loan funds or assets to ARLP to enable ARLP to effectuate any indemnification. ARLP is authorized to purchase insurance against liabilities asserted against and expenses incurred by persons for its activities, regardless of whether it would have the power to indemnify the person against liabilities under its partnership agreement.

Registration Rights

Under its partnership agreement, ARLP has agreed to register for resale under the Securities Act and applicable state securities laws any common units or other partnership securities proposed to be sold by its general partners or any of their affiliates or their assignees if an exemption from the registration requirements is not otherwise available. ARLP is obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions.

UNITS ELIGIBLE FOR FUTURE SALE

After the sale of the units offered by this prospectus, the management investors will hold an aggregate 42,150,000 of our units, representing approximately 80.8% of our outstanding units. The sale of these units could have an adverse impact on the price of the units or on any trading market that may develop.

The units sold in this offering will generally be freely transferable without restriction or further registration under the Securities Act, except that any units held by an “affiliate” of ours may not be resold publicly except in compliance with the registration requirements of the Securities Act or under an exemption under Rule 144 or otherwise. Rule 144 permits securities acquired by an affiliate of the issuer to be sold into the market in an amount that does not exceed, during any three-month period, the greater of:

•	1% of the total number of the securities outstanding; or

•	the average weekly reported trading volume of the units for the four calendar weeks prior to the sale.

Sales under Rule 144 are also subject to specific manner of sale provisions, holding period requirements, notice requirements, and the availability of current public information about us. A person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned his units for at least two years, would be entitled to sell units under Rule 144 without regard to the current public information requirements, volume limitations, manner of sale provisions, and notice requirements of Rule 144.

The partnership agreement provides that we may issue an unlimited number of partnership securities without a vote of the unitholders. Such units may be issued on the terms and conditions established by our general partner. Any issuance of additional units would result in a corresponding decrease in the proportionate ownership interest in us represented by, and could adversely affect the cash distributions to, and market price of, units then outstanding. Please read “Description of Our Partnership Agreement—Issuance of Additional Securities.”

Under the partnership agreement, our general partner and its affiliates have the right to cause us to register under the Securities Act and applicable state securities laws the offer and sale of any units that they hold. Subject to the terms and conditions of the partnership agreement, these registration rights allow our general partner and its affiliates or their assignees holding any units to require registration of any of these units and to include any of these units in a registration by us of other units, including units offered by us or by any unitholder. Our general partner will continue to have these registration rights for two years following its withdrawal or removal as our general partner. In connection with any registration of this kind, we will indemnify each unitholder participating in the registration and its officers, directors, and controlling persons from and against any liabilities under the Securities Act or any applicable state securities laws arising from the registration statement or prospectus. We will bear all costs and expenses incidental to any registration, excluding any underwriting discounts and commissions. Except as described below, our general partner and its affiliates may sell their units in private transactions at any time, subject to compliance with applicable laws.

We, certain of our affiliates, the management investors, the executive officers and directors of our general partner and participants in our directed unit program have agreed not to sell any units they beneficially own for a period of 180 days (or 90 days for participants in our directed unit program who are not executive officers or directors of our general partner) from the date of this prospectus. Please read “Underwriting” for a description of these lock-up provisions.

MATERIAL TAX CONSEQUENCES

This section is a discussion of the material tax considerations that may be relevant to prospective unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, is the opinion of Vinson & Elkins L.L.P., tax counsel to the general partner and us, insofar as it relates to matters of United States federal income tax law and legal conclusions with respect to those matters. This section is based upon current provisions of the Internal Revenue Code, existing and proposed regulations and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to “us” or “we” are references to Alliance Holdings GP.

The following discussion does not comment on all federal income tax matters affecting us or the unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, nonresident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts (IRAs), real estate investment trusts (REITs) or mutual funds. Accordingly, we urge each prospective unitholder to consult, and depend on, his own tax advisor in analyzing the federal, state, local and foreign tax consequences particular to him of the ownership or disposition of units.

All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Vinson & Elkins L.L.P. and are based on the accuracy of the representations made by us.

No ruling has been or will be requested from the IRS regarding any matter affecting us or prospective unitholders. Instead, we will rely on opinions of Vinson & Elkins L.L.P. Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made here may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for our units and the prices at which our units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to our unitholders and our general partner and thus will be borne indirectly by our unitholders and our general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

For the reasons described below, Vinson & Elkins L.L.P. has not rendered an opinion with respect to the following specific federal income tax issues: (1) the treatment of a unitholder whose units are loaned to a short seller to cover a short sale of units (please read “—Tax Consequences of Unit Ownership—Treatment of Short Sales”); (2) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “—Disposition of Units—Allocations Between Transferors and Transferees”); and (3) whether our method for depreciating Section 743 adjustments is sustainable in certain cases (please read “—Tax Consequences of Unit Ownership—Section 754 Election”).

Partnership Status

A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable unless the amount of cash distributed is in excess of the partner’s adjusted basis in his partnership interest.

Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes income and gains derived from mining, transportation and marketing of coal and our allocable share of such income from ARLP. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than         % of our current income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and the general partner and a review of the applicable legal authorities, Vinson & Elkins L.L.P. is of the opinion that at least 90% of our current gross income constitutes qualifying income.

No ruling has been or will be sought from the IRS and the IRS has made no determination as to our status for federal income tax purposes or whether our operations generate “qualifying income” under Section 7704 of the Internal Revenue Code. Moreover, no ruling has been or will be sought from the IRS and the IRS has made no determination as to ARLP’s status for federal income tax purposes or whether its operations generate “qualifying income” under Section 7704 of the Internal Revenue Code. Instead, we will rely on the opinion of Vinson & Elkins L.L.P. that, based upon the Internal Revenue Code, its regulations, published revenue rulings and court decisions and the representations described below, we will be classified as a partnership.

In rendering its opinion, Vinson & Elkins L.L.P. has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which Vinson & Elkins L.L.P. has relied are:

•	Neither we, nor ARLP, will elect to be treated as a corporation; and

•	For each taxable year, more than 90% of our gross income will be income that Vinson & Elkins L.L.P. has opined or will opine is “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code.

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery, we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

If we were taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to the unitholders, and our net income would be taxed to us at corporate rates. Moreover, if ARLP were taxable as a corporation in any given year, our share of ARLP’s items of income, gain, loss and deduction would not be passed through to us, and ARLP would pay tax on its income at corporate rates. In addition, any distribution made to a unitholder would be treated as either taxable dividend income, to the extent of our current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder’s tax basis in his units, or taxable capital gain, after the unitholder’s tax basis in his units is reduced to zero. Accordingly, taxation of either us or ARLP as a corporation would result in a material reduction in a unitholder’s cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

The discussion below is based on Vinson & Elkins L.L.P.’s opinion that we and ARLP will be classified as a partnership for federal income tax purposes.

Limited Partner Status

Unitholders who have become limited partners of Alliance Holdings GP will be treated as partners of Alliance Holdings GP for federal income tax purposes. Also:

•	assignees who have executed and delivered transfer applications, and are awaiting admission as limited partners; and

•	unitholders whose units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their units will be treated as partners of Alliance Holdings GP for federal income tax purposes. As there is no direct authority addressing assignees of units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, Vinson & Elkins L.L.P.’s opinion does not extend to these persons. Furthermore, a purchaser or other transferee of units who does not execute and deliver a transfer application may not receive some federal income tax information or reports furnished to record holders of units unless the units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those units.

A beneficial owner of units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes. Please read “—Tax Consequences of Unit Ownership—Treatment of Short Sales.”

Income, gains, deductions or losses would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore be fully taxable as ordinary income. These holders are urged to consult their own tax advisors with respect to their status as partners in Alliance Holdings GP for federal income tax purposes.

Tax Consequences of Unit Ownership

Flow-through of Taxable Income.    We will not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether corresponding cash distributions are received by him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year ending with or within his taxable year. Our taxable year ends on December 31.

Treatment of Distributions.    Distributions by us to a unitholder generally will not be taxable to the unitholder for federal income tax purposes to the extent of his tax basis in his units immediately before the distribution. Our cash distributions in excess of a unitholder’s tax basis generally will be considered to be gain from the sale or exchange of the units, taxable in accordance with the rules described under “—Disposition of Units” below. Any reduction in a unitholder’s share of our liabilities for which no partner, including the general partner, bears the economic risk of loss, known as “nonrecourse liabilities,” will be treated as a distribution of cash to that unitholder. To the extent our distributions cause a unitholder’s “at risk” amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read “—Limitations on Deductibility of Losses.”

A decrease in a unitholder’s percentage interest in us because of our issuance of additional units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his units, if the distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation recapture, and/or substantially appreciated “inventory items,” both as defined in the Internal Revenue Code, and collectively, “Section 751 Assets.” To that extent, he will be treated as having been distributed his proportionate share of the Section 751 Assets and having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder’s realization of ordinary income, which will equal the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder’s tax basis for the share of Section 751 Assets deemed relinquished in the exchange.

Ratio of Taxable Income to Distributions.    We estimate that a purchaser of units in this offering who owns those units from the date of closing of this offering through the record date for distributions for the period ending                                         , will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be         % or less of the cash distributed with respect to that period. We anticipate that after the taxable year ending                                         , the ratio of allocable taxable income to cash distributions to the unitholders will increase. Our ratio of taxable income to cash distributions will be much greater than the ratio applicable to holders of common units in ARLP because remedial allocations of deductions to us from ARLP will be very limited and our ownership of incentive distribution rights will cause more taxable income to be allocated to us from ARLP. Moreover, if ARLP is successful in increasing distributable cash flow over time, our income allocations from incentive distribution rights will increase, and, therefore, our ratio of taxable income to cash distributions will further increase. These estimates are based upon the assumption that the current rate of distributions from ARLP will approximate the amount required to make a quarterly distribution of $0.165 per common unit and other assumptions with respect to capital expenditures, cash flow, net working capital and anticipated cash distributions. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, competitive and political uncertainties beyond our control. Further, the estimates are based on current tax law and tax reporting positions that we will adopt and with which the IRS could disagree. Accordingly, we cannot assure you that these estimates will prove to be correct. The actual ratio of taxable income to distributions could be higher or lower than our estimate of         %, and any differences could be material and could materially affect the value of the units. For example, the ratio of allocable taxable income to cash distributions to a purchaser of common units in this offering will be greater than         % with respect to the period described above if:

•	ARLP’s gross income from operations exceeds the amount required to make the minimum quarterly distribution on all ARLP’s units, yet ARLP only distributes the minimum quarterly distribution on all its units or

•	ARLP makes a future offering of common units and uses the proceeds of the offering in a manner that does not produce substantial additional deductions during the period described above, such as to repay indebtedness outstanding at the time of this offering or to acquire property that is not eligible for depreciation or amortization for federal income tax purposes or that is depreciable or amortizable at a rate significantly slower than the rate applicable to ARLP’s assets at the time of this offering.

Basis of Units.    A unitholder’s initial tax basis for his units will be the amount he paid for the units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions from us, by the unitholder’s share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have no share of our debt that is recourse to the general partner, but will have a share, generally based on his share of profits, of our nonrecourse liabilities. Please read “—Disposition of Units—Recognition of Gain or Loss.”

Limitations on Deductibility of Losses.    The deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder or a corporate unitholder, if more than 50% of the value of the corporate unitholder’s stock is owned directly or indirectly by five or fewer individuals or some tax-exempt organizations, to the amount for which the unitholder is considered to be “at risk” with respect to our activities, if that is less than his tax basis. A unitholder must recapture losses deducted in previous years to the extent that distributions cause his at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable to the extent that his tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss above that gain previously suspended by the at risk or basis limitations is no longer utilizable.

In general, a unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder’s at risk amount will increase or decrease as the tax basis of the unitholder’s units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

The passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally corporate or partnership activities in which the taxpayer does not materially participate, only to the extent of the taxpayer’s income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or investments in other publicly traded partnerships, or salary or active business income. Passive losses that are not deductible because they exceed a unitholder’s share of income we generate may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions, including the at risk rules and the basis limitation.

A unitholder’s share of our net income may be offset by any suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.

Limitations on Interest Deductions.    The deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness properly allocable to property held for investment;

•	our interest expense attributed to portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment. The IRS has indicated that net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders. In addition, the unitholder’s share of our portfolio income will be treated as investment income.

Entity Level Collections.    If we are required or elect under applicable law to pay any federal, state, local or foreign income tax on behalf of any unitholder or the general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the partner on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend the partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under the partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual partner in which event the partner would be required to file a claim in order to obtain a credit or refund.

Allocation of Income, Gain, Loss and Deduction.    In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among the general partner and the unitholders in accordance with their percentage interests in us. If we have a net loss for the entire year, that loss will be allocated first to the general partner and the unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts and, second, to the general partner.

Specified items of our income, gain, loss and deduction will be allocated to account for the difference between the tax basis and fair market value of our assets at the time of this offering, referred to in this discussion as “Contributed Property.” The effect of these allocations to a unitholder purchasing units in this offering will be essentially the same as if the tax basis of our assets were equal to their fair market value at the time of this offering. In addition, items of recapture income will be allocated to the extent possible to the partner who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner to eliminate the negative balance as quickly as possible.

An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Internal Revenue Code to eliminate the difference between a partner’s “book” capital account, credited with the fair market value of Contributed Property, and “tax” capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the “Book-Tax Disparity,” will generally be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner’s share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including:

•	his relative contributions to us;

•	the interests of all the partners in profits and losses;

•	the interest of all the partners in cash flow; and

•	the rights of all the partners to distributions of capital upon liquidation.

Vinson & Elkins L.L.P. is of the opinion that, with the exception of the issues described in “—Tax Consequences of Unit Ownership—Section 754 Election” and “—Disposition of Units—Allocations Between Transferors and Transferees,” allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction.

Treatment of Short Sales.    A unitholder whose units are loaned to a “short seller” to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be a partner for those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

•	any of our income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

•	any cash distributions received by the unitholder as to those units would be fully taxable; and

•	all of these distributions would appear to be ordinary income.

Vinson & Elkins L.L.P. has not rendered an opinion regarding the treatment of a unitholder where units are loaned to a short seller to cover a short sale of units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing their units. The IRS has announced that it is actively studying issues relating to the tax treatment of short sales of partnership interests. Please read “—Disposition of Units—Recognition of Gain or Loss.”

Alternative Minimum Tax.    Each unitholder will be required to take into account his distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for noncorporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

Tax Rates.    In general, the highest effective United States federal income tax rate for individuals is currently 35.0% and the maximum United States federal income tax rate for net capital gains of an individual is currently 15.0% if the asset disposed of was held for more than 12 months at the time of disposition.

Section 754 Election.    We will make the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS. The election will generally permit us to adjust a unit purchaser’s tax basis in our assets (“inside basis”) under Section 743(b) of the Internal Revenue Code to reflect his purchase price. This election does not apply to a person who purchases units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, a unitholder’s inside basis in our assets will be considered to have two components: (1) his share of our tax basis in our assets (“common basis”) and (2) his Section 743(b) adjustment to that basis.

Treasury regulations under Section 743 of the Internal Revenue Code require, if the remedial allocation method is adopted (which we will adopt), a portion of the Section 743(b) adjustment attributable to recovery property to be depreciated over the remaining cost recovery period for the Section 704(c) built-in gain. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code, rather than cost recovery deductions under Section 168, is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Under our partnership agreement, the general partner is authorized to take a position to preserve the uniformity of units even if that position is not consistent with these Treasury Regulations. Please read “—Uniformity of Units.”

Although Vinson & Elkins L.L.P. is unable to opine as to the validity of this approach because there is no clear authority on this issue, we intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of the property, or treat that portion as non-amortizable to the extent attributable to property the common basis of which is not amortizable. This method is consistent with the regulations under Section 743 of the Internal Revenue Code but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read “—Uniformity of Units.”

A Section 754 election is advantageous if the transferee’s tax basis in his units is higher than the units’ share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation and depletion deductions and his share of any gain or loss on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee’s tax basis in his units is lower than those units’ share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built-in loss immediately after the transfer or if we distribute property and have a substantial basis reduction. Generally, a built-in loss or a basis reduction is substantial if it exceeds $250,000.

The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets or the tangible assets owned by ARLP to goodwill instead. Goodwill, as an intangible asset, is generally amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year.    We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than one year of our income, gain, loss and deduction. Please read “—Disposition of Units—Allocations Between Transferors and Transferees.”

Tax Basis, Depreciation and Amortization.    The tax basis of our assets and ARLP’s assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The tax basis of our assets owned by us at the time of this offering will be greater to the extent such assets have been recently acquired. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to this offering will be borne by the unitholders immediately prior to this offering. Please read “—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction.”

To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets are placed in service. We are not entitled to any amortization deductions with respect to any goodwill we own at formation. Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

If we or ARLP dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own or ARLP owns will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in

us. Please read “—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction” and “—Disposition of Units—Recognition of Gain or Loss.”

The costs incurred in selling our units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us. The underwriting discounts and commissions we incur will be treated as syndication expenses.

Valuation and Tax Basis of Our Properties.    The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and the tax bases, of our assets and ARLP’s assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Coal Depletion.    In general, ARLP is entitled to depletion deductions with respect to coal mined from its underlying mineral property. ARLP generally is entitled to the greater of cost depletion limited to the basis of the property or percentage depletion based on the gross income of its property. The percentage depletion rate for coal is 10%.

Depletion deductions ARLP claims generally will reduce the tax basis of the underlying mineral property. Depletion deductions can, however, exceed the total tax basis of the mineral property. The excess of ARLP’s percentage depletion deductions over the adjusted tax basis of the property at the end of the taxable year is subject to tax preference treatment in computing the alternative minimum tax. Please read “—Tax Consequences of Unit Ownership—Alternative Minimum Tax.” Upon the disposition of the mineral property, a portion of the gain, if any, equal to the lesser of the deductions for depletion which reduce the adjusted tax basis of the mineral property plus deductible development and mining exploration expenses, or the amount of gain recognized upon the disposition, will be treated as ordinary income to ARLP and us. In addition, a corporate unitholder’s allocable share of our share of the amount allowable as a percentage depletion deduction for any property will be reduced by 20% of the excess, if any, of that partner’s allocable share of the amount of percentage depletion deductions for the taxable year over the adjusted tax basis of the mineral property as of the close of the taxable year.

Mining Exploration and Development Expenditures.    ARLP has elected to currently deduct mining exploration expenditures that it pays or incurs to determine the existence, location, extent or quality of coal deposits prior to the time the existence of coal in commercially marketable quantities has been disclosed.

Our share of amounts ARLP deducts for mine exploration expenditures must be recaptured and included in our taxable income at the time a mine reaches the production stage, unless ARLP elects to reduce future depletion deductions by the amount of that recapture. A mine reaches the producing stage when the major part of the coal production is obtained from working mines other than those opened for the purpose of development or the principal activity of the mine is the production of developed coal rather than the development of additional coal for mining. This recapture is accomplished through the disallowance of both cost and percentage depletion deductions on the particular mine reaching the producing stage. This disallowance of depletion deductions continues until the amount of adjusted exploration expenditures with respect to the mine have been fully recaptured. This recapture is not applied to the full amount of the previously deducted exploration expenditures. Instead, these expenditures are reduced by the amount of percentage depletion, if any, that was lost as a result of deducting these exploration expenditures.

ARLP will also generally deduct currently mine development expenditures incurred in making coal accessible for extraction, after the exploration process has disclosed the existence of coal in commercially marketable quantities. To increase the allowable percentage depletion deduction for a mine or mines, ARLP may however, elect to defer mine development expenses and deduct them on a ratable basis as the coal benefited by such expenses is sold. This election can be made on a mine-by-mine and year-by-year basis.

Mine exploration and development expenditures are subject to recapture as ordinary income to the extent of any gain upon a sale or other disposition of our property or of your common units. See “—Disposition of Common Units.” Corporate unitholders are subject to an additional rule that requires them to capitalize a portion of their otherwise deductible mine exploration and development expenditures. Corporate unitholders, other than some S corporations, are required to reduce their otherwise deductible exploration expenditures by 30%. These capitalized mine exploration and development expenditures must be amortized over a 60 month period, beginning in the month paid or incurred, using a straight-line method and may not be treated as part of the basis of the property for purposes of computing depletion.

When computing the alternative minimum tax, mine exploration and development expenditures are capitalized and deducted over a ten year period. Unitholders may avoid this alternative minimum tax adjustment of their mine exploration and development expenditures by electing to capitalize all or part of the expenditures and deducting them over ten years for regular income tax purposes. You may select the specific amount of these expenditures for which you wish to make this election.

Sales of Coal Reserves.    If any of ARLP’s coal reserves are sold or otherwise disposed of in a taxable transaction, ARLP will recognize gain or loss measured by the difference between the amount realized (including the amount of any indebtedness assumed by the purchaser upon such disposition or to which such property is subject) and the adjusted tax basis of the property sold. Generally, the character of any gain or loss recognized upon that disposition will depend upon whether the coal reserves or the mined coal sold are held by ARLP:

•	for sale to customers in the ordinary course of business (i.e., ARLP is a “dealer” with respect to that property),

•	for use in a trade or business within the meaning of Section 1231 of the Internal Revenue Code or

•	as a capital asset within the meaning of Section 1221 of the Internal Revenue Code.

In determining dealer status with respect to coal reserves and other types of real estate, the courts have identified a number of factors for distinguishing between a particular property held for sale in the ordinary course of business and one held for investment. Any determination must be based on all the facts and circumstances surrounding the particular property and sale in question.

ARLP intends to hold its coal reserves primarily for use in a trade or business. Although ARLP’s managing general partner may consider strategic sales of coal reserves consistent with achieving long-term capital appreciation, the managing general partner does not anticipate frequent sales. Thus, the managing general partner does not believe ARLP will be viewed as a dealer. However, in light of the factual nature of this question, we cannot assure you that ARLP will not be viewed by the IRS as a “dealer” in coal reserves.

If ARLP is not a dealer with respect to its coal reserves and ARLP has held the reserves for more than a one-year period primarily for use in its trade or business, the character of any gain or loss realized from a disposition of such coal reserves will be determined under Section 1231 of the Internal Revenue Code. If ARLP has not held the coal reserves for more than one year at the time of the sale, gain or loss from the sale will be taxable as ordinary income.

A unitholder’s distributive share of any Section 1231 gain or loss allocated to us will be aggregated with any other gains and losses realized by that unitholder from the disposition of property used in the trade or business, as defined in Section 1231(b) of the Internal Revenue Code, and from the involuntary conversion of such properties and of capital assets held in connection with a trade or business or a transaction entered into for profit for the requisite holding period. If a net gain results, all such gains and losses will be long-term capital gains and losses;

if a net loss results, all such gains and losses will be ordinary income and losses. Net Section 1231 gains will be treated as ordinary income to the extent of prior net Section 1231 losses of the taxpayer or predecessor taxpayer for the five most recent prior taxable years to the extent such losses have not previously been offset against Section 1231 gains. Losses are deemed recaptured in the chronological order in which they arose.

If ARLP is not a dealer with respect to its coal reserves and that property is not used in a trade or business, the coal reserves will be a “capital asset” within the meaning of Section 1221 of the Internal Revenue Code. ARLP will recognize gain or loss from the disposition of those coal reserves, which will be taxable as capital gain or loss, and the character of such capital gain or loss as long-term or short-term will be based upon our holding period in such property at the time of its sale. The requisite holding period for long-term capital gain is more than one year.

Upon a disposition of coal reserves, a portion of the gain, if any, equal to the lesser of (i) the depletion deductions that reduced the tax basis of the disposed mineral property plus deductible development and mining exploration expenses, or (ii) the amount of gain recognized on the disposition, will be treated as ordinary income to us.

Disposition of Units

Recognition of Gain or Loss.    Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder’s tax basis for the units sold. A unitholder’s amount realized will be measured by the sum of the cash or the fair market value of other property received by him plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder’s share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

Prior distributions from us in excess of cumulative net taxable income for a unit that decreased a unitholder’s tax basis in that unit will, in effect, become taxable income if the unit is sold at a price greater than the unitholder’s tax basis in that unit, even if the price received is less than his original cost.

Except as noted below, gain or loss recognized by a unitholder, other than a “dealer” in units, on the sale or exchange of a unit held for more than one year will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held more than 12 months will generally be taxed at a maximum rate of 15%. However, a portion of this gain or loss will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” we own or ARLP owns. The term “unrealized receivables” includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Deductions for mine exploration and development expenditures are also subject to recapture as ordinary income to the extent of any gain recognized on the sale of disposition of units. Net capital losses may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gains in the case of corporations.

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify units transferred with an ascertainable holding period to elect to use the actual holding period of the units transferred. Thus, according to the ruling, a unitholder will be unable to select high or low basis units to sell as would be the case with corporate stock, but, according to the regulations, may designate specific units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of units transferred must consistently use that identification method for all subsequent sales or exchanges of units. A unitholder considering the purchase of additional units or a sale of units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the regulations.

Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees.    In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month, which we refer to in this prospectus as the “Allocation Date.” However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

The use of this method may not be permitted under existing Treasury Regulations. Accordingly, Vinson & Elkins L.L.P. is unable to opine on the validity of this method of allocating income and deductions between unitholders. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder’s interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between unitholders, as well as unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

Notification Requirements.    A unitholder who sells any of his units, other than through a broker, generally is required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of units who purchases units is required to notify us in writing of that purchase within 30 days after the purchase, unless a broker or nominee will satisfy such requirement. We are required to notify the IRS of any such transfers of units and to furnish specified information to the transferor and transferee. Failure to notify us of a transfer of units may, in some cases, lead to the imposition of penalties.

Constructive Termination.    We will be considered to have been terminated for tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than 12 months of our taxable income or loss being includable in his taxable income for the year of termination. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

Uniformity of Units

Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the units. Please read “—Tax Consequences of Unit Ownership—Section 754 Election.”

We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of that property, or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable, consistent with the regulations under Section 743 of the Internal Revenue Code, even though that position may be inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. Please read “—Tax Consequences of Unit Ownership—Section 754 Election.” To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring units in the same month would receive depreciation and amortization deductions, whether attributable to a common basis or Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our property. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on the unitholders. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. Please read “—Disposition of Units—Recognition of Gain or Loss.”

Tax-Exempt Organizations and Other Investors

Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations and other foreign persons raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them.

Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to them.

Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of the ownership of units. As a consequence, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, we will withhold at the highest applicable effective tax rate from cash distributions made quarterly to foreign unitholders. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

In addition, because a foreign corporation that owns units will be treated as engaged in a United States trade or business, that corporation may be subject to the United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation’s “U.S. net equity,” which are effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

Under a published ruling of the IRS, the IRS has taken the position that a foreign unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized on the sale or disposition of that unit to the extent the gain is effectively connected with a United States trade or business of the foreign unitholder that is attributable to appreciated personal property. Moreover, a foreign unitholder is subject to federal income tax on gain realized on the sale or disposition of a unit to the extent that such gain is attributable to appreciated United States real property interests; however, a foreign unitholder will not be subject to federal income tax under this rule unless such foreign unitholder has owned more than 5% in value of our units during the five-year period ending on the date of the sale or disposition, provided the units are regularly traded on an established securities market at the time of the sale or disposition.

Administrative Matters

Information Returns and Audit Procedures.    We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine his share of income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor Vinson & Elkins L.L.P. can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability, and possibly may result in an audit of his return. Any audit of a unitholder’s return could result in adjustments not related to our returns as well as those related to our returns.

Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the “Tax Matters Partner” for these purposes. The partnership agreement names Alliance GP, LLC as our Tax Matters Partner.

The Tax Matters Partner will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Nominee Reporting.    Persons who hold an interest in us as a nominee for another person are required to furnish to us:

•	the name, address and taxpayer identification number of the beneficial owner and the nominee;

•	whether the beneficial owner is:

(1) a person that is not a United States person;

(2) a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

(3) a tax-exempt entity;

•	the amount and description of units held, acquired or transferred for the beneficial owner; and

•	specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Accuracy-related Penalties.    An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000. The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

(1) for which there is, or was, “substantial authority,” or

(2) as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

If any item of income, gain, loss or deduction included in the distributive shares of unitholders for a given year might result in that kind of an “understatement” of income relating to such a transaction for which no “substantial authority” exists, we will disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for penalties. More stringent rules would apply to an understatement of tax resulting from an ownership of units if we were classified as a “tax shelter.” We believe we will not be classified as a tax shelter.

A substantial valuation misstatement exists if the value of any property, or the adjusted basis of any property, claimed on a tax return is 200% or more of the amount determined to be the correct amount of the valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 400% or more than the correct valuation, the penalty imposed increases to 40%.

Reportable Transactions.    If we were to engage in a “reportable transaction,” we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction” or that it produces certain kinds of losses in excess of $2 million. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly your tax return) would be audited by the IRS. Please read “—Information Returns and Audit Procedures” above.

Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following provisions of the American Jobs Creation Act of 2004:

•	accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at “—Accuracy-related Penalties;”

•	for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability; and

•	in the case of a listed transaction, an extended statute of limitations.

We do not expect to engage in any reportable transactions.

State, Local, Foreign and Other Tax Considerations

In addition to federal income taxes, you likely will be subject to other taxes, such as state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we or ARLP do business or own property or in which you are a resident. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. Although you may not be required to file a return and pay taxes in some jurisdictions because your income from that jurisdiction falls below the filing and payment requirement, you will be required to file income tax returns and to pay income taxes in many other jurisdictions in which we may do business or own property and may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and may not be available to offset income in subsequent taxable years. Some jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read “—Tax Consequences of Unit Ownership—Entity Level Collections.” Based on current law and our estimate of our future operations, the general partner anticipates that any amounts required to be withheld will not be material.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, of his investment in us. Accordingly, each prospective unitholder is urged to consult, and depend upon, his tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and foreign, as well as United States federal tax returns, that may be required of him. Vinson & Elkins L.L.P. has not rendered an opinion on the state, local or foreign tax consequences of an investment in us.

SELLING UNITHOLDERS

If the underwriters exercise all or any portion of their option to purchase additional common units, we will issue up to 1,650,000 additional common units, and we will use the net proceeds from the sale of those units to redeem an equal number of units from our current equity owners listed in the table below, who may be deemed to be selling unitholders in this offering. The redemption price per common unit will be equal to the price per common unit (net of underwriting discounts) sold to the underwriters upon exercise of their option to purchase additional common units.

The following table sets forth information concerning the ownership of common units by our current equity owners who could be deemed to be selling unitholders in this offering. The numbers in the table are presented assuming:

•	the underwriters’ option to purchase additional units is not exercised; and

•	the underwriters exercise their option to purchase additional units in full, and we use our net proceeds from that sale to redeem an equal number of units from our current equity owners.

The number of common units sold by each of the selling unitholders upon any exercise of the underwriters’ option to purchase additional units may be allocated pro rata among the selling unitholders in proportion to their percentage ownership of common units or by any other method upon which they mutually agree.

	Units owned immediately after this offering		Units owned immediately after exercise of underwriters’ option
Name of Selling Unitholder	Assuming underwriters’ option is not exercised	Percent	Assuming underwriters’ option is exercised in full	Percent
Joseph W. Craft III(1):
Units owned by Alliance Management Holdings, LLC	5,313,744	10.2%	4,890,916	9.4%
Units owned by AMH II, LLC	15,422,094	29.6	14,194,922	27.2%
Units owned by Alliance Resource GP, LLC	20,414,162	39.1	20,414,162	39.1%

Total for Joseph W. Craft III	41,150,000	78.9%	39,500,000	75.7%

*	Less than one percent (1%)
(1)	Prior to the closing of this offering, the partnership interests we will own in ARLP, including the 1.98% general partner interest, the incentive distribution rights and 15,550,628 common units, are held, directly or indirectly by Alliance Management Holdings, LLC, AMH II, LLC and Alliance Resources GP, LLC. Each of these entities is controlled, directly or indirectly, by Joseph W. Craft III. Each of these entities has entered into a Contribution Agreement that requires the contribution of the partnership interests in ARLP to us in exchange for cash received in this offering as well as our common units. If the underwriters’ option is exercised in full, we will redeem an equal number of units from these entities as indicated in the chart above. See “Certain Relationships and Related Party Transactions—The Contribution Agreement.”

INVESTMENT IN US BY EMPLOYEE BENEFIT PLANS

An investment in our units by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA, and restrictions imposed by Section 4975 of the Internal Revenue Code. For these purposes, the term “employee benefit plan” includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or IRAs established or maintained by an employer or employee organization. Among other things, consideration should be given to:

•	whether the investment is prudent under Section 404(a)(l)(B) of ERISA;

•	whether in making the investment, that plan will satisfy the diversification requirements of Section 404(a)(l)(C) of ERISA; and

•	whether the investment will result in recognition of unrelated business taxable income (please read “Material Tax Consequences—Tax-Exempt Organizations and Other Investors”) by the plan and, if so, the potential after-tax investment return.

In addition, the person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in our units is authorized by the appropriate governing instrument and is a proper investment for the plan.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit employee benefit plans, and IRAs that are not considered part of an employee benefit plan, from engaging in specified transactions involving “plan assets” with parties that are “parties in interest” under ERISA or “disqualified persons” under the Internal Revenue Code with respect to the plan. Therefore, a fiduciary of an employee benefit plan or an IRA accountholder that is considering an investment in our units should consider whether the entity’s purchase or ownership of such units would or could result in the occurrence of such a prohibited transaction.

In addition to considering whether the purchase of units is or could result in a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in our units, be deemed to own an undivided interest in our assets, with the result that our general partner also would be a fiduciary of the plan and our operations would be subject to the regulatory restrictions of ERISA, including fiduciary standard and its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code.

The Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed “plan assets” under some circumstances. Under these regulations, an entity’s assets would not be considered to be “plan assets” if, among other things:

•	the equity interests acquired by employee benefit plans are publicly offered securities; i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under some provisions of the federal securities laws;

•	the entity is an “operating company;” i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority owned subsidiary or subsidiaries; or

•	there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest, disregarding some interests held by our general partner, its affiliates, and some other persons, is held by the employee benefit plans referred to above, IRAs and other employee benefit plans not subject to ERISA, including governmental plans.

Our assets should not be considered “plan assets” under these regulations because it is expected that the investment will satisfy the requirements in the first bullet point above.

Plan fiduciaries contemplating a purchase of units should consult with their own counsel regarding the consequences under ERISA and the Internal Revenue Code in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

UNDERWRITING

Lehman Brothers Inc. is acting as representative of the underwriters. Under the terms of an Underwriting Agreement, which will be filed as an exhibit to the registration statement, each of the underwriters named below has severally agreed to purchase from us the respective number of common units shown opposite its name below:

Underwriters	Number of Common Units
Lehman Brothers Inc.

Total	11,000,000

The underwriting agreement provides that the underwriters’ obligation to purchase common units depends on the satisfaction of the conditions contained in the underwriting agreement including:

•	the obligation to purchase all of the common units offered hereby, if any of the common units are purchased;

•	the representations and warranties made by us to the underwriters are true;

•	there has been no material change in the condition of us or in the financial markets; and

•	we deliver customary closing documents to the underwriters.

Commissions and Expenses

The following table summarizes the underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional common units. The underwriting fee is the difference between the initial public offering price and the amount the underwriters pay to us for the common units.

	No Exercise	Full Exercise
Per common unit
Total

The representative of the underwriters has advised us that the underwriters propose to offer the common units directly to the public at the public offering price on the cover of this prospectus and to selected dealers, who may include the underwriters, at such offering price less a selling concession not in excess of $             per common unit. The underwriters may allow, and the selected dealers may re-allow, a discount from the concession not in excess of $             per share to other dealers. After the offering, the representative may change the offering price and other selling terms.

The expenses of the offering that are payable by us, other than underwriting discounts and commissions, are estimated to be $5.0 million. The underwriters have agreed to reimburse us for certain of these expenses up to $                .

We will pay advisory fees equal to an aggregate of $                 to Lehman Brothers Inc. for evaluation, analysis and structuring of our partnership.

Option to Purchase Additional Common Units

We have granted the underwriters an option exercisable for 30 days after the date of this prospectus, to purchase, from time to time, in whole or in part, up to an aggregate of 1,650,000 common units at the public offering price less underwriting discounts and commissions. This option may be exercised if the underwriters sell more than 11,000,000 common units in connection with this offering. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional common units based on the underwriter’s percentage underwriting commitment in the offering as indicated in the table at the beginning of this Underwriting Section.

Lock-Up Agreements

We, certain of our affiliates, the management investors, the executive officers and directors and our general partner have agreed that, without the prior written consent of Lehman Brothers Inc., we and they will not, subject to some exceptions, directly or indirectly, offer, pledge, announce the intention to sell, sell, contract to sell, sell an option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of any common units or any securities which may be converted into or exchanged for any common units or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common units, make any demand for or exercise any right or file or cause to be filed a registration statement with respect to the registration of any common units or securities convertible, exercisable or exchangeable into common units or any of our other securities or publicly disclose the intention to do any of the foregoing for a period of 180 days from the date of this prospectus other than permitted transfers.

The 180-day restricted period described in the preceding paragraph will be extended if:

•	during the last 17 days of the 180-day restricted period we issue an earnings release or announce material news or a material event; or

•	prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period,

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event.

Lehman Brothers Inc., in its sole discretion, may release the common units subject to lock-up agreements in whole or in part at any time with or without notice. When determining whether or not to release common units from lock-up agreements, Lehman Brothers Inc. will consider, among other factors, the unitholders’ reasons for requesting the release, the number of common units for which the release is being requested and market conditions at the time.

Offering Price Determination

Prior to this offering, there has been no public market for our common units. The initial public offering price will be negotiated between the representative and us. In determining the initial public offering price of our common units, the representative will consider:

•	the history and prospects for the industry in which we compete,

•	our financial information,

•	the ability of our management and our business potential and earning prospects,

•	the prevailing securities markets at the time of this offering, and

•	the recent market prices of, and the demand for, publicly traded common units of generally comparable entities.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and liabilities incurred in connection with the directed unit program referred to below, and to contribute to payments that the underwriters may be required to make for these liabilities.

Directed Unit Program

At our request, the underwriters have reserved for sale at the initial public offering price up to 550,000 common units offered hereby for officers, directors, employees and certain other persons associated with us. The number of common units available for sale to the general public will be reduced to the extent such persons purchase such reserved common units. The common units reserved for sale under the directed unit program will be subject to a 90 day lock-up agreement (or 180 days if they are sold to executive officers or directors of our general partner). Any reserved common units not so purchased will be offered by the underwriters to the general public on the same basis as the other common units offered hereby.

Stabilization, Short Positions and Penalty Bids

The representative may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common units, in accordance with Regulation M under the Securities Exchange Act of 1934:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	A short position involves a sale by the underwriters of common units in excess of the number of common units the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of common units involved in the sales made by the underwriters in excess of the number of common units they are obligated to purchase is not greater than the number of common units that they may purchase by exercising their option to purchase additional common units. In a naked short position, the number of common units involved is greater than the number of common units in their option to purchase additional common units. The underwriters may close out any short position by either exercising their option to purchase additional common units and/or purchasing common units in the open market. In determining the source of common units to close out the short position, the underwriters will consider, among other things, the price of common units available for purchase in the open market as compared to the price at which they may purchase common units through their option to purchase additional common units. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the common units in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Syndicate covering transactions involve purchases of the common units in the open market after the distribution has been completed in order to cover syndicate short positions.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common units originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common units or preventing or retarding a decline in the market price of the common units. As a result, the price of the common units may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common units. In addition, neither we nor any of the underwriters make representation that the representative will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Distribution

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of common units for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representative on the same basis as other allocations.

Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Nasdaq National Market

We intend to list our common units for quotation on the Nasdaq National Market under the symbol “AHGP.”

Discretionary Sales

The underwriters have informed us that they do not intend to confirm sales to discretionary accounts that exceed 5% of the total number of shares offered by them.

Stamp Taxes

If you purchase common units offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Relationships

Certain of the underwriters and their affiliates have performed investment banking, commercial banking and advisory services for ARLP for which they have received customary fees and expenses. The underwriters and their affiliates may in the future perform investment banking and advisory services for us and our affiliates from time to time for which they may in the future receive customary fees and expenses. The underwriters may, from time to time, engage in transactions with or perform services for us and our affiliates in the ordinary course of their business.

NASD Conduct Rules

Because the NASD views the common units offered hereby as interests in a direct participation program, the offering is being made in compliance with Rule 2810 of the NASD Conduct Rules. Investor suitability with respect to the common units should be judged similarly to the suitability with respect to other securities that are listed for trading on a national securities exchange.

VALIDITY OF THE UNITS

The validity of the common units will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas. Certain legal matters in connection with the common units will be passed upon for the underwriters by Baker Botts L.L.P., Houston, Texas.

EXPERTS

The consolidated financial statements as of December 31, 2004 and 2003, and for the years ended December 31, 2004 and 2003 and the period from May 9, 2002 to December 31, 2002 (successor) and the period from January 1, 2002 to May 8, 2002 (predecessor) of Alliance Resource Management GP, LLC included in this prospectus and the related financial statement schedule included elsewhere in the registration statement of which this prospectus constitutes a part have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports appearing herein and elsewhere in the registration statement, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The balance sheets of Alliance Holdings GP, L.P. and Alliance GP, LLC at November 17, 2005 included in this prospectus and included elsewhere in the registration statement of which this prospectus forms a part have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports appearing herein and elsewhere in the registration statement and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Commission a registration statement on Form S-1 regarding the units offered by this prospectus. This prospectus does not contain all of the information found in the registration statement. For further information regarding us and the units offered by this prospectus, you should review the full registration statement, including its exhibits and schedules, filed under the Securities Act of 1933. The registration statement of which this prospectus constitutes a part, including its exhibits and schedules, may be inspected and copied at the public reference room maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549. Copies of the materials may also be obtained from the Commission at prescribed rates by writing to the public reference room maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the Commission at 1-800-SEC-0330. The Commission maintains a website at www.sec.gov. Our registration statement, of which this prospectus constitutes a part, can be downloaded at no cost from the Commission’s web site. We intend to furnish our unitholders annual reports containing our audited financial statements and furnish or make available quarterly reports containing our unaudited interim financial information for the first three fiscal quarters of each of our fiscal years.

Alliance Holdings GP, L.P.
Unaudited Pro Forma Condensed Consolidated Financial Statements:

Introduction	F-2
Unaudited Pro Forma Condensed Consolidated Statement of Income for the Nine Months Ended September 30, 2005	F-3
Unaudited Pro Forma Condensed Consolidated Statement of Income for the Year Ended December 31, 2004	F-4
Unaudited Pro Forma Condensed Consolidated Balance Sheet at September 30, 2005	F-5
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements	F-6

Alliance Holdings GP, L.P.
Audited Balance Sheet:

Report of Independent Registered Public Accounting Firm	F-7
Balance Sheet at November 17, 2005	F-8
Note to Balance Sheet	F-9

Alliance GP, LLC
Audited Balance Sheet:

Report of Independent Registered Public Accounting Firm	F-10
Balance Sheet at November 17, 2005	F-11
Note to Balance Sheet	F-12

Alliance Resource Management GP, LLC and Subsidiaries
Unaudited Condensed Consolidated Financial Statements:

Unaudited Condensed Consolidated Balance Sheet at September 30, 2005	F-13
Unaudited Condensed Consolidated Statements of Income for the Three and Nine Months Ended September 30, 2005 and 2004	F-14
Unaudited Condensed Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2005 and 2004	F-15
Unaudited Condensed Consolidated Statements of Members’ Capital (Deficiency in Capital) and Comprehensive Income for the Nine Months Ended September 30, 2005	F-16
Notes to Unaudited Condensed Consolidated Financial Statements	F-17

Alliance Resource Management GP, LLC and Subsidiaries
Audited Consolidated Financial Statements:

Report of Independent Registered Public Accounting Firm	F-27
Consolidated Balance Sheets at December 31, 2004 and 2003	F-28
Consolidated Statements of Operations for the Years Ended December 31, 2004, 2003, the Period from May 9, 2002 to December 31, 2002 and the Period from January 1, 2002 to May 8, 2002	F-29
Consolidated Statements of Cash Flows for the Years Ended December 31, 2004, 2003, the Period from May 9, 2002 to December 31, 2002 and the Period from January 1, 2002 to May 8, 2002	F-30

Consolidated Statements of Members’ Capital (Deficiency in Capital) and Comprehensive Income (Loss) for the Years Ended December 31, 2004, 2003, the Period from May 9, 2002 to December 31, 2002 and the Period from January 1, 2002 to May 8, 2002

F-31
Notes to Consolidated Financial Statements	F-32

ALLIANCE HOLDINGS GP, L.P.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Introduction

Unless the context requires otherwise, for purposes of this pro forma presentation, references to “we,” “our,” “us,” “Alliance Holdings” or “the Company” are intended to mean the consolidated business and operations of Alliance Holdings GP, L.P. References to “Alliance Resource Partners” are intended to mean the consolidated business and operations of Alliance Resource Partners, L.P., which includes its intermediate partnership, Alliance Resource Operating Partners, L.P., and its holding company for operations, Alliance Coal, LLC. References to “Alliance Resource Management GP” refer to Alliance Resource Management GP, LLC, the managing general partner of Alliance Resource Partners.

These unaudited pro forma condensed consolidated financial statements give effect to significant transactions and events that affect Alliance Holdings, including:

•	the sale of 11,000,000 common units in this offering and related use of proceeds;

•	the issuance of 20,414,162 of our common units to Alliance Resource GP, LLC, the special general partner of ARLP, in exchange for 15,310,622 ARLP common units; and

•	the issuance of 20,735,838 of our common units to Alliance Management Holdings, LLC and AMH II, LLC, the current members of ARM GP, in exchange for their interests in ARM GP and 240,006 ARLP common units.

The unaudited pro forma condensed statements of consolidated operations for the nine months ended September 30, 2005 and for the year ended December 31, 2004 assumes the pro forma transactions noted herein occurred on January 1, 2004 (to the extent not already reflected in the historical consolidated statements of operations of each entity). The unaudited pro forma condensed consolidated balance sheet shows the financial effects of the pro forma transactions noted herein as if they had occurred on September 30, 2005 (to the extent not already recorded in the historical balance sheet of Alliance Holdings).

Alliance Holdings was formed in November 2005, and thus it does not have any historical financial statements for 2004. As a result of being under common control with Alliance Resource Management GP, Alliance Holdings’ unaudited pro forma condensed consolidated financial information reflects the unaudited pro forma condensed consolidated financial information of Alliance Resource Management GP. Likewise, Alliance Resource Partners’ financial information is consolidated with Alliance Resource Management GP due to the same common control considerations. The unaudited pro forma condensed consolidated financial statements of Alliance Holdings reflect the elimination of all material intercompany accounts and transactions.

Dollar amounts presented in the tabular data with these unaudited pro forma condensed consolidated financial statements and footnotes (except per unit amounts) are stated in thousands of dollars, unless otherwise indicated.

The unaudited pro forma condensed consolidated financial statements and related pro forma information are based on assumptions that Alliance Holdings believes are reasonable under the circumstances and are intended for informational purposes only. They are not necessarily indicative of the financial results that would have occurred if the transactions described herein had taken place on the dates indicated, nor are they indicative of the future consolidated results of the combined company.

The unaudited pro forma condensed consolidated financial statements of Alliance Holdings should be read in conjunction with, and are qualified in their entirety by reference to, the notes accompanying such unaudited pro forma condensed consolidated financial statements, the historical consolidated financial statements, and the unaudited condensed consolidated statements and related notes of Alliance Resource Management GP included within this prospectus.

ALLIANCE HOLDINGS GP, L.P.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005

(In thousands, except per unit data)

	Alliance Resource Management GP, LLC Historical	Offering Adjustments		Alliance Holdings GP, L.P. Pro Forma
SALES AND OPERATING REVENUES:
Coal sales	$560,612			$560,612
Transportation revenues	27,107			27,107
Other sales and operating revenues	23,667			23,667

Total revenues	611,386			611,386

EXPENSES:
Operating expenses	377,430			377,430
Transportation expenses	27,107			27,107
Outside purchases	10,981			10,981
General and administrative	29,067	$1,125	(a)	30,192
Depreciation, depletion, and amortization	40,830			40,830
Interest expense (net of interest income)	9,682			9,682

Total operating expenses	495,097	1,125		496,222

INCOME FROM OPERATIONS	116,289	(1,125)		115,164
OTHER INCOME	314			314

INCOME BEFORE INCOME TAXES & NON-CONTROLLING INTEREST	116,603	(1,125)		115,478
INCOME TAX EXPENSE	2,256			2,256

	114,347	(1,125)		113,222
INCOME BEFORE NON-CONTROLLING INTEREST
Affiliate non-controlling interest in consolidated partnership’s net income	(45,796)	45,775	(b)	(21)
Non-affiliate non-controlling interest in consolidated partnership’s net income	(60,960)			(60,960)

NET INCOME	$7,591	$44,650		$52,241

INCOME ALLOCATION
Limited partners				$52,241

BASIC EARNINGS PER UNIT
Number of units used in denominator		52,150	(c)	52,150

Net income				$1.00

DILUTED EARNINGS PER UNIT
Number of units used in denominator		52,150	(c)	52,150

Net income				$1.00

ALLIANCE HOLDINGS GP, L.P.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2004

(In thousands, except per unit data)

	Alliance Resource Management GP, LLC Historical	Offering Adjustments		Alliance Holdings GP, L.P. Pro Forma
SALES AND OPERATING REVENUES:
Coal sales	$599,399			$599,399
Transportation revenues	29,817			29,817
Other sales and operating revenues	24,073			24,073

Total revenues	653,289			653,289

EXPENSES:
Operating expenses	436,471			436,471
Transportation expenses	29,817			29,817
Outside purchases	9,913			9,913
General and administrative	45,400	$1,500	(a)	46,900
Depreciation, depletion, and amortization	53,674			53,674
Interest expense (net of interest income)	14,963			14,963
Net gain from insurance settlement	(15,217)			(15,217)

Total operating expenses	575,021	1,500		576,521

INCOME FROM OPERATIONS	78,268	(1,500)		76,768
OTHER INCOME	1,121			1,121

INCOME BEFORE INCOME TAXES & NON-CONTROLLING INTEREST	79,389	(1,500)		77,889
INCOME TAX EXPENSE	2,641			2,641

INCOME BEFORE NON-CONTROLLING INTEREST	76,748	(1,500)		75,248
Affiliate non-controlling interest in consolidated partnership’s net income	(31,795)	31,780	(b)	(15)
Non-affiliate non-controlling interest in consolidated partnership’s net income	(41,516)			(41,516)

NET INCOME	$3,437	$30,280		$33,717

INCOME ALLOCATION
Limited partners				$33,717

BASIC EARNINGS PER UNIT
Number of units used in denominator		52,150	(c)	52,150

Net income				$0.65

DILUTED EARNINGS PER UNIT
Number of units used in denominator		52,150	(c)	52,150

Net income				$0.65

ALLIANCE HOLDINGS GP, L.P.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

SEPTEMBER 30, 2005

(In thousands)

	Alliance Resource Management GP, LLC Historical	Offering Adjustments		Alliance Holdings GP, L.P. Pro Forma
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$38,785	$264,000	(c)	$38,785
		(14,700	)(c)
		(5,000	)(c)
		(244,300	)(d)
Trade receivables, net	81,448			81,448
Other receivables	4,505			4,505
Marketable securities	49,472			49,472
Inventories	19,645			19,645
Advance royalties	2,481			2,481
Prepaid expenses and other assets	464			464

Total current assets	196,800	—		196,800
PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment at cost	598,100			598,100
Less accumulated depreciation, depletion and amortization	(319,248)			(319,248)

Total property, plant and equipment	278,852			278,852
INVESTMENTS IN AND ADVANCES TO UNCONSOLIDATED AFFILIATES		134,015	(e)	—
		9,226	(d)
		(143,241	)(f)
OTHER ASSETS:
Advance royalties	16,432			16,432
Coal supply agreements, net	681			681
Other long-term assets	6,035			6,035

Total other assets	23,148	—		23,148

TOTAL ASSETS	$498,800	$—		$498,800

LIABILITIES AND PARTNER’S CAPITAL
CURRENT LIABILITIES:
Accounts Payable	$45,988			$45,988
Due to affiliates	1,226			1,226
Accrued taxes other than income taxes	11,507			11,507
Accrued payroll and related expenses	16,178			16,178
Accrued interest	1,421			1,421
Workers’ compensation and pneumoconiosis benefits	7,222			7,222
Current portion, accrued LTIP Employees & Directors	12,976			12,976
Other current liabilities	8,298			8,298
Current maturities, long-term debt	18,000			18,000

Total current liabilities	122,816			122,816
LONG-TERM LIABILITIES:
Long-term debt, excluding current maturities	144,000			144,000
Pneumoconiosis benefits	22,278			22,278
Workers’ compensation	30,293			30,293
Reclamation and mine closing	39,261			39,261
Other liabilities	17,662			17,662

Total long-term liabilities	253,494			253,494

Total liabilities	376,310			376,310

NON-CONTROLLING INTEREST IN CONSOLIDATED PARTNERSHIP
Affiliate	(123,119)	$(180,726	)(b)	(303,845)
Non-Affiliate	248,326			248,326

Total non-controlling interest	125,207	(180,726)		(55,519)

COMMITMENTS AND CONTINGENCIES

PARTNERS’ CAPITAL
Members’ equity	2,476	(2,476	)(f)	—

Partners’ equity
Limited partners		264,000	(c)	183,202
		(14,700	)(c)
		(5,000	)(c)
		134,015	(e)
		9,226	(d)
		39,961	(f)
		(244,300	)(d)
General partner				—
Unrealized loss on marketable securities	(71)			(71)
Minimum pension liability	(5,122)			(5,122)

Total equity	(2,717)	180,726		178,009

TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$498,800	$—		$498,800

ALLIANCE HOLDINGS GP, L.P.

NOTES TO UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS

These unaudited pro forma condensed consolidated financial statements and underlying pro forma adjustments are based upon information currently available and certain estimates and assumptions made by the management of Alliance Holdings; therefore, actual results could materially differ from the pro forma information. However, Alliance Holdings believes the assumptions provide a reasonable basis for presenting the significant effects of the transactions noted herein. Alliance Holdings believes the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the pro forma information.

Pro Forma Adjustments

The pro forma adjustments made to the consolidated or combined historical financial statements of Alliance Holdings assets are described as follows:

(a) Reflects the estimated incremental general and administrative expenses we will incur as a result of being a publicly traded limited partnership, such as costs associated with annual and quarterly reports to unitholders, tax return and Schedule K-1 preparation and distribution, investor relations, registrar and transfer agent fees, director compensation and incremental insurance costs, including director and officer liability and business interruption insurance. For additional information regarding the Shared Services Agreement, please read “Certain Relationships and Related Party Transactions—Shared Services Agreement.”

(b) Reflects pro forma adjustments to non-controlling interest in consolidated partnership (as shown on the condensed consolidated balance sheet) and affiliate non-controlling interest in consolidated partnership’s net income (as shown on the condensed consolidated statements of income) resulting from various pro forma adjustments made herein related to the contribution of 15,550,628 common units of Alliance Resource Partners, L.P. to Alliance Holdings by Alliance Resource GP, Alliance Management Holdings, LLC and AMH II, LLC. Non-controlling interest represents third-party and related party ownership interests in the net assets of certain subsidiaries of Alliance Holdings. After offering adjustments, the non-controlling interest holders reflected in the pro forma condensed consolidated balance sheet of Alliance Holdings consists of the third-party owners of the common units of Alliance Resource Partners, L.P. and Alliance Resource GP’s general partner interest in ARLP.

(c) As a result of the limited partner contributions to Alliance Holdings described in Notes (d) and (e), Alliance Resource GP, LLC and Alliance Management Holdings, LLC and AMH II, LLC will receive 41,150,000 common units of Alliance Holdings. Additionally, it reflects the sale of 11,000,000 common units by Alliance Holdings in this offering at an assumed offering price of $24.00 per common unit. Total net proceeds from the sale of these 11,000,000 common units are approximately $244.3 million after deducting applicable commissions of $14.7 million and estimated offering expenses of $5 million.

(d) Reflects the issuance of 20,735,838 common units by Alliance Holdings (a 39.8% limited partner interest in Alliance Holdings) to Alliance Management Holdings, LLC and AMH II, LLC and the distribution of $244.3 million in exchange for their interests in Alliance Resource Management GP, LLC and 240,006 common units of Alliance Resource Partners. The pro forma adjustment reflects the contribution of these assets at their historical carrying basis since these contributions to Alliance Holdings are from a related party.

(e) Reflects the issuance of 20,414,162 common units by Alliance Holdings (a 39.1% limited partner interest in Alliance Holdings) to Alliance Resources GP, LLC in exchange for its contribution to the Company of 15,310,622 common units of Alliance Resource Partners, L.P. The pro forma adjustment reflects the contribution of these assets at their historical carrying basis since these contributions to Alliance Holdings are from a related party.

(f) Reflects the pro forma elimination of investment and equity accounts between Alliance Holdings and Alliance Resource Management GP as appropriate in consolidation.

ALLIANCE HOLDINGS GP, L.P.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To:	Alliance GP, LLC as general partner of
Alliance Holdings GP, L.P.

We have audited the accompanying balance sheet of Alliance Holdings GP, L.P. (the “Partnership”) as of November 17, 2005. This financial statement is the responsibility of the Partnership’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such balance sheet presents fairly, in all material respects, the financial position of the Partnership, as of November 17, 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/    DELOITTE & TOUCHE LLP

Tulsa, Oklahoma

November 21, 2005

ALLIANCE HOLDINGS GP, L.P.

BALANCE SHEET

AT NOVEMBER 17, 2005

ASSETS

Cash	$1,000

LIABILITIES AND PARTNERS’ EQUITY

Partners’ equity	$1,000

See Note to Balance Sheet

ALLIANCE HOLDINGS GP, L.P.

NOTE TO BALANCE SHEET

Nature of Operations

Alliance Holdings GP, L.P. is a Delaware limited partnership that was formed on November 10, 2005 to become the sole member of Alliance Resource Management GP, LLC, which is the managing general partner of Alliance Resource Partners, L.P. (“Alliance Resource Partners”), a publicly traded limited partnership. Alliance Resource Partners is a North American diversified producer and marketer of coal to major United States utilities and industrial users.

Our assets will consist of the following partnership interests in Alliance Resource Partners to be contributed to us by AMH II, LLC, Alliance Management Holdings, LLC, and Alliance Resource GP, LLC:

•	The 100% ownership interest in Alliance Resource Management GP, LLC, which owns a 0.99% managing general partner interest in Alliance Resource Partners, a 1.0001% managing general partner interest in Alliance Resource Operating Partners, L.P. and a 0.001% managing interest in Alliance Coal, LLC;

•	The incentive distribution rights in Alliance Resource Partners associated with the managing general partner interest, which we hold through our ownership interests in Alliance Resource Management GP, LLC; and

•	15,550,628 common units of Alliance Resource Partners, representing an approximately 42.7% of the outstanding common units of Alliance Resource Partners.

ALLIANCE GP, LLC

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To:	C-Holdings, LLC

We have audited the accompanying balance sheet of Alliance GP, LLC (the “Company”) as of November 17, 2005. This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such balance sheet presents fairly, in all material respects, the financial position of the Company, as of November 17, 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/    DELOITTE & TOUCHE LLP

Tulsa, Oklahoma

November 21, 2005

ALLIANCE GP, LLC

BALANCE SHEET

AT NOVEMBER 17, 2005

ASSETS

Cash	$1,000

MEMBER’S EQUITY

Member’s Equity	$1,000

See Note to Balance Sheet

ALLIANCE GP, LLC

NOTE TO BALANCE SHEET

Nature of Operations

Alliance GP, LLC is a Delaware limited liability company that was formed on November 10, 2005 and is the general partner of Alliance Holdings GP, L.P., a Delaware limited partnership that was formed on November 10, 2005 to own Alliance Resource Management GP, LLC, the managing general partner of Alliance Resource Partners, L.P., and 15,550,628 common units of Alliance Resource Partners, L.P. Alliance GP, LLC’s general partner interest is fixed without any requirement for capital contributions in connection with additional unit issuances by Alliance Holdings GP, L.P. because Alliance GP, LLC has no economic interest in Alliance Holdings GP, L.P.

ALLIANCE RESOURCE MANAGEMENT GP, LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	September 30, 2005	December 31, 2004
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$38,785	$31,184
Trade receivables, net	81,448	56,967
Other receivables	4,505	1,637
Marketable securities	49,472	49,397
Inventories	19,645	13,839
Advance royalties	2,481	3,117
Prepaid expenses and other assets	464	4,345

Total current assets	196,800	160,486

PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment at cost	598,100	526,468
Less accumulated depreciation, depletion and amortization	(319,248)	(292,900)

Total property, plant and equipment	278,852	233,568

OTHER ASSETS:
Advance royalties	16,432	11,737
Coal supply agreements, net	681	2,723
Other long-term assets	6,035	4,353

Total other assets	23,148	18,813

TOTAL ASSETS	$498,800	$412,867

LIABILITIES AND MEMBERS’ DEFICIENCY IN CAPITAL

CURRENT LIABILITIES:
Accounts payable	$45,988	$31,056
Due to affiliates	1,226	890
Accrued taxes other than income taxes	11,507	10,745
Accrued payroll and related expenses	16,178	13,584
Accrued interest	1,421	5,402
Workers’ compensation and pneumoconiosis benefits	7,222	7,081
Current portion, accrued Long-Term Incentive Plan	12,976	7,500
Other current liabilities	8,298	12,051
Current maturities, long-term debt	18,000	18,000

Total current liabilities	122,816	106,309

LONG-TERM LIABLITIES:
Long-term debt, excluding current maturities	144,000	162,000
Pneumoconiosis benefits	22,278	19,833
Workers’ compensation	30,293	25,994
Reclamation and mine closing	39,261	32,838
Other liabilities	17,662	10,627

Total long-term liabilities	253,494	251,292

Total liabilities	376,310	357,601

NON-CONTROLLING INTEREST IN CONSOLIDATED PARTNERSHIP:
Affiliate	(123,119)	(150,828)
Non-Affiliate	248,326	211,441

Total non-controlling interest	125,207	60,613

COMMITMENTS AND CONTINGENCIES

MEMBERS’ DEFICIENCY IN CAPITAL:
Unrealized loss on marketable securities	(71)	(54)
Minimum pension liability	(5,122)	(5,122)
Members’ capital (deficiency in capital)	2,476	(171)

Total members’ deficiency in capital	(2,717)	(5,347)

TOTAL LIABILITIES AND MEMBERS’ DEFICIENCY IN CAPITAL	$498,800	$412,867

See notes to condensed consolidated financial statements.

ALLIANCE RESOURCE MANAGEMENT GP, LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
SALES AND OPERATING REVENUES:
Coal sales	$189,639	$146,350	$560,612	$440,214
Transportation revenues	9,100	6,505	27,107	20,362
Other sales and operating revenues	8,304	5,406	23,667	18,055

Total revenues	207,043	158,261	611,386	478,631

EXPENSES:
Operating expenses	129,912	108,919	377,430	316,104
Transportation expenses	9,100	6,505	27,107	20,362
Outside purchases	3,472	2,410	10,981	4,274
General and administrative	12,812	12,687	29,067	34,292
Depreciation, depletion and amortization	13,801	13,623	40,830	39,814
Interest expense (net of interest income for the three and nine months ended September 30, 2005 and 2004 of $870, $215, $1,927 and $443, respectively)	2,839	3,672	9,682	11,351
Net gain from insurance settlement	—	(15,217)	—	(15,217)

Total operating expenses	171,936	132,599	495,097	410,980

INCOME FROM OPERATIONS	35,107	25,662	116,289	67,651
OTHER INCOME	90	202	314	761

INCOME BEFORE INCOME TAXES & NON-CONTROLLING INTEREST	35,197	25,864	116,603	68,412
INCOME TAX EXPENSE	717	546	2,256	2,013

INCOME BEFORE NON-CONTROLLING INTEREST	34,480	25,318	114,347	66,399
Affiliate non-controlling interest in consolidated partnership’s net income	(13,547)	(10,641)	(45,796)	(27,898)
Non-affiliate non-controlling interest in consolidated partnership’s net income	(18,032)	(13,842)	(60,960)	(36,287)

NET INCOME	$2,901	$835	$7,591	$2,214

See notes to condensed consolidated financial statements.

ALLIANCE RESOURCE MANAGEMENT GP, LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2005	2004
CASH FLOWS PROVIDED BY OPERATING ACTIVITIES	$151,574	$126,039

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(78,973)	(40,328)
Proceeds from sale of property, plant and equipment	198	461
Purchase of marketable securities	(39,106)	(4,969)
Proceeds from marketable securities	39,014	13,672
Proceeds from assumption of liability	—	2,112

Net cash used in investing activities	(78,867)	(29,052)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on long-term debt	(18,000)	—
Distributions paid by consolidated partnership to affiliate non-controlling interest	(18,087)	(14,302)
Distributions paid by consolidated partnership to non-affiliate non-controlling interest	(24,075)	(18,603)
Distributions paid to members	(4,944)	(1,401)

Net cash used in financing activities	(65,106)	(34,306)

NET CHANGE IN CASH AND CASH EQUIVALENTS	7,601	62,681

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	31,184	10,169

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$38,785	$72,850

CASH PAID FOR:
Interest	$15,160	$15,093

Income taxes to taxing authorities	$2,675	$2,150

NON-CASH INVESTING ACTIVITY
Purchase of property, plant and equipment	$1,629	$—

See notes to condensed consolidated financial statements.

ALLIANCE RESOURCE MANAGEMENT GP, LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF MEMBERS’ CAPITAL

(DEFICIENCY IN CAPITAL) AND COMPREHENSIVE INCOME

(In thousands)

(Unaudited)

	Members’ Capital (Deficiency in Capital)	Unrealized Loss	Minimum Pension Liability	Total Members’ Capital (Deficiency in Capital)
Balance at December 31, 2004	$(171)	$(54)	$(5,122)	$(5,347)
Net income	7,591	—	—	7,591
Unrealized loss	—	(17)	—	(17)

Total comprehensive income (loss)	7,591	(17)	—	7,574
Distribution to Members	(4,944)	—	—	(4,944)

Balance at September 30, 2005	$2,476	$(71)	$(5,122)	$(2,717)

See notes to consolidated financial statements.

ALLIANCE RESOURCE MANAGEMENT GP, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1. ORGANIZATION AND PRESENTATION

Alliance Resource Management GP, LLC (“ARM GP”), a Delaware limited liability company, was formed in June 1999 to be the managing general partner of Alliance Resource Partners, L.P. ARM GP’s primary business purpose is to manage the affairs and operations of Alliance Resource Partners, L.P. and its subsidiaries (collectively referred to as “ARLP”). ARLP is a publicly traded Delaware limited partnership listed on the Nasdaq National Market under the symbol “ARLP.” ARLP conducts substantially all of its business through its wholly owned subsidiary, Alliance Resource Operating Partners, L.P. (the “Intermediate Partnership”). ARLP and the Intermediate Partnership were formed in May 1999 to acquire, own and operate the majority of the coal operations of Alliance Resource Holdings, Inc., a Delaware corporation (“ARH”) (formerly known as Alliance Coal Corporation).

Unless the context requires otherwise, references to “we,” “us,” “our” or the “Company” within these notes shall mean ARM GP and its consolidated subsidiaries, which include ARLP and its subsidiaries.

ARM GP owns a 0.99% general partner interest in ARLP, a 1.0001% general partner interest in the Intermediate Partnership, and a 0.001% managing interest in Alliance Coal, LLC, the operating subsidiary. In addition, ARM GP owns all of the Incentive Distribution Rights provided for in the ARLP Second Amended and Restated Agreement of Limited Partnership, which entitles it to receive increasing percentages up to 48%, of any cash distributed by ARLP beginning with cash distributed in excess of $0.275 per unit in any quarter together with cash distributed by ARLP to ARM GP for its combined 2% general partner interest.

The number of reconciling items between our consolidated financial statements and those of ARLP are few. The primary differences between our consolidated balance sheet and that of ARLP are non-controlling interest in our net assets by the limited partners of ARLP and the elimination of our investment in ARLP with our underlying partner’s capital account in ARLP. The difference in consolidated net income is primarily attributable to non-controlling interest expense resulting from the allocation of a portion of our consolidated earnings to the limited partners of ARLP.

The accompanying condensed consolidated financial statements include the accounts and operations of the Company and present the financial position as of September 30, 2005 and December 31, 2004, and the results of its operations and cash flows for the three and nine months ended September 30, 2005 and 2004. All material inter-company transactions and accounts of the Company have been eliminated.

On September 15, 2005, ARLP completed a two-for-one split of ARLP’s common units, whereby holders of record at the close of business on September 2, 2005 received one additional common unit for each common unit owned on that date. The unit split resulted in the issuance of 18,130,440 common units. All references to the number of units and per unit distribution amounts included in this report have been adjusted to give effect for this unit split for all periods presented.

These condensed consolidated financial statements and notes thereto are unaudited. However, in the opinion of management, these financial statements reflect all adjustments (which include only normal recurring adjustments) necessary for a fair presentation of the results of the periods presented. Results for interim periods are not necessarily indicative of results for a full year.

These condensed consolidated financial statements and notes are prepared pursuant to the rules and regulations of the Securities and Exchange Commission for interim reporting and should be read in conjunction with the Company’s audited financial statements for the year ended December 31, 2004 included in this registration statement.

ALLIANCE RESOURCE MANAGEMENT GP, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

2. CONTINGENCIES

The Company is involved in various lawsuits, claims and regulatory proceedings incidental to its business. The Company provides for costs related to litigation and regulatory proceedings, including civil fines issued as part of the outcome of these proceedings, when a loss is probable and the amount is reasonably determinable. Although the ultimate outcome of these matters cannot be predicted with certainty, in the opinion of management, the outcome of these matters, to the extent not previously provided for or covered under insurance, is not expected to have a material adverse effect on the Company’s business, financial position or results of operations. Nonetheless, these matters or estimates that are based on current facts and circumstances, if resolved in a manner different from the basis on which management has formed its opinion, could have a material adverse effect on the Company’s financial position or results of operations.

Mettiki Coal (WV), LLC is developing an underground longwall mining operation in Tucker County, West Virginia (the “Mountain View Mine,” also known as the “E-Mine”), which will eventually replace the Company’s Mettiki Coal, LLC’s existing longwall mining operation at the D-Mine located in Garrett County, Maryland. The Mountain View Mine is located approximately 10 miles from Mettiki Coal. In order to proceed with development of the Mountain View Mine, Mettiki Coal (WV) submitted various permit applications to the West Virginia Department of Environmental Protection (“WVDEP”), including an application for approval to conduct underground mining. WVDEP issued the required permits in the spring of 2004. Certain complainants appealed WVDEP’s decision issuing the underground mining permit to the West Virginia Surface Mine Board (“SMB”), which held administrative hearings on the matter in late 2004 and early 2005. On March 8, 2005, the SMB issued a final order concluding consideration of the appeal without rendering a decision, which, by operation of West Virginia law, resulted in the affirmation of WVDEP’s decision to issue the underground mining permit. The complainants appealed the SMB decision, but subsequently voluntarily agreed to withdraw their appeal, which was dismissed with prejudice by the Tucker County Circuit Court in West Virginia on April 26, 2005.

On April 19, 2005, these same complainants submitted a letter to the United States Department of the Interior’s Office of Surface Mining, Reclamation and Enforcement (“OSM”), and the OSM’s regional field office in Charleston, West Virginia, (“CHFO”), requesting federal monitoring and inspection of the Mountain View Mine and alleging that operations at the mine would create acid mine drainage with no defined end point. By written notice, dated April 21, 2005, the CHFO advised WVDEP that it would review the complainant’s allegation that the Mountain View Mine would cause material harm to the hydrological balance within and outside of the permit area. Following its initial review, on September 15, 2005, the CHFO notified WVDEP that it intended to initiate a formal investigation into the issuance of the underground mining permit for the Mountain View Mine. WVDEP requested an informal review of the CHFO decision by the OSM, and by two letters, both dated October 21, 2005, (a) OSM reversed the decision of the CHFO concluding that the CHFO lacked statutory authority to review the WVDEP’s issuance of the underground mining permit and (b) the United States Department of the Interior advised the complainants that this was the Department of the Interior’s final decision of the matters raised in their letter of April 19, 2005. The Company is presently conducting mine development activities at the Mountain View Mine, and is not currently subject to any pending or threatened agency or third-party claims.

On October 12, 2004, Pontiki Coal, LLC (“Pontiki”), one of the Company’s subsidiaries and the successor-in-interest of Pontiki Coal Corporation as a result of a merger completed on August 4, 1999, was served with a complaint from ICG, LLC (“ICG”) alleging breach of contract and seeking declaratory relief to determine the parties’ rights under a coal sales agreement (the “Horizon Agreement”), dated October 3, 1998, as amended on February 28, 2001, between Horizon Natural Resource Sales Company (“Horizon Sales”), as

ALLIANCE RESOURCE MANAGEMENT GP, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

buyer, and Pontiki Coal Corporation, as seller. ICG has represented that it acquired the rights and assumed the liabilities of the Horizon Agreement effective September 30, 2004, as part of an asset sale approved by the U.S. Bankruptcy Court supervising the bankruptcy proceedings of Horizon Sales and its affiliates.

The complaint alleged that from January 2004 to August 2004, Pontiki failed to deliver a total of 138,111 tons of coal resulting in an alleged loss of profits for ICG of $4.1 million. In November 2005, the Company and ICG settled this contract dispute. Under the terms of the settlement agreement, the existing coal supply agreement was amended to change the coal quality specifications and exclude from the definition of “force majeure” the events of railcar shortages and geological and quality issues with respect to coal. By separate agreements (a) several subsidiaries of the Company agreed to indemnify ICG with respect to the performance or non-performance of certain coal sales to ICG that ICG has one or more existing coal supply agreements for resale of the coal purchased from Pontiki and (b) a subsidiary of the Company entered into an agreement to purchase approximately 892,000 tons of coal from ICG, which the Company expects to resell at a profit. The indemnification provision represents an assurance of the performance of Pontiki and, therefore, is not within the scope of Financial Accounting Standards Board (“FASB”) Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. These agreements will expire on or by December 31, 2006.

At certain of the Company’s operations, property tax assessments for several years are under audit by various state tax authorities. The Company believes that it has recorded adequate liabilities based on reasonable estimates of any property tax assessments that may be ultimately assessed as a result of these audits.

3. TUNNEL RIDGE ACQUISITION

In January 2005, ARLP acquired 100% of the limited liability company member interests of Tunnel Ridge, LLC for approximately $500,000 and the assumption of reclamation liabilities from ARH, a company owned by management of ARLP. Tunnel Ridge controls, through a coal lease agreement with Alliance Resource GP, LLC (the “Special GP”), approximately 9,400 acres of land located in Ohio County, West Virginia and Washington County, Pennsylvania containing an estimated 70 million tons of high-sulfur coal in the Pittsburgh No. 8 coal seam. Under the terms of the coal lease, beginning on January 1, 2005, Tunnel Ridge has paid and will continue to pay the Special GP an advance minimum royalty of $3.0 million per year. The advance royalty payments are fully recoupable against earned royalties.

The acquisition described above was reviewed by the Board of Directors of ARM GP and its Conflicts Committee. Based upon their reviews, it was determined that this transaction reflected market-clearing terms and conditions. As a result, the Board of Directors of ARM GP and its Conflicts Committee approved the Tunnel Ridge acquisition as fair and reasonable for ARLP and its limited partners.

4. VERTICAL BELT FAILURE

On June 14, 2005, White County Coal, LLC’s Pattiki mine was temporarily idled following the failure of the vertical conveyor belt system ( the “Vertical Belt Incident”) used in conveying raw coal out of the mine. White County Coal surface personnel detected a failure of the vertical conveyor belt on June 14, 2005 and immediately shut down operation of all underground conveyor belt systems. On July 20, 2005, White County Coal’s efforts to repair the vertical belt system had progressed sufficiently to allow it to perform a full test of the vertical belt system. After evaluating the test results, the Pattiki mine resumed initial production operations on July 21, 2005. Production of raw coal has returned to levels that existed prior to the occurrence of the Vertical Belt Incident. The majority of repairs to the vertical belt conveyor system and ancillary equipment have been

ALLIANCE RESOURCE MANAGEMENT GP, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

completed. The Company’s operating expenses were increased by $0.1 million and $2.9 million for the three and nine months ended September 30, 2005, respectively, to reflect the estimated direct expenses and costs attributable to the Vertical Belt Incident, which estimate included a $1.3 million retirement of the damaged vertical belt equipment. The Company has not identified currently any significant additional costs compared to the original cost estimates. The Company is conducting an analysis of all possible alternatives to mitigate the losses arising from the Vertical Belt Incident. This analysis will include a review of the Vertical Belt System Design, Supply, and Oversight of Installation Contract (“Installation Contract”), dated December 7, 2000, between White County Coal, LLC and Lake Shore Mining, Inc. Until such analysis is completed, however, the Company can make no assurances of the amount or timing of recoveries, if any. Concurrent with the renewal of the Company’s commercial property (including business interruption) insurance policies concluded on October 31, 2005, White County Coal confirmed with the current underwriters of the commercial property insurance coverage that it would not file a formal insurance claim for losses arising from or in connection with the Vertical Belt Incident.

5. MINE FIRE INCIDENTS

MC Mining Fire Incident

On December 26, 2004, MC Mining, LLC’s Excel No. 3 mine was temporarily idled following the occurrence of a mine fire (the “MC Mining Fire Incident”). The fire was discovered by mine personnel near the bottom of the Excel No. 3 mine slope late in the evening of December 25, 2004. Under a firefighting plan developed by MC Mining, in cooperation with mine emergency response teams from the U.S. Department of Labor’s Mine Safety and Health Administration (“MSHA”) and Kentucky Office of Mine Safety and Licensing, the four portals at the Excel No. 3 mine were temporarily capped to deprive the fire of oxygen. A series of boreholes was then drilled into the mine from the surface, and nitrogen gas and foam were injected through the boreholes into the fire area to further suppress the fire. As a result of these efforts, the mine atmosphere was rendered substantially inert, or without oxygen, and the Excel No. 3 mine fire was effectively suppressed. MC Mining then began construction of temporary and permanent barriers designed to completely isolate the mine fire area. Once the construction of the permanent barriers was completed, MC Mining began efforts to repair and rehabilitate the Excel No. 3 mine infrastructure. On February 21, 2005, the repair and rehabilitation efforts had progressed sufficiently to allow initial resumption of production. Coal production has returned to near normal levels, but continues to be adversely impacted by inefficiencies attributable to or associated with the MC Mining Fire Incident.

The Company maintains commercial property (including business interruption and extra expense) insurance policies with various underwriters, which policies are renewed annually in October and provide for self-retention and various applicable deductibles, including certain monetary and/or time element forms of deductibles (collectively, the “2005 Deductibles”) and 10% co-insurance (“2005 Co-Insurance”). The Company believes such insurance coverage will cover a substantial portion of the total cost of the disruption to MC Mining’s operations. However, concurrent with the renewal of the Company’s commercial property (including business interruption) insurance policies concluded on October 31, 2005, MC Mining confirmed with the current underwriters of the commercial property insurance coverage that any negotiated settlement of the losses arising from or in connection with the MC Mining Fire Incident would not exceed $40.0 million (inclusive of co-insurance and deductible amounts). Until the claim is resolved ultimately, through either the claim adjustment process, settlement, or litigation, with the applicable underwriters, the Company can make no assurance of the amount or timing of recovery of insurance proceeds.

The Company made an initial estimate of certain costs primarily associated with activities relating to the suppression of the fire and the initial resumption of operations. Operating expenses for the 2004 fourth quarter

ALLIANCE RESOURCE MANAGEMENT GP, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

were increased by $4.1 million to reflect an initial estimate of certain minimum costs attributable to the MC Mining Fire Incident that are not reimbursable under the Company’s insurance policies due to the application of the 2005 Deductibles and 2005 Co-Insurance.

Following the initial two submittals by the Company to a representative of the underwriters of its estimate of the expenses and losses (including business interruption losses) incurred by MC Mining and other affiliates arising from and in connection with the MC Mining Fire Incident (the “MC Mining Insurance Claim”), on September 15, 2005, the Company filed a third partial proof of loss, with an update through July 31, 2005. Partial payments of $4.2 million, $5.3 million, $1.5 million and $1.1 million were received from the underwriters in June, August, October and November 2005, respectively. The accounting for these partial payments and future payments, if any, made to the Company by the underwriters will be subject to the accounting methodology described below. Currently, the Company continues to evaluate its potential insurance recoveries under the applicable insurance policies in the following areas:

1. Fire Brigade/Extinguishing/Mine Recovery Expense; Expenses to Reduce Loss; Debris Removal Expenses; Demolition and Increased Cost of Construction; Expediting Expenses; and Extra Expenses incurred as a result of the fire—These expenses and other costs (e.g. professional fees) associated with extinguishing the fire, reducing the overall loss, demolition of certain property and removal of debris, expediting the recovery from the loss, and extra expenses that would not have been incurred by the Company but for the MC Mining Fire Incident, are being expensed as incurred with related actual and/or estimated insurance recoveries recorded as they are considered to be probable, up to the amount of the actual cost incurred.

2. Damage to MC Mining mine property—The net book value of property destroyed of $154,000, was written off in the first quarter of 2005 with a corresponding amount recorded as an estimated insurance recovery, since such recovery is considered probable. Any insurance proceeds from the claims relating to the MC Mining mine property (other than amounts relating to the matters discussed in 1. above) that exceed the net book value of such damaged property are expected to result in a gain. The anticipated gain will be recorded when the MC Mining Insurance Claim is resolved and/or proceeds are received.

3. MC Mining mine business interruption losses—The Company has submitted to a representative of the underwriters a business interruption loss analysis for the period of December 24, 2004 through July 31, 2005. Expenses associated with business interruption losses are expensed as incurred, and estimated insurance recoveries of such losses are recognized to the extent such recoveries are considered to be probable, up to the actual amount incurred. Recoveries in excess of actual costs incurred will be recorded as gains when the MC Mining Insurance Claim is resolved and/or proceeds are received.

Pursuant to the accounting methodology described above, the Company has recorded as an offset to operating expenses, $9.2 million, $1.1 million and $0.3 million during the first, second, and third quarters of 2005, respectively, which amounts represent the current estimated insurance recovery of actual costs incurred, net of the 2005 Deductibles and 2005 Co-Insurance. The Company continues to discuss the MC Mining Insurance Claim and the determination of the total claim amount with representatives of the underwriters. The MC Mining Insurance Claim will continue to be developed as additional information becomes available and the Company has completed its assessment of the losses (including the methodologies associated therewith) arising from or in connection with the MC Mining Fire Incident. At this time, based on the magnitude and complexity of the MC Mining Insurance Claim, the Company is unable to reasonably estimate the total amount of the MC Mining Insurance Claim as well as its exposure, if any, for amounts not covered by its insurance program.

ALLIANCE RESOURCE MANAGEMENT GP, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

Dotiki Fire Incident

On February 11, 2004, Webster County Coal, LLC’s Dotiki mine was temporarily idled for a period of twenty-seven calendar days following the occurrence of a mine fire that originated with a diesel supply tractor (the “Dotiki Fire Incident”). As a result of the firefighting efforts of MSHA, the Kentucky Department of Mines and Minerals, and Webster County Coal personnel, Dotiki successfully extinguished the fire and totally isolated the affected area of the mine behind permanent barriers. Initial production resumed on March 8, 2004. For the Dotiki Fire Incident, the Company had commercial property insurance that provided coverage for damage to property destroyed, interruption of business operations, including profit recovery, and expenditures incurred to minimize the period and total cost of disruption to operations.

On September 10, 2004, the Company filed a final proof of loss with the applicable insurance underwriters reflecting a settlement of all expenses, losses and claims incurred by Webster County Coal and other affiliates arising from or in connection with the Dotiki Fire Incident in the aggregate amount of $27.0 million, inclusive of a $1.0 million self-retention of initial loss, a $2.5 million deductible and 10% co-insurance.

At September 30, 2004, the Company (a) had recorded as an offset to operating expenses, $2.8 million and $5.9 million during the three and nine months ended September 30, 2004, respectively, and (b) in the third quarter of 2004, recorded a combined net gain of approximately $15.2 million for damage to the property destroyed, interruption of business operations (including profit recovery), and extra expenses incurred to minimize the period and total cost of disruption to operations.

6. NON-CONTROLLING INTEREST IN CONSOLIDATED PARTNERSHIP

Non-controlling interest in consolidated partnership (Non-Controlling Interest) represents third-party and related party ownership interests in the net assets of ARLP. The following table shows the components of Non-Controlling Interest for the periods indicated, (in thousands):

	September 30, 2005	December 31, 2004
Affiliates of ARM GP	$(123,119)	$(150,828)
Non-Affiliates of ARM GP	248,326	211,441

	$125,207	$60,613

As a result of common control considerations, our consolidated financial information reflects the assets and liabilities from the consolidated financial information of ARLP, with any third-party and non-controlling affiliate investors’ ownership in our consolidated balance sheet amounts shown as Non-Controlling Interest.

The Non-Controlling Interest designated as Affiliates of ARM GP represents the limited partner interest in ARLP controlled through the common units held by the Special GP, AMH and AMH II and the Special GP’s .01% general partner interest in ARLP and .01% general partner interest in the Intermediate Partnership.

The Non-Controlling Interest designated as Non-Affiliates of ARM GP represents the limited partners interest in ARLP controlled through the common unit ownership, excluding the common units held by the Special GP and the common units held by AMH and AMH II.

ALLIANCE RESOURCE MANAGEMENT GP, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

The following table shows cash distributions paid to and contributions from each component of the Non-Controlling Interest for the periods indicated:

	Nine Months Ended September 30,
	2005	2004
Distributions paid to non-controlling interests:
ARLP’s limited partners	$42,153	$32,898
Special GP	9	8

Contributions from non-controlling interests:
ARLP’s limited partners	—	—
Special GP	—	—

Distributions in the table above paid to Non-Controlling Interest represent ARLP’s quarterly distributions in accordance with the ARLP Partnership Agreement.

In addition to the cash distributions and contributions above, ARLP issued 231,126 common units valued at $13.7 million in November 2004 pursuant to the Long-Term Incentive Plan (Note 7).

The Affiliates of ARM GP component of Non-Controlling Interest includes the $(158.7) million net impact at ARLP’s formation attributable to the Special GP’s contribution of net assets of $120.5 million offset by the Special GP’s retention of debt borrowing assumed by ARLP of $214.5 million and a distribution to the Special GP at the time of formation of $64.8 million.

7. RESTRICTED UNIT-BASED COMPENSATION

The Company accounts for the compensation expense of the non-vested restricted units granted under the Long-Term Incentive Plan (“LTIP”) using the intrinsic value method prescribed in Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees and the related FASB Interpretation No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans. Compensation cost for the non-vested restricted units is recorded on a pro-rata basis, as appropriate, given the cliff vesting nature of the grants, based upon the current market value of ARLP’s Common Units at the end of each period.

Consistent with the disclosure requirements of Statement of Financial Accounting Standards (“SFAS”) No. 148, Accounting for Stock-Based Compensation Transition and Disclosure, an amendment of SFAS No. 123, Accounting for Stock-Based Compensation, the following table demonstrates that compensation cost for the non-vested restricted units granted under the LTIP is the same under both the intrinsic value method and the provisions of SFAS No. 123 (in thousands, except per unit data):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Net income, as reported	$2,901	$835	$7,591	$2,214
Add: compensation expenses related to Long-Term Incentive Plan units included in reported net income, excluding the non-controlling interest portion	113	132	189	305

Deduct: compensation expense related to Long-Term Incentive Plan units determined under fair value method for all awards, excluding the non-controlling interest portion	(113)	(132)	(189)	(305)

Net income, pro forma	$2,901	$835	$7,591	$2,214

ALLIANCE RESOURCE MANAGEMENT GP, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

The total accrued liability associated with the LTIP as of September 30, 2005 and December 31, 2004 was $19,838,000 and $10,013,000, respectively, and is reported separately in current liabilities and combined with other long-term liabilities contained in the condensed consolidated balance sheets. See Recent Accounting Pronouncements discussion below concerning the impact of SFAS No. 123R, Share-Based Payment on accounting for the LTIP.

8. COMPONENTS OF PENSION PLAN NET PERIODIC BENEFIT COSTS

Components of the net periodic costs for each of the periods presented are as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Service cost	$813	$705	$2,438	$2,115
Interest cost	418	357	1,253	1,071
Expected return on plan assets	(483)	(421)	(1,448)	(1,264)
Prior service cost	13	12	38	36
Net loss	50	36	150	106

	$811	$689	$2,431	$2,064

As of September 30, 2005, ARLP had made contributions of $3,000,000 to the Pension Plan in 2005.

9. MINE DEVELOPMENT

The Company has mine development activities in progress at its Mettiki Coal (WV), LLC’s Mountain View, Hopkins County Coal, LLC’s Elk Creek and Pontiki Coal, LLC underground mines. Mine development costs are capitalized and represent costs that establish access to mineral reserves and include costs associated with sinking or driving shafts and underground drifts, permanent excavations, roads and tunnels.

10. RECENT ACCOUNTING PRONOUNCEMENTS

In November 2004, the FASB issued SFAS No. 151, Inventory Costs. SFAS No. 151 is an amendment of Accounting Research Bulletin (“ARB”) No. 43, Chapter 4, Paragraph 5 that deals with inventory pricing. SFAS No. 151 clarifies the accounting for abnormal amounts of idle facility expenses, freight, handling costs, and spoilage. Under previous guidance, Chapter 4, Paragraph 5 of ARB No. 43, items such as idle facility expense, excessive spoilage, double freight, and re-handling costs might be considered to be so abnormal, under certain circumstances, as to require treatment as current period charges. SFAS No. 151 eliminates the criterion of “so abnormal” and requires that those items be recognized as current period charges. Also, SFAS No. 151 requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS No. 151 is effective for fiscal years beginning after June 15, 2005. The Company is analyzing the requirements of SFAS No. 151 and believes that its adoption will not have a significant impact on the Company’s financial position, results of operations or cash flows.

In December 2004, the FASB issued SFAS No. 123R, Share-Based Payment. SFAS No. 123R is a revision of SFAS No. 123, Accounting for Stock Based Compensation, and supersedes APB No. 25. Among other items, SFAS No. 123R eliminates the use of APB No. 25 and the intrinsic value method of accounting, and requires companies to recognize in their financial statements the cost of employee services received in exchange for awards of equity instruments, based on the fair value of those awards on the grant date.

ALLIANCE RESOURCE MANAGEMENT GP, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

In April 2005, the Securities and Exchange Commission issued a rule that amends the implementation dates for the Company’s adoption of SFAS No. 123R from the third quarter of 2005 to the first quarter of 2006. SFAS No. 123R permits companies to adopt its requirements using either a “modified prospective” method, or a “modified retrospective” method. Under the “modified prospective” method, compensation cost is recognized in the financial statements beginning with the effective date, based on the requirements of SFAS No. 123R, of all share-based payments granted after the effective date of the rule and based on the requirements of SFAS No. 123 for all unvested awards granted prior to the effective date of SFAS No. 123R. Under the “modified retrospective” method, the requirements are the same as under the “modified prospective” method, but also permits entities to restate financial statements of previous periods based on pro forma disclosures made in accordance with SFAS No. 123. The Company is in the process of finalizing its evaluation of the appropriate transition method.

As permitted by SFAS No. 123, the Company currently accounts for unit-based payments to employees using the APB No. 25 intrinsic method and related FASB Interpretation No. 28 based upon the current market value of ARLP’s Common Units at the end of each period. The Company has recorded compensation expense of $5,728,000, $6,662,000, $9,565,000 and $15,385,000 for the three and nine months ended September 30, 2005 and 2004, respectively.

In March 2005, the FASB issued EITF No. 04-6 Accounting for Stripping Costs in the Mining Industry and concluded that stripping costs incurred during the production phase of a mine are variable production costs that should be included in the costs of the inventory produced during the period that the stripping costs are incurred. EITF No. 04-6 does not address the accounting for stripping costs incurred during the pre-production phase of a mine. EITF 04-6 is effective for the first reporting period in fiscal years beginning after December 15, 2005 with early adoption permitted. The effect of initially applying this consensus would be accounted for in a manner similar to a cumulative effect adjustment. Since the Company has historically adhered to the accounting principles similar to EITF 04-6 in accounting for stripping costs incurred at the Company’s surface operation, the Company does not believe that adoption of EITF 04-6, effective January 1, 2006, will have a material impact on its consolidated financial statements.

11. SUBSEQUENT EVENTS

On October 23, 2005, the Company exercised its option to lease and/or sublease certain reserves from an affiliate SGP Land, LLC, a subsidiary of ARH, which is a company owned by management, which reserves are contiguous to the Company’s Hopkins County Coal, LLC mining complex. Upon exercise of the option agreement, Hopkins County Coal entered into a Coal Lease and Sublease Agreement as well as a Royalty Agreement (collectively, the “Coal Lease Agreements”). The terms of the Coal Lease Agreements are through December 2015, with the right to extend the term for successive one-year periods for as long as the Company is mining within the coal field, as such term is defined in the Coal Lease Agreements.

The Coal Lease Agreements provide for five annual minimum royalty payments of $684,000 commencing in January 2006. The annual minimum royalty payments, consistent with the option agreement, and cumulative option fees of $3.4 million previously paid by the Company are fully recoupable against future tonnage royalty payments. Under the terms of the Coal Lease Agreements, Hopkins County Coal will also reimburse SGP Land for SGP Land’s base lease obligations.

On October 25, 2005, ARLP’s Compensation Committee determined that the vesting requirement for the 2003 LTIP grants of 278,710 restricted units (net of 3,700 restricted unit forfeitures) had been satisfied as of September 30, 2005. As a result of this vesting, on November 1, 2005 ARLP issued 165,426 Common Units to LTIP participants and paid cash of approximately $4,785,000, representing the equivalent of 113,284 Common Units to satisfy individual tax obligations of the LTIP participants.

ALLIANCE RESOURCE MANAGEMENT GP, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

On October 26, 2005, ARLP declared a quarterly distribution for the quarterly period ended September 30, 2005, of $0.4125 per unit, totaling approximately $17.6 million (which includes ARM GP’s portion of incentive distributions), on all of its Common Units outstanding, payable on November 14, 2005, to all unitholders of record as of November 4, 2005. Excluding ARM GP’s portion of the incentive distribution and general partner interest distribution of $2.2 and $0.4 million, respectively, the quarterly distribution to the non-controlling interest affiliates and non-affiliates totaled $15 million.

On October 31, 2005, the Company completed its annual property and casualty insurance renewal with the various insurance coverages effective as of October 1, 2005. Available capacity for underwriting property insurance has tightened as a result of recent events including insurance carrier losses associated with U.S. gulf coast hurricanes, poor loss claims history in the underground coal mining industry and our recent loss history (i.e., Vertical Belt Incident, MC Mining Fire Incident, and Dotiki Fire Incident). As a result, the Company will retain a participating interest along with our insurance carriers at an average rate of approximately 10% in the $75 million commercial property program. The aggregate maximum limit in the commercial property program is $75 million per occurrence of which we would be responsible for a maximum amount of $7.75 million for each occurrence, excluding a $1.5 million deductible for property damage and a 45-day waiting period for business interruption. As a result of the renewal for comparable levels of commercial property coverage, premiums for the property insurance program increased by approximately 130%. The Company can make no assurances that it will not experience significant insurance claims in the future, which as a result of the participation in the commercial property program, could have a material adverse effect on the business, financial conditions, results of operations and ability to purchase property insurance in the future.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Members

of Alliance Resource Management GP, LLC:

We have audited the accompanying consolidated balance sheets of Alliance Resource Management GP, LLC and subsidiaries (the “Company”) as of December 31, 2004 and 2003, and the related consolidated statements of operations, members’ capital (deficiency in capital), and cash flows for the years ended December 31, 2004 and 2003, the period from May 9, 2002 to December 31, 2002 (successor) and the period from January 1, 2002 to May 8, 2002 (predecessor). Our audits also included the financial statement schedule listed as Schedule II. These financial statements and financial schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Alliance Resource Management GP, LLC and subsidiaries at December 31, 2004 and 2003, and the results of their operations and their cash flows for the years ended December 31, 2004 and 2003, the period from May 9, 2002 to December 31, 2002 (successor) and the period from January 1, 2002 to May 8, 2002 (predecessor), in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Note 1, effective May 9, 2002, Alliance Resource Management GP, LLC became wholly owned by the combined ownership interest of AMH II, LLC and Alliance Management Holdings, LLC in a business combination accounted for using the purchase method of accounting and the purchase price was allocated to the assets acquired and liabilities assumed based on fair values. Accordingly, the predecessor combined financial statements for the period from January 1, 2002 to May 8, 2002, are not necessarily comparable to the successor financial statements in subsequent periods.

/s/    DELOITTE & TOUCHE LLP

Tulsa, Oklahoma

November 21, 2005

ALLIANCE RESOURCE MANAGEMENT GP, LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2004 AND 2003

(In thousands)

	December 31,
	2004	2003
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$31,184	$10,169
Trade receivables, less allowance of $0 and $763 at December 31, 2004 and 2003	56,967	36,374
Other receivables	1,637	1,931
Marketable securities	49,397	23,615
Inventories	13,839	14,527
Advance royalties	3,117	1,108
Prepaid expenses and other assets	4,345	3,432

Total current assets	160,486	91,156

PROPERTY, PLANT AND EQUIPMENT, AT COST	526,468	474,357
LESS ACCUMULATED DEPRECIATION, DEPLETION AND AMORTIZATION	(292,900)	(251,567)

Total property, plant and equipment	233,568	222,790
OTHER ASSETS:
Advance royalties	11,737	12,439
Coal supply agreements, net	2,723	5,445
Other long-term assets	4,353	4,723

Total other assets	18,813	22,607

TOTAL ASSETS	$412,867	$336,553

LIABILITIES AND MEMBERS’ DEFICIENCY IN CAPITAL

CURRENT LIABILITIES:
Accounts payable	$31,056	$22,780
Due to affiliates	890	1,348
Accrued taxes other than income taxes	10,745	10,375
Accrued payroll and related expenses	13,584	12,415
Accrued interest	5,402	5,402
Workers’ compensation and pneumoconiosis benefits	7,081	5,905
Current portion, accrued Long-Term Incentive Plan	7,500	10,756
Other current liabilities	12,051	5,739
Current maturities, long-term debt	18,000	—

Total current liabilities	106,309	74,720

LONG-TERM LIABILITIES:
Long-term debt, excluding current maturities	162,000	180,000
Pneumoconiosis benefits	19,833	17,131
Workers’ compensation	25,994	23,321
Reclamation and mine closing	32,838	21,717
Other liabilities	10,627	7,014

Total long-term liabilities	251,292	249,183

Total liabilities	357,601	323,903

COMMITMENTS AND CONTINGENCIES

NON-CONTROLLING INTEREST IN CONSOLIDATED PARTNERSHIP:
Affiliate	(150,828)	(163,000)
Non-Affiliate	211,441	181,429

Total non-controlling interest	60,613	18,429

MEMBERS’ DEFICIENCY IN CAPITAL:
Unrealized loss on marketable securities	(54)	(102)
Minimum pension liability	(5,122)	(3,789)
Members’ deficiency in capital	(171)	(1,888)

Total Members’ deficiency in capital	(5,347)	(5,779)

TOTAL LIABILITIES AND MEMBERS’ DEFICIENCY IN CAPITAL	$412,867	$336,553

See notes to consolidated financial statements.

ALLIANCE RESOURCE MANAGEMENT GP, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003,

THE PERIOD FROM MAY 9, 2002 TO DECEMBER 31, 2002 AND

THE PERIOD FROM JANUARY 1, 2002 TO MAY 8, 2002

(In thousands)

	Successor			Predecessor
	Year Ended December 31,		The Period From May 9, 2002 to December 31, 2002	The Period From January 1, 2002 to May 8, 2002
	2004	2003
SALES AND OPERATING REVENUES:

Coal sales	$599,399	$501,596	$317,158	$162,357
Transportation revenues	29,817	19,553	12,157	6,835
Other sales and operating revenues	24,073	21,598	14,086	6,299

Total revenues	653,289	542,747	343,401	175,491

EXPENSES:

Operating expenses	436,471	368,836	250,877	116,689
Transportation expenses	29,817	19,553	12,157	6,835
Outside purchases	9,913	8,508	6,138	3,939
General and administrative	45,400	28,243	12,943	7,395
Depreciation, depletion and amortization	53,674	52,505	34,134	18,281
Interest expense (net of interest income and interest capitalized of $852, $546, $891 and $477 for the Company’s respective periods)	14,963	15,980	10,626	5,782
Net gain from insurance settlement	(15,217)	—	—	—

Total operating expenses	575,021	493,625	326,875	158,921

INCOME FROM OPERATIONS	78,268	49,122	16,526	16,570

OTHER INCOME (LOSS)	1,121	1,374	(78)	618

INCOME BEFORE INCOME TAXES & NON-CONTROLLING INTEREST	79,389	50,496	16,448	17,188

INCOME TAX EXPENSE (BENEFIT)	2,641	2,577	(1,335)	241

INCOME BEFORE NON-CONTROLLING INTEREST	76,748	47,919	17,783	16,947

Affiliate non-controlling interest in consolidated partnership’s net income	(31,795)	(21,086)	(9,697)	(8,273)

Non-affiliate non-controlling interest in consolidated partnership’s net income	(41,516)	(26,520)	(9,403)	(8,194)

NET INCOME (LOSS)	$3,437	$313	$(1,317)	$480

See notes to consolidated financial statements.

ALLIANCE RESOURCE MANAGEMENT GP, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003,

THE PERIOD FROM MAY 9, 2002 TO DECEMBER 31, 2002 AND

THE PERIOD FROM JANUARY 1, 2002 TO MAY 8, 2002

(In thousands)

	Successor			Predecessor
	Year Ended December 31,		The Period From May 9, 2002 to December 31, 2002	The Period From January 1, 2002 to May 8, 2002
	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$3,437	$313	$(1,317)	$480
Adjustments to reconcile net income to net cash provided by operating activities:
Affiliate non-controlling interest in consolidated partnership’s net income	31,795	21,086	9,697	8,273
Non-affiliate non-controlling interest in consolidated partnership’s net income	41,516	26,520	9,403	8,194
Depreciation, depletion and amortization	53,674	52,505	34,134	18,281
Reclamation and mine closings	1,622	1,341	948	417
Coal inventory adjustment to market	488	687	48	—
Other	255	(353)	(1,332)	318
Changes in operating assets and liabilities:
Trade receivables	(20,593)	(3,459)	7,054	(7,276)
Other receivables	294	(1,828)	622	(864)
Inventories	200	(2,049)	14,809	(14,913)
Advance royalties	(1,307)	2,227	(1,667)	1,356
Accounts payable	8,644	(721)	(1,243)	(2,924)
Due to affiliates	(458)	1,454	9,940	1,336
Accrued taxes other than income taxes	370	2,271	938	997
Accrued payroll and related benefits	1,169	1,376	(1,474)	3,298
Deferred compensation	14,146	8,338	1,723	749
Accrued pneumoconiosis benefits	2,702	1,064	937	515
Workers’ compensation	3,849	4,002	1,502	1,066
Other	3,387	(4,482)	(2,422)	(116)

Total net adjustments	141,753	109,979	83,617	18,707

Net cash provided by operating activities	145,190	110,292	82,300	19,187

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(54,713)	(43,004)	(43,219)	(24,120)
Purchase of Warrior Coal	—	(12,661)	—	—
Proceeds from sale of property, plant and equipment	687	913	15	308
Purchase of marketable securities	(49,271)	(23,091)	—	—
Proceeds from marketable securities	23,537	—	7,455	2,630
Proceeds from assumption of liability	2,112	—	—	—

Net cash used in investing activities	(77,648)	(77,843)	(35,749)	(21,182)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on Warrior Coal revolving credit balance	—	(17,000)	—	—
Borrowings under revolving credit and working capital facilities	—	31,600	35,226	31,174
Payments under revolving credit and working capital facilities	—	(31,600)	(47,823)	(18,577)
Payments on long-term debt	—	(31,250)	(7,500)	(7,500)
Distributions paid by consolidated partnership to affiliate non-controlling interest	(19,361)	(16,366)	(11,652)	(3,829)
Contributions to consolidated partnership from affiliate non-controlling interest	3	9	—	—
Distributions paid by consolidated partnership to non-affiliate non-controlling interest	(25,184)	(19,928)	(11,379)	(3,793)
Contributions to consolidated partnership from non-affiliate non-controlling interest	—	53,927	—	—
Distributions paid to members	(1,985)	(882)	(2,308)	—

Net cash used in financing activities	(46,527)	(31,490)	(45,436)	(2,525)

NET CHANGE IN CASH AND CASH EQUIVALENTS	21,015	959	1,115	(4,520)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	10,169	9,210	8,095	12,615

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$31,184	$10,169	$9,210	$8,095

SUPPLEMENTAL CASH FLOW INFORMATION:
CASH PAID FOR:
Cash paid for interest	$15,229	$15,960	$9,280	$8,090

Cash paid to taxing authorities	$2,150	$2,681	$—	$—

NON-CASH ACTIVITY:
Market value of common units issued to Long-Term Incentive Plan participants upon vesting	$13,680	$—	$—	$—

Common units of ARLP contributed by members and retired by ARLP	$265	$890	$—	$—

Purchase price allocation in business combination	$—	$—	$103	$—

Debt and related accrued interest assumed by affiliated non-controlling interest in exchange for common units of ARLP	$—	$—	$2,151	$—

See notes to consolidated financial statements.

ALLIANCE RESOURCE MANAGEMENT GP, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF MEMBERS’ CAPITAL (DEFICIENCY IN CAPITAL)

AND COMPREHENSIVE INCOME (LOSS)

FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003,

THE PERIOD FROM MAY 9, 2002 TO DECEMBER 31, 2002 AND

THE PERIOD FROM JANUARY 1, 2002 TO MAY 8, 2002

(In thousands)

	Members’ Capital (Deficiency in Capital)	Unrealized Gain (Loss)	Minimum Pension Liability	Total Members’ Capital (Deficiency in Capital)
Predecessor balance at January 1, 2002	$15,859	$(74)	$(814)	$14,971
Net income	480	—	—	480
Unrealized loss	—	(16)	—	(16)

Total comprehensive income (loss)	480	(16)	—	464
Predecessor balance at May 8, 2002	16,339	(90)	(814)	15,435
Net loss	(1,317)	—	—	(1,317)
Unrealized loss	—	(60)	—	(60)
Minimum pension liability	—	—	(4,461)	(4,461)

Total comprehensive loss	(1,317)	(60)	(4,461)	(5,838)
Distribution to Members	(2,308)	—	—	(2,308)
Purchase price allocation in business combination	103	—	—	103

Successor balance at December 31, 2002	12,817	(150)	(5,275)	7,392
Net income	313	—	—	313
Unrealized gain	—	48	—	48
Minimum pension liability	—	—	1,486	1,486

Total comprehensive income	313	48	1,486	1,847
Distribution to Members	(882)	—	—	(882)
Members’ contribution	890	—	—	890
Warrior Coal purchase	(15,026)	—	—	(15,026)

Balance at December 31, 2003	(1,888)	(102)	(3,789)	(5,779)
Net income	3,437	—	—	3,437
Unrealized gain	—	48	—	48
Minimum pension liability	—	—	(1,333)	(1,333)

Total comprehensive income (loss)	3,437	48	(1,333)	2,152
Distribution to Members	(1,985)	—	—	(1,985)
Members’ contribution	265	—	—	265

Balance at December 31, 2004	$(171)	$(54)	$(5,122)	$(5,347)

See notes to consolidated financial statements.

ALLIANCE RESOURCE MANAGEMENT GP, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003,

THE PERIOD FROM MAY 9, 2002 TO DECEMBER 31, 2002 AND

THE PERIOD FROM JANUARY 1, 2002 TO MAY 8, 2002

1. ORGANIZATION AND PRESENTATION

Alliance Resource Management GP, LLC (“ARM GP”), a Delaware limited liability company, was formed in June 1999 to be the managing general partner of Alliance Resource Partners, L.P. ARM GP’s primary business purpose is to manage the affairs and operations of Alliance Resource Partners, L.P. and its subsidiaries (collectively referred to as “ARLP”). ARLP is a publicly traded Delaware limited partnership listed on the Nasdaq National Market under the symbol “ARLP.” ARLP conducts substantially all of its business through its wholly owned subsidiary, Alliance Resource Operating Partners, L.P. (the “Intermediate Partnership”). ARLP and the Intermediate Partnership were formed in May 1999 to acquire, own and operate the majority of the coal operations of Alliance Resource Holdings, Inc., a Delaware corporation (“ARH”) (formerly known as Alliance Coal Corporation).

The Delaware limited partnerships, limited liability companies and corporation that comprise ARLP and its subsidiaries are as follows: Alliance Resource Partners, L.P., Alliance Resource Operating Partners, L.P., Alliance Coal, LLC (the holding company for operations), Alliance Land, LLC, Alliance Properties, LLC, Alliance Service, Inc., Backbone Mountain, LLC, Excel Mining, LLC, Gibson County Coal, LLC, Hopkins County Coal, LLC, MC Mining, LLC, Mettiki Coal, LLC, Mettiki Coal (WV), LLC, Mt. Vernon Transfer Terminal, LLC, Pontiki Coal, LLC, Warrior Coal, LLC, Webster County Coal, LLC, and White County Coal, LLC.

Unless the context requires otherwise, references to “we”, “us”, “our” or the “Company” within these notes shall mean ARM GP and its consolidated subsidiaries, which include ARLP and its subsidiaries.

ARM GP owns a 0.99% general partner interest in ARLP, a 1.0001% general partner interest in the Intermediate Partnership, and a 0.001% managing interest in Alliance Coal, LLC, the operating subsidiary. In addition, ARM GP owns all of the “Incentive Distribution Rights” provided for in the ARLP Second Amended and Restated Agreement of Limited Partnership (the “ARLP Partnership Agreement”), which entitles it to receive increasing percentages up to 48% of any cash distributed by ARLP beginning with cash distributed in excess of $0.275 per unit in any quarter (Note 10) together with cash distributed by ARLP to ARM GP for its combined 2% general partner interest.

At December 31, 2004, Alliance Management Holdings, LLC (“AMH”) and AMH II, LLC (“AMH II”) owned 25.9% and 74.1%, respectively, of the members’ interest of ARM GP. AMH and AMH II are collectively referred to as the “Members” and are owned by management of ARM GP and ARLP. The 74.1% member’s interest owned by AMH II was previously owned by entities controlled by The Beacon Group, LP, a Delaware limited partnership, which together with its subsidiaries and affiliates, was a private investment and advisory partnership based in New York City with specific expertise in the energy industry. AMH II purchased The Beacon Group’s interest in ARM GP effective May 9, 2002, for $4.8 million in a business combination using the purchase method of accounting. The purchase price was allocated to the ARM GP assets acquired and the liabilities assumed based on their fair values. Accordingly, the predecessor combined financial statements for the period January 1, 2002 to May 8, 2002 are not necessarily comparable to the successor and combined financial statements in subsequent periods.

At December 31, 2004, AMH and AMH II also owned a limited partner interest in ARLP of 19,522 and 220,484 common units, respectively. AMH and AMH II’s limited partner interest in ARLP is included in the affiliate portion of non-controlling interest for consolidated financial statement presentation purposes.

Alliance Resource GP, LLC (the “Special GP”) owns a 0.01% general partner interest in ARLP and a 0.01% general partner interest in the Intermediate Partnership. Alliance Resource GP is a wholly-owned subsidiary of

ALLIANCE RESOURCE MANAGEMENT GP, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003,

THE PERIOD FROM MAY 9, 2002 TO DECEMBER 31, 2002 AND

THE PERIOD FROM JANUARY 1, 2002 TO MAY 8, 2002

ARH. At December 31, 2004, Alliance Resource GP also owns a 41.8% limited partner interest in ARLP that is attributable to its ownership of 15,310,622 common units of ARLP. Alliance Resource GP’s ownership in ARLP is included in the affiliate portion of the non-controlling interest for consolidated financial statement presentation purposes.

ARH is a wholly-owned subsidiary of Alliance Resource Holdings II, Inc. (“ARH II”), a Delaware corporation formed in May 2002 and owned by management of ARM GP and ARLP.

On February 14, 2003, ARLP acquired Warrior Coal, LLC (“Warrior Coal”) (Note 3). Because the Warrior Coal acquisition was between entities under common control, the acquisition was recorded at historical cost in a manner similar to that used in a pooling of interests. Accordingly, the consolidated financial statements and accompanying notes of the Company as of December 31 and May 8, 2002 and for the period from May 9, 2002 to December 31, 2002 and the period from January 1, 2002 to May 8, 2002 reflect the combined historical results of operations, financial position and cash flows of the Company and Warrior Coal. ARH Warrior Holdings, Inc. (“ARH Warrior Holdings”), a subsidiary of ARH, acquired Warrior Coal on January 26, 2001.

The number of reconciling items between our consolidated financial statements and those of ARLP are few. The primary differences between our consolidated balance sheet and that of ARLP are non-controlling interest in our net assets by the limited partners of ARLP and the elimination of our investment in ARLP with our underlying partner’s capital account in ARLP. The difference in consolidated net income is primarily attributable to non-controlling interest in consolidated ARLP net income resulting from the allocation of a significant portion of our consolidated earnings to the limited partners of ARLP.

We have not included earnings per share as we do not have outstanding shares, rather our membership interests are based on ownership percentages.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Estimates—The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts and disclosures in the consolidated financial statements. Actual results could differ from those estimates.

Fair Value of Financial Instruments—The carrying amounts for accounts receivable, marketable securities, and accounts payable approximate fair value because of the short maturity of those instruments. At December 31, 2004 and 2003, the estimated fair value of long-term debt was approximately $197.3 million and $204.6 million, respectively. The fair value of long-term debt is based on interest rates that management believes are currently available to the Company for issuance of debt with similar terms and remaining maturities.

Cash and Cash Equivalents—Cash and cash equivalents include cash on hand and on deposit, including highly liquid investments with maturities of three months or less.

Cash Management—The Company has presented book overdrafts of $2,192,000 and $1,257,000 at December 31, 2004 and 2003, respectively, in accounts payable in the consolidated balance sheets.

Marketable Securities—The Company currently classifies all marketable securities as available-for-sale securities. At December 31, 2004 and 2003, the cost of marketable securities is reported at fair value with

ALLIANCE RESOURCE MANAGEMENT GP, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003,

THE PERIOD FROM MAY 9, 2002 TO DECEMBER 31, 2002 AND

THE PERIOD FROM JANUARY 1, 2002 TO MAY 8, 2002

unrealized gains and losses reported as a component of Members’ capital until realized. The Company has restricted investments of $1,816,000 and $1,809,000 at December 31, 2004 and 2003, respectively, which are included in other assets in the consolidated balance sheets. The restricted marketable securities are held in escrow and secure reclamation bonds (Note 5).

Inventories—Coal inventories are stated at the lower of cost or market on a first-in, first-out basis. Supply inventories are stated at the lower of cost or market on an average cost basis.

Property, Plant and Equipment—Additions and replacements constituting improvements are capitalized. Maintenance, repairs, and minor replacements are expensed as incurred. Depreciation and amortization are computed principally on the straight-line method based upon the estimated useful lives of the assets or the estimated life of each mine, whichever is less ranging from 2 to 13 years. Depreciable lives for mining equipment and processing facilities range from 2 to 13 years. Depreciable lives for land and land improvements and depletable lives for mineral rights range from 5 to 13 years. Depreciable lives for buildings, office equipment and improvements range from 2 to 13 years. Gains or losses arising from retirements are included in current operations. Depletion of mineral rights is provided on the basis of tonnage mined in relation to estimated recoverable tonnage. At December 31, 2004 and 2003, land and mineral rights include $2,030,000 and $2,178,000, respectively, representing the carrying value of coal reserves attributable to properties where the Company is not currently engaged in mining operations or leasing to third parties, and therefore, the coal reserves are not currently being depleted. Management believes that the carrying value of these reserves will be recovered.

Mine Development Costs—Mine development costs are capitalized and amortized over the estimated life of the mine. Mine development costs represent costs that establish access to mineral reserves and include costs associated with sinking or driving shafts and underground drifts, permanent excavations, roads and tunnels.

Long-Lived Assets—The Company reviews the carrying value of long-lived assets and certain identifiable intangibles whenever events or changes in circumstances indicate that the carrying amount may not be recoverable based upon estimated undiscounted future cash flows. The amount of an impairment is measured by the difference between the carrying value and the fair value of the asset.

In June 2003, the Company idled the active surface mine at its Hopkins County Coal mining complex in response to soft market demand. In October 2004, the surface mine was re-opened in response to incremental sales opportunities from existing customers as well as strong market demand for Illinois Basin region coal. While the Hopkins County Coal mining complex was idled the Company evaluated the recoverability of the appropriate asset group and concluded that there was no impairment loss.

Advance Royalties—Rights to coal mineral leases are often acquired and/or maintained through advance royalty payments. Management assesses the recoverability of royalty prepayments based on estimated future production and capitalizes these amounts accordingly. Royalty prepayments expected to be recouped within one year are classified as a current asset. As mining occurs on those leases, the royalty prepayments are included in the cost of mined coal. Royalty prepayments estimated to be non-recoverable are expensed.

In March 2004, the Financial Accounting Standards Board (“FASB”) issued Emerging Issues Task Force Issue No. 04-2, Whether Mineral Rights Are Tangible or Intangible Assets. In this Issue, the Task Force reached the consensus that mineral rights are tangible assets and amended Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets, which

ALLIANCE RESOURCE MANAGEMENT GP, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003,

THE PERIOD FROM MAY 9, 2002 TO DECEMBER 31, 2002 AND

THE PERIOD FROM JANUARY 1, 2002 TO MAY 8, 2002

previously classified mineral rights as intangible assets. Consistent with other extractive industry entities, the Company has historically included its related assets as tangible, therefore there was no material effect on the Company’s consolidated financial statements upon adoption.

Coal Supply Agreements—A portion of the acquisition costs from a business combination in 1996 was allocated to coal supply agreements. This allocated cost is being amortized on the basis of coal shipped in relation to total coal to be supplied during the respective contract terms. The amortization periods end on various dates from September 2002 to December 2005. Accumulated amortization for coal supply agreements was $35,740,000 and $33,018,000 at December 31, 2004 and 2003, respectively. The aggregate amortization expense recognized for coal supply agreements was $2,722,000, $2,722,000, $2,493,000 and $1,371,000 for the years ended December 31, 2004 and 2003, the period from May 9, 2002 to December 31, 2002 and the period from January 1, 2002 to May 8, 2002, respectively. The estimated aggregate amortization expense for coal supply agreements for 2005 is approximately $2,723,000.

Reclamation and Mine Closing Costs—The liability for the estimated cost of future mine reclamation and closing procedures is recorded on a present value basis when incurred and the associated cost is capitalized by increasing the carrying amount of the related long-lived asset. Those costs relate to sealing portals at underground mines and to reclaiming the final pits and support acreage at surface mines. Other costs common to both types of mining are related to removing or covering refuse piles and settling ponds, and dismantling preparation plants, other facilities and roadway infrastructure.

Workers’ Compensation and Pneumoconiosis (“Black Lung”) Benefits—The Company is self-insured for workers’ compensation benefits, including black lung benefits. The Company accrues a workers’ compensation liability for the estimated present value of workers’ compensation and black lung benefits based on actuarial valuations.

Income Taxes—On a stand-alone basis, ARM GP was organized as a pass-through entity for federal income tax purposes. As a result, for federal income tax purposes, the Members are individually responsible for taxes of their allocable share of the taxable income of ARM GP. The Company’s tax basis in net assets exceeded the book basis in net assets by $125.8 million and $102.1 million at December 31, 2004 and 2003, respectively.

ARLP is not a taxable entity for federal or state income tax purposes; the tax effect of its activities accrues to the unitholders. Although publicly traded partnerships will, as a general rule, be taxed as corporations, ARLP qualifies for an exemption because at least 90% of its income consists of qualifying income. Net income for financial statement purposes may differ significantly from taxable income reportable to unitholders as a result of differences between the tax bases and financial reporting bases of assets and liabilities and the taxable income allocation requirements under the ARLP Partnership Agreement. ARLP’s subsidiary, Alliance Service, Inc. (“Alliance Service”), is subject to federal and state income taxes. Prior to ARLP’s acquisition of Warrior Coal, the financial results of Warrior Coal were subject to federal and state income taxes. The federal and state income taxes associated with Warrior Coal’s financial results from January 26, 2001, the date of ARH Warrior Holdings’ acquisition of Warrior Coal, to February 14, 2003, the date of ARLP’s acquisition of Warrior Coal, are included in income taxes. ARLP’s tax counsel has provided an opinion that ARLP, the Intermediate Partnership and the holding company will each be treated as a partnership. However, as is customary, no ruling has been or will be requested from the IRS regarding ARLP’s classification as a partnership for federal income tax purposes.

Revenue Recognition—Revenues from coal sales are recognized when title passes to the customer as the coal is shipped. Some coal supply agreements provide for price adjustments based on variations in quality

ALLIANCE RESOURCE MANAGEMENT GP, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003,

THE PERIOD FROM MAY 9, 2002 TO DECEMBER 31, 2002 AND

THE PERIOD FROM JANUARY 1, 2002 TO MAY 8, 2002

characteristics of the coal shipped. In certain cases, a customer’s analysis of the coal quality is binding and the results of the analysis are received on a delayed basis. In these cases, the Company estimates the amount of the quality adjustment and adjusts the estimate to actual when the information is provided by the customer. Historically such adjustments have not been material. Non-coal sales revenues primarily consist of rental and service fees associated with agreements to host and operate a third-party coal synfuel facility and to assist with the coal synfuel marketing and other related services. These non-coal sales revenues are recognized as the services are performed. Transportation revenues are recognized in connection with the Company incurring the corresponding costs of transporting the coal to customers through third-party carriers since the Company is directly reimbursed for these costs through customer billings.

Common Unit-Based Compensation—The Company accounts for the compensation expense of the non-vested restricted common units granted under the Long-Term Incentive Plan (“LTIP”) (Note 13) using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”) and the related Financial Accounting Standards Board Interpretation No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans (“FASB Interpretation No. 28”). Compensation cost for the restricted common units is recorded on a pro-rata basis, as appropriate given the “cliff vesting” nature of the grants, based upon the current market value of ARLP’s common units at the end of each period.

Consistent with the disclosure requirements of SFAS No. 148, Accounting for Stock-Based Compensation Transition and Disclosure, and amendment of SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS No. 123”), the following table demonstrates that compensation cost for the non vested restricted units granted under the LTIP is the same under the intrinsic value method and the provisions of SFAS No. 123 (in thousands, except per unit data):

	Successor			Predecessor
	Years Ended December 31,		The Period From May 9, 2002 to December 31, 2002	The Period From January 1, 2002 to May 8, 2002
	2004	2003
Net income, as reported	$3,437	$313	$(1,317)	$480

Add: compensation expenses related to Long-Term Incentive Plan units included in reported net income, excluding the non-controlling interest portion	403	152	13	33

Deduct: compensation expense related to Long-Term Incentive Plan units determined under fair value method for all awards, excluding the non-controlling interest portion	(403)	(152)	(13)	(33)

Net income, pro forma	$3,437	$313	$(1,317)	$480

The total accrued liability associated with the Long-Term Incentive Plan as of December 31, 2004 and 2003 was $10,013,000 and $12,493,000, respectively, and is reported separately in current liabilities and combined with other long-term liabilities contained in the consolidated balance sheets. See New Accounting Standards discussion below concerning the impact of SFAS No. 123R, Share-Based Payment, on accounting for the Long-Term Incentive Plan.

ALLIANCE RESOURCE MANAGEMENT GP, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003,

THE PERIOD FROM MAY 9, 2002 TO DECEMBER 31, 2002 AND

THE PERIOD FROM JANUARY 1, 2002 TO MAY 8, 2002

Segment Reporting—The Company has no reportable segments due to its operations consisting solely of producing and marketing coal and providing rental and service fees associated with producing and marketing coal synfuel, which meets the aggregation criteria of SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information. The Company has disclosed major customer sales information (Note 18). The Company’s geographic areas of operation are concentrated in the United States.

New Accounting Standards—In November 2004, the FASB issued SFAS No. 151, Inventory Costs. SFAS No. 151 is an amendment of Accounting Research Bulletin (“ARB”) No. 43, Chapter 4, Paragraph 5 that deals with inventory pricing. SFAS No. 151 clarifies the accounting for abnormal amounts of idle facility expenses, freight, handling costs, and spoilage. Under previous guidance, Chapter 4, Paragraph 5 of ARB No. 43, items such as idle facility expense, excessive spoilage, double freight, and re-handling costs might be considered to be so abnormal, under certain circumstances, as to require treatment as current period charges. This Statement eliminates the criterion of “so abnormal” and requires that those items be recognized as current period charges. Also, SFAS No. 151 requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS No. 151 is effective for fiscal years beginning after June 15, 2005. The Company is analyzing the requirements of SFAS No. 151 and believes that its adoption will not have any significant impact on the Company’s financial position, results of operations or cash flows.

In December 2004, the FASB issued SFAS No. 123R, Share-Based Payment. SFAS No. 123R is a revision of SFAS No. 123, Accounting for Stock Based Compensation, and supersedes APB 25. Among other items, SFAS No. 123R eliminates the use of APB 25 and the intrinsic value method of accounting, and requires companies to recognize the cost of employee services received in exchange for awards of equity instruments, based on the fair value of those awards on the grant date, in the financial statements.

In March 2005, the FASB Emerging Issues Task Force (“EITF”) issued EITF No. 04-06 Accounting for Stripping Costs in the Mining Industry and concluded that stripping costs incurred during the production phase of a mine are variable production costs that should be included in the costs of the inventory produced during the period that the stripping costs are incurred. EITF No. 04-06 does not address the accounting for stripping costs incurred during the pre-production phase of a mine. EITF 04-06 is effective for the first reporting period in fiscal years beginning after December 15, 2005 with early adoption permitted. The effect of initially applying this consensus would be accounted for in a manner similar to a cumulative-effect adjustment. Since the Company has historically adhered to the accounting principles similar to EITF 04-06 in accounting for stripping costs incurred at the Company’s surface operation, the Company does not believe that adoption of EITF 04-06, effective January 1, 2006, will have a material impact on its consolidated financial statements.

In April 2005, the Securities and Exchange Commission issued a rule that amends the implementation dates for the Company’s adoption of SFAS No. 123R from the third quarter of 2005 to the first quarter of 2006. SFAS No. 123R permits companies to adopt its requirements using either a “modified prospective” method, or a “modified retrospective” method. Under the “modified prospective” method, compensation cost is recognized in the financial statements beginning with the effective date, based on the requirements of SFAS No. 123R for all share-based payments granted after that date, and based on the requirements of SFAS No. 123 for all unvested awards granted prior to the effective date of SFAS No. 123R. Under the “modified retrospective” method, the requirements are the same as under the “modified prospective” method, but also permits entities to restate financial statements of previous periods based on pro forma disclosures made in accordance with SFAS No. 123. The Company is currently evaluating the appropriate transition method.

ALLIANCE RESOURCE MANAGEMENT GP, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003,

THE PERIOD FROM MAY 9, 2002 TO DECEMBER 31, 2002 AND

THE PERIOD FROM JANUARY 1, 2002 TO MAY 8, 2002

As permitted by SFAS No. 123, the Company currently accounts for share based payments to employees using the APB No. 25 intrinsic method and related FASB Interpretation No. 28 based upon the current market value of ARLP’s common units at the end of each period. The Company has recorded compensation expense of $20,320,000, $7,687,000, $1,669,000 and $669,000 for the years ended December 31, 2004 and 2003, the period from May 9, 2002 to December 31, 2002 and the period from January 1, 2002 to May 8, 2002, respectively. The Company has not yet determined which model it will use to measure the fair value of restricted unit-based compensation upon the adoption of SFAS No. 123R.

3. ACQUISITIONS

Warrior Coal

On February 14, 2003, Warrior Coal was acquired from an affiliate, ARH Warrior Holdings, a subsidiary of ARH, pursuant to an Amended and Restated Put and Call Option Agreement (“Put/Call Agreement”). Warrior Coal purchased the capital stock of Roberts Bros. Coal Co., Inc., Warrior Coal Mining Company, Warrior Coal Corporation and certain assets of Christian Coal Corp. and Richland Mining Co., Inc. in January 2001. ARM GP originally declined the opportunity to purchase these assets as ARLP had previously committed to major capital expenditures at two existing operations. As a condition to not exercising its right of first refusal, ARLP requested that ARH Warrior Holdings enter into a put and call arrangement for Warrior Coal. ARH Warrior Holdings and ARLP, with the approval of the Conflicts Committee of ARM GP, entered into the Put/Call Agreement in January 2001. Concurrently, ARH Warrior Holdings acquired Warrior Coal in January 2001 for $10.0 million.

The Put/Call Agreement preserved the opportunity for ARLP to acquire Warrior Coal during a specified time period. Under the terms of the Put/Call Agreement, ARH Warrior Holdings exercised its put option requiring ARLP to purchase Warrior Coal at a put option price of approximately $12.7 million.

The option provisions of the Put/Call Agreement were subject to certain conditions (unless otherwise waived), including, among others, (a) the non-occurrence of a material adverse change in the business and financial condition of Warrior Coal, (b) the prohibition of any dividends or other distributions to Warrior Coal’s shareholders, (c) the maintenance of Warrior Coal’s assets in good working condition, (d) the prohibition on the sale of any equity interest in Warrior Coal except for the options contained in the Put/Call Agreement, and (e) the prohibition on the sale or transfer of Warrior Coal’s assets except those made in the ordinary course of its business.

The Put/Call Agreement option prices reflected negotiated sale and purchase amounts that both parties determined would allow each party to satisfy acceptable minimum investment returns in the event either the put or call options were exercised. In January 2001 and in December 2002, ARLP developed financial projections for Warrior Coal based on due diligence procedures it customarily performs when considering the acquisition of a coal mine. The assumptions underlying the financial projections made by ARLP for Warrior Coal included, among others, (a) annual production levels ranging from 1.5 million to 1.8 million tons, (b) coal prices at or below the then current coal prices and (c) a discount rate of 12 percent. Based on these financial projections, as of the date of the acquisition and at December 31, 2002 and 2001, ARLP believed that the fair value of Warrior Coal was equal to or greater than the put option exercise price.

The put option price of $12.7 million was paid to ARH Warrior Holdings in accordance with the terms of the Put/Call Agreement. In addition, ARLP repaid Warrior Coal’s borrowings of $17.0 million under the revolving credit agreement between the Special GP and Warrior Coal. The primary borrowings under the revolving credit agreement financed new infrastructure capital projects at Warrior Coal that have contributed to

ALLIANCE RESOURCE MANAGEMENT GP, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003,

THE PERIOD FROM MAY 9, 2002 TO DECEMBER 31, 2002 AND

THE PERIOD FROM JANUARY 1, 2002 TO MAY 8, 2002

improved productivity and significantly increased capacity. ARLP funded the Warrior Coal acquisition through a portion of the proceeds received from the issuance of 2,250,000 Common Units at a public offering price of $22.51 per unit in which ARLP received $48.5 million before expenses of approximately $0.8 million, excluding underwriting fees. Because the Warrior Coal acquisition was between entities under common control, it has been accounted for at historical cost in a manner similar to that used in a pooling of interests.

Under the terms of the Put/Call Agreement, ARLP assumed certain other obligations, including a mineral lease and sublease with SGP Land, LLC (“SGP Land”), a subsidiary of the Special GP, covering coal reserves that have been and will continue to be mined by Warrior Coal. The terms and conditions of the mineral lease and sub-lease remained unchanged (Note 16).

Lodestar

On July 15, 2003, Hopkins County Coal, LLC (“Hopkins County Coal”) executed an Asset Purchase Agreement with Lodestar Energy, Inc. (“Lodestar”), a coal company operating in Chapter 7 bankruptcy proceedings. Concurrently, Hopkins County Coal entered into various other agreements (collectively, the Asset Purchase Agreement and the various other agreements are referred to as the “Lodestar Agreements”) with several parties, including the Kentucky Environmental and Public Protection Cabinet (“Cabinet”) and Frontier Insurance Company (“Frontier”). Closing of the Lodestar Agreements was subject to the resolution of numerous contingencies and/or conditions. Under the terms of the relevant Lodestar Agreements, Hopkins County Coal principally acquired a mining pit, created by Lodestar’s mining activities. The mining pit will be used for refuse disposal by ARLP’s Webster County Coal, LLC’s Dotiki mine. The purchase price included a nominal monetary amount and the assumption of remedial reclamation activities under the various mining permits acquired by Hopkins County Coal from Lodestar. The Cabinet accepted these remedial activities in lieu of certain solid waste closure requirements applicable to residual landfills. Hopkins County Coal also received $2.1 million from Frontier in exchange for the assumption of the remedial activities associated with the mining pit. As a result of closing the Lodestar Agreements on June 2, 2004, Hopkins County Coal recorded the fair value of the asset retirement obligation of approximately $4.1 million with a corresponding asset that was reduced by the $2.1 million of cash received.

Elk Creek—Tunnel Ridge

On October 21, 2004, ARLP announced an agreement, subject to finalization of definitive agreements, to enter into two separate coal leases, the Elk Creek reserves (“Elk Creek”), which are located in Hopkins County, Kentucky, and the Tunnel Ridge reserves (“Tunnel Ridge”), which are located in Ohio County, West Virginia and Washington County, Pennsylvania. These leases are estimated to contain approximately 100 million tons of high-sulfur coal reserves. The lessor for both leases is the Special GP. ARLP also announced plans to immediately begin the development process for these properties, which includes obtaining the necessary mining permits and securing sufficient coal sales commitments to justify the capital investment needed to bring these properties into production.

The Elk Creek reserve area encompasses approximately 9,000 acres and is contiguous to ARLP’s Hopkins County Coal complex. The Elk Creek coal reserves are currently estimated to include approximately 30 million tons of high-sulfur coal. The Elk Creek mine will be an underground mining complex, mining the West Kentucky No. 9 and No. 11 coal seams. It will utilize continuous mining units and employ room-and-pillar mining techniques. The mine intends to use the existing coal handling and other surface facilities owned by Hopkins County Coal. ARLP anticipates that the Elk Creek complex will employ as many as 250 individuals and produce

ALLIANCE RESOURCE MANAGEMENT GP, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003,

THE PERIOD FROM MAY 9, 2002 TO DECEMBER 31, 2002 AND

THE PERIOD FROM JANUARY 1, 2002 TO MAY 8, 2002

up to 3.2 million tons of coal annually. ARLP is estimating total capital expenditures to develop Elk Creek to be approximately $65.0 million. Coal supply commitments are currently being pursued. Construction of the Elk Creek mining complex began in the first quarter of 2005. ARLP expects to fund these capital expenditures with available cash and marketable securities on hand, future cash generated from operations and/or borrowings available under the revolving credit facility.

In December 2000, Hopkins County Coal entered into an option agreement to lease and/or sublease the Elk Creek reserves from ARLP’s Special GP. Under the terms of the option to lease and sublease, Hopkins County Coal paid an option fee of $645,000 during the year ended December 31, 2000, and paid option fees of $684,000 during each of the years ended December 31, 2001 and 2004, and during the period from May 9 to December 31, 2002. The 2003 option fee of $684,000 was paid in January 2004. Upon exercise of the option to lease or sublease, Hopkins County Coal is obligated to make an additional five annual advance minimum royalty payments of $684,000 per year, which royalty is fully recoupable against earned royalties. The earned royalty rate under the lease and/or sublease is $0.25 per ton.

In January 2005, ARLP acquired 100% of the limited liability company member interests of Tunnel Ridge, LLC for approximately $500,000 and the assumption of reclamation liabilities from Alliance Resource Holdings, Inc., a company owned by management of ARLP. Tunnel Ridge, LLC controls, through a coal lease agreement with the Special GP, approximately 9,400 acres of land located in Ohio County, West Virginia and Washington County, Pennsylvania containing an estimated 70 million tons of high-sulfur coal in the Pittsburgh No. 8 coal seam. Under the terms of the coal lease, beginning on January 1, 2005, Tunnel Ridge, LLC shall pay the Special GP an advance minimum royalty of $3.0 million per year. The advance royalty payments will be fully recoupable against earned royalties. The earned royalty rate under the coal lease is the greater of $0.75 per ton or 3.0% of the per ton gross sales price f.o.b. barge. The term of the coal lease is the earlier of 30 years or until exhaustion of all mineable and merchantable coal. ARLP has termination rights after the initial four years of the coal lease.

Tunnel Ridge, LLC also controls, under a separate lease agreement with the Special GP, the rights to approximately 900 acres of surface land and other tangible assets. Under the terms of the lease agreement, Tunnel Ridge, LLC shall pay to the Special GP an annual lease payment of $240,000 beginning January 1, 2005. The lease agreement has an initial term of four years, which may be extended by Tunnel Ridge, LLC, at the same annual lease payment rate, to be consistent with the term of the coal lease.

The Elk Creek and Tunnel Ridge transactions described above are related-party transactions and, as such, were reviewed by the Board of Directors of ARM GP and Conflicts Committee. Based upon these reviews, the Conflicts Committee determined that these transactions reflect market-clearing terms and conditions customary in the coal industry. As a result, the Board of Directors of ARM GP and its Conflicts Committee approved the Elk Creek and Tunnel Ridge transactions as fair and reasonable to ARLP and its limited partners.

4. MINE FIRE INCIDENTS

Dotiki Fire Incident

On February 11, 2004, Webster County Coal, LLC’s (“Webster County Coal”) Dotiki mine was temporarily idled for a period of twenty-seven calendar days following the occurrence of a mine fire that originated with a diesel supply tractor (the “Dotiki Fire Incident”). As a result of the firefighting efforts of the Mine Safety and Health Administration, Kentucky Department of Mines and Minerals, and Webster County Coal personnel, Dotiki successfully extinguished the fire and totally isolated the affected area of the mine behind permanent barriers. Initial

ALLIANCE RESOURCE MANAGEMENT GP, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003,

THE PERIOD FROM MAY 9, 2002 TO DECEMBER 31, 2002 AND

THE PERIOD FROM JANUARY 1, 2002 TO MAY 8, 2002

production resumed on March 8, 2004. For the Dotiki Fire Incident, the Company had commercial property insurance that provided coverage for damage to property destroyed, interruption of business operations, including profit recovery, and expenditures incurred to minimize the period and total cost of disruption to operations.

On September 10, 2004, the Company filed a final proof of loss with the applicable insurance underwriters reflecting a settlement (the “Dotiki Settlement”) of all expenses, losses and claims incurred by Webster County Coal and other affiliates arising from or in connection with the Dotiki Fire Incident (the “Dotiki Insurance Claim”) in the aggregate amount of $27.0 million, inclusive of a $1.0 million self-retention of initial loss, a $2.5 million deductible (collectively, the “Dotiki Insurance Deductibles”) and 10% co-insurance (the “2004 Co-Insurance”). The 2004 Insurance Deductibles and 2004 Co-Insurance were allocated on a pro-rata basis to each of the three areas of insurance recoveries discussed below. In addition, the accounting for two net partial advance payments in the aggregate amount of $8.1 million and the final net payment of $13.05 million, exclusive of the 2004 Insurance Deductible and 2004 Co-Insurance, were subject to the accounting methodology described below. Specifically, the Company evaluated and accounted for the insurance recoveries in the following areas:

1. Expenses incurred as a result of the fire—The Company incurred extra expenses, expediting expenses, and other costs associated with extinguishing the fire in an aggregate amount of approximately $7.1 million. With application of $5.6 million of the insurance recovery proceeds, the Company recorded net expenses of approximately $1.5 million.

2. Damage to Dotiki mine property—The Company incurred damage to Dotiki’s mine property (exclusive of any amounts relating to matters discussed in 1. above) of approximately $1.2 million, which property had a net book value of $138,000. Based on discussions with the underwriters culminating in the Dotiki Settlement, the Company recorded a net gain of approximately $785,000, reflecting the amount that the allocated insurance proceeds exceeded the net book value of the damaged property.

3. Dotiki mine business interruption costs and extra expense—Based on the negotiations with the underwriters leading to the Dotiki Settlement, the Company recorded a net gain of approximately $14.4 million for the recovery of business interruption costs and extra expenses stemming from the Dotiki Fire Incident. This net gain amount reflects an offset of approximately $200,000 for professional services expenses incurred in resolving the business interruption portion of the Dotiki Settlement.

Pursuant to the accounting methodology described above, the Company recorded (a) an offset to operating expenses of approximately $5.9 million and (b) a combined net gain of approximately $15.2 million for damage to property destroyed, interruption of business operations (including profit recovery), and extra expenses incurred to minimize the period and total cost of disruption to operations associated with the Dotiki Fire Incident.

MC Mining Fire Incident

On December 26, 2004, MC Mining, LLC’s Excel No. 3 mine was temporarily idled following the occurrence of a mine fire (the “MC Mining Fire Incident”). The fire was discovered by mine personnel near the bottom of the Excel No. 3 mine slope late in the evening of December 25, 2004. Under a firefighting plan developed by MC Mining, in cooperation with mine emergency response teams from the U.S. Department of Labor’s Mine Safety and Health Administration (“MSHA”) and Kentucky Office of Mine Safety and Licensing, the four portals at the Excel No. 3 mine were temporarily capped to deprive the fire of oxygen. A series of boreholes was then drilled into the mine from the surface, and nitrogen gas and foam were injected through the boreholes into the fire area to further suppress the fire. As a result of these efforts, the mine atmosphere was rendered substantially inert, or without oxygen, and the Excel No. 3 mine fire was effectively suppressed.

ALLIANCE RESOURCE MANAGEMENT GP, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003,

THE PERIOD FROM MAY 9, 2002 TO DECEMBER 31, 2002 AND

THE PERIOD FROM JANUARY 1, 2002 TO MAY 8, 2002

MC Mining then began construction of temporary and permanent barriers designed to completely isolate the mine fire area. Once the construction of the permanent barriers was completed, MC Mining began efforts to repair and rehabilitate the Excel No. 3 mine infrastructure. On February 21, 2005, the repair and rehabilitation efforts had progressed sufficiently to allow initial resumption of production. Coal production has returned to near normal levels, but continues to be adversely impacted by inefficiencies attributable to or associated with the MC Mining Fire Incident.

The Company maintains commercial property (including business interruption and extra expense) insurance policies with various underwriters, which policies are renewed annually in October and provide for self-retention and various applicable deductibles, including certain monetary and/or time element forms of deductibles (collectively, the “2005 Deductibles”) and 10% co-insurance (“2005 Co-Insurance”). The Company believes such insurance coverage will cover a substantial portion of the total cost of the disruption to MC Mining’s operations. However, concurrent with the renewal of the Company’s commercial property (including business interruption) insurance policies concluded on October 31, 2005, MC Mining confirmed with the current underwriters of the commercial property insurance coverage that any negotiated settlement of the losses arising from or in connection with the MC Mining Fire Incident would not exceed $40.0 million (inclusive of co-insurance and deductible amounts). Until the claim is resolved ultimately, through either the claim adjustment process, settlement, or litigation, with the applicable underwriters, the Company can make no assurance of the amount or timing of recovery of insurance proceeds.

Following the initial two submittals by the Company to a representative of the underwriters of its estimate of the expenses and losses (including business interruption losses) incurred by MC Mining and other affiliates arising from and in connection with the MC Mining Fire Incident (the “MC Mining Insurance Claim”), on September 15, 2005, the Company filed a third partial proof of loss, with an update through July 31, 2005. The Company continues to discuss the MC Mining Insurance Claim and the determination of the total claim amount with representatives of the underwriters. The MC Mining Insurance Claim will continue to be developed as additional information becomes available and the Company has completed its assessment of the losses (including the methodologies associated therewith) arising from or in connection with the MC Mining Fire Incident. At this time, based on the magnitude and complexity of the MC Mining Insurance Claim, the Company is unable to reasonably estimate the total amount of the MC Mining Insurance Claim as well as its exposure, if any, for amounts not covered by its insurance program.

For 2004, the Company made an initial estimate of certain costs primarily associated with activities relating to the suppression of the fire and the initial resumption of operations. Operating expenses for the 2004 fourth quarter were increased by $4.1 million to reflect an initial estimate of certain minimum costs attributable to the MC Mining Fire Incident that are not reimbursable under the Company’s insurance policies due to the application of the 2005 Deductibles and 2005 Co-Insurance.

For the interim 2005 consolidated financial statements, the accounting for partial payments and future payments, if any, made to the Company by the underwriters will be subject to the accounting methodology described below. The Company will evaluate its potential insurance recoveries under the applicable insurance policies in the following areas:

1. Fire Brigade/Extinguishing/Mine Recovery Expense; Expenses to Reduce Loss; Debris Removal Expenses; Demolition and Increased Cost of Construction; Expediting Expenses; and Extra Expenses incurred as a result of the fire—These expenses and other costs (e.g. professional fees) associated with extinguishing the fire, reducing the overall loss, demolition of certain property and removal of debris, expediting the recovery

ALLIANCE RESOURCE MANAGEMENT GP, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003,

THE PERIOD FROM MAY 9, 2002 TO DECEMBER 31, 2002 AND

THE PERIOD FROM JANUARY 1, 2002 TO MAY 8, 2002

from the loss, and extra expenses that would not have been incurred by the Partnership but for the MC Mining Fire Incident, are being expensed as incurred with related actual and/or estimated insurance recoveries recorded as they are considered to be probable, up to the amount of the actual cost incurred.

2. Damage to MC Mining mine property—The net book value of property destroyed of $154,000, was written off in the first quarter of 2005 with a corresponding amount recorded as an estimated insurance recovery, since such recovery is considered probable. Any insurance proceeds from the claims relating to the MC Mining mine property (other than amounts relating to the matters discussed in 1. above) that exceed the net book value of such damaged property are expected to result in a gain. The anticipated gain will be recorded when the MC Mining Insurance Claim is resolved and/or proceeds are received.

3. MC Mining mine business interruption losses—The Company will submit to a representative of the underwriters a business interruption loss analysis for the period of December 24, 2004 through July 31, 2005. Expenses associated with business interruption losses are expensed as incurred, and estimated insurance recoveries of such losses are recognized to the extent such recoveries are considered to be probable, up to the actual amount incurred. Recoveries in excess of actual costs incurred will be recorded as gains when the MC Mining Insurance Claim is resolved and/or proceeds are received.

In 2005, pursuant to the accounting methodology described above, the Company has recorded as an offset to operating expenses, $9.2 million, $1.1 million and $.3 million during the first, second, and third quarters of 2005, respectively which amounts represent the current estimated insurance recovery of actual costs incurred, net of the 2005 Deductible and 2005 Co-Insurance. Also in 2005, the Company received partial payments of $4.2 million, $5.3 million, $1.5 million and $1.1 million from the underwriters in June, August, October and November respectively. The accounting for these payments and future payments if any, made to the Company by the underwriters will be subject to the accounting methodology described above.

5. MARKETABLE SECURITIES AND RESTRICTED CASH

Marketable securities include or have historically included Federal home loan discount notes, banker’s acceptances, certificates of deposits and equity securities. At December 31, 2004 and 2003, the cost of the banker’s acceptances and certificates of deposit approximated fair value and no effect of unrealized gains (losses) is reflected in Members’ capital. The Federal home loan discount notes and equity securities had a cumulative unrealized loss reflected in Members’ capital of $54,000 and $102,000 at December 31, 2004 and 2003, respectively.

Marketable securities consist of the following at December 31, (in thousands):

	2004	2003
Federal home loan discount notes	$39,414	$—
Bankers acceptances	9,983	—
Certificates of deposit	—	23,091
Equity securities	—	524

Total unrestricted marketable securities	$49,397	$23,615

Restricted cash and cash equivalents	$1,816	$1,809

Total restricted cash and cash equivalents (included in other long-term assets)	$1,816	$1,809

ALLIANCE RESOURCE MANAGEMENT GP, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003,

THE PERIOD FROM MAY 9, 2002 TO DECEMBER 31, 2002 AND

THE PERIOD FROM JANUARY 1, 2002 TO MAY 8, 2002

6. INVENTORIES

Inventories consist of the following at December 31, (in thousands):

	2004	2003
Coal	$4,822	$6,186
Supplies	9,017	8,341

	$13,839	$14,527

7. PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following at December 31, (in thousands):

	2004	2003
Mining equipment and processing facilities	$448,571	$411,070
Land and mineral rights	22,281	20,705
Buildings, office equipment and improvements	46,281	36,786
Construction in progress	9,335	5,796

	526,468	474,357
Less accumulated depreciation, depletion and amortization	(292,900)	(251,567)

	$233,568	$222,790

8. LONG-TERM DEBT

Long-term debt consists of the following at December 31, (in thousands):

	2004	2003
Senior notes	$180,000	$180,000
Less current maturities	(18,000)	—

	$162,000	$180,000

The Intermediate Partnership has $180 million principal amount of 8.31% senior notes due August 20, 2014, payable in ten equal annual installments of $18 million beginning in August 2005 with interest payable semiannually. On August 22, 2003, the Intermediate Partnership completed an $85 million revolving credit facility which expires September 30, 2006. The revolving credit facility replaced a $100 million credit facility that would have expired August 2004. The Company paid in full all amounts outstanding under the original credit facility with borrowings of $20 million under the new revolving credit agreement. The interest rate on the revolving credit facility is based on either the (i) London Interbank Offered Rate or (ii) the “Base Rate,” which is equal to the greater of the JPMorgan Chase Prime Rate or the Federal Funds Rate plus  1/2 of 1%, plus, in either case, an applicable margin. The Company incurred certain costs aggregating $1.2 million associated with the revolving credit facility. These costs have been deferred and are being amortized as a component of interest expense over the term of the revolving credit facility. The Company had no borrowings outstanding under the revolving credit facility at December 31, 2004. Letters of credit can be issued under the revolving credit facility not to exceed $30 million; outstanding letters of credit reduce amounts available under the revolving credit

ALLIANCE RESOURCE MANAGEMENT GP, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003,

THE PERIOD FROM MAY 9, 2002 TO DECEMBER 31, 2002 AND

THE PERIOD FROM JANUARY 1, 2002 TO MAY 8, 2002

facility. At December 31, 2004, the Company had letters of credit of $9.0 million outstanding under the revolving credit facility to secure the Company’s obligations for reclamation liabilities and workers’ compensation benefits.

The senior notes and revolving credit facility are guaranteed by all of the subsidiaries of the Intermediate Partnership. The senior notes and revolving credit facility contain various restrictive and affirmative covenants, including the amount of distributions by the Intermediate Partnership and the incurrence of other debt exceeding $35 million. The senior note restrictions on distributions are consistent with the ARLP Partnership Agreement and the credit facility limit borrowings to fund distributions to $25,000,000. The Intermediate Partnership was in compliance with the covenants of both the revolving credit facility and senior notes at December 31, 2004.

The Company previously entered into and has maintained agreements with two banks to provide additional letters of credit in an aggregate amount of $25.0 million to maintain surety bonds to secure its obligations for reclamation liabilities and workers’ compensation benefits. At December 31, 2004, the Company had $22.2 million in letters of credit outstanding under these agreements. The Special GP guarantees the letters of credit (Note 16).

Aggregate maturities of long-term debt are payable as follows (in thousands):

Year Ending December 31,
2005	$18,000
2006	18,000
2007	18,000
2008	18,000
2009	18,000
Thereafter	90,000

$180,000

9. NON-CONTROLLING INTEREST IN CONSOLIDATED PARTNERSHIP

Non-controlling interest in consolidated partnership (Non-Controlling Interest) represents third-party and related party ownership interests in the net assets of ARLP. The following table shows the components of Non-Controlling Interest at December 31, (in thousands):

	2004	2003
Affiliates of ARM GP	$(150,828)	$(163,000)
Non-Affiliates of ARM GP	211,441	181,429

	$60,613	$18,429

As a result of common control considerations, our consolidated financial information reflects the assets and liabilities from the consolidated financial information of ARLP, with any third-party and non-controlling affiliate investors’ ownership in our consolidated balance sheet amounts shown as Non-Controlling Interest.

The Non-Controlling Interest designated as Affiliates of ARM GP represents the limited partner interest in ARLP controlled through the common units held by the Special GP, AMH and AMH II and the Special GP’s 0.01% general partner interest in ARLP and 0.01% general partner interest in the Intermediate Partnership.

ALLIANCE RESOURCE MANAGEMENT GP, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003,

THE PERIOD FROM MAY 9, 2002 TO DECEMBER 31, 2002 AND

THE PERIOD FROM JANUARY 1, 2002 TO MAY 8, 2002

The Non-Controlling Interest designated as Non-Affiliates of ARM GP represents the limited partners interest in ARLP controlled through the common unit ownership, excluding the common units held by the Special GP and the common units held by AMH and AMH II.

The following table shows cash distributions paid to and contributions from each component of the Non-Controlling Interest for the periods indicated:

	Successor			Predecessor
	Years Ended December 31,		The Period From May 9, 2002 to December 31, 2002	The Period From January 1, 2002 to May 8, 2002
	2004	2003
Distributions paid to non-controlling interests:
ARLP’s limited partners	$44,536	$36,286	$23,026	$7,621
Special GP	9	7	4	2

Contributions from non-controlling interests:
ARLP’s limited partners	—	53,927	—	—
Special GP	3	9	—	—

Distributions in the table above paid to Non-Controlling Interest represent ARLP’s quarterly distributions in accordance with the ARLP Partnership Agreement.

Contributions in the table above from ARLP’s limited partners in 2003 represent the combined net proceeds of $54.7 million from public offerings of common units in February and March 2003 less expenses of $0.8 million.

In addition to the cash distributions and contributions above, ARLP issued 231,126 common units valued at $13.7 million in November 2004 pursuant to the Long-Term Incentive Plan (Note 13).

The Affiliates of ARM GP component of Non-Controlling Interest includes the $(158.7) million net impact at ARLP’s formation attributable to the Special GP’s contribution of net assets of $120.6 million offset by the Special GP’s retention of debt borrowing assumed by ARLP of $214.5 million and a distribution to the Special GP at the time of formation of $64.8 million.

10. DISTRIBUTIONS OF AVAILABLE CASH FROM THE CONSOLIDATED PARTNERSHIP

The ARLP Partnership Agreement provides for the conversion of the Subordinated Units into Common Units after meeting certain financial tests. ARLP satisfied, in two stages, the financial tests that resulted in the Subordinated Units being converted into Common Units. First, ARLP satisfied certain financial tests that provided for the early conversion of one-half of the Subordinated Units (i.e. 6,422,530 Subordinated Units) to Common units in September 2003. Second, ARLP satisfied the final conversion financial tests for converting the remaining Subordinated Units (i.e., 6,422,532 Subordinated Units) to Common Units in September 2004. The Board of Directors (and its Conflicts Committee) for ARM GP approved management’s determination that the early conversion financial tests and the final conversion financial tests were met. As a result, one-half of the Subordinated Units converted into Common Units on November 15, 2003 and the remaining one-half of the Subordinated Units converted into Common Units on November 2, 2004.

ALLIANCE RESOURCE MANAGEMENT GP, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003,

THE PERIOD FROM MAY 9, 2002 TO DECEMBER 31, 2002 AND

THE PERIOD FROM JANUARY 1, 2002 TO MAY 8, 2002

ARLP will distribute 100% of its available cash within 45 days after the end of each quarter to unitholders of record and to the General Partners. Available cash is generally defined as all cash and cash equivalents of ARLP on hand at the end of each quarter less reserves established by ARM GP in its reasonable discretion for future cash requirements. These reserves are retained to provide for the conduct of ARLP’s business, the payment of debt principal and interest and to provide funds for future distributions.

As quarterly distributions of available cash exceed the minimum quarterly distribution (“MQD”) and target distribution levels as established in the ARLP Partnership Agreement, holders of Incentive Distribution Rights receive distributions based on specified increasing percentages of the available cash that exceed the MQD and the target distribution levels. ARM GP owns all of the Incentive Distribution Rights provided for in the ARLP Partnership Agreement. The ARLP Partnership Agreement defines the MQD as $0.25 per unit ($1.00 per unit on an annual basis). The target distribution levels are based on the amounts of available cash from ARLP’s operating surplus distributed for a given quarter that exceed the MQD and common unit arrearages, if any.

Under the quarterly incentive distribution provisions of the ARLP Partnership Agreement, the holders of Incentive Distribution Rights are entitled to receive 15% of the amount ARLP distributes in excess of $0.275 per unit, 25% of the amount ARLP distributes in excess of $0.3125 per unit, and 50% of the amount ARLP distributes in excess of $0.375 per unit. These percentages include distribution provisions to ARM GP for its 2% general partner interest in ARLP. During 2004, ARLP allocated to ARM GP incentive distributions of $1,828,000. In the Company’s consolidated financial statements, the incentive distributions are eliminated for presentation purposes. There were no incentive distributions allocated to ARM GP for the year ended 2003, the period from May 9, 2002 to December 31, 2002 and the period from January 1, 2002 to May 8, 2002. The following table summarizes the quarterly per unit

	Successor			Predecessor
	Years Ended December 31,		The Period From May 9, 2002 to December 31, 2002	The Period From January 1, 2002 to May 8, 2002
	2004	2003
First Quarter	$0.28125	$0.26250	N/A	$0.25000
Second Quarter	$0.31250	$0.26250	$0.25000	N/A
Third Quarter	$0.32500	$0.26250	$0.25000	N/A
Fourth Quarter	$0.32500	$0.26250	$0.25000	N/A

On January 27, 2005, ARLP declared a quarterly distribution of $0.375 per unit, totaling approximately $14,797,000 (which includes ARM GP’s portion of incentive distributions), payable on February 14, 2005, to all unitholders of record on February 7, 2005. Excluding ARM GP’s portion of the incentive distribution and general partner interest distribution of $903,000 and $293,000, respectively, the quarterly distribution to the non-controlling interest affiliates and non-affiliate totaled $13,601,000.

ALLIANCE RESOURCE MANAGEMENT GP, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003,

THE PERIOD FROM MAY 9, 2002 TO DECEMBER 31, 2002 AND

THE PERIOD FROM JANUARY 1, 2002 TO MAY 8, 2002

11. INCOME TAXES

The Company’s subsidiary, Alliance Service, is subject to federal and state income taxes. In conjunction with a decision to relocate the coal synfuel facility from Hopkins County Coal to Warrior Coal, agreements for a portion of the services provided to the coal synfuel producer were assigned to Alliance Service in December 2002. Alliance Service has no temporary differences between the financial reporting basis and the tax basis of its assets and liabilities. Prior to the Company’s acquisition of Warrior Coal, the financial results of Warrior Coal were subject to federal and state income taxes. The federal and state income taxes associated with Warrior Coal’s financial results prior to the Company’s acquisition on February 14, 2003, are included in income taxes. Components of income tax expense (benefit) are as follows (in thousands):

	Successor			Predecessor
	Years Ended December 31,		The Period From May 9, 2002 to December 31, 2002	The Period From January 1, 2002 to May 8, 2002
	2004	2003
Current:	$2,089	$1,516	$282	$28
Federal	552	431	40	5

State	2,641	1,947	322	33

Deferred:
Federal	—	550	(1,451)	182
State	—	80	(206)	26

	—	630	(1,657)	208

Income tax expense (benefit)	$2,641	$2,577	$(1,335)	$241

Reconciliations from the provision for income taxes at the U.S. federal statutory rate to the effective tax rate for the provision for income taxes are as follows (in thousands):

	Successor			Predecessor
	Years Ended December 31,		The Period From May 9, 2002 to December 31, 2002	The Period From January 1, 2002 to May 8, 2002
	2004	2003
Income taxes at statutory rate	$27,742	$17,668	$5,757	$6,016

Less: Income taxes at statutory rate on income not subject to income taxes	(25,409)	(15,855)	(6,722)	(5,865)

Increase/(decrease) resulting from:
Depletion	—	—	(74)	(40)
State taxes, net of federal income tax benefit	333	313	(166)	30
Deferred tax assets retained by ARH Warrior Holdings	—	413	—	—
Other	(25)	38	(130)	100

Income tax expense (benefit)	$2,641	$2,577	$(1,335)	$241

ALLIANCE RESOURCE MANAGEMENT GP, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003,

THE PERIOD FROM MAY 9, 2002 TO DECEMBER 31, 2002 AND

THE PERIOD FROM JANUARY 1, 2002 TO MAY 8, 2002

12. EMPLOYEE BENEFIT PLANS

Defined Contribution Plans—ARLP’s employees currently participate in a defined contribution profit sharing and savings plan sponsored by ARLP. This plan covers substantially all full-time employees. Plan participants may elect to make voluntary contributions to this plan up to a specified amount of their compensation. ARLP makes matching contributions based on a percent of an employee’s eligible compensation and for certain subsidiaries it makes an additional non-matching contribution also based on an employee’s eligible compensation. Additionally, ARLP contributes a defined percentage of eligible earnings for certain employees not covered by the defined benefit plan described below. ARLP’s expense for its plan was approximately $3,267,000, $2,975,000, $1,952,000 and $1,007,000 for the years ended December 31, 2004 and 2003, the period from May 9, 2002 to December 31, 2002 and the period from January 1, 2002 to May 8, 2002, respectively.

Defined Benefit Plans—Certain employees at the mining operations participate in a defined benefit plan (the “Pension Plan”) sponsored by ARLP. The benefit formula is a fixed dollar unit based on years of service.

The following sets forth changes in benefit obligations and plan assets for the years ended December 31, 2004 and 2003 and the funded status of the Pension Plan reconciled with amounts reported in the Company’s consolidated financial statements at December 31, 2004 and 2003, respectively (dollars in thousands):

	2004	2003
Change in benefit obligations:
Benefit obligations at beginning of year	$22,948	$18,077
Service cost	2,821	2,502
Interest cost	1,427	1,215
Actuarial loss	2,180	1,367
Benefits paid	(270)	(213)

Benefit obligation at end of year	29,106	22,948

Change in plan assets:
Fair value of plan assets at beginning of year	21,185	12,432
Employer contribution	—	5,397
Actual return on plan assets	2,392	3,569
Benefits paid	(270)	(213)

Fair value of plan assets at end of year	23,307	21,185

Funded status	(5,799)	(1,763)

Unrecognized prior service cost	90	139
Unrecognized actuarial loss	5,122	3,789

Net amount recognized	$(587)	$2,165

Amounts recognized in statement of financial position:
Accrued benefit liability	$(5,799)	$(1,763)
Intangible asset	90	139
Accumulated other comprehensive income	5,122	3,789

Net amount recognized	$(587)	$2,165

ALLIANCE RESOURCE MANAGEMENT GP, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003,

THE PERIOD FROM MAY 9, 2002 TO DECEMBER 31, 2002 AND

THE PERIOD FROM JANUARY 1, 2002 TO MAY 8, 2002

	2004	2003
Weighted-average assumptions as of December 31:
Discount rate	5.75%	6.25%

Weighted-average assumptions used to determine net periodic benefit cost for the year ended December 31:
Discount rate	6.25%	6.75%
Expected return on plan assets	8.00%	8.00%

Weighted-average asset allocations as of December 31:
Equity securities	88%	86%
Fixed income securities	11%	13%
Cash and cash equivalents	1%	1%

	100%	100%

	Successor			Predecessor
	Years Ended December 31,		The Period From May 9, 2002 to December 31, 2002	The Period From January 1, 2002 to May 8, 2002
	2004	2003
Components of net periodic benefit cost:
Service cost	$2,821	$2,502	$1,460	$789
Interest cost	1,427	1,215	618	334
Expected return on plan assets	(1,686)	(1,115)	(681)	(369)
Prior service cost	48	48	31	17
Net loss	141	399	—	—

Net periodic benefit cost	$2,751	$3,049	$1,428	$771

Effect on minimum pension liability	$(1,333)	$(1,486)	$2,897	$1,564

Estimated future benefit payments as of December 31, 2004 are as follows (in thousands):

Year Ending December 31,
2005	$460
2006	634
2007	806
2008	998
2009	1,219
2010-2014	10,322

$14,439

The actuarial loss component of the change in benefit obligations for 2004 and 2003 was primarily attributable to reductions in the discount rate assumptions. ARLP contributed $3,000,000 to the Pension Plan in 2005.

ALLIANCE RESOURCE MANAGEMENT GP, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003,

THE PERIOD FROM MAY 9, 2002 TO DECEMBER 31, 2002 AND

THE PERIOD FROM JANUARY 1, 2002 TO MAY 8, 2002

The Compensation Committee (“Compensation Committee”) of the Board of Directors of ARM GP maintains a Funding and Investment Policy Statement (“Policy Statement”) for the Pension Plan. The Policy Statement provides that the assets of the Pension Plan be invested in a diversified mix of domestic equity securities and international equity securities, domestic fixed income securities and cash equivalents with the goal of ensuring that the Pension Plan assets provide sufficient resources to meet or exceed benefit obligations. Investment options, which may be through mutual funds, collective funds, or direct investment in individual stock, bonds or cash equivalent investments, include (a) money market accounts, (b) U.S. Government bonds, (c) corporate bonds, (d) large, mid, and small capitalization stocks, and (e) international stocks. The Policy Statement imposes the following limitations, subject to exceptions authorized by the Compensation Committee under unusual market conditions: the maximum investment in any one stock should not exceed 10% of the total stock portfolio, the maximum investment in any one industry should not exceed 30% of the total stock portfolio, and the average credit quality of the bond portfolio should be at least AA with a maximum amount of non-investment grade debt of 10%. The Policy Statement’s current asset allocation guidelines are as follows:

	Percentage of Total Portfolio
	Minimum	Target	Maximum
Domestic stocks	50%	70%	90%
Foreign stocks	0%	10%	20%
Fixed income/cash	5%	20%	40%

The expected long-term rate of return assumption is developed based on input from an independent investment manager, including its review of asset class return, expectations by economists, and an independent actuary. ARLP’s advisors base the projected returns on broad equity and bond indices. The Pension Plan’s expected long-term rate of return is based on an asset allocation assumption of 80.0% with equity manager, with an expected long-term rate of return of 10.4%, and 20.0% with fixed income managers, with an expected long-term rate of return of 5.4%. The Pension Plan was established effective January 1, 1997 and ARLP’s initial contribution to the Pension Plan was made in 1998.

13. COMPENSATION PLANS

Effective January 1, 2000, ARM GP adopted the Long-Term Incentive Plan (the “LTIP”) for certain employees and directors of the Company and its affiliates who perform services for the Company. Annual grant levels and vesting provisions for designated participants are recommended by the President and Chief Executive Officer of the Company, subject to the review and approval of the Compensation Committee. Grants are made either of restricted units, which are “phantom” units that entitle the grantee to receive a Common Unit or an equivalent amount of cash upon the vesting of the phantom unit, or options to purchase Common Units. Common Units to be delivered upon the vesting of restricted units or to be issued upon exercise of a unit option will be acquired by the Company in the open market at a price equal to the then prevailing price, or directly from ARH or any other third party, including units newly issued by ARLP, units already owned by the Company, or any combination of the foregoing.

The aggregate number of units reserved for issuance under the LTIP is 1,200,000. Effective January 1, 2004, the Compensation Committee approved an amendment to the LTIP clarifying that if an award is paid or settled in cash rather than through the delivery of units, then the units granted by such award shall be “reloaded” with respect to which options and restricted units may be granted under the LTIP in the future. In November 2004, the initial LTIP vesting requirements were met when ARLP satisfied the final conversion financial tests for

ALLIANCE RESOURCE MANAGEMENT GP, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003,

THE PERIOD FROM MAY 9, 2002 TO DECEMBER 31, 2002 AND

THE PERIOD FROM JANUARY 1, 2002 TO MAY 8, 2002

converting the remaining Subordinated Units into Common Units (Note 10). As a result, LTIP grants of 770,420 units vested in November 2004. ARLP issued 462,252 Common Units to participants and paid cash to or on behalf of participants for the equivalent of 308,168 units to satisfy personal income tax obligations. During 2004 and 2003 the Compensation Committee approved grants of 205,570 and 282,410 restricted units, respectively, which will vest December 31, 2006 and September 30, 2005, subject to the satisfaction of certain financial tests. As of December 31, 2004, 5,530 restricted units of outstanding LTIP grants have been forfeited. Expenses related to the LTIP were approximately $20,320,000, $7,687,000, $1,669,000 and $669,000 for the years ended 2004 and 2003, the period from May 9, 2002 to December 31, 2002 and the period from January 1, 2002 to May 8, 2002, respectively. Effective January 1, 2005, the Compensation Committee approved additional grants of 114,390 restricted units, which will vest January 1, 2008, subject to the satisfaction of certain financial tests. As of December 31, 2004 there were 255,298 Common Units available for future issuance under the LTIP assuming all grants currently issued and outstanding for calendar year 2003, 2004 and 2005 are settled with common units.

Effective January 1, 1997, the Company adopted a Supplemental Executive Retirement Plan (the “SERP”) for certain officers and key employees. The purpose of the SERP is to enhance ARLP’s ability to retain specific officers and key employees, by providing them with the deferred compensation benefits contained in the SERP. The intent of the SERP is to provide each participant with retirement benefits that are comparable in value to those of similar retirement programs administered by other companies, as well as to align each participant’s supplemental benefits under the SERP with the interests of ARLP’s unitholders. All allocations made to participants under the SERP are made in the form of “phantom” units. The SERP is administered by the Compensation Committee. The Company is able to amend or terminate the plan at any time. Expenses related to the SERP were approximately $2,099,000, $626,000, $21,000 and $43,000 for the years ended 2004 and 2003, the period from May 9, 2002 to December 31, 2002 and the period from January 1, 2002 to May 8, 2002, respectively. The total accrued liability associated with the SERP plan as of December 31, 2004 and 2003 was $3,657,000 and $1,558,000, respectively, and is included in other liabilities in the consolidated balance sheets.

14. RECLAMATION AND MINE CLOSING COSTS

The majority of the Company’s operations are governed by various state statutes and the Federal Surface Mining Control and Reclamation Act of 1977, which establish reclamation and mine closing standards. These regulations, among other requirements, require restoration of property in accordance with specified standards and an approved reclamation plan. The Company has estimated the costs and timing of future reclamation and mine closing costs and recorded those estimates on a present value basis using discount rates ranging from 4.22% to 6.0%.

On January 1, 2003, the Company adopted SFAS No. 143, Accounting for Asset Retirement Obligations, which requires the fair value of a liability for an asset retirement obligation to be recognized in the period in which it is incurred. Since the Company has historically adhered to accounting principles similar to SFAS No. 143, this standard had no material effect on the Company’s consolidated financial statements upon adoption.

ALLIANCE RESOURCE MANAGEMENT GP, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003,

THE PERIOD FROM MAY 9, 2002 TO DECEMBER 31, 2002 AND

THE PERIOD FROM JANUARY 1, 2002 TO MAY 8, 2002

Discounting resulted in reducing the accrual for reclamation and mine closing costs by $28,760,000 and $10,332,000 at December 31, 2004 and 2003, respectively. Estimated payments of reclamation and mine closing costs as of December 31, 2004 are as follows (in thousands):

Year Ending December 31,
2005	$1,180
2006	2,327
2007	3,779
2008	558
2009	264
Thereafter	54,670

Aggregate undiscounted reclamation and mine closing	62,778
Effect of discounting	(28,760)

Total reclamation and mine closing costs	34,018
Less current portion	(1,180)

Reclamation and mine closing costs	$32,838

The following table presents the activity affecting the reclamation and mine closing liability (in thousands):

	Successor			Predecessor
	Years Ended December 31,		The Period From May 9, 2002 to December 31, 2002	The Period From January 1, 2002 to May 8, 2002
	2004	2003
Beginning balance	$23,466	$23,456	$20,652	$20,518
Accretion	1,622	1,341	940	425
Payments	(899)	(1,054)	(574)	(291)
Allocation of liability associated with acquisition, Mine development and change in assumptions	9,829	(277)	2,438	—

Ending balance	$34,018	$23,466	$23,456	$20,652

The reclamation and mine closing cost liability increase of $9,829,000 was primarily attributable to the Lodestar acquisition of $4,129,000 described in Note 3 and the initial land disturbances associated with new operations at Mettiki Coal, LLC and Mettiki Coal (WV), LLC of a combined $2,329,000. The liability also increased as the permitted refuse disposal areas were expanded at several existing operations and a comprehensive study related to water treatment costs was completed. Collectively, these reclamation issues also resulted in the effect of discounting increasing to $28,760,000 from $10,332,000.

15. PNEUMOCONIOSIS (“BLACK LUNG”) BENEFITS

Certain mine operating entities of the Company are liable under state statutes and the Federal Coal Mine Health and Safety Act of 1969, as amended, to pay black lung benefits to eligible employees and former employees and their dependents.

ALLIANCE RESOURCE MANAGEMENT GP, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003,

THE PERIOD FROM MAY 9, 2002 TO DECEMBER 31, 2002 AND

THE PERIOD FROM JANUARY 1, 2002 TO MAY 8, 2002

Pneumoconiosis (“black lung”) benefits liability is calculated using the service cost method. Under the service cost method the calculation of the actuarial present value of the estimated black lung obligation is based on an actuarial study performed by an independent actuary. Actuarial gains or losses are amortized over the remaining service period of active miners. The discount rate used to calculate the estimated present value of future obligations was 4.5% and 4.7% at December 31, 2004 and 2003, respectively.

The reconciliation of changes in benefit obligations at December 31, 2004 and 2003 is as follows (in thousands):

	2004	2003
Benefit obligations at beginning of year	$17,633	$16,067
Service Cost	1,217	947
Interest cost	1,091	978
Actuarial loss	549	65
Benefits and expense paid	(155)	(424)

Benefit obligations at end of year	$20,335	$17,633

The U.S. Department of Labor has issued revised regulations that will alter the claims process for the federal black lung benefit recipients. Both the coal and insurance industries have challenged certain provisions of the revised regulations through litigation, but the regulations were upheld, with some exceptions as to the retroactive application of the regulations. The revised regulations are expected to result in an increase in the incidence and recovery of black lung claims.

16. RELATED PARTY TRANSACTIONS

SGP Land—Webster County Coal has a mineral lease and sublease with SGP Land requiring annual minimum royalty payments of $2.7 million, payable in advance through 2013 or until $37.8 million of cumulative annual minimum and/or earned royalty payments have been paid. Webster County Coal paid royalties of $4,611,000, $3,460,000 and $2,700,000 for the years ended December 31, 2004 and 2003, and the period from May 9, 2002 to December 31, 2002, respectively. Webster County Coal made no royalty payments to SGP Land during the period from January 1, 2002 to May 8, 2002. Webster County Coal has recouped as earned royalties all advance minimum royalty payments made in accordance with these lease terms except for $805,000 as of December 31, 2004.

Warrior Coal has a mineral lease and sublease with SGP Land. Under the terms of the lease, Warrior Coal has paid and will continue to pay in arrears an annual minimum royalty obligation of $2,270,000 until $15,890,000 of cumulative annual minimum and/or earned royalty payments have been paid. The annual minimum royalty periods are from October 1 through the end of the following September 30, expiring September 30, 2007. Warrior Coal paid royalties of $2,561,000, $2,453,000, $1,627,000 and $500,000 for the years ended December 31, 2004 and 2003, the period from May 9, 2002 to December 31, 2002 and the period from January 1, 2002 to May 8, 2002, respectively. Warrior Coal has recouped as earned royalties all advance minimum royalty payments made in accordance with these lease terms except for $636,000 as of December 31, 2004.

Under the terms of the mineral lease and sublease agreements described above, Webster County Coal and Warrior Coal also reimburse SGP Land for SGP Land’s base lease obligations. ARLP reimbursed SGP Land

ALLIANCE RESOURCE MANAGEMENT GP, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003,

THE PERIOD FROM MAY 9, 2002 TO DECEMBER 31, 2002 AND

THE PERIOD FROM JANUARY 1, 2002 TO MAY 8, 2002

$5,428,000, $4,395,000, $2,709,000 and $1,213,000 for the years ended December 31, 2004 and 2003, the period from May 9, 2002 to December 31, 2002 and the period from January 1, 2002 to May 8, 2002, respectively, for the base lease obligations. Webster County Coal and Warrior Coal have recouped as earned royalties all advance minimum royalty payments made in accordance with these terms except for $216,000 as of December 31, 2004.

In 2001, SGP Land, as successor in interest to an unaffiliated third party, entered into an amended mineral lease with MC Mining. Under the terms of the lease, MC Mining has paid and will continue to pay an annual minimum royalty obligation of $300,000 until $6.0 million of cumulative annual minimum and/or earned royalty payments have been paid. MC Mining paid royalties of $479,000, $231,000 and $337,000 for the year ended December 31, 2003, the period from May 9, 2002 to December 31, 2002 and the period from January 1, 2002 to May 8, 2002, respectively. The 2004 annual minimum royalty obligation of $300,000 was paid in January 2005. MC Mining has recouped as earned royalties all advance minimum royalty payments made under these lease terms as of December 31, 2004.

At December 31, 2004, ARLP also has an option to lease and/or sublease certain reserves from SGP Land, which reserves are contiguous to ARLP’s Hopkins County Coal, LLC mining complex. Under the terms of the option to lease and sublease, ARLP paid option fees of $1,368,000 and $684,000 during the year ended December 31, 2004 and the period from May 9, 2002 to December 31, 2002, respectively. The 2003 option fee of $684,000 was paid in January 2004 and is included in the due to affiliates balance as of December 31, 2003. ARLP made no payments under the terms of this lease agreement for the period January 1, 2002 to May 8, 2002. The anticipated annual minimum royalty obligation is $684,000, payable in advance through 2009 (Note 20).

Special GP—ARLP has a non-cancelable operating lease arrangement with the Special GP for the coal preparation plant and ancillary facilities at the Gibson County Coal, LLC mining complex. Based on the terms of the lease, ARLP will make monthly payments of approximately $216,000 through January 2011. Lease expense incurred for the years ended December 31, 2004 and 2003, the period from May 9, 2002 to December 31, 2002 and the period from January 1, 2002 to May 8, 2002 was $2,595,000, $2,595,000, $1,685,000 and $910,000, respectively.

The Company previously entered into and has maintained agreements with two banks to provide letters of credit in an aggregate amount of $25.0 million (Note 8). At December 31, 2004, the Company had $22.2 million in outstanding letters of credit. The Special GP guarantees these letters of credit. Historically, the Company has compensated the Special GP for a guarantee fee equal to 0.30% per annum of the face amount of the letters of credit outstanding. During 2003 the Special GP agreed to waive the guarantee fee in exchange for a parent guarantee from the Intermediate Partnership and Alliance Coal, LLC on the mineral lease and sublease with Webster County Coal and Warrior Coal described above. Since the guarantee is made on behalf of entities within the consolidated company, the guarantee has no fair value under FIN No. 45 and does not impact the consolidated financial statements. The Company paid approximately $31,300, $37,000 and $11,200 in guarantee fees to the Special GP for the year ended December 31, 2003, the period from May 9, 2002 to December 31, 2002 and the period from January 1, 2002 to May 8, 2002, respectively.

ALLIANCE RESOURCE MANAGEMENT GP, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003,

THE PERIOD FROM MAY 9, 2002 TO DECEMBER 31, 2002 AND

THE PERIOD FROM JANUARY 1, 2002 TO MAY 8, 2002

17. COMMITMENTS AND CONTINGENCIES

Commitments—The Company leases buildings and equipment under operating lease agreements that provide for the payment of both minimum and contingent rentals. ARLP also has a non-cancelable lease with the Special GP (Note 16). Future minimum lease payments under operating leases are as follows (in thousands):

Year Ending December 31,	Affiliate	Others	Total
2005	$2,595	$2,071	$4,666
2006	2,595	1,650	4,245
2007	2,595	819	3,414
2008	2,595	264	2,859
2009	2,595	13	2,608
Thereafter	2,810	—	2,810

	$15,785	$4,817	$20,602

Lease expense under all operating leases was $6,112,000, $5,490,000, $3,070,000 and $1,637,000 for the years ended December 31, 2004 and 2003, the period from May 9, 2002 to December 31, 2002 and the period from January 1, 2002 to May 8, 2002, respectively.

In October 2002, the Company entered into a master equipment lease. The Company’s credit facilities limit the amount of total operating lease obligations to $10 million payable in any period of 12 consecutive months. This master equipment lease is subject to this limitation on lease obligations. The Company entered into nine operating leases during 2003 under the master equipment lease with lease terms ranging from three to six years. The Company did not enter into any new equipment leases under the master equipment lease during 2004.

Contractual Commitments—In connection with planned capital projects, the Company had contractual commitments of approximately $8.4 million at December 31, 2004.

General Litigation—The Company is involved in various lawsuits, claims and regulatory proceedings, incidental to its business. The Company provides for costs related to litigation and regulatory proceedings, including civil fines issued as part of the outcome of such proceedings, when a loss is probable and the amount is reasonably determinable. Although the ultimate outcome of these matters cannot be predicted with certainty, in the opinion of management, the outcome of these matters, to the extent not previously provided for or covered under insurance, is not expected to have a material adverse effect on the Company’s business, financial position or results of operations. Nonetheless, these matters or estimates that are based on current facts and circumstances, if resolved in a manner different from the basis on which management has formed its opinion, could have a material adverse effect on the Company’s financial position or results of operations.

Other—During September 2004, the Company completed its annual property and casualty insurance renewal. As a result, the Company and its affiliates retained a 10.0% participating interest along with its insurance carriers in the commercial property program. The aggregate maximum limit in the commercial property program is $75 million per occurrence of which the Company would be responsible for a maximum amount of $7.5 million for each occurrence, excluding a $3.5 million deductible.

In 2004, Mettiki Coal (WV), LLC began developing an underground longwall mining operation in Tucker County, West Virginia (the “Mountain View Mine,” also known as the “E-Mine”), which will eventually replace

ALLIANCE RESOURCE MANAGEMENT GP, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003,

THE PERIOD FROM MAY 9, 2002 TO DECEMBER 31, 2002 AND

THE PERIOD FROM JANUARY 1, 2002 TO MAY 8, 2002

the Company’s Mettiki Coal, LLC’s existing longwall mining operation at the D-Mine located in Garrett County, Maryland. The Mountain View Mine is located approximately 10 miles from Mettiki Coal. In order to proceed with development of the Mountain View Mine, Mettiki Coal (WV) submitted various permit applications to the West Virginia Department of Environmental Protection (“WVDEP”), including an application for approval to conduct underground mining. WVDEP issued the required permits in the spring of 2004. Certain complainants appealed WVDEP’s decision issuing the underground mining permit to the West Virginia Surface Mine Board (“SMB”), which held administrative hearings on the matter in late 2004 and early 2005. On March 8, 2005, the SMB issued a final order concluding consideration of the appeal without rendering a decision, which, by operation of West Virginia law, resulted in the affirmation of WVDEP’s decision to issue the underground mining permit. The complainants appealed the SMB decision, but subsequently voluntarily agreed to withdraw their appeal, which was dismissed with prejudice by the Tucker County Circuit Court in West Virginia on April 26, 2005.

On April 19, 2005, these same complainants submitted a letter to the United States Department of the Interior’s Office of Surface Mining, Reclamation and Enforcement (“OSM”), and the OSM’s regional field office in Charleston, West Virginia, (“CHFO”), requesting federal monitoring and inspection of the Mountain View Mine and alleging that operations at the mine would create acid mine drainage with no defined end point. By written notice, dated April 21, 2005, the CHFO advised WVDEP that it would review the complainant’s allegation that the Mountain View Mine would cause material harm to the hydrological balance within and outside of the permit area. Following its initial review, on September 15, 2005, the CHFO notified WVDEP that it intended to initiate a formal investigation into the issuance of the underground mining permit for the Mountain View Mine. WVDEP requested an informal review of the CHFO decision by the OSM, and by two letters, both dated October 21, 2005, (a) OSM reversed the decision of the CHFO concluding that the CHFO lacked statutory authority to review the WVDEP’s issuance of the underground mining permit and (b) the United States Department of the Interior advised the complainants that this was the Department of the Interior’s final decision of the matters raised in their letter of April 19, 2005. The Company is presently conducting mine development activities at the Mountain View Mine, and is not currently subject to any pending or threatened agency or third-party claims.

On October 12, 2004, Pontiki Coal, LLC (“Pontiki”), one of the Company’s subsidiaries and the successor-in-interest of Pontiki Coal Corporation as a result of a merger completed on August 4, 1999, was served with a complaint from ICG, LLC (“ICG”) alleging breach of contract and seeking declaratory relief to determine the parties’ rights under a coal sales agreement (the “Horizon Agreement”), dated October 3, 1998, as amended on February 28, 2001, between Horizon Natural Resource Sales Company (“Horizon Sales”), as buyer, and Pontiki Coal Corporation, as seller. ICG has represented that it acquired the rights and assumed the liabilities of the Horizon Agreement effective September 30, 2004, as part of an asset sale approved by the U.S. Bankruptcy Court supervising the bankruptcy proceedings of Horizon Sales and its affiliates.

The complaint alleged that from January 2004 to August 2004, Pontiki failed to deliver a total of 138,111 tons of coal resulting in an alleged loss of profits for ICG of $4.1 million. In November 2005, the Company and ICG settled this contract dispute. Under the terms of the settlement agreement, the existing coal supply agreement was amended to change the coal quality specifications and exclude from the definition of “force majeure” the events of railcar shortages and geological and quality issues with respect to coal. By separate agreements (a) several subsidiaries of the Company agreed to indemnify ICG with respect to the performance or non-performance of certain coal sales to ICG that ICG has one or more existing coal supply agreements for resale of the coal purchased from Pontiki and (b) a subsidiary of the Company entered into an agreement to purchase

ALLIANCE RESOURCE MANAGEMENT GP, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003,

THE PERIOD FROM MAY 9, 2002 TO DECEMBER 31, 2002 AND

THE PERIOD FROM JANUARY 1, 2002 TO MAY 8, 2002

approximately 892,000 tons of coal from ICG, which the Company expects to resell at a profit. The indemnification provision represents an assurance of the performance of Pontiki and, therefore, is not within the scope of FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. These agreements will expire on or by December 31, 2006.

At certain of the Company’s operations, property tax assessments for several years are under audit by the related tax authorities. The Company believes that it has recorded adequate liabilities based on reasonable estimates of any property tax assessments that may be ultimately assessed as a result of these audits.

18. CONCENTRATION OF CREDIT RISK AND MAJOR CUSTOMERS

The Company has significant long-term coal supply agreements, some of which contain prospective price adjustment provisions designed to reflect changes in market conditions, labor and other production costs and, when the coal is sold other than FOB the mine, changes in transportation rates. Total revenues to major customers, including transportation revenues (Note 2), which exceed ten percent of total revenues (Customer C comprised less than nine percent of total revenues in 2004 and Customer D comprised less than ten percent of total revenues in 2004, 2003 and the period from January 1, 2002 to May 8, 2002) are as follows (in thousands):

	Successor			Predecessor
	Years Ended December 31,		The Period From May 9, 2002 to December 31, 2002	The Period From January 1, 2002 to May 8, 2002
	2004	2003
Customer A	$124,847	$116,750	$79,519	$33,575
Customer B	89,887	78,724	49,116	23,108
Customer C	56,658	52,561	44,041	25,892
Customer D	47,914	48,463	31,063	18,100

Trade accounts receivable from these customers totaled approximately $26.3 million at December 31, 2004. The Company’s bad debt experience has historically been insignificant; however, the Company established an allowance of $763,000 during 2001, due to the Company’s total credit exposure to Enron Corp., which filed for bankruptcy protection during December 2001. The Company received $114,000 in 2004 for its claim against Enron and recognized as a recovery in 2004. Financial conditions of its customers could result in a material change to this estimate in future periods. The coal supply agreements with Customers A, B, C and D expire in 2007, 2006, 2010 and 2012, respectively.

ALLIANCE RESOURCE MANAGEMENT GP, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003,

THE PERIOD FROM MAY 9, 2002 TO DECEMBER 31, 2002 AND

THE PERIOD FROM JANUARY 1, 2002 TO MAY 8, 2002

19. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

A summary of the quarterly operating results for the Company is as follows (in thousands):

	Quarter Ended
	March 31, 2004(1)	June 30, 2004	September 30, 2004(2)	December 31, 2004(3)
Revenues	$157,824	$162,546	$158,261	$174,658
Operating income	22,490	27,178	29,334	14,229
Income before income taxes	18,961	23,587	25,864	10,977
Net income	358	1,021	835	1,223

	Quarter Ended
	March 31, 2003	June 30, 2003	September 30, 2003	December 31, 2003(4)
Revenues	$124,925	$133,471	$141,799	$142,552
Operating income (loss)	18,054	12,811	15,203	19,034
Income (loss) before income taxes	14,080	9,278	11,459	15,679
Net income (loss)	(396)	199	207	303

Operating income in the above table represents income from operations before interest expense.

(1)	The Company’s March 31, 2004 quarterly results were impacted by extra expenses associated with extinguishing the Dotiki Fire Incident, in addition the Company recognized as an offset to operating expenses $2.9 million representing estimated insurance recoveries for expenses incurred as a result of the Dotiki Fire Incident (Note 4).

(2)	The Company’s September 30, 2004 quarterly results were impacted by an offset to operating expenses of $2.8 million due to the final settlement of insurance claims attributable to the Dotiki Fire Settlement and a net gain from insurance settlement of approximately $15.2 million attributable to the final settlement of insurance claims attributable to the Dotiki Fire Incident (Note 4).

(3)	The Company’s December 31, 2004 quarterly results were impacted by an accrual of $4.1 million reflecting the Company’s initial estimate of certain minimum costs attributable to the MC Mining Fire Incident that are not reimbursable under the Company’s insurance policies (Note 4).

(4)	The Company’s December 31, 2003 quarterly results were impacted by a contractual modification that resulted in a $2.0 million favorable pricing adjustment associated with coal feedstock sales to Synfuel Solutions Operating LLC for shipments made primarily in 2003 but prior to the fourth quarter of 2003. Additionally, operating expenses decreased due to the reversal of an expense accrual of $1.2 million established in 1998. The expense accrual was established in conjunction with the idling of Pontiki in 1998 that created an expectation of a probable increase in workers’ compensation costs associated with the terminated workforce. The expected anticipated increase in workers’ compensation claims did not emerge and, with limited exceptions, the statute of limitations expired in December 2003 for the filing or reopening of workers’ compensation claims associated with the employee terminations.

ALLIANCE RESOURCE MANAGEMENT GP, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003,

THE PERIOD FROM MAY 9, 2002 TO DECEMBER 31, 2002 AND

THE PERIOD FROM JANUARY 1, 2002 TO MAY 8, 2002

20. SUBSEQUENT EVENTS

On January 1, 2005, ARLP acquired 100% of the limited liability company member interest of Tunnel Ridge, LLC from Alliance Resource Holdings, Inc., a company owned by management of ARLP (Note 3).

On June 14, 2005, White County Coal, LLC’s Pattiki mine was temporarily idled following the failure of the vertical conveyor belt system (the “Vertical Belt Incident”) used in conveying raw coal out of the mine. After repair efforts and evaluation, Pattiki mine resumed initial production operations on July 21, 2005. Production of raw coal has returned to levels that existed prior to the occurrence of the Vertical Belt Incident. The Company’s operating expenses were increased by $2.9 million for the nine months ended September 30, 2005 to reflect the estimated direct expenses and costs attributable to the Vertical Belt Incident, which estimate included a $1.3 million retirement of the damaged vertical belt equipment. The Company has not identified currently any significant additional costs compared to the original cost estimates and is conducting an analysis of all possible alternatives to mitigate the losses. White County Coal confirmed with the current underwriters of the commercial property insurance coverage that it would not file a formal insurance claim for losses arising from or in connection with the Vertical Belt Incident.

On October 23, 2005, the Company exercised its option to lease and/or sublease certain reserves from an affiliate SGP Land, LLC, a subsidiary of ARH, which is a company owned by management, which reserves are contiguous to the Company’s Hopkins County Coal, LLC mining complex. Upon exercise of the option agreement, Hopkins County Coal entered into a Coal Lease and Sublease Agreement as well as a Royalty Agreement (collectively, the “Coal Lease Agreements”). The terms of the Coal Lease Agreements are through December 2015, with the right to extend the term for successive one-year periods for as long as the Company is mining within the coal field, as such term is defined in the Coal Lease Agreements.

The Coal Lease Agreements provide for five annual minimum royalty payments of $684,000 commencing in January 2006. The annual minimum royalty payments, consistent with the option agreement, and cumulative option fees of $3.4 million previously paid by the Partnership are fully recoupable against future tonnage royalty payments. Under the terms of the Coal Lease Agreements, Hopkins County Coal will also reimburse SGP Land for SGP Land’s base lease obligations.

On October 31, 2005, the Company completed its annual property and casualty insurance renewal with the various insurance coverages effective as of October 1, 2005. Available capacity for underwriting property insurance has tightened as a result of recent events including insurance carrier losses associated with U.S. gulf coast hurricanes, poor loss claims history in the underground coal mining industry and our recent loss history (i.e., the MC Mining Fire, Dotiki Fire and the Pattiki Vertical Belt Incidents). As a result, the Company will retain a participating interest along with our insurance carriers at an average rate of approximately 10% in the $75 million commercial property program. The aggregate maximum limit in the commercial property program is $75 million per occurrence of which we would be responsible for a maximum amount of $7.75 million for each occurrence, excluding a $1.5 million deductible for property damage and a 45-day waiting period for business interruption. As a result of the renewal for comparable levels of commercial property coverage, premiums for the property insurance program increased by approximately 130%. The company can make no assurances that it will not experience significant insurance claims in the future, which as a result of the participation in the commercial property program, could have a material adverse effect on the business, financial conditions, results of operations and ability to purchase property insurance in the future.

SCHEDULE II

ALLIANCE RESOURCE MANAGEMENT GP, LLC

VALUATION AND QUALIFYING ACCOUNTS

YEARS ENDED DECEMBER 31, 2004, 2003,

THE PERIODS MAY 9, 2002 TO DECEMBER 31, 2002 AND JANUARY 1, 2002 TO MAY 8, 2002

	Balance At Beginning Of Year	Additions Charged To Income	Deductions	Balance At End Of Year
	(in thousands)
2004
Allowance for doubtful accounts	$763	$—	$763	$—

2003
Allowance for doubtful accounts	$763	$—	$—	$763

May 9, 2002 to December 31, 2002
Allowance for doubtful accounts	$763	$—	$—	$763

January 1, 2002 to May 8, 2002
Allowance for doubtful accounts	$763	$—	$—	$763

The Company established an allowance of $763,000 during 2001 due to the Company’s total credit exposure to Enron Corp. which filed for bankruptcy protection during December 2001. In 2004, the Company collected approximately $114,000 from the sale to a third-party of a bankruptcy claim relating to this receivable to a third-party. The remaining balance of $649,000 was written off.

APPENDIX A

Amended and Restated Agreement

of Limited Partnership of Alliance Holdings GP, L.P.

A-1

APPENDIX B

Glossary

Ash:    Impurities consisting of incombustible matter that are contained in coal. Since ash increases the weight of coal, it adds to the cost of transportation handling, and can affect the burning characteristics of coal. Coal with a higher percentage of ash will have a lower heating value.

British Thermal Unit, or Btu:    A measure of the energy required to raise the temperature of one pound of water one degree Fahrenheit.

Clean Air Act:    The Federal Clean Air Act.

Coal Seam:    Coal deposits occur in layers typically separated by rock. Each layer is called a “seam.”

Coke:    A hard, dry carbon substance produced by heating coal to a very high temperature in the absence of air. Coke is used in the manufacture of iron and steel. Its production results in a number of useful by-products.

Compliance Coal:    Coal which, when burned, emits less than 1.2 pounds of sulfur dioxide per million Btu. Compliance coal meets sulfur emission standards imposed by Phase I and II of the Clean Air Act.

Continuous Mining:    A form of underground room and pillar mining, which involves the excavation of a series of “rooms” into the coal seam leaving “pillars” or columns of coal to help support the mine roof. A specialized cutting machine, the continuous miner, mechanizes the extraction procedure. Continuous miners tear the coal from the seam and load it onto conveyors or into shuttle cars in a continuous operation.

Dragline:    A large machine used in the surface mining process to remove the overburden, or layers of earth and rock, covering a coal seam. The dragline has a large bucket suspended from the end of a huge boom. The bucket, which is suspended by cables, is able to scoop up great amounts of overburden as it is dragged across the excavation area. These machines, which “walk” by moving huge pontoon-like “feet,” are among the largest land-based machines in the world.

High-sulfur Coal:    Coal with a sulfur content of greater than 2%.

Longwall Mining:    A form of underground mining in which two sets of parallel entries, which can be up to 1,000 feet apart, are joined together at their far ends by a crosscut, called the longwall. The longwall machine consists of a rotating drum that moves back and forth across the longwall. The loosened coal falls onto a conveyor for removal from the mine.

Low-sulfur Coal:    Coal with a sulfur content of less than 1%.

Medium-sulfur Coal:    Coal with a sulfur content between 1% and 2%.

Nitrogen Oxide (NO2):    A gas formed in high temperature environments such as coal combustion. It is reported to contribute to ground level ozone and visibility degradation.

Preparation Plant:    Usually located on a mine site, although one plant may serve several mines. A preparation plant is a facility for sizing and washing coal to prepare it for use by a particular customer. The washing process removes ash from the coal and has the added benefit of removing some of the coal’s sulfur content.

Probable Reserves:    Reserves for which quantity and grade and/or quality are computed from information similar to that used for proven reserves, but the sites for inspection, sampling, and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven reserves, is high enough to assume continuity between points of observation. Also known as “indicated” reserves.

B-1

Proven Reserves:    Reserves for which (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling and (b) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well-established. Also known as “measured” reserves.

Reclamation:    The restoration of land and environmental values to a mining site after the coal is extracted. Reclamation operations are usually underway where the coal has already been taken from a mine even as mining operations are taking place elsewhere at the site. The process commonly includes “recontouring” or reshaping the land to its approximate original appearance, restoring topsoil and planting native grass and ground covers. Reclamation is closely regulated by both state and federal law.

Reserves:    That part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination.

Room and Pillar Mining:    A system of coal mining commonly used in the United States in which rooms are driven off the entries with pillars of coal left standing between them for temporary or permanent roof support.

Scrubber (flue gas desulfurization unit):    Any of several forms of chemical/physical devices which operate to neutralize sulfur compounds formed during coal combustion. These devices combine the sulfur in gaseous emissions with other chemicals to form inert compounds, such as gypsum, which must then be removed for disposal.

Spot Market:    Sales of coal pursuant to an agreement for shipments over a period of one year or less. Spot market sales are generally obtained via a competitive bidding process.

Steam Coal:    Coal used by power plants and industrial boilers to produce steam for the generation or heating processes. It generally is lower in Btu heat content and higher in volatile matter than metallurgical coal.

Sulfur:    One of the elements present in varying quantities in coal. Sulfur dioxide (SO2) is produced as a gaseous byproduct of coal combustion.

Tons:    A “short” or net ton is equal to 2,000 pounds. A “long” or British ton is 2,240 pounds. A “metric” ton is approximately 2,205 pounds. The short ton is the unit of measure referred to in this document.

Units:    The term “units” refers to both common units and subordinated units, but not the general partner interest.

Volatile Matter:    Combustible matter which is vaporized in the combustion process. Power plant boilers are designed to burn coal containing specific amounts of volatile matter.

B-2

11,000,000 Common Units

Representing Limited Partner Interests

PROSPECTUS

                    , 2006

LEHMAN BROTHERS

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 13. Other Expenses Of Issuance And Distribution

Set forth below are the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee and the NASD filing fee, the amounts set forth below are estimates.

Commission registration fee	$37,223
NASD filing fee	32,125
Nasdaq listing fee	102,500
Printing and engraving expenses	400,000
Fees and expenses of legal counsel	700,000
Accounting fees and expenses	450,000
Transfer agent and registrar fees	3,000
Tax and Structuring Fees	*
Miscellaneous	175,152

Total	$1,900,000

*	To be provided by amendment.

Item 14. Indemnification Of Directors And Officers.

The section of the prospectus entitled “Description of our Partnership Agreement—Indemnification” discloses that we will generally indemnify officers and members of the board of directors of our general partner to the fullest extent permitted by the law against all losses, claims, damages or similar events and is incorporated herein by this reference. Reference is also made to the Underwriting Agreement, which will be filed as an exhibit to this registration statement, in which we will agree to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments that may be required to be made in respect of these liabilities. Subject to any terms, conditions or restrictions set forth in our partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other persons from and against all claims and demands whatsoever.

To the extent that the indemnification provisions of our partnership agreement purport to include indemnification for liabilities arising under the Securities Act of 1933, in the opinion of the SEC, such indemnification is contrary to public policy and is therefore unenforceable.

Item 15. Recent Sales Of Unregistered Securities.

The following is a summary of our transactions during the past three years involving issuances of our securities that were not registered under the Securities Act:

On November 10, 2005, we issued 99.995% limited partner interest to C-Holdings, LLC, and a 0.005% general partner interest to Alliance GP, LLC in consideration for $999.95 and $0.05, respectively. In so doing, we relied on the provisions of Section 4(2) of the Securities Act in claiming exemption for the offering, sale and delivery of such securities from registration under the Securities Act.

The transactions contemplated by the contribution agreement will be completed immediately prior to the closing of this offering contemplated by this registration statement. In these transactions, the entities that own ARLP’s managing general partner will contribute all the outstanding limited liability company interests in ARLP’s managing general partner and 240,006 common units of ARLP, to us in exchange for common units representing limited partner interests in us, and ARLP’s special general partner will contribute 15,310,622 common units of ARLP to us in exchange for common units representing limited partner interests in us. The aggregate number of our common units received by the entities that own ARLP’s managing general partner and ARLP’s special general partner will be 41,150,000, which will represent a 78.9% limited partner interest in us upon completion of this offering.

Part II-1

Item 16. Exhibits and Financial Statement Schedules.

(a) The following documents are filed as exhibits to this registration statement with respect to exhibits that are incorporated by reference to Exchange Act filings of Alliance Resource Partners, L.P. The Commission file number for Alliance Resource Partners, L.P. is 0-26823:

Exhibit Number	Description
1.1**	Form of Underwriting Agreement

2.1*	Contribution Agreement by and among Alliance Holdings GP, L.P., Alliance GP, LLC, Alliance Management Holdings, LLC, AMH II, LLC and Alliance Resources GP, LLC dated November 18, 2005.

3.1*	Certificate of Limited Partnership of Alliance Holdings GP, L.P.

3.2**	Amended and Restated Agreement of Limited Partnership of Alliance Holdings GP, L.P.

3.3*	Certificate of Formation of Alliance GP, LLC

3.4**	Amended and Restated Limited Liability Company Agreement of Alliance GP, LLC

3.5

Second Amended and Restated Agreement of Limited Partnership of Alliance Resource Partners, L.P. (Incorporated by reference to Exhibit 3.1 of Alliance Resource Partners, L.P.’s Form 8-K filed with the Commission on October 27, 2005, File No. 000-26823).

3.6

Amended and Restated Agreement of Limited Partnership of Alliance Resource Operating Partners, L.P. (Incorporated by reference to Exhibit 3.2 of Alliance Resource Partners, L.P.’s Annual Report on Form 10-K for the year ended December 31, 1999, File No. 000-26823).

3.7

Certificate of Limited Partnership of Alliance Resource Partners, L.P. (Incorporated by reference to Exhibit 3.6 of Alliance Resource Partners, L.P.’s Registration Statement on Form S-1 filed with the Commission on May 20, 1999 (Reg. No. 333-78845)).

3.8

Certificate of Limited Partnership of Alliance Resource Operating Partners, L.P. (Incorporated by reference to Exhibit 3.8 of Alliance Resource Partners, L.P.’s Registration Statement on Form S-1/A filed with the Commission on July 20, 1999 (Reg. No. 333-78845)).

3.9

Certificate of Formation of Alliance Resource Management GP, LLC (Incorporated by reference to Exhibit 3.7 of Alliance Resource Partners, L.P.’s Registration Statement on Form S-1/A filed with the Commission on July 23, 1999 (Reg. No. 333-78845)).

3.10

Amended and Restated Operating Agreement of Alliance Resource Management GP, LLC (Incorporated by reference to Exhibit 3.4 of Alliance Resource Partners, L.P.’s Registration Statement on Form S-3 filed with the Commission on April 1, 2002 (Reg. No. 333-85282)).

3.11

Amendment No. 1 to Amended and Restated Operating Agreement of Alliance Resource Management GP, LLC (Incorporated by reference to Exhibit 3.5 of Alliance Resource Partners, L.P.’s Registration Statement on Form S-3 filed with the Commission on April 1, 2002 (Reg. No. 333-85282)).

3.12

Amendment No. 2 to Amended and Restated Operating Agreement of Alliance Resource Management GP, LLC (Incorporated by reference to Exhibit 3.6 of Alliance Resource Partners, L.P.’s Registration Statement on Form S-3 filed with the Commission on April 1, 2002 (Reg. No. 333-85282)).

4.1**	Form of our Common Unit Certificate (Included as Exhibit A to the Amended and Restated Agreement of Limited Partnership of Alliance Holdings GP, L.P.)

4.2*	Form of Registration Rights Agreement.

5.1**	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered.

8.1**	Opinion of Vinson & Elkins L.L.P. relating to tax matters.

Part II-2

Exhibit Number	Description
10.1

Credit Agreement, dated as of August 22, 2003, among Alliance Resource Operating Partners, L.P., JPMorgan Chase Bank (as paying agent), Citicorp USA, Inc. and JPMorgan Chase Bank (as co-administrative agents) and lenders named therein. (Incorporated by reference to Exhibit 10.41 of Alliance Resource Partners, L.P.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, File No. 000-26823).

10.2

Note Purchase Agreement, dated as of August 16, 1999, among Alliance Resource GP, LLC and the purchasers named therein. (Incorporated by reference to Exhibit 10.20 of Alliance Resource Partners, L.P.’s Annual Report on Form 10-K for the year ended December 31, 1999, File No. 000-26823).

10.3

Letter of Credit Facility Agreement dated as of June 29, 2001, between Alliance Resource Partners, L.P. and Bank of Oklahoma, National Association. (Incorporated by reference to Exhibit 10.20 of Alliance Resource Partners, L.P.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, File No. 000-26823).

10.4

Amendment One to Letter of Credit Facility Agreement between Alliance Resource Partners, L.P. and Bank of Oklahoma, National Association. (Incorporated by reference to Exhibit 10.33 of Alliance Resource Partners, L.P.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002, File No. 000-26823).

10.5

Promissory Note Agreement dated as of July 31, 2001, between Alliance Resource Partners, L.P. and Bank of Oklahoma, N. A. (Incorporated by reference to Exhibit 10.21 of Alliance Resource Partners, L.P.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, File No. 000-26823).

10.6

Guarantee Agreement, dated as of July 31, 2001, between Alliance Resource GP, LLC and Bank of Oklahoma, N.A. (Incorporated by reference to Exhibit 10.22 of Alliance Resource Partners, L.P.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, File No. 000-26823).

10.7

Letter of Credit Facility Agreement dated as of August 30, 2001, between Alliance Resource Partners, L.P. and Fifth Third Bank. (Incorporated by reference to Exhibit 10.23 of Alliance Resource Partners, L.P.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, File No. 000-26823).

10.8

Amendment No. 1 to Letter of Credit Facility Agreement between Alliance Resource Partners, L.P. and Fifth Third Bank. (Incorporated by reference to Exhibit 10.9 of Alliance Resource Partners, L.P.’s Annual Report on Form 10-K for the year ended December 31, 2002, File No. 000-26823).

10.9

Guarantee Agreement, dated as of August 30, 2001, between Alliance Resource GP, LLC and Fifth Third Bank. (Incorporated by reference to Exhibit 10.24 of Alliance Resource Partners, L.P.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, File No. 000-26823).

10.10

Letter of Credit Facility Agreement dated as of October 2, 2001, between Alliance Resource Partners, L.P. and Bank of the Lakes, National Association. (Incorporated by reference to Exhibit 10.25 of Alliance Resource Partners, L.P.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, File No. 000-26823).

10.11

First Amendment to the Letter of Credit Facility Agreement between Alliance Resource Partners, L.P. and Bank of the Lakes, National Association. (Incorporated by reference to Exhibit 10.32 of Alliance Resource Partners, L.P.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002, File No. 000-26823).

10.12

Promissory Note Agreement dated as of October 2, 2001, between Alliance Resource Partners, L.P. and Bank of the Lakes, N.A. (Incorporated by reference to Exhibit 10.26 of Alliance Resource Partners, L.P.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, File No. 000-26823).

Part II-3

Exhibit Number	Description
10.13

Guarantee Agreement, dated as of October 2, 2001, between Alliance Resource GP, LLC and Bank of the Lakes, N.A. (Incorporated by reference to Exhibit 10.27 of Alliance Resource Partners, L.P.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, File No. 000-26823).

10.14

Guaranty Fee Agreement dated as of July 31, 2001, between Alliance Resource Partners, L.P. and Alliance Resource GP, LLC. (Incorporated by reference to Exhibit 10.28 of Alliance Resource Partners, L.P.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, File No. 000-26823).

10.15

Contribution and Assumption Agreement, dated August 16, 1999, among Alliance Resource Holdings, Inc., Alliance Resource Management GP, LLC, Alliance Resource GP, LLC, Alliance Resource Partners, L.P., Alliance Resource Operating Partners, L.P. and the other parties named therein. (Incorporated by reference to Exhibit 10.3 of Alliance Resource Partners, L.P.’s Annual Report on Form 10-K for the year ended December 31, 1999, File No. 000-26823).

10.16

Omnibus Agreement, dated August 16, 1999, among Alliance Resource Holdings, Inc., Alliance Resource Management GP, LLC, Alliance Resource GP, LLC and Alliance Resource Partners, L.P. (Incorporated by reference to Exhibit 10.4 of Alliance Resource Partners, L.P.’s Annual Report on Form 10-K for the year ended December 31, 1999, File No. 000-26823).

10.17

Amended and Restated Alliance Resource Management GP, LLC 2000 Long-Term Incentive Plan. (Incorporated by reference to Exhibit 10.17 of Alliance Resource Partners, L.P.’s Annual Report on Form 10-K for the year ended December 31, 2003, File No. 000-26823).

10.18

First Amendment to the Alliance Resource Management GP, LLC 2000 Long-Term Incentive Plan. (Incorporated by reference to Exhibit 10.18 of Alliance Resource Partners, L.P.’s Annual Report on Form 10-K for the year ended December 31, 2003, File No. 000-26823).

10.19

Alliance Resource Management GP, LLC Short-Term Incentive Plan. (Incorporated by reference to Exhibit 10.12 of Alliance Resource Partners, L.P.’s Annual Report on Form 10-K for the year ended December 31, 1999, File No. 000-26823).

10.20

Alliance Resource Management GP, LLC Supplemental Executive Retirement Plan. (Incorporated by reference to Exhibit 99.2 of Alliance Resource Partners, L.P.’s Registration Statement on Form S-8 filed with the Commission on April 1, 2002 (Reg. No. 333-85258)).

10.21

Alliance Resource Management GP, LLC Deferred Compensation Plan for Directors. (Incorporated by reference to Exhibit 99.3 of Alliance Resource Partners, L.P.’s Registration Statement on Form S-8 filed with the Commission on April 1, 2002 (Reg. No. 333-85258)).

10.22

Restated and Amended Coal Supply Agreement, dated February 1, 1986, among Seminole Electric Cooperative, Inc., Webster County Coal Corporation and White County Coal Corporation. (Incorporated by reference to Exhibit 10.9 of Alliance Resource Partners, L.P.’s Registration Statement on Form S-1/A filed with the Commission on July 20, 1999 (Reg. No. 333-78845)).

10.23

Amendment No. 1 to the Restated and Amended Coal Supply Agreement effective April 1, 1996, between MAPCO Coal Inc., Webster County Coal Corporation, White County Coal Corporation, and Seminole Electric Cooperative, Inc. (Incorporated by reference to Exhibit 10.14 of Alliance Resource Partners, L.P.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, File No. 000-26823).

10.24

Amendment No. 2 to the Restated and Amended Coal Supply Agreement effective February 28, 2002 between Webster County Coal, LLC, White County Coal, LLC, and Seminole Electric Cooperative, Inc. (Incorporated by reference to Exhibit 10.32 of Alliance Resource Partners, L.P.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, File No. 000-26823).

Part II-4

Exhibit Number	Description
10.25

Amendment No. 3 to the Restated and Amended Coal Supply Agreement effective January 1, 2003 between Webster County Coal, LLC, White County Coal, LLC, Alliance Coal, LLC, and Seminole Electric Cooperative, Inc. (Incorporated by reference to Exhibit 10.39 of Alliance Resource Partners, L.P.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, File No. 000-26823).

10.26

Amendment No. 4 dated October 25, 2005, 2005, between Seminole Electric Cooperative, Inc. and Webster County Coal, LLC (successor-in-interest to Webster County Coal Corporation), White County Coal, LLC (successor-in-interest to White County Coal Corporation), and Alliance Coal, LLC, as successor-in-interest to Mapco Coal, Inc. and agent for Webster County Coal, LLC and White County Coal, LLC, to the Coal Supply Agreement. (Incorporated by reference to Exhibit 10.3 of Alliance Resource Partners, L.P.’s Form 8-K filed with the Commission on October 26, 2005, File No. 000-26823).

10.27

Interim Coal Supply Agreement effective May 1, 2000, between Alliance Coal, LLC and Seminole Electric Cooperative, Inc. (Incorporated by reference to Exhibit 10.15 of Alliance Resource Partners, L.P.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, File No. 000-26823).

10.28

Agreement for Supply of Coal to the Mt. Storm Power Station, dated January 15, 1996, between Virginia Electric and Power Company and Mettiki Coal Corporation. (Incorporated by reference to Exhibit 10. (t) to MAPCO Inc.’s Annual Report on Form 10-K, filed April 1, 1996, File No. 1-5254).

10.29

Agreement for the Supply of Coal to the Mount Storm Power Station, dated June 22, 2005, between Virginia Electric and Power Company and Alliance Coal, LLC. (Incorporated by reference to Exhibit 10.1 of Alliance Resource Partners, L.P.’s Form 8-K filed with the Commission on June 27, 2005, File No. 000-26823).

10.30

Ancillary Services Agreement, dated June 22, 2005, between Virginia Electric and Power Company and Alliance Coal, LLC. (Incorporated by reference to Exhibit 10.2 of Alliance Resource Partners, L.P.’s Form 8-K filed with the Commission on June 27, 2005, File No. 000-26823).

10.31

Amended and Restated Lease Agreement, dated June 22, 2005, between Virginia Electric and Power Company and Mettiki Coal, LLC. (Incorporated by reference to Exhibit 10.3 of Alliance Resource Partners, L.P.’s Form 8-K filed with the Commission on June 27, 2005, File No. 000-26823).

10.32

Amended and Restated Equipment Lease Agreement (Existing Truck Unloading Facility), dated June 22, 2005, between Virginia Electric and Power Company and Mettiki Coal, LLC. (Incorporated by reference to Exhibit 10.4 of Alliance Resource Partners, L.P.’s Form 8-K filed with the Commission on June 27, 2005, File No. 000-26823).

10.33

Amended and Restated Memorandum of Understanding dated as of June 22, 2005, among Virginia Electric and Power Company, Alliance Coal, LLC and Mettiki Coal, LLC. (Incorporated by reference to Exhibit 10.5 of Alliance Resource Partners, L.P.’s Form 8-K filed with the Commission on June 27, 2005, File No. 000-26823).

10.34

Feedstock Agreement No. 2, dated as of July 1, 2005, between Alliance Coal, LLC and Mount Storm Coal Supply, LLC. (Incorporated by reference to Exhibit 10.1 of Alliance Resource Partners, L.P.’s Form 8-K filed with the Commission on August 5, 2005, File No. 000-26823).

10.35

Memorandum of Understanding dated January 17, 2005 between VEPCO and Mettiki. (Incorporated by reference to Exhibit 10.2 of Alliance Resource Partners, L.P.’s Form 8-K filed with the Commission on January 19, 2005, File No. 000-26823).

10.36

Amendment No. 1 dated January 17, 2005 between VEPCO and Mettiki to the Coal Supply Agreement. (Incorporated by reference to Exhibit 10.3 of Alliance Resource Partners, L.P.’s Form 8-K filed with the Commission on January 19, 2005, File No. 000-26823).

Part II-5

Exhibit Number	Description
10.37

Coal Feedstock Supply Agreement dated October 26, 2001, between Synfuel Solutions Operating LLC and Hopkins County Coal, LLC (Incorporated by reference to Exhibit 10.27 of Alliance Resource Partners, L.P.’s Annual Report on Form 10-K for the year ended December 31, 2001, File No. 000-26823).

10.38

First Amendment to Coal Feedstock Supply Agreement dated February 28, 2002, between Synfuel Solutions Operating LLC and Hopkins County Coal, LLC (Incorporated by reference to Exhibit 10.28 of Alliance Resource Partners, L.P.’s Annual Report on Form 10-K for the year ended December 31, 2001, File No. 000-26823).

10.39

Second Amendment to Coal Feedstock Supply Agreement dated April 1, 2003, between Synfuel Solutions Operating LLC and Warrior Coal, LLC. (Incorporated by reference to Exhibit 10.40 of Alliance Resource Partners, L.P.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, File No. 000-26823).

10.40

Assignment and Assumption Agreement dated April 1, 2003 between Synfuel Solutions Operating LLC, Hopkins County Coal, LLC, and Warrior Coal, LLC. (Incorporated by reference to Exhibit 10.31 of Alliance Resource Partners, L.P.’s Annual Report on Form 10-K for the year ended December 31, 2003, File No. 000-26823).

10.41

Amended and Restated Put and Call Option Agreement dated February 12, 2001 between ARH Warrior Holdings, Inc. and Alliance Resource Partners, L.P. (Incorporated by reference to Exhibit 10.17 of Alliance Resource Partners, L.P.’s Annual Report on Form 10-K for the year ended December 31, 2000, File No. 000-26823).

10.42

Letter Agreement dated January 31, 2003 between ARH Warrior Holdings, Inc. and Alliance Resource Partners, L.P. (Incorporated by reference to Exhibit 10.34 of Alliance Resource Partners, L.P.’s Annual Report on Form 10-K for the year ended December 31, 2002 File No. 000-26823).

10.43

Consulting Agreement for Mr. Sachse dated January 1, 2001. (Incorporated by reference to Exhibit 10.18 of Alliance Resource Partners, L.P.’s Annual Report on Form 10-K for the year ended December 31, 2000, File No. 000-26823).

10.44

Extension of Consulting Agreement with Mr. Sachse, dated September 30, 2003. (Incorporated by reference to Exhibit 10.42 of Alliance Resource Partners, L.P.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, File No. 000-26823).

10.45

Form of Employee Agreements for Messrs. Craft, Pearson, Wesley and Rathburn. (Incorporated by reference to Exhibit 10.6 of Alliance Resource Partners, L.P.’s Registration Statement on Form S-1/A filed with the Commission on August 9, 1999 (Reg. No. 333-78845)).

10.46

Security and Pledge Agreement dated as of May 8, 2002 by and among Alliance Resource Holdings II, Inc., AMH II, LLC, Alliance Resource Holdings, Inc., Alliance Resource GP, LLC, the Management Investors as identified therein, The Beacon Group Energy Investment Fund, L.P., MPC Partners, LP and three individuals as “Sellers” identified therein, and JPMorgan Chase Bank as collateral agent. (Incorporated by reference to Exhibit 99.2 of Alliance Resource Partners, L.P.’s Form 8-K filed with the Commission on May 9, 2002, File No. 000-26823).

10.47

Form of Promissory Note made by Alliance Resource Holdings, Inc. dated as of May 8, 2002. (Incorporated by reference to Exhibit 99.3 of Alliance Resource Partners, L.P.’s Form 8-K filed with the Commission on May 9, 2002, File No. 000-26823).

10.48

Amended and Restated Charter for the Audit Committee of the Board of Directors dated March 10, 2005. (Incorporated by reference to Exhibit 10.41 of Alliance Resource Partners, L.P.’s Annual Report on Form 10-K filed with the commission on March 15, 2005).

10.49**†	Alliance Holdings GP Long-Term Incentive Plan

Part II-6

Exhibit Number	Description

10.50**†	Form of Director and Officer Indemnification Agreement

18.1

Preferability Letter on Accounting Change. (Incorporated by reference to Exhibit 18.1 of the Registrant’s Amended Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2001, File No. 000-26823).

21.1**	List of Subsidiaries.

23.1*	Consent of Deloitte & Touche LLP

23.4**	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1)

23.5**	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 8.1)

24.1*	Powers of Attorney (set forth on the signature pages to this Registration Statement)

*	Filed herewith.
**	To be filed by Amendment.
†	Denotes a management contract or compensatory plan or arrangement.

Item 17. Undertakings.

The undersigned Registrant hereby undertakes to provide at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The registrant undertakes to send to each limited partner at least on an annual basis a detailed statement of any transactions with Alliance GP, LLC, our general partner, or its affiliates, and of fees, commissions, compensation and other benefits paid, or accrued to Alliance GP, LLC or its affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

The registrant undertakes to provide to the limited partners the financial statements required by Form 10-K for the first full fiscal year of operations of the partnership.

Part II-7

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on November 22, 2005.

ALLIANCE HOLDINGS GP, L.P.

By:	Alliance GP, LLC
Its general partner

By:	/s/ Joseph W. Craft III
Name:	Joseph W. Craft III
Title:	President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas L. Pearson, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any additional registration statement pursuant to Rule 462(b), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully and to all intents and purposes as they might or could not in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on the 22nd day of November 2005.

Signature	Title

/s/ Joseph W. Craft III Joseph W. Craft III	President, Chief Executive Officer and Director of Alliance GP, LLC, general partner of Alliance Holdings GP, L.P. (Principal Executive Officer)

/s/ Brian L. Cantrell Brian L. Cantrell	Senior Vice President and Chief Financial Officer (Principal Accounting Officer)

Part II-8